   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 2001

                                                      REGISTRATION NO. 333-68120
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                               USA NETWORKS, INC.

             (Exact name of Registrant as Specified in its Charter)

           DELAWARE                        4833                        59-2712887
 (State or other Jurisdiction        (Primary Standard              (I.R.S. Employer
              of                        Industrial                Identification No.)
Incorporation or Organization)  Classification Code Number)

                              152 WEST 57TH STREET

                            NEW YORK, NEW YORK 10019

                                 (212) 314-7300

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                            JULIUS GENACHOWSKI, ESQ.

                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL

                    USA NETWORKS, INC., 152 WEST 57TH STREET

                    NEW YORK, NEW YORK 10019 (212) 314-7300

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                            ------------------------

                                WITH COPIES TO:

      PETER D. LYONS, ESQ.            PAMELA S. SEYMON, ESQ.         RICHARD B. DODD, ESQ.
       Shearman & Sterling           Wachtell, Lipton, Rosen &     Preston Gates & Ellis LLP
555 California Street, Suite 2000              Katz               701 Fifth Avenue, Suite 5000
 San Francisco, California 94104        51 West 52nd Street        Seattle, Washington 98104
         (415) 616-1100            New York, New York 10019-6150         (206) 623-7580
                                          (212) 403-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions to the acquisition of a controlling interest in Expedia, Inc. by the Registrant pursuant to the agreement and plan of recapitalization and merger described in the enclosed joint prospectus/proxy and information statement have been satisfied or waived.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [LOGO OF EXPEDIA, INC.]

                                                               November 13, 2001

Dear Shareholder:

    Your Board of Directors, as well as the Boards of Directors of USA Networks, Inc. and Microsoft Corporation, have approved the acquisition of a controlling interest in Expedia, Inc. by USA, a media and electronic commerce company. The acquisition is structured as a merger of a wholly owned subsidiary of USA into Expedia, with Expedia surviving as a public company controlled by USA.

    Under the terms of the merger agreement, you will have the choice of either
(1) retaining your shares of Expedia common stock and in addition receiving warrants to acquire Expedia common stock, or (2) exchanging your shares of Expedia common stock for a package of USA securities consisting of USA common stock, USA cumulative convertible preferred stock and warrants to acquire USA common stock, subject to proration as we describe in this document. Following the merger, Expedia will also own various travel and media-related assets contributed by USA that are described in further detail in this document.

    Before we can proceed with the merger and the other related transactions described below, at the annual meeting the holders of a majority of the outstanding shares of Expedia common stock must vote in favor of the merger agreement as well as each of the other proposals relating to the transactions being presented to Expedia shareholders. Please note that Microsoft, which beneficially owns 33,722,710 shares, or approximately 66%, of Expedia's common stock, has granted to USA an irrevocable proxy to vote in favor of each of the proposals relating to the transactions to be presented at the annual meeting. The vote of Microsoft's shares is sufficient to ensure approval of all these matters. Microsoft has also agreed to elect to receive USA securities in exchange for all of its Expedia shares, subject to proration in the event that shareholders holding more than 37,500,000 shares of Expedia common stock elect to receive USA securities. Microsoft's decision to elect to receive the USA securities in the merger was based on its own financial needs, goals and situation. Microsoft's election is not a recommendation of the suitability of the USA securities for any other person or a recommendation concerning the investment merits of the USA securities in comparison to Expedia securities.

    Expedia common stock is traded on Nasdaq under the symbol "EXPE" and USA common stock is traded on Nasdaq under the symbol "USAI." Shares of USA preferred stock, warrants to acquire USA common stock and warrants to acquire Expedia common stock are expected to be listed on Nasdaq, in each case to the extent eligible for listing.

    YOUR BOARD OF DIRECTORS, WITH ONE DIRECTOR EXCUSED, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS RELATING TO THE TRANSACTIONS BEING PRESENTED AT THE ANNUAL MEETING BUT MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO RECEIVE THE PACKAGE OF USA SECURITIES IN THE MERGER.

    Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. Sending in your proxy will not prevent you from voting your shares at the meeting in person if you so desire, as your proxy is revocable at your option.

                                          Sincerely,

                                          /s/ Richard N. Barton

                                          Richard N. Barton
                                          CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THE USA SECURITIES OR EXPEDIA SECURITIES TO BE ISSUED IN THE RECAPITALIZATION AND/OR MERGER, OR DETERMINED IF THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

    WE URGE YOU TO CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 18 OF THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT.

    The date of this joint prospectus/proxy and information statement is November 13, 2001. It is first being mailed to Expedia shareholders on or about November 14, 2001.

                          [LOGO OF USA NETWORKS, INC.]

                                                               NOVEMBER 13, 2001

Dear Stockholders:

    As you may be aware, your Board of Directors has agreed to acquire a controlling interest in Expedia, Inc., a leading provider of branded online travel services which owns and operates Expedia.com-Registered Trademark-. The acquisition is structured as a merger of a wholly owned subsidiary of USA with and into Expedia with Expedia surviving as a public company controlled by USA.

    Under the terms of the merger agreement, Expedia shareholders will have the choice of either (1) retaining their shares of Expedia common stock and in addition receiving warrants to acquire Expedia common stock, or (2) exchanging their shares of Expedia common stock for a package of USA securities consisting of USA common stock, USA cumulative convertible preferred stock and warrants to acquire USA common stock, subject to a maximum number of Expedia shares that will be exchanged into USA securities.

    Under the Nasdaq rules, because we may issue in excess of 20% of our current outstanding common stock under the terms of the merger, before we can complete the merger, our stockholders must approve the issuance of the USA securities in the merger. Pursuant to a stockholders agreement, each of Universal
Studios, Inc., a subsidiary of Vivendi Universal S.A., and Liberty Media Corporation has granted to Barry Diller an irrevocable proxy over all USA securities owned by Universal, Liberty and their affiliates for all matters except for a fundamental change, which requires the consent of each of Mr. Diller, Universal and Liberty. As to matters that constitute a fundamental change (which includes the merger), the proxies are only effective upon the receipt of the consent of Mr. Diller, Universal and Liberty, which consent USA has obtained. As a result, Mr. Diller, through shares owned by him as well as those owned by Liberty and Vivendi Universal, controls 71.5% of the combined voting power of our common stock and Class B common stock, which is sufficient for stockholder approval of the issuance of the USA securities in the merger. Mr. Diller has signed a written stockholder's consent approving the issuance of USA securities in the merger. As a result, no action is required on your part. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    Our common stock will continue to trade on the Nasdaq National Market under the trading symbol "USAI." Shares of USA preferred stock, warrants to acquire USA common stock and warrants to acquire Expedia common stock are expected to be listed on Nasdaq, in each case to the extent eligible for listing.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THE USA SECURITIES OR EXPEDIA SECURITIES TO BE ISSUED IN THE TRANSACTIONS, OR DETERMINED IF THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

    WE URGE YOU TO CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 18 OF THIS JOINT PROSPECTUS/ PROXY AND INFORMATION STATEMENT.

    The date of this joint prospectus/proxy and information statement is November 13, 2001. It is first being mailed on or about November 19, 2001 to holders of record on November 9, 2001 of shares of USA common stock and USA Class B common stock.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

    THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT USA AND EXPEDIA THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 16. YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION FROM USA, EXPEDIA OR THE PROXY SOLICITOR BY WRITING OR CALLING:

            FOR USA DOCUMENTS:             FOR EXPEDIA DOCUMENTS:
            USA Networks, Inc.             Expedia, Inc.
            152 West 57th Street           13810 SE Eastgate Way, Suite 400
            New York, New York 10019       Bellevue, Washington 98005
            Attention: Investor Relations  Attention: Investor Relations
            Telephone: (212) 314-7300      Telephone: (425) 564-7233

                                       or

                       FOR USA AND/OR EXPEDIA DOCUMENTS:

                       [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                               New York, NY 10010
                            (212) 929-5500 (collect)
                           (800) 322-2885 (toll-free)

    IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY DECEMBER 10, 2001, IN ORDER TO RECEIVE THEM BEFORE THE EXPEDIA ANNUAL MEETING.

                                 EXPEDIA, INC.
                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 17, 2001

                             ---------------------

    An annual meeting of shareholders of Expedia, Inc., a Washington corporation, will be held at 2:30 p.m., local time, on December 17, 2001 at the Embassy Suites Hotel, 3225 158th Avenue SE, Bellevue, Washington, for the following purposes:

1. To consider and vote on a proposal to approve the Amended and Restated Agreement and Plan of Recapitalization and Merger, dated as of July 15, 2001, among USA Networks, Inc., Expedia, Taipei, Inc., a wholly owned subsidiary of USA, Microsoft Corporation and Microsoft E-Holdings, Inc., a wholly owned subsidiary of Microsoft (which we refer to in this document as the "MERGER AGREEMENT"), and the transactions contemplated thereby. Under the terms of the merger agreement, among other things:

    - Expedia will be recapitalized, with shareholders of Expedia electing to either (a) retain their shares of Expedia common stock, which will remain outstanding following the merger, and also receive warrants to acquire Expedia common stock in the merger, or (b) exchange all or some of their shares of Expedia common stock for shares of Expedia Class B common stock, which shares will then be converted into the right to receive a package of USA securities in the merger, subject to proration if holders of more than 37,500,000 shares of Expedia common stock elect to receive shares of Expedia Class B common stock in the recapitalization;

    - Taipei will merge with and into Expedia, with Expedia surviving as a public company controlled by USA; and

    - USA will contribute to Expedia travel and media-related assets.

2. To consider and vote on a proposal to amend and restate Expedia's Articles of Incorporation to, among other things, create a high-vote and low-vote class of common stock and to make other changes to the Articles of Incorporation included in Annex B to this joint prospectus/proxy and information statement.

3. To consider and vote on a proposal to terminate the Shareholder Agreement, dated as of October 1, 1999, between Expedia and Microsoft.

4. To consider and vote on a proposal to elect seven directors to serve until the 2002 annual meeting of Expedia shareholders, four of whom will be replaced upon closing of the transactions.

5.  To consider and vote on a proposal to adopt the Expedia, Inc. 2001 Stock
    Plan.

6. To transact any other business as may properly come before the annual meeting or any adjournment or postponement.

    Holders of record at the close of business on October 15, 2001 of shares of Expedia common stock will be entitled to vote at the annual meeting or any adjournment or postponement.

                                          By Order of the Board of Directors

                                          /s/ Mark S. Britton

                                          Mark S. Britton
                                          SECRETARY

Bellevue, Washington
November 13, 2001

              WHAT EXPEDIA SHAREHOLDERS WILL RECEIVE IN THE MERGER

    Immediately prior to the merger, Expedia will recapitalize its capital stock to create a new class of common stock, Expedia Class B common stock. In connection with the recapitalization, Expedia shareholders have the right up to the election deadline to elect to exchange, on a share-for-share basis, some or all of their shares of Expedia common stock for Expedia Class B common stock, subject to proration in the event that Expedia shareholders submit elections covering more than 37,500,000 shares of Expedia Class B common stock. ONLY SHARES OF EXPEDIA CLASS B COMMON STOCK WILL BE CONVERTED INTO USA SECURITIES IN THE MERGER. All shares of Expedia common stock that are not exchanged for Class B common stock in the recapitalization will remain outstanding following the merger. In addition, holders of Expedia common stock that remain outstanding following the merger will receive warrants to acquire Expedia common stock.

    If you hold outstanding Expedia warrants (which we refer to in this document as "OUTSTANDING EXPEDIA WARRANTS") or vested Expedia stock options, you may also participate in the election provided that you comply with the procedures we describe under "Proposal No. 1--Approval of the Merger Agreement--Structure of the Transactions--Recapitalization--Election Procedures."

    The following hypothetical examples illustrate the consideration that Expedia shareholders may receive in the merger in exchange for their Expedia shares, depending upon whether an Expedia shareholder (1) retains some or all of his shares of Expedia common stock and receives warrants to purchase additional shares of Expedia common stock, or (2) elects to exchange some or all of his shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization and, as a result, receives the package of USA securities in the merger. No fractional shares or warrants will be issued in the merger. Instead, Expedia shareholders will receive cash in place of fractional shares and/or warrants. These cash payments are not reflected in the examples below.

EXPEDIA COMMON STOCK

    If an Expedia shareholder does not exchange his shares of Expedia common stock for Expedia Class B common stock in the recapitalization and does not exercise his dissenters' rights in the merger, such shareholder will retain his shares of Expedia common stock in the merger. In addition, such shareholder will receive, for each share of Expedia common stock that he holds at the time of the merger, 0.1920 of a warrant to acquire one share of Expedia common stock (which we refer to in this document as "NEW EXPEDIA WARRANTS") with a term of seven years and an exercise price of $52.00 per share of Expedia common stock. The following examples illustrate what a holder of 100, 150 and 200 shares of Expedia common stock would receive in the merger:

                         RETAINED
      SHARES OF         SHARES OF     WARRANT    NUMBER OF
       EXPEDIA           EXPEDIA      EXCHANGE    EXPEDIA
    COMMON STOCK       COMMON STOCK    RATIO     WARRANTS
---------------------  ------------   --------   ---------
100..................      100         .1920        19
150..................      150         .1920        28
200..................      200         .1920        38

EXPEDIA CLASS B COMMON STOCK

    If an Expedia shareholder elects to exchange some or all of his shares of Expedia common stock for Expedia Class B common stock in the recapitalization, each share of Expedia Class B common stock that such shareholder receives in the recapitalization will be converted into the right to receive the following consideration in the merger:

    - a fraction of a share of USA common stock ranging in value from $15.54 (if Microsoft is the only shareholder that elects to receive Expedia Class B common stock in the recapitalization) to $17.50 (if the maximum number of 37,500,000 shares of Expedia Class B common stock are issued in the recapitalization) if the measurement period value of a share of USA common stock ranges from $23.00 to $31.00. If the measurement period value is either greater than $31.00 or less than $23.00, the exact USA common stock exchange ratio will be based on the fraction obtained assuming the measurement period value was $31.00 or $23.00, respectively. The measurement period value for USA common stock is the average closing price of USA common stock over a ten consecutive trading-day period ending on the second trading day prior to the date of the annual meeting;

    - a fraction of a share of USA cumulative convertible preferred stock (which we refer to in this document as "USA PREFERRED STOCK") ranging from 0.3892 (if Microsoft is the only shareholder that elects to receive Expedia
      Class B common stock in the recapitalization) to 0.3500 (if the maximum number of 37,500,000 shares of Expedia Class B common stock are issued in the recapitalization). Each share of USA preferred stock has a $50 face value, a 1.99% annual dividend, two votes per share, and is convertible at any time into USA common stock at a conversion price of $33.75 per USA share, subject to downward adjustment to the extent that the average share price of USA common stock over a ten trading-day period prior to conversion is greater than $35.10. The adjustment to the conversion price is described in more detail on page 91 of this joint prospectus/proxy and information statement; and

    - a fraction of a warrant to acquire one share of USA common stock (which we refer to in this document as "USA WARRANTS") ranging from 0.3873 to 0.4524, the exact fractional amount to be based on a measurement period value for USA common stock ranging from $25.75 to $28.25 per share. The exact USA warrant exchange ratio will be based on the measurement period value for USA common stock as set forth in Annex F to this document. Each USA warrant has a seven-year term and an exercise price of $35.10 per share of USA common stock.

    In order to preserve the tax-free nature of the transactions, under certain circumstances the USA warrant exchange ratio may be decreased and the USA common stock exchange ratio may be increased. If this occurs, you will receive fewer USA warrants and more shares of USA common stock and the value of the USA common stock received may be less than the value of the warrants it replaced. The circumstances under which this may occur are described under "The Transaction Agreements--The Merger Agreement--Treatment of Securities in the Merger--Tax Adjustment" and are not reflected in the following examples.

    The charts below show the merger consideration for 100 shares of Expedia Class B common stock, assuming in the first chart that the maximum number of shares of Expedia Class B common stock (37,500,000 shares) are issued in the recapitalization, in the second chart that 35,500,000 shares of Expedia Class B common stock are issued in the recapitalization, and in the final chart that only Microsoft is issued shares of Expedia Class B common stock (33,722,710 shares) in the recapitalization. Because the same aggregate number of USA preferred shares (13,125,000 shares) will be issued in the merger regardless of the number of shares of Expedia Class B common stock issued in the recapitalization, the USA preferred stock exchange ratio and the USA common stock exchange ratio will vary depending upon the actual number of shares of Expedia common stock exchanged for Expedia Class B common stock in the recapitalization.

    37,500,000 SHARES OF EXPEDIA CLASS B COMMON STOCK ISSUED (MAXIMUM NUMBER)

                          MEASUREMENT
        SHARES OF         PERIOD PRICE                               PREFERRED
         EXPEDIA             OF USA      COMMON STOCK   SHARES OF      STOCK     SHARES OF USA   WARRANT
         CLASS B             COMMON        EXCHANGE     USA COMMON   EXCHANGE      PREFERRED     EXCHANGE    NUMBER OF
      COMMON STOCK           STOCK          RATIO         STOCK        RATIO         STOCK        RATIO     USA WARRANTS
  ---------------------   ------------   ------------   ----------   ---------   -------------   --------   ------------
  100.............        > or = 31         0.5645          56         0.35            35         0.3873         38
  100.............             30           0.5833          58         0.35            35         0.3873         38
  100.............             29           0.6034          60         0.35            35         0.3873         38
  100.............             28           0.6250          62         0.35            35         0.3930         39
  100.............             27           0.6481          64         0.35            35         0.4176         41
  100.............             26           0.6731          67         0.35            35         0.4451         44
  100.............             25           0.7000          70         0.35            35         0.4524         45
  100.............             24           0.7292          72         0.35            35         0.4524         45
  100.............        < or = 23         0.7609          76         0.35            35         0.4524         45

    35,500,000 SHARES OF EXPEDIA CLASS B COMMON STOCK ISSUED

                          MEASUREMENT
        SHARES OF         PERIOD PRICE                               PREFERRED
         EXPEDIA             OF USA      COMMON STOCK   SHARES OF      STOCK     SHARES OF USA   WARRANT
         CLASS B             COMMON        EXCHANGE     USA COMMON   EXCHANGE      PREFERRED     EXCHANGE    NUMBER OF
      COMMON STOCK           STOCK          RATIO         STOCK        RATIO         STOCK        RATIO     USA WARRANTS
  ---------------------   ------------   ------------   ----------   ---------   -------------   --------   ------------
  100.............        > or = 31         0.5327          53        0.3697           36         0.3873         38
  100.............             30           0.5505          55        0.3697           36         0.3873         38
  100.............             29           0.5695          56        0.3697           36         0.3873         38
  100.............             28           0.5898          58        0.3697           36         0.3930         39
  100.............             27           0.6116          61        0.3697           36         0.4176         41
  100.............             26           0.6352          63        0.3697           36         0.4451         44
  100.............             25           0.6606          66        0.3697           36         0.4524         45
  100.............             24           0.6881          68        0.3697           36         0.4524         45
  100.............        < or = 23         0.7180          71        0.3697           36         0.4524         45

    33,722,710 SHARES OF EXPEDIA CLASS B COMMON STOCK ISSUED (MINIMUM
     NUMBER-ONLY MICROSOFT ELECTS)

                          MEASUREMENT
        SHARES OF         PERIOD PRICE                               PREFERRED
         EXPEDIA             OF USA      COMMON STOCK   SHARES OF      STOCK     SHARES OF USA   WARRANT
         CLASS B             COMMON        EXCHANGE     USA COMMON   EXCHANGE      PREFERRED     EXCHANGE    NUMBER OF
      COMMON STOCK           STOCK          RATIO         STOCK        RATIO         STOCK        RATIO     USA WARRANTS
  ---------------------   ------------   ------------   ----------   ---------   -------------   --------   ------------
  100.............        > or = 31         0.5013          50        0.3892           38         0.3873         38
  100.............             30           0.5180          51        0.3892           38         0.3873         38
  100.............             29           0.5359          53        0.3892           38         0.3873         38
  100.............             28           0.5550          55        0.3892           38         0.3930         39
  100.............             27           0.5755          57        0.3892           38         0.4176         41
  100.............             26           0.5977          59        0.3892           38         0.4451         44
  100.............             25           0.6216          62        0.3892           38         0.4524         45
  100.............             24           0.6475          64        0.3892           38         0.4524         45
  100.............        < or = 23         0.6756          67        0.3892           38         0.4524         45

These examples are not intended to indicate what the future price of USA common stock and/or Expedia common stock may actually be. We will not know the exact value or the exact combination of USA securities that Expedia shareholders electing to receive Expedia Class B common stock will receive in the merger at the time Expedia shareholders submit their election forms and letters of transmittal or at the time of the Expedia shareholder meeting. The measurement period value of USA common stock is subject to change due to market and other conditions, and may be greater or less than the market price of USA common stock on the date of this document, the date of the Expedia shareholder meeting, the date an Expedia shareholder submits his election form and letter of transmittal, or the date of the merger. Fluctuations in the price of USA common stock and Expedia common stock in the period between the date Expedia shareholders vote on the transactions and the date the transactions are completed will affect the value of the consideration Expedia shareholders receive at the time the transactions are completed, whether received in the form of USA securities or Expedia securities.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

    THIS QUESTIONS AND ANSWERS SECTION PERTAINS SOLELY TO PROPOSALS RELATING TO THE TRANSACTIONS BEING PRESENTED AT THE EXPEDIA ANNUAL MEETING. WE HAVE INCLUDED INFORMATION REGARDING THE PROPOSALS BEING PRESENTED AT THE EXPEDIA ANNUAL MEETING TO ELECT DIRECTORS AND TO ADOPT THE EXPEDIA, INC. 2001 STOCK PLAN ELSEWHERE IN THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT. FOR INFORMATION ON THESE PROPOSALS, SEE "PROPOSAL NO. 4--ELECTION OF EXPEDIA DIRECTORS" ON PAGE 105 AND "PROPOSAL NO. 5--ADOPTION OF EXPEDIA 2001 STOCK PLAN" ON PAGE 119.

Q: WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTIONS?

A: We expect to complete the transactions in the fourth quarter of 2001.

Q: IF I AM AN EXPEDIA SHAREHOLDER, WHAT SHOULD I DO NOW?

A: SEND IN YOUR PROXY CARD: After reviewing this document, indicate on your proxy card how you want to vote on each of the proposals, and sign, date and mail it in the enclosed envelope as soon as possible to ensure that your shares will be represented at the Expedia annual meeting.

    If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the Expedia annual meeting, it will have the effect of voting against each of these proposals.

    If you sign, date and send in your proxy but do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement, in favor of the amendment and restatement of Expedia's articles of incorporation and in favor of the termination of the shareholder agreement with Microsoft, all of which proposals are contingent on approval of the other proposals relating to the transactions and all of which are described in this document.

    SEND IN YOUR ELECTION FORM AND LETTER OF TRANSMITTAL AND EXPEDIA STOCK CERTIFICATES ONLY IF YOU WANT TO RECEIVE USA SECURITIES IN THE MERGER: If you hold Expedia common stock and you wish to receive the package of USA securities in the merger, you must elect to exchange some or all of your shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization. You must make your election by completing the enclosed election form and letter of transmittal and submitting the election form and letter of transmittal with the stock certificates covered by the election by the election deadline of 5:00 p.m., eastern time, on December 17, 2001, the date of the Expedia annual meeting. We describe the instructions for making an election on page 33 of this document.

    Please note that because Expedia will only issue a maximum of 37,500,000 shares of Expedia Class B common stock in the recapitalization, even if you make a valid election to receive Expedia Class B common stock, you may not receive shares of Expedia Class B common stock for all of the shares of Expedia common stock surrendered with the election form and letter of transmittal. You will, however, receive your proportional allocation.

    DO NOT SEND IN YOUR ELECTION FORM AND LETTER OF TRANSMITTAL OR EXPEDIA STOCK CERTIFICATES IF YOU WISH TO RETAIN YOUR EXPEDIA SHARES AND RECEIVE WARRANTS TO PURCHASE ADDITIONAL SHARES OF EXPEDIA COMMON STOCK IN THE MERGER: If you do not elect to exchange your shares of Expedia common stock for Expedia Class B common stock in the recapitalization, please retain your shares of Expedia common stock. Following the merger, we will send you, in respect of each share of Expedia common stock you own immediately prior to the merger (including those retained because Expedia Class B common stock was oversubscribed in the recapitalization), 0.1920 of an Expedia warrant.

Q: IF I HOLD OUTSTANDING EXPEDIA WARRANTS, CAN I PARTICIPATE IN THE ELECTION?

A: Yes, provided that you comply with the procedures we describe under "Proposal
    No. 1--Approval of the Merger

    Agreement--Structure of the Transactions--Recapitalization--Election Procedures" starting on page 33.

Q: IF I HOLD VESTED EXPEDIA STOCK OPTIONS, CAN I PARTICIPATE IN THE ELECTION?

A: Yes, provided you exercise your vested stock options prior to submitting an election form and comply with the procedures we describe under "Proposal No. 1--Approval of the Merger Agreement--Structure of the Transactions--Recapitalization--Election Procedures."

Q: WHAT IS THE DEADLINE FOR MAKING AN ELECTION TO EXCHANGE MY SHARES OF EXPEDIA
    COMMON STOCK FOR SHARES OF EXPEDIA CLASS B COMMON STOCK?

A: The deadline for making an election is 5:00 p.m., eastern time, on December 17, 2001, the date of the Expedia annual meeting. You can call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 for the final average trading price of USA common stock during the ten-day pricing period that ends on the second trading day prior to the date of the annual meeting.

Q: CAN I CHANGE MY VOTE AND/OR REVOKE AN ELECTION AFTER I HAVE SUBMITTED MY
    PROXY AND ELECTION FORM AND LETTER OF TRANSMITTAL?

A: Yes. You can change your vote by delivering a later-dated, signed proxy card to Expedia's secretary before the Expedia annual meeting, or by attending the annual meeting and voting in person. You may change your election by delivering a later-dated, signed election form and letter of transmittal (together with Expedia stock certificates, or other documentation, as required) to Mellon Investor Services, the exchange agent for the transactions, prior to the election deadline. If you revoke an earlier made election, your Expedia stock certificates will be returned to you by the exchange agent. If, however, you are an Expedia warrantholder, you cannot revoke your exercise of the warrant. You can only revoke your election to exchange the shares of Expedia common stock that you receive upon exercise of your warrant for shares of Expedia Class B common stock.

Q: IF MY EXPEDIA SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER
    VOTE MY SHARES AND MAKE AN ELECTION FOR ME?

A: Your broker will vote your shares of Expedia common stock and make an election for you only if you provide your broker with instructions on how to vote and whether to elect. You should instruct your broker how to vote your shares and whether to elect to receive the package of USA securities by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted (which will have the effect of voting against the transactions) and you will not make an election (in which case you will retain your Expedia common stock and will receive new Expedia warrants in the merger).

Q: WHAT IF I DO NOT OWN EXPEDIA SHARES AS OF OCTOBER 15, 2001, THE RECORD DATE?

A: If you do not own Expedia shares as of the record date, you will not be eligible to vote on the proposals being presented at the Expedia annual meeting. However, if you acquire Expedia shares after the record date, you may still elect to exchange your shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization or receive new Expedia warrants for your Expedia shares in the merger, if you follow the procedures set forth in this document.

Q: IF I AM A USA STOCKHOLDER, WILL MY SHARES OF USA STOCK BE AFFECTED BY THE
    TRANSACTIONS?

A: No. You will continue to own the same number of shares of USA stock that you own immediately prior to the transactions. However, your shares of USA stock will represent a smaller percentage interest of a larger company.

Q: IF I AM A USA STOCKHOLDER, IS MY VOTE NEEDED TO APPROVE THE TRANSACTIONS?

A: No. The Delaware General Corporation Law allows stockholders to act by written consent instead of holding a meeting, unless prohibited by the company's certificate of incorporation. USA's restated certificate of incorporation does not prohibit stockholder action by written consent. Pursuant to the governance agreements among Barry Diller, Universal Studios, Inc. (a subsidiary of Vivendi Universal S.A.), Liberty Media Corporation and USA, Barry Diller currently beneficially owns or has the right to vote 71.5% of the outstanding voting power of USA, which is sufficient for stockholder approval of the issuance of USA securities in the merger. Because
    Mr. Diller, Universal and Liberty have agreed to the transactions, and Mr. Diller has signed a written consent approving the proposed issuance of USA securities in the transactions, no action is required on your part. Approval of the issuance of USA securities in the transactions has been obtained without the vote of any other USA stockholder.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger or any related transactions, or would like copies of any of the documents we refer to in this joint prospectus/proxy and information statement, please call MacKenzie Partners, Inc., the proxy solicitor, at (800) 322-2885.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
WHAT EXPEDIA SHAREHOLDERS WILL RECEIVE
  IN THE MERGER.......................      i
    Expedia Common Stock..............      i
    Expedia Class B Common Stock......     ii
QUESTIONS AND ANSWERS ABOUT THE
  TRANSACTIONS........................      v
SUMMARY...............................      1
    The Companies.....................      1
    The Proposed Transactions.........      1
    Treatment of Expedia Options in
      the Transactions................      2
    Expedia Shareholder Vote
      Required........................      3
    Recommendation to Expedia
      Shareholders....................      3
    Opinion of Financial Advisor......      3
    The Transaction Agreements........      4
    Interests of Officers and
      Directors.......................      7
    The Expedia Annual Meeting........      7
    Expedia after the Merger..........      8
    Markets and Market Prices.........      9
    Selected Historical and Pro Forma
      Financial Information...........      9
    Selected Historical Financial
      Information.....................     10
    Selected Pro Forma Combined
      Condensed Financial
      Information.....................     13
    Unaudited Comparative Per Share
      Data............................     14
    Comparative Per Share Market Price
      Information.....................     15
    Where You Can Find More
      Information.....................     16
RISK FACTORS..........................     18
    Risk Factors Relating to the
      Transactions....................     18
    Risk Factors Relating to USA......     22
    Risk Factors Relating to
      Expedia.........................     23
THE EXPEDIA ANNUAL MEETING............     30
    Time and Place; Purposes..........     30
    Record Date; Voting Rights........     31
    Votes Required for Approval.......     31
    Voting and Revocation of
      Proxies.........................     31
USA STOCKHOLDER ACTION................     32
PROPOSAL NO. 1--APPROVAL OF THE MERGER
  AGREEMENT...........................     33
    Structure of the Transactions.....     33
    Background........................     37

                                          PAGE
                                        --------
    Recommendations of the Expedia
      Board of Directors..............     38
    Information and Factors
      Considered by the Expedia
      Board of Directors..............     38
    Information and Factors Considered
      by the USA Board of Directors...     42
    Opinion of Expedia's Financial
      Advisor.........................     43
    Expedia after the Merger..........     49
    Other Interests of Officers and
      Directors in the Transactions...     50
    Microsoft's Interests in the
      Transactions....................     54
    Accounting Treatment..............     54
    Material Federal Income Tax
      Consequences....................     55
    Regulatory Matters................     58
    Dissenters' Rights................     59
    Federal Securities Laws
      Consequences....................     61
THE TRANSACTION AGREEMENTS............     62
    The Merger Agreement..............     62
    Other Transaction Agreements......     74
USA UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL STATEMENTS......     77
PROPOSAL NO. 2--AMENDMENT AND
  RESTATEMENT OF EXPEDIA'S ARTICLES OF
  INCORPORATION.......................     84
DESCRIPTION OF EXPEDIA CAPITAL
  STOCK...............................     87
    General...........................     87
    Expedia Common Stock and Expedia
      Class B Common Stock............     87
    New Expedia Warrants..............     88
    Transfer Agent....................     88
DESCRIPTION OF USA CAPITAL STOCK......     89
    USA Common Stock and USA Class B
      Common Stock....................     89
    USA Preferred Stock...............     90
    USA Warrants......................     92
    Transfer Agent....................     92
COMPARISON OF RIGHTS OF SHAREHOLDERS
  OF EXPEDIA AND USA..................     92

                                          PAGE
                                        --------
PROPOSAL NO. 3--TERMINATION OF THE
  SHAREHOLDER AGREEMENT...............    104
PROPOSAL NO. 4--ELECTION OF EXPEDIA
  DIRECTORS...........................    105
    Nominees..........................    105
    Information Regarding Expedia's
      Board of Directors and Its
      Committees......................    106
    Compensation Committee Interlocks
      and Insider Participation in
      Compensation Decisions..........    107
  Beneficial Ownership................    107
  Executive Officer Compensation......    109
  Report of the Compensation
    Committee.........................    112
  Report of the Audit Committee.......    113
  Performance Graph...................    114
  Certain Relationships and Related
    Transactions......................    115
PROPOSAL NO. 5--ADOPTION OF EXPEDIA
  2001 STOCK PLAN.....................    119
    New Plan Benefits.................    121
    Federal Income Tax Consequences...    121
    Vote Required and Board
      Recommendation..................    123
PROPOSALS OF SHAREHOLDERS.............    123
AUDITORS..............................    123
    Fees to Expedia Accountants for
      Services Rendered During Fiscal
      2001............................    124
OTHER MATTERS.........................    124
LEGAL MATTERS.........................    124

                                          PAGE
                                        --------
EXPERTS...............................    124
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS..........................    124

ANNEXES
Annex A                 Amended and Restated
                        Agreement and Plan of
                        Recapitalization and
                        Merger..................     A-1
Annex B                 Amended and Restated
                        Articles of
                        Incorporation of
                        Expedia, Inc............     B-1
Annex C                 Amended and Restated
                        Bylaws of Taipei,
                        Inc.....................     C-1
Annex D                 Opinion of Morgan
                        Stanley & Co.
                        Incorporated............     D-1
Annex E                 Microsoft/USA Voting and
                        Election
                        Agreement...............     E-1
Annex F                 USA Warrant Exchange
                        Ratio...................     F-1
Annex G                 Chapter 23B.13 of the
                        Washington Business
                        Corporations Act........     G-1
Annex H                 Microsoft/Expedia
                        Agreement of July 15,
                        2001....................     H-1
Annex I                 Expedia, Inc. 2001 Stock
                        Plan....................     I-1

                                    SUMMARY

    THIS DOCUMENT IS A PROSPECTUS AND A PROXY STATEMENT OF EXPEDIA. IN ADDITION, THIS DOCUMENT, OTHER THAN "PROPOSAL NO. 4--ELECTION OF EXPEDIA DIRECTORS" AND "PROPOSAL NO. 5--ADOPTION OF EXPEDIA 2001 STOCK PLAN," CONSTITUTES THE PROSPECTUS AND AN INFORMATION STATEMENT OF USA. THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT. TO FULLY UNDERSTAND THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE MERGER, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THESE TRANSACTIONS, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THOSE ADDITIONAL DOCUMENTS TO WHICH WE REFER YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 16. IN ADDITION, YOU SHOULD BE AWARE THAT THIS SUMMARY DOES NOT HIGHLIGHT INFORMATION RELATING TO THE PROPOSALS BEING PRESENTED AT THE EXPEDIA ANNUAL MEETING TO ELECT DIRECTORS AND TO ADOPT THE EXPEDIA, INC. 2001 STOCK PLAN. INFORMATION REGARDING THESE PROPOSALS IS NOT INCLUDED IN THIS SUMMARY SECTION. FOR INFORMATION ON THESE PROPOSALS, SEE "PROPOSAL
NO. 4--ELECTION OF EXPEDIA DIRECTORS" ON PAGE 105 AND "PROPOSAL NO. 5--ADOPTION OF EXPEDIA 2001 STOCK PLAN" ON PAGE 119.

THE COMPANIES

USA NETWORKS, INC.
152 West 52nd Street
New York, New York 10019
(212) 314-7300

    USA Networks, Inc. (Nasdaq: USAI), a Delaware corporation, is a company focused on the new convergence of entertainment, information and direct selling. USA is organized within two groups, the Entertainment Group and the Interactive Group, comprised of interrelated business divisions that include the following assets: USA Entertainment's USA Network, SCI FI Channel, TRIO, NWI, Crime, Studios USA and USA Films; and USA Interactive's Home Shopping Network, HSN International, HSN Interactive, Ticketmaster (Nasdaq: TMCS), which operates Citysearch and Match.com, Hotel Reservations Network (Nasdaq: ROOM), Electronic Commerce Solutions, Styleclick (Nasdaq: IBUY) and Precision Response Corporation. USA Network's website is located at www.usanetworks.com.

EXPEDIA, INC.
13810 SE Eastgate Way, Suite 400
Bellevue, Washington 98005
(425) 564-7200

    Expedia, Inc. (Nasdaq: EXPE), a Washington corporation, is a leading provider of branded online travel services for leisure and business travelers. Expedia operates its own website, located at Expedia.com(-Registered Trademark-), with localized versions in the United Kingdom, Germany, Canada, Italy and the Netherlands.
Expedia(-Registered Trademark-) also operates the VacationSpot.com-TM- and Rent-a-Holiday.com websites, a Travelscape(-Registered Trademark-) sales call center in Las Vegas, and a call center in Tacoma, Washington. Expedia offers one-stop travel shopping and reservation services, providing reliable, real-time access to schedule, pricing and availability information for over 450 airlines, 45,000 lodging properties, all major car rental companies, dozens of vacation and cruise suppliers and an increasing number of local destination services providers.

    Prior to completing its initial public offering in November 1999, Expedia was part of Microsoft. As of October 15, 2001, Expedia employed approximately 900 full-time employees.

TAIPEI, INC.
c/o USA Networks, Inc.
152 West 52nd Street
New York, New York 10019
(212) 314-7300

    Taipei, Inc., a Washington corporation, is a wholly owned subsidiary of USA, created solely for the purpose of the proposed transactions. In accordance with the terms of the merger described in this joint prospectus/proxy and information statement, Taipei will merge with and into Expedia at the effective time of the merger.

THE PROPOSED TRANSACTIONS (see page 33)

    The proposed transactions will involve the following steps:

    - RECAPITALIZATION OF EXPEDIA: Immediately prior to the merger, Expedia will recapitalize its common stock to create a new class of common stock, Expedia Class B common stock, which will be entitled to 15 votes per share, subject to limited exceptions. In connection with the recapitalization and subject to a maximum of 37,500,000 shares of Expedia Class B common stock that Expedia will issue in the recapitalization, Expedia shareholders and holders of outstanding Expedia warrants who exercise such warrants prior to the recapitalization, may elect to exchange some or all of their shares of Expedia common stock for an equal number of shares of Expedia Class B common stock.

    - AMENDMENT AND RESTATEMENT OF EXPEDIA'S ARTICLES OF INCORPORATION: As part of the recapitalization, Expedia will amend and restate its articles of incorporation to be in the form set forth on Annex B to this document.

    - MERGER: Following the recapitalization, Taipei will merge with and into Expedia, with Expedia surviving as a public company controlled by USA. In the merger:

      -- each share of Expedia Class B common stock will be converted into a package of USA securities comprised of shares of USA common stock, shares of USA cumulative convertible preferred stock and warrants to acquire USA common stock;

      -- each share of Expedia common stock will remain outstanding, with holders of Expedia common stock also receiving warrants to acquire Expedia common stock; and

      -- outstanding shares of Taipei common stock, all of which are held by USA, will be converted into the right to receive an aggregate number of shares of Expedia Class B common stock equal to the number of shares of Expedia Class B common stock issued in the recapitalization.

    - TERMINATION OF SHAREHOLDER AGREEMENT: At the effective time of the merger, the existing shareholder agreement between Expedia and Microsoft will be terminated. The ongoing relationship between Microsoft and Expedia will be governed by any ongoing agreements they have.

    - CONTRIBUTION OF ASSETS: Immediately following completion of the merger, USA will contribute the following assets to Expedia:

      -- a two-year option to purchase one third of USA's initial equity interest in a travel channel being developed by USA. The exercise price of the travel channel option will equal one-third of USA's cost, plus interest, up to the date of exercise; and

      -- all of the outstanding equity of USA Media, LLC, which has as its sole asset the right (at no cost to USA Media) to advertising, marketing and promotion time, valued at $15 million for each of the next five years, on the various media outlets owned by USA or its controlled subsidiaries.

    As a result of the termination of the acquisition agreement between USA and National Leisure Group, a provider of vacation and cruise packages, within six months of completing the merger, USA will also contribute to Expedia, in lieu of a two-year option to acquire all of the outstanding equity of National Leisure Group, Inc., $20 million, plus interest, from the date of the merger.

TREATMENT OF EXPEDIA OPTIONS IN THE TRANSACTIONS

    Expedia options will remain unchanged following the transactions. Prior to the date of the Expedia annual meeting, Expedia will distribute to holders of vested and unvested Expedia options issued under Expedia employee benefit plans on or prior to August 2, 2001, 0.1920 of a restricted Expedia warrant for each

Expedia option outstanding at the time of this distribution. The restricted Expedia warrants to be distributed to optionholders have terms identical to the terms of the Expedia warrants being distributed in the merger to holders of Expedia common stock, except that the restricted warrants being distributed to Expedia optionholders are subject to the same vesting schedule as the options in respect of which the warrants are being issued and will not be transferable, and may not be exercised, for a period of 90 days following the date of their issue.

    If a holder of a vested option desires to elect to receive Expedia Class B common stock in the recapitalization and, as a result, USA securities in the merger, the holder must exercise his options prior to submitting an election form.

EXPEDIA SHAREHOLDER VOTE REQUIRED

    We refer to the recapitalization of Expedia, the amendment and restatement of Expedia's articles of incorporation, the merger, the contribution of assets to Expedia and the termination of the shareholder agreement with Microsoft collectively throughout this document as the "TRANSACTIONS."

    USA, Expedia and Microsoft will only proceed with the transactions if each of Proposal No. 1, Proposal No. 2 and Proposal No. 3, as each of these proposals is described in this joint prospectus/proxy and information statement (we refer to these proposals in this document as "THE PROPOSALS RELATING TO THE TRANSACTIONS") has been approved by holders of a majority of the shares of Expedia common stock outstanding on October 15, 2001, the record date, and the other conditions to the transactions are satisfied or waived. Microsoft has agreed to vote all its shares of Expedia common stock in favor of the proposals relating to the transactions and has granted USA an irrevocable proxy to vote its shares in favor of each of the proposals related to the transactions. The vote of Microsoft shares is sufficient to ensure approval of all of the proposals relating to the transactions.

RECOMMENDATION TO EXPEDIA SHAREHOLDERS
(see page 38)
    The Expedia board of directors, with one director excused, has unanimously determined that each of the proposals relating to the transactions being presented to you at the Expedia annual meeting is consistent with, and in furtherance of, the long-term business strategy of Expedia and is fair to, and in the best interests of, Expedia and its shareholders and recommends that you vote FOR approval and adoption of each of these proposals. However, the Expedia board of directors is not taking a position on whether Expedia shareholders should remain as a shareholder of Expedia or elect to receive shares of Expedia Class B common stock in the recapitalization and, as a result, USA securities in the merger.

    Microsoft has agreed to exchange all of its shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization, subject to proration, and thus, to receive the USA securities in the merger. Other shareholders of Expedia may not be subject to the same restraints on liquidity with respect to the Expedia shares as Microsoft. Other shareholders of Expedia also may have objectives and concerns that are different than Microsoft's. Microsoft's election is not a recommendation of the suitability of the USA securities for any other person or as a recommendation concerning the investment merits of the USA securities in comparison to Expedia securities. Microsoft specifically disclaims any such recommendations.

    Expedia shareholders should refer to the material factors considered by the Expedia board of directors in making its decision to adopt and approve the proposals relating to the transactions. These material factors are discussed beginning on page 38.

OPINION OF FINANCIAL ADVISOR (see page 43)

    In deciding to approve the transactions, the Expedia board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, that, as of July 15, 2001, and subject to and based on the assumptions and considerations referred to in Morgan Stanley's opinion, the consideration to be received by the holders of shares of Expedia common stock (other than Microsoft) pursuant to the terms of the merger agreement was fair from a financial point of view to such holders. THE FULL TEXT OF MORGAN STANLEY'S OPINION IS ATTACHED AS ANNEX D TO THIS JOINT PROSPECTUS/ PROXY AND INFORMATION STATEMENT. Expedia urges its shareholders to read the opinion of Morgan Stanley in its entirety.

THE TRANSACTION AGREEMENTS

THE MERGER AGREEMENT (see page 62)

    We have attached the merger agreement, which is the legal document that governs the transactions, as Annex A to this document. In addition, we have attached the proposed amended and restated articles of Expedia as Annex B and the amended and restated bylaws of Taipei, which will become the bylaws of Expedia as a result of the merger, as Annex C. We encourage you to read these documents carefully. We have also filed other related agreements as exhibits to USA's and Expedia's registration statements. Please see the section titled "Where You Can Find More Information," on page 16, for instructions on how to obtain copies of these exhibits.

    CONDITIONS (see page 72)

    USA, Expedia and Microsoft will complete the transactions only if certain conditions are satisfied or waived, including the following:

    - approval by Expedia's shareholders of all of the proposals related to the transactions presented to shareholders at the Expedia annual meeting;

    - listing of shares of USA common stock, shares of USA cumulative convertible preferred stock, USA warrants, new Expedia warrants and, if necessary, Expedia Class B common stock on Nasdaq, the American Stock Exchange or other exchange acceptable to, in the case of the USA securities, Microsoft and USA and, in the case of the new Expedia warrants, Expedia, in each case to the extent eligible for listing;

    - clearance under U.S. and any material foreign antitrust laws;

    - receipt by Expedia of an opinion of its tax counsel and, as a condition for Microsoft only, receipt by Microsoft of an opinion of its tax counsel, in each case that the recapitalization and the merger each constitute a reorganization under the Internal Revenue Code and that no gain or loss will be recognized by Expedia's shareholders or Microsoft, as the case may be, upon the receipt of the package of USA securities in exchange for shares of Expedia Class B common stock; and

    - other customary closing conditions as provided in the merger agreement.

    TERMINATION (see page 73)

    The merger agreement may be terminated in a number of circumstances, including the following:

    - by mutual agreement of USA, Expedia and Microsoft;

    - by any of USA, Expedia or Microsoft if:

      -- the merger is not completed by April 15, 2002, which date will automatically be extended to July 15, 2002 if necessary to obtain remaining material antitrust clearances;

      -- a final and nonappealable order is issued enjoining or prohibiting the proposed transactions;

      -- any other party materially breaches and fails to cure its representations and warranties or covenants contained in the merger agreement; or

      -- if any litigation or proceeding is pending or threatened which is reasonably likely to result in substantial damages or substantially impair the benefits of the transactions to any party.

    - by USA if:

      -- Expedia's board of directors breaches its obligation to submit all of the proposals relating to the transactions described in this document to Expedia's shareholders at the Expedia annual meeting or alters its recommendation to shareholders in a manner that would prevent Expedia from submitting the proposals to its shareholders at the Expedia annual meeting; or

      -- Microsoft breaches and fails to timely cure any of its covenants or agreements included in the voting and election agreement with USA.

    ELECTION PROCEDURES (see page 33)

    Expedia shareholders will receive along with this joint prospectus/proxy and information statement an election form and letter of transmittal, which will include instructions on how to elect to exchange all or a portion of their shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization and, as a result, receive USA securities in the merger. If you are an Expedia shareholder and did not receive a copy of the election form and letter of transmittal because you acquired Expedia shares after the record date you should call the proxy solicitor, MacKenzie Partners, Inc., at
(800) 322-2885 and a copy of each will be mailed to you free of charge.

    Depending on the manner in which an Expedia shareholder holds his Expedia shares, as discussed in more detail in this joint prospectus/ proxy and information statement, in order to validly make an election, such shareholder will have to, or cause his broker(s) or nominee(s) to, if the shares and/or warrants are held through a broker or nominee, complete and execute the election form and letter of transmittal so that it is received (and not withdrawn in writing) prior to the election deadline, which is 5:00 p.m. eastern time on December 17, 2001, the date of the Expedia annual meeting. Expedia shareholders may submit more than one election form and letter of transmittal.

    If you are an Expedia shareholder and are electing to receive Expedia
Class B common stock in the recapitalization, for your election to be valid, you must deliver, or cause to be delivered, to the exchange agent:

    - the certificates representing all of the shares of Expedia common stock for which you have made an election; and

    - a completed election form and letter of transmittal.

If the stock certificates are not available when the election form and letter of transmittal are sent to the exchange agent, an Expedia shareholder may provide a guarantee of delivery instead of providing the stock certificates.

    If you hold outstanding Expedia warrants and are electing to receive Expedia Class B common stock in the recapitalization, for your election to be valid, you must deliver, or cause to be delivered, to the exchange agent:

    - a copy of your warrant, payment of your exercise price and an executed notice to exercise your warrant prior to the recapitalization and the applicable exercise price; and

    - a completed election form and letter of transmittal.

    Please note that Expedia shareholders will not actually receive physical certificates for the shares of Expedia Class B common stock such shareholders elect to receive in the recapitalization. Instead, shares of Expedia Class B common stock will automatically be converted in the merger into the package of USA securities, which will be certificated if directed in the election form and letter of transmittal.

    REGULATORY APPROVALS (see page 58)

    USA, Expedia and Microsoft have made filings and taken other actions, and will continue to take actions, necessary to obtain approvals from U.S. and foreign governmental authorities in connection with the proposed transactions, including U.S. and foreign antitrust authorities.

On August 1, 2000, USA and Microsoft filed their Premerger Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The waiting period was terminated early on August 10, 2001. The parties have also received all other material required governmental approvals.

    MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS (see page 55)

    TO EXPEDIA SHAREHOLDERS. The obligations of the parties to consummate the recapitalization and the merger are conditioned on Expedia's receipt of an opinion of counsel, dated the closing date of the recapitalization and the merger, substantially to the effect that (1) each of the recapitalization and the merger will, taking into account all of the transactions contemplated under the merger agreement, constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, and (2) no gain or loss will be recognized by the shareholders of Expedia upon the receipt of USA common stock, USA preferred stock and USA warrants in exchange for their shares of Expedia Class B common stock in the merger. Assuming that each of the merger and the recapitalization qualifies as a reorganization, the recapitalization and the merger will generally be tax-free to Expedia shareholders, except that Expedia shareholders will recognize gain or loss on the sale of new Expedia warrants, USA common stock, USA preferred stock or USA warrants by the exchange agent on behalf of the Expedia shareholders who would otherwise receive fractional interests.

    This tax treatment may not apply to all Expedia shareholders. Determining the actual tax consequences to you of the recapitalization and the merger can be complicated, and will depend on your specific situation and on variables not within the control of Expedia or USA. You should consult your own tax advisor for a full understanding of the tax consequences to you of the recapitalization and the merger.

    TO USA STOCKHOLDERS. The merger will not be a taxable transaction to USA's stockholders as the outstanding shares of USA common stock and USA Class B common stock are not being sold or exchanged in connection with the transactions.

    ACCOUNTING TREATMENT (see page 54)

    USA will account for the transactions as a purchase in accordance with generally accepted accounting principles. Expedia will account for the transactions as a recapitalization. The financial statements of Expedia will not be significantly impacted by the purchase price paid by USA for the Expedia voting stock acquired.

    DISSENTERS' RIGHTS (see page 59)

    Expedia shareholders are entitled to dissenters' rights in connection with the recapitalization and/or merger if they properly exercise their rights under Washington law. We describe the procedures for exercising dissenters' rights in this joint prospectus/proxy and information statement and attach the provisions of Washington law that govern dissenters' rights as Annex G to this document. Expedia shareholders who exercise dissenters' rights will be treated as non-electing shareholders in the recapitalization.

    USA stockholder are not entitled to dissenters' rights in connection with the transactions.

    LISTING OF SECURITIES

    USA will list the shares of USA common stock to be issued in the merger on Nasdaq. USA expects to list the shares of USA preferred stock and USA warrants to be issued in the merger on Nasdaq to the extent eligible for listing. Expedia expects to list the Expedia warrants to be issued in the transactions on Nasdaq.

    MICROSOFT/USA VOTING AND ELECTION AGREEMENT (see page 74)

    Microsoft has agreed to vote the Expedia shares it beneficially owns or has the right to vote in favor of each of the proposals relating to the transactions being presented to shareholders at the Expedia annual meeting and against any other takeover proposal and has granted to USA an irrevocable proxy to vote its Expedia shares in this manner. As of October 15, 2001, these shares represented approximately 66% of the total voting power of Expedia shares entitled to vote on the transactions. Microsoft has also agreed to elect to exchange all of its shares of Expedia common stock, including shares issuable upon exercise of outstanding Expedia warrants, for Expedia Class B common stock in the recapitalization, subject to proportional allocation in the event that the shares of Expedia
Class B common stock are oversubscribed in the recapitalization. USA has agreed to provide Microsoft with registration rights in order to permit Microsoft to sell the USA securities received by Microsoft in the merger.

INTERESTS OF OFFICERS AND DIRECTORS

    EXPEDIA OFFICERS AND DIRECTORS
    (see page 50)

    Members of the management and board of directors of Expedia have interests in the transactions that are different from, or in addition to, their interests as Expedia shareholders. Mr. Richard N. Barton is the president and chief executive officer of Expedia and is a member of the Expedia board of directors that approved the merger. He and Mr. Gregory S. Stanger, the chief financial officer of Expedia, as well as Messrs. Gregory B. Maffei and Jay C. Hoag, current members of the board of directors of Expedia, will be designated as members of the initial board of directors of the surviving company after the merger.

    In addition, Expedia entered into binding employment agreement term sheets with Mr. Richard N. Barton and Mr. Gregory S. Stanger in connection with the merger, setting forth the material terms of their employment, which will be reflected in employment agreements that will be entered into prior to the effective time of the merger. Expedia and USA have also agreed in a binding term sheet that Mr. Barton may, in his discretion, cause Expedia to enter into employment agreements with 15 additional members of senior management for a term of three years following the effective time. The additional managers' initial base salaries to be provided in the employment agreements will be the managers' respective current salaries.

    In addition, around the time the parties entered into the merger agreement, the compensation committee of the board of directors of Expedia granted to members of Expedia's management and board of directors options to acquire Expedia common stock. All options held by non-employee directors of Expedia who do not continue to serve on the board of directors after the effective time, or who cease to be directors for any reason within one year following the effective time, will become fully exercisable.

    For a more complete description of these arrangements, please read the section "Proposal No. 1--Approval of the Merger Agreement--Other Interests of Officers and Directors in the Transactions--Expedia."

    USA OFFICERS AND DIRECTORS
    (see page 53)

    Members of the management and board of directors of USA have interests in the transactions that are different from, or in addition to, their interests as USA stockholders. Upon completion of the transactions, Barry Diller, chairman and chief executive officer of USA, will become chairman of the Expedia board of directors. USA also has the right to designate five other members of the Expedia board. Accordingly, other directors and/or officers of USA may join the Expedia board.

THE EXPEDIA ANNUAL MEETING (see page 30)

WHEN AND WHERE. The Expedia annual meeting will take place at the Embassy Suites Hotel, 3225 158th Avenue SE, Bellevue, Washington, on December 17, 2001, at 2:30 p.m., local time.

WHAT YOU ARE BEING ASKED TO VOTE ON. At the Expedia annual meeting, Expedia shareholders will have the opportunity to vote on the following proposals relating to the transactions:

    - a proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the recapitalization, the merger and the contribution of assets;

    - a proposal to approve the amended and restated articles of incorporation of Expedia; and

    - a proposal to approve the termination of the shareholder agreement between Expedia and Microsoft.

WHO CAN VOTE. You can vote at the annual meeting if you owned shares of Expedia common stock at the close of business on the record date for the annual meeting, October 15, 2001. On that date, there were 51,439,606 shares of Expedia common stock outstanding and entitled to vote. Expedia shareholders can cast one vote for each share of Expedia common stock owned on that date.

WHAT VOTE IS NEEDED. In order to approve each of the proposals relating to the transactions being presented to shareholders at the Expedia annual meeting, the holders of a majority of the outstanding shares of Expedia entitled to vote must vote in favor of those proposals.

    Microsoft has agreed to vote in favor of each of the proposals relating to the transactions being presented at the Expedia annual meeting and has granted USA an irrevocable proxy to vote its shares in this manner. Accordingly, no other vote of any Expedia shareholder is required to approve any of these proposals.

EXPEDIA AFTER THE MERGER (see page 49)

    CAPITAL STOCK

    After the transactions, Expedia's capital stock will consist of:

    - Expedia common stock, which will be held by shareholders of Expedia who did not elect to receive Expedia Class B common stock in the recapitalization and shareholders who did so elect but were prorated;

    - Expedia Class B common stock, all of which will be held by USA;

    - outstanding Expedia warrants, which in accordance with their terms do not terminate upon the effective time of the merger, to the extent that holders of these warrants have not elected to exercise them prior to the recapitalization;

    - new Expedia warrants which will be issued in the merger to shareholders of Expedia who retain their Expedia common stock in the recapitalization; and

    - new Expedia warrants which will be distributed as part of the transactions prior to the Expedia annual meeting to Expedia optionholders who were granted options on or prior to August 2, 2001 and who continue to hold such options on the date of the distribution.

The only difference between the two classes of common shares is that the Expedia common stock will be entitled to one vote per share and the Expedia Class B common stock will be entitled to 15 votes per share, subject to limited exceptions.

    OWNERSHIP OF EXPEDIA AFTER THE TRANSACTIONS

    Immediately after the transactions are consummated, USA will hold between 66% and 75% of the outstanding equity (depending on the number of shareholders who remain as shareholders of Expedia after the recapitalization) and between 90% and 94.9% of the outstanding voting power of Expedia, with the former holders of Expedia owning the remaining outstanding interests in Expedia. All percentages are as of October 15, 2001, but after giving effect to the transactions.

    MANAGEMENT AND OPERATIONS OF EXPEDIA AFTER THE TRANSACTIONS

    Following the transactions, USA will control Expedia. Barry Diller, the Chairman of the Board and Chief Executive Officer of USA, will become Chairman of Expedia and Richard N. Barton will continue in his role as President and Chief Executive Officer of Expedia. At the effective time of the merger and through the one-year anniversary of such time, the board of directors of Expedia will consist of 11 members, six of whom will be appointed by USA. The other five members will be Expedia's Chief Executive Officer, Expedia's Chief Financial Officer and three independent directors, of whom two will be Gregory B. Maffei and Jay C. Hoag, current directors of Expedia.

    RELATIONSHIP WITH USA

    Following the transactions, USA and Expedia have agreed that their relationship will be governed by the following principles, none of which can be amended or waived without the approval of a majority of Expedia's independent directors:

    - USA or any of its subsidiaries, on the one hand, and Expedia or any of its subsidiaries, on the other hand, may engage in or own interests in businesses that compete with the other;

    - as long as USA owns 50.1% of Expedia's total voting power, Expedia may not enter into or amend any material arrangements with USA or any of its affiliates without the approval of a majority of Expedia independent directors; and

    - there will be meaningful consultation between USA and Expedia's Chief Executive Officer in the selection of Expedia's independent directors.

MARKETS AND MARKET PRICES (see page 15)

    The shares of USA common stock are listed on Nasdaq under the symbol "USAI." The shares of Expedia common stock are listed on Nasdaq under the symbol "EXPE." On July 13, 2001, the last trading date prior to the public announcement of the proposed transactions, USA common stock closed at $25 17/64 per share and Expedia common stock closed at $48 45/64 per share. On November 8, 2001, the most recent practicable date prior to filing of this joint prospectus/proxy and information statement, USA common stock closed at $20.50 per share and Expedia common stock closed at $30.68 per share. You may obtain more recent stock price quotes from most newspapers or other financial sources and we encourage you to do so.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    HISTORICAL FINANCIAL INFORMATION

    We are providing or incorporating by reference in this joint prospectus/proxy and information statement selected historical financial information for USA and Expedia to help you in your analysis of the financial aspects of the proposed transactions. We derived this information from the audited and unaudited financial statements of USA and Expedia for the periods presented. The information is only a summary and you should read it together with the financial information included or incorporated by reference in this joint prospectus/proxy and information statement. See "Where You Can Find More Information" on page 16.

    UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    We are also providing unaudited pro forma combined condensed financial information on page 77 of this joint prospectus/proxy and information statement to show you how USA might have looked if the transactions had been completed as of the dates or at the beginning of the periods presented. The pro forma financial information was prepared using the purchase method of accounting, with USA treated as the acquiror.

    If we had actually completed these transactions in prior periods, USA might have performed differently. You should not rely on the pro forma financial information as an indication of the results that USA would have achieved if the transactions had taken place earlier or the future results that USA will experience after completion of the transactions.

SELECTED HISTORICAL FINANCIAL INFORMATION

    USA

    In the table below, USA provides you with selected historical consolidated financial data of USA. USA prepared this information using the consolidated financial statements of USA for each of the years in the five-year period ended December 31, 2000 and for the six-month periods ended June 30, 2001 and 2000. The financial statements for each of the five years in the period ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the six-month periods ended June 30, 2001 and 2000 have not been audited. USA has not declared any cash dividends on USA common stock.

    When you read the selected historical financial information, you should consider reading along with it the historical financial statements and accompanying notes that USA has included in its December 31, 2000 Annual Report on Form 10-K. You can obtain this report by following the instructions we provide under "Where You Can Find More Information" on page 16.

    As used in this document, the term "EBITDA" refers to net income plus
(1) extraordinary items and cumulative effect of accounting changes,
(2) provision for income taxes, (3) interest expense, (4) depreciation and amortization, (5) minority interest and (6) amortization of non-cash distribution and marketing expense and non-cash compensation expense. EBITDA is presented because USA believes it is a widely accepted indicator of its ability to service debt as well as a valuation methodology for companies in the media, entertainment and communication industries. EBITDA should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles. EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.

                                                                                                               SIX MONTHS
                                                            YEARS ENDED DECEMBER 31,                         ENDED JUNE 30,
                                          ------------------------------------------------------------  ------------------------
                                           1996(1)     1997(2)    1998(3)(4)    1999(5)      2000(6)       2000        2001(7)
                                          ----------  ----------  -----------  ----------  -----------  -----------  -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Net revenues..........................  $   36,361  $1,377,145  $ 2,759,896  $3,371,745  $ 4,601,492  $ 2,175,877  $ 2,687,125
  Operating profit (loss)...............        (564)    105,753      249,904     269,914       56,326      139,284      157,399
  Earnings (loss) from continuing
    operations..........................      (1,572)     34,209       63,892      16,515      (88,588)     (20,419)     (27,661)
  Earnings (loss) before cumulative
    effect of accounting change.........      (6,539)     13,061       76,894     (27,631)    (147,983)     (47,427)      22,168
  Net earnings (loss)...................      (6,539)     13,061       76,894     (27,631)    (147,983)     (47,427)      12,981
  Basic earnings (loss) per common share
    from continuing operations(8).......        (.04)        .16          .22         .05         (.25)        (.06)        (.07)
  Diluted earnings (loss) per common
    share from continuing
    operations(8).......................        (.04)        .15          .19         .04         (.25)        (.06)        (.07)
  Basic earnings (loss) per common share
    before cumulative effect of
    accounting change(8)................        (.15)        .06          .27        (.08)        (.41)        (.14)         .06
  Diluted earnings (loss) per common
    share before cumulative effect of
    change of accounting change(8)......        (.15)        .06          .21        (.08)        (.41)        (.14)         .06
  Basic earnings (loss) per common
    share(8)............................        (.15)        .06          .27        (.08)        (.41)        (.14)         .03
  Diluted earnings (loss) per common
    share(8)............................        (.15)        .06          .21        (.08)        (.41)        (.14)         .03
BALANCE SHEET DATA (END OF PERIOD):
  Working capital (deficit).............  $  (24,444) $   60,941  $   443,408  $  381,046  $   602,588  $   441,630  $   758,376
  Total assets..........................   2,116,232   2,670,796    8,316,190   9,233,227   10,473,870   10,462,407   10,811,257
  Long-term obligations, net of current
    maturities..........................     271,430     448,346      775,683     574,979      552,501      574,763      552,572
  Minority interest.....................     356,136     372,223    3,633,597   4,492,066    4,817,137    4,823,507    4,915,889
  Stockholders' equity..................   1,158,749   1,447,354    2,571,405   2,769,729    3,439,871    3,538,192    3,542,751
OTHER DATA:
Net cash provided by (used in)
  Operating activities..................  $    8,198  $   60,363  $   256,929  $  401,577  $   372,507  $   284,845  $   288,331
  Investing activities..................       1,545     (83,043)  (1,201,912)   (413,968)    (524,556)    (280,621)      99,530
  Financing activities..................      16,308     105,156    1,297,654      55,948       58,346       72,237       43,167
  Net cash used in discontinued
    operations..........................       2,585       9,041      (20,488)    (66,260)     (82,563)     (38,180)     (40,220)
  Effect of exchange rate changes.......          --          --       (1,501)       (123)      (2,687)      (1,029)      (2,715)
  EBITDA................................       2,295     198,372      496,612     627,745      809,491      396,762      479,737

------------------------------

(1) The consolidated statement of operations data include the operations of Savoy Pictures Entertainment, Inc. and Home Shopping Network, Inc. since their acquisition by USA on December 19, 1996 and December 20, 1996, respectively. Prior to USA's acquisition of USA Networks, referred to as Networks, which consisted of USA Network and The Sci-Fi Channel cable televisions networks, and the domestic television production and distribution business of Universal Studios, Inc., referred to as Studios USA, the assets of Home Shopping Network, Inc. consisted principally of USA's retail sales programs, Home Shopping Network and America's Store.

(2) The consolidated statement of operations data include the operations of Ticketmaster since the acquisition by USA of its controlling interest in Ticketmaster on July 17, 1997.

(3) The consolidated statement of operations data include the operations of Networks and Studios USA since the acquisition by USA from Universal on February 12, 1998 and CitySearch since its acquisition by USA on September 28, 1998.

(4) Net earnings for the year ended December 31, 1998 include a pre-tax gain of $74.9 million related to USA's sale of its Baltimore television station during the first quarter of 1998 and a pre-tax gain of $109.0 million related to the CitySearch transaction during the fourth quarter of 1998.

(5) The consolidated statement of operations data include the operations of Hotel Reservation Network, referred to as Hotel Reservations, since its acquisition by USA on May 10, 1999 and the operations of October Films and the domestic film distribution and development business of Universal, which was previously operated by Polygram Filmed Entertainment, referred to as USA Films, since their acquisition by USA on May 28, 1999. Net earnings for the year ended December 31, 1999 includes a pre-tax gain of $89.7 million related to the sale of securities.

(6) Includes a pre-tax gain of $104.6 million related to the Styleclick transaction, a pre-tax gain of $3.7 million related to the HRN initial public offering, and a pre-tax charge of $145.6 million related to impairment of Styleclick goodwill.

(7) Includes a gain of $49.8 million related to the sale of capital stock of certain USA Broadcasting subsidiaries and an after-tax expense of $9.2 million related to the cumulative effect of adoption SOP 00-2, Accounting By Producers or Distributors of Films.

(8) Earnings (loss) per common share data and shares outstanding retroactively reflect the impact of two-for-one stock splits of USA's Common Stock and USA Class B common stock paid on February 24, 2000 and March 26, 1998. All share numbers give effect to such stock splits.

    EXPEDIA

    In the table below, Expedia provides you with selected historical consolidated financial data of Expedia. Expedia prepared this information using the consolidated financial statements of Expedia for each of the fiscal years in the five-year period ended June 30, 2001. The financial statements for each of the fiscal years in the five year period ended June 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors. Expedia has not declared any dividends on Expedia common stock.

    When you read the selected historical financial information, you should consider reading along with it the historical financial statements and accompanying notes that Expedia has included in its June 30, 2001 Annual Report on Form 10-K. You can obtain this report by following the instructions we provide under "Where You Can Find More Information" on page 16.

                                                                      YEARS ENDED JUNE 30,
                                                      -----------------------------------------------------
                                                        1997       1998       1999       2000        2001
                                                      --------   --------   --------   ---------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                      -----------------------------------------------------
STATEMENT OF OPERATIONS DATA:
  Agency revenues...................................  $  1,715   $  6,866   $ 24,677   $  59,534   $122,987
  Merchant revenues.................................        --         --         --      10,912     64,548
  Advertising and other revenues....................     1,027      6,961     14,022      24,185     34,685
                                                      --------   --------   --------   ---------   --------
  Revenues..........................................     2,742     13,827     38,699      94,631    222,220
                                                      --------   --------   --------   ---------   --------
  Cost of agency revenues...........................     3,176      8,996     14,548      34,136     53,427
  Cost of merchant revenues.........................                              --       3,369     17,567
  Cost of advertising and other revenues............       103        696      1,402       2,643      3,280
                                                      --------   --------   --------   ---------   --------
  Cost of revenues..................................     3,279      9,692     15,950      40,148     74,274
                                                      --------   --------   --------   ---------   --------
  Gross profit (loss)...............................      (537)     4,135     22,749      54,483    147,946
                                                      --------   --------   --------   ---------   --------
  Operating expenses................................    28,384     33,613     42,351      96,599    137,381
  Operating expenses -- non-cash....................        --         --         --      78,552     93,209
                                                      --------   --------   --------   ---------   --------
  Loss from operations..............................   (28,921)   (29,478)   (19,602)   (120,668)   (82,644)
  Net interest income and other.....................        --         --         --       2,353      4,591
                                                      --------   --------   --------   ---------   --------
  Net loss..........................................  $(28,921)  $(29,478)  $(19,602)  $(118,315)  $(78,053)
                                                      ========   ========   ========   =========   ========
Basic and diluted net loss per share................                                               $  (1.65)
                                                                                                   ========
Pro forma basic and diluted net loss per share......                        $  (0.59)  $   (3.11)
                                                                            ========   =========
Weighted average shares used to compute basic and
  diluted net loss per common share.................                                                 47,210
                                                                                                   ========
Weighted average shares used to compute pro forma
  basic and diluted net loss per common share.......                          33,000      38,044
                                                                            ========   =========
BALANCE SHEET DATA:
  Cash and cash equivalents.........................  $     --   $     --   $     --   $  60,670   $182,161
  Working capital...................................       658      4,814      1,390      20,122     96,147
  Total assets......................................     1,645      8,333      5,756     273,050    389,844
  Unearned revenue..................................     2,337      7,963      6,215       9,696      1,545
  Deferred merchant bookings........................        --         --         --      14,424     80,326
  Long-term liabilities, net of current portion.....        --      5,820      3,851       4,557      1,303
  Accumulated deficit...............................   (37,684)   (67,162)   (86,764)         --         --
  Retained deficit..................................        --         --         --    (113,365)  (191,418)
  Total stockholders' equity (owner's net
    deficit)........................................      (721)       (92)    (1,675)    207,496    230,999

SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    In the table below, we provide you with unaudited selected pro forma combined condensed financial information for USA as if the transactions had been completed on January 1, 2000 for income statement purposes and on June 30, 2001 for balance sheet purposes. Statement of Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets", provides that any goodwill resulting from a business combination completed subsequent to June 30, 2001 will not be amortized, but instead is required to be tested for impairment at least annually. USA has not declared any cash dividends on USA common stock.

    Expedia will account for the transactions as a recapitalization. Accordingly, the transactions will not significantly impact Expedia's financial information and no pro forma information for Expedia is deemed necessary.

    This unaudited selected pro forma combined condensed financial information should be read in conjunction with the separate historical financial statements and accompanying notes of USA and Expedia that are incorporated by reference in this joint prospectus/proxy and information statement. It is also important that you read the unaudited pro forma combined condensed financial information and accompanying discussion that we have included in this joint prospectus/proxy and information statement starting on page 77 under "USA Unaudited Pro Forma Combined Condensed Financial Statements." You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the transactions had taken place earlier or of the results of operations or financial position of USA after the completion of the transactions.

                                                                           PRO FORMA
                                                              ------------------------------------
                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 2000    JUNE 30, 2001
                                                              -----------------   ----------------
                                                                     (DOLLARS IN THOUSANDS,
                                                                     EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues..............................................     $ 4,829,687        $ 2,822,821
  Operating profit (loss)...................................        (130,817)           133,650
  Loss from continuing operations...........................        (254,519)           (46,222)
  Earnings (loss) before cumulative effect of accounting
    change..................................................        (254,519)             3,607
  Net loss before preferred dividend........................        (313,914)            (5,580)
  Net loss available to common shareholders.................        (326,973)           (12,110)

LOSS PER SHARE FROM CONTINUING OPERATIONS
  Basic and diluted.........................................          ($0.65)            ($0.12)

EARNINGS (LOSS) PER SHARE BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE
  Basic and diluted.........................................          ($0.65)             $0.01

NET LOSS PER SHARE BEFORE PREFERRED DIVIDEND EARNINGS
  Basic and diluted.........................................          ($0.80)            ($0.01)

NET LOSS PER SHARE AVAILABLE TO COMMON SHAREHOLDERS
  Basic and diluted.........................................          ($0.84)            ($0.03)

BALANCE SHEET DATA (END OF PERIOD):
  Working capital...........................................                        $   844,523
  Total assets..............................................                         12,654,709
  Long-term obligations, net of current maturities                                      553,875
  Minority interest.........................................                          4,974,246
  Stockholders' equity......................................                          5,159,001

UNAUDITED COMPARATIVE PER SHARE DATA

    In the table below, we provide you with historical per share financial information for USA and Expedia as of June 30, 2001 and December 31, 2000 and for the twelve months ended December 31, 2000. We also provide you with pro forma per share financial information for USA as of June 30, 2001 and for the twelve months ended December 31, 2000. The USA pro forma financial information assumes that the transactions had been completed on January 1, 2000 for income statement purposes and on June 30, 2001 for balance sheet purposes. Expedia will account for the transactions as a recapitalization. Accordingly, the transactions will not significantly impact Expedia's financial information and no pro forma information for Expedia is deemed necessary.

    Neither USA nor Expedia has declared any cash dividends during this period.

    It is important that when you read this information, you read along with it the financial statements and accompanying notes of USA and Expedia included in the documents described on page 16 of this joint prospectus/proxy and information statement under "Where You Can Find More Information." It is also important that you read the pro forma combined financial information and accompanying discussion and notes that we have included in this joint prospectus/proxy and information statement starting on page 77 under "USA Unaudited Pro Forma Combined Condensed Financial Statements." You should not rely on the pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the transactions had taken place earlier or the results of USA after the completion of the transactions.

                                                             USA                            EXPEDIA
                                                   -----------------------    EXPEDIA      EQUIVALENT
                                                    ACTUAL    PRO FORMA(1)   HISTORICAL   PRO FORMA(2)
                                                   --------   ------------   ----------   ------------
BOOK VALUE PER SHARE
Common stock and Class B common stock
  June 30, 2001..................................   $11.33       $13.00        $ 4.60        $ 8.62
  December 31, 2000..............................     9.34                       4.84

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE FROM
  CONTINUING OPERATIONS
  For the twelve months ended June 30, 2001......                               (1.65)        (0.21)
  For the twelve months ended December 31,
    2000.........................................    (0.25)       (0.65)

BASIC AND DILUTED EARNINGS (LOSS) BEFORE
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE
  For the twelve months ended June 30, 2001......                               (1.65)        (0.12)
  For the twelve months ended December 31,
    2000.........................................    (0.41)       (0.84)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
  For the twelve months ended June 30, 2001......                               (1.65)        (0.14)
  For the twelve months ended December 31,
    2000.........................................    (0.41)       (0.84)

------------------------

(1) Pro forma information gives effect to the acquisition by USA of Expedia as well as acquisitions made by USA and Expedia in 2000 and 2001. See "USA Unaudited Pro Forma Combined Condensed Financial Statements."

(2) The equivalent pro forma per share data for Expedia is computed by multiplying USA's pro forma per share information for the twelve months ended June 30, 2001 by the mid-point of the range of USA common stock exchange ratios for each share of Expedia Class B common stock (0.663). The exchange ratio does not consider the USA preferred stock or USA warrants exchanged. See "What Expedia Shareholders Will Receive in the Merger" for more information.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

    The following table sets forth the high and low sale prices for a share of USA common stock and for a share of Expedia common stock. Neither USA nor Expedia, nor any of their respective predecessors, has ever paid any cash dividends in respect of their respective shares of common stock. Neither USA nor Expedia has declared any cash dividends. The prices are as quoted on Nasdaq, based on published financial sources.

                                                                        USA COMMON                      EXPEDIA COMMON
                                                                           STOCK                             STOCK
                                                              -------------------------------   -------------------------------
                                                                   HIGH             LOW              HIGH             LOW
                                                              --------------   --------------   --------------   --------------
1998
  January 1 through March 31................................           14.53            11.86              N/A              N/A
  April 1 through June 30...................................           13.63            11.38              N/A              N/A
  July 1 through September 30...............................           15.25             9.72              N/A              N/A
  October 1 through December 31.............................           17.38             7.59              N/A              N/A

1999
  January 1 through March 31................................           21.22            15.75              N/A              N/A
  April 1 through June 30...................................           21.50            17.13              N/A              N/A
  July 1 through September 30...............................           24.06            19.38              N/A              N/A
  October 1 through December 31.............................           27.97            18.00            54.94            35.00

2000
  January 1 through March 31................................           28.34            19.63            38.38            19.00
  April 1 through June 30...................................           23.44            17.25            21.75            14.00
  July 1 through September 30...............................           25.44            20.50            21.00            13.00
  October 1 through December 31.............................           22.00            16.81            16.44             8.69

2001
  January 1 through March 31................................           24.44            18.00            17.88             9.25
  April 1 through June 30...................................           28.00            21.06            46.60            13.38
  July 1 through September 30...............................           28.44            16.45            51.84            19.10
  October 1 through November 8..............................           21.05            18.07            32.75            22.91

    On July 13, 2001, the last trading date prior to the public announcement of the proposed transactions, USA common stock closed at $25 17/64 per share and Expedia common stock closed at $48 45/64 per share. On November 8, 2001, the most recent practicable date prior to filing of this joint prospectus/proxy and information statement, USA common stock closed at $20.50 per share and Expedia common stock closed at $30.68 per share. You may obtain more recent stock price quotes from most newspapers or other financial sources and we encourage you to do so.

WHERE YOU CAN FIND MORE INFORMATION

    USA and Expedia file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois:

    Public Reference Room          New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.              2333 Broadway            Citicorp Center, Suite 1400
          Room 1024               New York, New York  10279        500 West Madison Street
   Washington, D.C.  20549                                      Chicago, Illinois  60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

    This joint prospectus/proxy and information statement is part of a Registration Statement on Form S-4 filed by USA to register with the SEC the USA common stock, USA preferred stock and USA warrants to be issued in the merger. This joint prospectus/proxy and information statement is also part of a Registration Statement on Form S-4 filed by Expedia to register with the SEC the Expedia Class B common stock to be issued in the recapitalization and the Expedia warrants to be issued in the merger. This joint prospectus/proxy and information statement also constitutes a prospectus of each of USA and Expedia, as well as being a proxy statement of Expedia for its annual meeting and an information statement of USA.

    As allowed by SEC rules, this joint prospectus/proxy and information statement does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statements.

    The SEC allows us to "incorporate by reference" information into this joint prospectus/proxy and information statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint prospectus/proxy and information statement, except for any information superseded by information contained directly in this joint prospectus/proxy and information statement. This joint prospectus/proxy and information statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

USA SEC FILINGS
(FILE NO. 0-20570)                             PERIOD/FILING DATE
Annual Report on Form 10-K                     Year ended December 31, 2000
Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2001 and June 30,
Current Reports on Form 8-K                    2001
                                               Filed on January 10, 2001, February 1, 2001,
                                               March 6, 2001, April 25, 2001, June 6, 2001,
                                               June 7, 2001, June 27, 2001, July 16, 2001,
                                               July 23, 2001, July 25, 2001,
                                               September 18, 2001, October 2, 2001,
                                               October 24, 2001,
                                               October 30, 2001, October 31, 2001 and
                                               two filed on November 9, 2001
Proxy Statement                                Filed on April 9, 2001
Preliminary Information Statement              Filed on November 8, 2001

EXPEDIA SEC FILINGS
(FILE NO. 000-27429)                           PERIOD/FILING DATE
Annual Report on Form 10-K                     Year ended June 30, 2001
Current Reports on Form 8-K                    Filed on July 19, 2001, July 27, 2001 and
                                               October 23, 2001

    USA and Expedia also incorporate by reference into this joint prospectus/proxy and information statement additional documents that may be filed with the SEC from the date of this joint prospectus/ proxy and information statement to the date of the Expedia annual meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    USA has supplied all information contained or incorporated by reference in this joint prospectus/ proxy and information statement relating to USA, Expedia has supplied all such information relating to Expedia and Microsoft has supplied all such information relating to Microsoft.

    If you are an Expedia or a USA shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint prospectus/proxy and information statement. Shareholders may obtain documents incorporated by reference in this joint prospectus/proxy and information statement by requesting them in writing or by telephone from the proxy solicitor or the appropriate company at the following addresses:

             USA Networks, Inc.                                Expedia, Inc.
            152 West 57th Street                     13810 SE Eastgate Way, Suite 400
          New York, New York 10019                      Bellevue, Washington 98005
             Tel: (212) 314-7300                            Tel: (425) 564-7200
         Attn.: Corporate Secretary                     Attn.: Corporate Secretary

                                         or

                                     [LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                            (212) 929-5500 (collect)
                           (800) 322-2885 (toll-free)

    If you would like to request documents from us, please do so by December 10, 2001 to receive them before the Expedia annual meeting.

    IF YOU ARE AN EXPEDIA SHAREHOLDER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT TO VOTE ON THE TRANSACTIONS AND TO DECIDE WHETHER OR NOT TO MAKE AN ELECTION. INFORMATION CONTAINED ON THE WEBSITES OF USA AND/OR EXPEDIA IS NOT INCORPORATED IN THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT, NOR SHOULD YOU RELY ON ANY INFORMATION CONTAINED THEREON TO DETERMINE HOW TO VOTE ON THE TRANSACTIONS AND/OR WHETHER OR NOT TO MAKE AN ELECTION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT. THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT IS DATED NOVEMBER 13, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF USA COMMON STOCK, USA PREFERRED STOCK, USA WARRANTS, EXPEDIA CLASS B COMMON STOCK OR NEW EXPEDIA WARRANTS IN THE RECAPITALIZATION OR THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                  RISK FACTORS

RISK FACTORS RELATING TO THE TRANSACTIONS

    USA WILL EXERCISE SIGNIFICANT CONTROL OVER EXPEDIA

    When the transactions are completed, USA will own between 66% and 75% of the outstanding Expedia common equity, depending on the number of Expedia shareholders who elect to receive Expedia Class B common stock in the recapitalization, and between 90% and 94.9% of the total voting power of Expedia. As a result, USA generally will have the ability to control the outcome of any matter submitted for the vote or consent of Expedia shareholders, except where a separate vote of the holders of Expedia common stock is required by Washington law. In addition, USA will also control the board of directors of Expedia. Subject to applicable Washington law and agreements entered into as part of the transactions, USA generally will not be restricted with regard to its ability to control the election of directors of Expedia, to cause the amendment of Expedia's articles of incorporation or bylaws, or generally to exercise a controlling influence over the business and affairs of Expedia. As a result of USA's controlling interest in Expedia, USA will have the power to prevent, delay or cause a change in control of Expedia and could take other actions that might be favorable to USA but not necessarily favorable to other Expedia shareholders.

    In addition, because the Expedia board of directors has approved the transactions, Expedia shareholders may not benefit from certain protections afforded by the Washington anti-takeover statute in respect of future agreements with USA or its affiliates. See "Comparison of Rights of Shareholders of Expedia and USA--Summary of Material Differences Between the Current Rights of Expedia Shareholders, the Rights of Expedia Shareholders Following the Transactions and the Rights of USA Stockholders--Business Combination Restrictions" for a more detailed description of the Washington anti-takeover statute.

    CONFLICTS OF INTEREST MAY ARISE BETWEEN USA AND EXPEDIA, WHICH MAY NOT BE RESOLVED IN A MANNER THAT DOES NOT ADVERSELY AFFECT EXPEDIA'S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS

    Conflicts of interest may arise between Expedia, on the one hand, and USA and its other affiliates, on the other hand, in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by USA of its interest in Expedia and the exercise by USA of its ability to control the management and affairs of Expedia. Conflicts, disagreements or other disputes between Expedia and USA may arise and may not be resolved in a manner that does not adversely affect the business, financial condition or results of operations of Expedia.

    For instance, USA is engaged in a diverse range of media and entertainment-related businesses, including businesses that may compete in one or more businesses with Expedia, including Hotel Reservations Network. In addition, USA or its affiliates may acquire additional businesses that may conflict or compete with Expedia. Subject to applicable Washington law, USA is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with Expedia. Expedia's amended and restated articles of incorporation will also include provisions that provide that (1) neither USA nor any of its affiliates will have any duty to refrain from engaging in the same or similar activities or lines of business of Expedia, thereby competing with Expedia, and (2) neither USA nor any of its affiliates will have any duty to communicate or offer corporate opportunities to Expedia and none of them will be liable for breach of any fiduciary duty to Expedia, as a shareholder of Expedia or otherwise, in connection with such opportunities, provided that the procedures provided for in Expedia's articles of incorporation are followed.

    EXPEDIA'S DIRECTORS AND OFFICERS MAY HAVE INTERESTS IN USA AND ITS SUBSIDIARIES WHICH COULD CREATE POTENTIAL CONFLICTS OF INTEREST

    Ownership interests of directors or officers of Expedia in USA common stock, or ownership of directors or officers of USA in Expedia common stock or service as both a director or officer of Expedia and a director, officer or employee of USA, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Expedia and USA. Following completion of the transactions, Mr. Diller will become Chairman of the board of directors of Expedia. A number of other members of Expedia's board of directors are also expected to be directors, officers or employees of USA. In addition, following the completion of the transactions and the appointment of the USA nominees to Expedia's board of directors, interlocking relationships may exist between certain members of the board of directors of Expedia and members of the boards of directors of other USA subsidiaries with which Expedia directly competes, including Hotel Reservations Network, Inc., and important suppliers of Expedia which also have strong business relationships with direct competitors of Expedia. See "Proposal No. 1--Approval of the Merger Agreement--Expedia after the Merger--Management and Operations of Expedia after the Transactions."

    AN ACTIVE TRADING MARKET FOR THE SHARES OF USA PREFERRED STOCK, USA WARRANTS AND NEW EXPEDIA WARRANTS MAY NOT DEVELOP

    The shares of USA preferred stock, USA warrants and new Expedia warrants to be issued in the merger or to Expedia optionholders are each a new type of security for which there is currently no public market. If these securities are traded after their initial issuance, they may trade at a discount from their initial valuations, depending on prevailing interest rates, the market for similar securities, the price of USA common stock and Expedia common stock, as applicable, the performance of USA or Expedia, as applicable, and other factors. In addition, neither USA nor Expedia knows whether an active trading market will develop for any of these securities.

    Microsoft will be receiving a large part of the USA securities issued in the merger. While USA has agreed to have in place a registration statement covering USA securities received by Microsoft in the transactions, we cannot assure you that Microsoft will sell its USA securities or predict the timing or degree of any sales, hedging or other transactions in these securities. If Microsoft does not sell the USA securities it receives in the transactions, the market for the USA preferred stock and USA warrants will be extremely limited even if the maximum number of shares of Expedia Class B common stock is issued in the recapitalization and, as a result, the maximum number of USA securities are issued in the merger. Regardless of the size of the market for these securities, sales, hedging or other transactions by Microsoft and others may also cause these securities to trade at a discount from their initial valuations. In addition, while application will be made to have the shares of USA preferred stock and USA warrants to be issued in the merger listed on Nasdaq, the listing qualifications may not be satisfied if a sufficient number of Expedia shareholders do not elect to receive the USA securities in the transactions. If the Nasdaq listing qualifications are not satisfied, shares of USA preferred stock and USA warrants may not be listed on any exchange.

    THE PRICE OF USA SECURITIES MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF EXPEDIA COMMON STOCK

    Upon completion of the merger, holders of Expedia Class B common stock will become holders of USA common stock, USA preferred stock and USA warrants. USA's business differs from that of Expedia, and USA's results of operations, as well as the price of USA common stock, USA preferred stock and USA warrants may be affected by factors different from those affecting Expedia's results of operations and the price of Expedia common stock. For a discussion of USA's and Expedia's businesses and certain factors to consider in connection with such businesses, see USA's Annual Report on 10-K for the fiscal year ended December 31, 2000 and Expedia's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, which are incorporated by reference in this joint prospectus/proxy and information statement.

    THE EXCHANGE RATIOS RELATING TO THE NUMBERS OF SHARES OF USA COMMON STOCK AND USA WARRANTS THAT THE HOLDERS OF EXPEDIA CLASS B COMMON STOCK WILL RECEIVE IN THE MERGER MAY FLUCTUATE AND MAY NOT REFLECT THE VALUE OF THE USA SECURITIES AT THE CLOSING OF THE TRANSACTIONS

    The exact number of shares of USA common stock and warrants to acquire USA common stock that USA will issue in exchange for shares of Expedia Class B common stock will vary based on the average closing price of USA common stock over the ten consecutive trading days ending on the second full trading day prior to the Expedia annual meeting. The USA common stock and USA warrants are both subject to a collar during the ten trading day measurement period, which provides that the exchange ratio for the common stock will vary based on a USA stock price between $23.00 and $31.00 and the exchange ratio for the warrants will fluctuate based on a USA stock price between $25.75 and $28.25. If the price of the USA common stock at the time of the merger is different from the price set during the measurement period, holders of Expedia Class B common stock will receive securities with a market value that may be higher, or lower, than the values reflected during the measurement period. We cannot tell you what the price of USA common stock will be during the measurement period, at the time we complete the merger or at any other time. We urge you to obtain current market quotations and to call MacKenzie Partners, Inc. toll-free at (800) 322-2885 at any time to obtain updated information concerning the exchange ratios in the merger.

    SHAREHOLDERS ELECTING TO RECEIVE SHARES OF EXPEDIA CLASS B COMMON STOCK ARE SUBJECT TO PRORATION IN THE EVENT THAT MORE THAN 37,500,000 SHARES OF EXPEDIA COMMON STOCK ELECT TO RECEIVE EXPEDIA CLASS B COMMON STOCK

    Because of possible proration in the recapitalization, holders of Expedia common stock that elect to exchange some or all of their shares for shares of Expedia Class B common stock may not receive Expedia Class B common stock in respect of all of their shares covered by the election form and letter of transmittal. If more than 37,500,000 shares of Expedia common stock have been surrendered for exchange, then the number of shares of Expedia common stock that are exchanged for Expedia Class B common stock will be reduced pro rata, in which event each electing holder will receive his proportionate share of Expedia Class B common stock and retain the rest in Expedia common stock.

    THE MIX OF USA COMMON STOCK AND USA PREFERRED STOCK ISSUED IN THE MERGER WILL VARY DEPENDING ON WHETHER FEWER THAN 37,500,000 SHARES OF EXPEDIA CLASS B COMMON STOCK ARE ISSUED IN THE RECAPITALIZATION

    The exchange ratio for the USA common stock and USA preferred stock issued for each share of Expedia Class B common stock varies based on the number of shares of Expedia Class B common stock. Generally, the exchange ratio for the USA common stock increases, and the exchange ratio for the USA preferred stock decreases, as the number of shares of Expedia Class B common stock that is issued increases up to 37,500,000. For example, assuming a USA common stock price of $27.00:

    - if only Microsoft receives the Expedia Class B common stock with respect to its 33,722,710 shares of Expedia common stock, then each share of Expedia Class B common stock would be converted into 0.5755 of a share of USA common stock, 0.3892 of a share of USA preferred stock and 0.4176 of a USA warrant;

    - if a total of 35,500,000 shares of Expedia Class B common stock are issued in the recapitalization, then each share of Expedia Class B common stock would be converted into

      0.6116 of a share of USA common stock, 0.3697 of a share of USA preferred stock and 0.4176 of a USA warrant; and

    - if the maximum number of shares of Expedia Class B common stock (37,500,000) is issued in the recapitalization, then each share of Expedia Class B common stock would be converted into 0.6481 of a share of USA common stock, 0.3500 of a share of USA preferred stock and 0.4176 of a USA warrant.

    If you are an Expedia shareholder, at the time you make your election whether to retain some or all of your shares of Expedia common stock or to receive shares of Expedia Class B common stock in the recapitalization and, as a result, USA securities in the merger, these exchange ratios will not yet be fixed. The actual package of USA securities you would receive in respect of shares of Expedia Class B common stock that you may elect to receive will be announced by USA as promptly as possible after the Expedia annual meeting. For a further description of these exchange ratios, see "What Expedia Shareholders Will Receive in the Merger" and "Proposal No. 1--Approval of the Merger Agreement--Structure of the Transactions--Merger."

    VALUE OF USA SECURITIES TO BE RECEIVED IN THE MERGER MAY FLUCTUATE

    The number of shares of USA common stock, shares of USA preferred stock and USA warrants to be received in the merger for each share of Expedia Class B common stock will be fixed as of the date of the Expedia annual meeting. Therefore, because the market price of USA common stock is subject to fluctuation, the value at the time of the merger of the consideration to be received by the holders of Expedia Class B common stock will depend on the market price of USA common stock at that time. Because of this fluctuation, we cannot assure you that the value at the time of the merger of the consideration to be received by holders of Expedia Class B common stock will be equal to the fair market value. For historical and current market prices of USA common stock, see "Summary--Comparative Per Share Market Price Information."

    THE EXCHANGE RATIO RELATING TO THE NUMBER OF USA WARRANTS YOU MAY RECEIVE IN THE MERGER MAY ALSO FLUCTUATE DUE TO A TAX ADJUSTMENT

    In order to preserve the tax-free nature of the transactions, USA may, under certain circumstances, decrease the USA warrant exchange ratio and increase the USA common stock exchange ratio. If this occurs, you will receive fewer USA warrants and more shares of USA common stock. Because the replacement of USA warrants with USA common stock will be determined according to a valuation mechanism that includes certain variables, it is possible that the value of the USA common stock received under this adjustment will be greater than or less than the value of the USA warrants being replaced. At the time that you make your election whether to remain a shareholder of Expedia or to receive shares of Expedia Class B common stock in the recapitalization, this exchange ratio will not yet be fixed. The actual package of USA securities that Expedia shareholders will receive in respect of their shares of Expedia Class B common will be announced by USA promptly after the Expedia annual meeting.

    USA/EXPEDIA MAY NOT REALIZE ALL OF THE ANTICIPATED BENEFITS OF THE TRANSACTIONS

    The success of the transactions will depend, in part, on the ability of USA and Expedia to realize certain anticipated growth opportunities from integrating the businesses of Expedia with the businesses of USA and its affiliates. We cannot assure you that this integration will result in the realization of the full anticipated benefits of the growth opportunities or that these benefits will be achieved within the anticipated time frame or at all. In addition, legal arrangements between USA or its affiliates and certain third parties may restrict the ability of the parties to integrate parts of their businesses with the businesses of USA or its affiliates.

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    MICROSOFT WILL BE ABLE TO COMPETE WITH EXPEDIA

    In connection with the merger, Expedia and Microsoft have agreed to terminate the shareholder agreement between Microsoft and Expedia, which agreement includes, among other things, an agreement by Microsoft not to compete with Expedia. As a result Microsoft will be able to compete with Expedia after the transactions, which could have a negative impact on Expedia's business.

    IF NEW EVENTS OR FACTS EMERGE, IN COMBINATION WITH THE EVENTS OF
    SEPTEMBER 11, 2001, USA MAY ASSERT THAT A MATERIAL ADVERSE EFFECT ON EXPEDIA HAS OCCURRED AND SEEK TO TERMINATE THE TRANSACTION.

    In view of the events of September 11, 2001, there is a risk that if new events or facts emerge, USA may assert that there has been a material adverse effect on Expedia and that USA might seek to terminate the merger agreement and not close the transaction. USA has previously indicated that it intends to close the Expedia transaction absent new events or facts that may emerge.

    FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT EXPEDIA'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS

    If the merger is not completed for any reason, Expedia may be subject to the following material risks:

    - the price of Expedia common stock may decline to the extent that the current market price of Expedia common stock reflects a market assumption that the transactions will be completed;

    - costs related to the transactions, such as certain legal, accounting and financial advisor fees, must be paid even if the transactions are not completed; and

    - Microsoft may agree to a subsequent transaction in which some or all of the outstanding shares of Expedia common stock may be transferred with or without the consent and approval of Expedia's board of directors on terms which may be less favorable to Expedia shareholders than the terms contemplated by the merger agreement.

RISK FACTORS RELATING TO USA

    USA DEPENDS ON ITS KEY PERSONNEL

    USA is dependent upon the continued contributions of its senior corporate management, particularly Barry Diller, and certain key employees for its future success. Mr. Diller is the Chairman of the Board and Chief Executive Officer of USA. Mr. Diller does not have an employment agreement with USA, although he has been granted options to purchase a substantial number of shares of USA common stock.

    If Mr. Diller no longer serves in his positions at USA, the business of USA, as well as the market price of USA common stock, could be substantially adversely affected. In addition, under the terms of a governance agreement, dated as of October 19, 1997, among Universal Studios, Inc., HSN, Inc. (now
USA), Mr. Diller and Liberty Media Corporation, if Mr. Diller no longer serves as Chief Executive Officer of USA, then certain restrictions on Universal Studios' conduct will be eliminated, and the ability of Universal Studios (which is controlled by Vivendi Universal S.A.) to increase its equity interest in USA will be accelerated. We cannot assure you that USA will be able to retain the services of Mr. Diller or any other members of senior management or key employees of USA.

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    USA IS CONTROLLED BY MR. DILLER AND IN HIS ABSENCE, WILL BE CONTROLLED BY
    VIVENDI UNIVERSAL AND LIBERTY MEDIA

    Mr. Diller, through entities he controls, currently beneficially owns or has the right to vote 100% of the shares of Class B common stock, par value $.01 per share, of USA, which is sufficient to control the outcome of any matter submitted to a vote or for the consent of USA shareholders with respect to which holders of USA common stock and USA Class B common stock vote together as a single class. See "Description of USA Capital Stock." Mr. Diller, subject to the terms of a stockholders agreement, dated as of October 19, 1997 (the "STOCKHOLDERS AGREEMENT"), among Universal Studios, Liberty Media, Mr. Diller, USA and The Seagram Company Ltd. (now controlled by Vivendi Universal S.A.), effectively controls the outcome of all matters submitted to a vote or for the consent of USA stockholders (other than with respect to the election by the holders of USA common stock of 25% of the members of the board of directors of USA (rounded up to the nearest whole number) and certain matters as to which a separate class vote of the holders of USA common stock is required under Delaware law).

    Under the Stockholders Agreement, Mr. Diller, Universal Studios and Liberty Media have agreed that USA securities owned by any of Mr. Diller, Universal Studios, Liberty Media and certain of their affiliates will not be voted in favor of the taking of any action with respect to certain fundamental changes relating to USA, except with the consent of each of Mr. Diller, Universal Studios and Liberty Media. Accordingly, in respect of these matters, each of Mr. Diller, Universal Studios and Liberty Media has the ability to veto, in his or its sole discretion, the taking of any action with respect to these matters. In addition, we cannot assure you that Mr. Diller, Universal Studios and Liberty Media will agree in the future on any such transaction or action, in which case USA would not be able to engage in such transaction or take such action.

    In addition, any third party seeking to acquire USA would be required to negotiate such transaction with Mr. Diller, Universal Studios and Liberty Media, and the interests of any one or more of such persons as shareholders may be different from the interests of other USA shareholders.

    Upon Mr. Diller's permanent departure from USA, USA may change in various fundamental respects. For example, generally, Vivendi Universal, through Universal Studios, would be able to control USANi LLC, through which a substantial portion of USA's businesses are currently owned, and also would have the ability to directly control USA. In addition, Universal Studios and Liberty Media have certain agreements relating to the management and governance of USA, as well as the voting and disposition of their shares of USA stock.

RISK FACTORS RELATING TO EXPEDIA

    DECLINES OR DISRUPTIONS IN THE TRAVEL INDUSTRY, SUCH AS THOSE CAUSED BY TERRORISM OR GENERAL ECONOMIC DOWNTURNS, COULD REDUCE EXPEDIA'S REVENUES

    Expedia relies on the health and growth of the travel industry. Travel is highly sensitive to traveler safety concerns, and thus declines after acts of terrorism that affect the safety of travelers. The terrorist attacks of September 11, 2001 on the World Trade Center in New York City and the Pentagon in northern Virginia using hijacked commercial airlines resulted in the cancellation of a significant number of Expedia's existing travel bookings and a decrease in new travel bookings through Expedia, all of which will reduce Expedia's revenues for at least the quarters ended September 30, 2001 and December 31, 2001. The long-term effects of these events could include, among other things, a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism, military responses to acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. These effects, depending on their scope and duration--which Expedia cannot predict at this time--could significantly impact Expedia's long-term results of operations or financial condition.

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    In addition, travel is sensitive to business and personal discretionary spending levels and tends to decline during general economic downturns, which could also reduce Expedia's revenues. Other adverse trends or events that tend to reduce travel and may reduce Expedia's revenues include:

    - political instability;

    - regional hostilities;

    - price escalation in the airline industry or other travel-related industries;

    - increased occurrence of travel-related accidents;

    - airline or other travel-related strikes; and

    - bad weather.

    EXPEDIA'S OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT

    Expedia's annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control. Because Expedia's operating results are volatile and difficult to predict, Expedia believes that quarter-to-quarter comparisons of its operating results are not a good indication of its future performance. It is likely that in some future quarter its operating results will fall below the expectations of securities analysts or investors. In this event, the trading price of Expedia's common stock may decline significantly.

    Factors that may cause Expedia to fail to meet the expectations of securities analysts or investors include the following:

    - its inability to obtain travel products on satisfactory terms from its travel suppliers;

    - the ability of its competitors to offer new or enhanced websites, services or products or similar services or products with lower prices;

    - its inability to obtain new customers at reasonable cost, retain existing customers or encourage repeat purchases;

    - decreases in the number of visitors to its websites or its inability to convert visitors to its websites into customers;

    - its inability to adequately maintain, upgrade and develop its websites, the systems that it uses to process customers' orders and payments or its computer network;

    - its inability to retain existing airlines, hotels, rental car companies and other suppliers of travel services or to obtain new travel suppliers;

    - fluctuating gross margins due to a changing mix of revenues;

    - the termination of existing relationships with key service providers or failure to develop new ones;

    - the amount and timing of operating costs relating to expansion of its operations; and

    - economic conditions specific to the Internet, online commerce and the travel industry.

    EXPEDIA DEPENDS ON ITS RELATIONSHIPS WITH TRAVEL SUPPLIERS AND COMPUTER RESERVATION SYSTEMS AND ADVERSE CHANGES IN THESE RELATIONSHIPS COULD AFFECT ITS INVENTORY OF TRAVEL OFFERINGS

    Expedia's business relies on relationships with travel suppliers, and it would be negatively affected by adverse changes in these relationships. Expedia depends on travel suppliers to enable it to offer its customers comprehensive access to travel services and products. Consistent with industry practices, Expedia currently has few agreements with its travel suppliers obligating them to sell services or

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products through Expedia's websites. It is possible that travel suppliers may choose not to make their inventory of services and products available through online distribution. Travel suppliers could elect to sell exclusively through other sales and distribution channels or to restrict Expedia's access to their inventory, either of which could significantly decrease the amount or breadth of Expedia's inventory of available travel offerings. Of particular note is Orbitz, the airline direct-distribution website, which was launched in June 2001 and is owned by American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines. Forester Research reports that Orbitz is the only website for consumers to find unpublished special fares on these and at least 23 other airlines. Additionally, American Airlines, United Air Lines, Northwest Airlines, Continental Air Lines, US Airways Group and America West Airlines entered into a joint venture to launch a separate site known as "Hotwire," which offers unpublished special fares on certain carriers. If a substantial number of Expedia's airline suppliers collectively agree or choose to restrict their special fares solely to Orbitz or Hotwire, such action may have a material adverse affect on Expedia's business. Expedia also depends on travel suppliers for advertising revenues. Adverse changes in any of these relationships, whether due to Orbitz, Hotwire or otherwise, could reduce the amount of inventory that Expedia is able to offer through its websites.

    A DECLINE IN COMMISSION RATES AND FEES OR THE ELIMINATION OF COMMISSIONS COULD REDUCE EXPEDIA'S REVENUES AND MARGINS

    A substantial majority of Expedia's online revenues depends on the commissions and fees paid by travel suppliers for bookings made through its online travel service. Generally, Expedia does not have written commission agreements with its suppliers. As is standard practice in the travel industry, Expedia relies on informal arrangements for the payment of commissions. Travel suppliers are not obligated to pay any specified commission rate for bookings made through its websites. Expedia cannot assure you that airlines, hotel chains or other travel suppliers will not reduce current industry commission rates or eliminate commissions entirely, either of which could reduce Expedia's revenues and margins.

    EXPEDIA EXPECTS ITS ACCOUNTING LOSSES TO CONTINUE

    To date, Expedia has incurred substantial net losses due mainly to stock-based compensation and acquisitions made by Expedia since its initial public offering. For the fiscal year ended June 30, 2001, Expedia had a net loss of $78.1 million. If its revenues do not grow as expected, or if increases in its expenses are not in line with its plans, there could be a material adverse effect on Expedia's business, operating results and financial condition.

    EXPEDIA COMPETES WITH A VARIETY OF COMPANIES WITH RESPECT TO EACH PRODUCT OR
     SERVICE IT OFFERS

    These competitors include:

    - Internet travel agents such as Travelocity.com, Orbitz.com and American Express Interactive, Inc.;

    - local, regional, national and international traditional travel agencies;

    - consolidators and wholesalers of airline tickets, hotels and other travel products, including Hotwire.com, Cheaptickets.com and Priceline.com;

    - airlines, hotels, rental car companies, cruise operators and other travel service providers, whether working individually or collectively, some of which are suppliers to Expedia's websites; and

    - operators of travel industry reservation databases.

    In addition to the traditional travel agency channel, many travel suppliers also offer their travel services as well as third-party travel services directly through their own websites. These travel suppliers include many suppliers with which Expedia does business. Suppliers also sell their own services directly

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to consumers, predominantly by telephone. As the market for online travel services grows, Expedia believes that travel suppliers, traditional travel agencies, travel industry information providers and other companies will increase their efforts to develop services that compete with Expedia's services by selling inventory from a wide variety of suppliers. Expedia cannot assure you that its online operations will compete successfully with any current or future competitors.

    Many of Expedia's competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Expedia has and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Some of Expedia's competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and commit more resources to website and systems development than Expedia is able to devote. In addition, the introduction of new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. Expedia cannot assure you that it will be able to compete successfully against current and future competitors. Competitive pressures faced by Expedia could have a material adverse effect on its business, operating results and financial condition.

    IF EXPEDIA FAILS TO INCREASE ITS BRAND RECOGNITION AMONG CONSUMERS, IT MAY NOT BE ABLE TO ATTRACT AND EXPAND ITS ONLINE TRAFFIC

    Expedia believes that maintaining and enhancing the Expedia-Registered Trademark- brand is a critical aspect of its efforts to attract and expand its online traffic. The number of Internet sites that offer competing services increases the importance of maintaining and enhancing brand recognition. Promotion of the Expedia brand will depend largely on its success in providing a high-quality online experience supported by a high level of customer service. In addition, Expedia intends to spend substantial amounts on marketing and advertising with the intention of continuing to expand its brand recognition to attract and retain online users and to respond to competitive pressures. However, Expedia cannot assure you that these expenditures will be effective to promote its brand or that its marketing efforts generally will achieve its goals.

    INTERRUPTIONS IN SERVICE FROM THIRD PARTIES COULD IMPAIR THE QUALITY OF
     EXPEDIA'S SERVICE

    Expedia relies on third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline, hotel and car rental industries to make airline ticket, hotel room and car rental reservations and credit card verifications and confirmations.

    Currently, a majority of Expedia's transactions are processed through Worldspan, L.P. and Pegasus Solutions, Inc. Expedia relies on TRX, Inc. and PeopleSupport, Inc. to provide a significant portion of its telephone and email customer support, as well as to print and deliver airline tickets as necessary. Microsoft also services a significant amount of Expedia's information systems as part of an amended and restated services agreement, which Microsoft has agreed to extend through September 2002. Any interruption in these third-party services or a deterioration in their performance could impair the quality of Expedia's service. If its arrangement with any of these third parties is terminated, Expedia may not find an alternate source of systems support on a timely basis or on commercially reasonable terms. In particular, any migration from the Worldspan system could require a substantial commitment of time and resources and hurt Expedia's business.

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    EXPEDIA'S SUCCESS DEPENDS ON MAINTAINING THE INTEGRITY OF EXPEDIA'S SYSTEMS
     AND INFRASTRUCTURE

    In order to be successful, Expedia must continue to provide reliable, real-time access to its systems for its customers and suppliers. As its operations continue to grow in both size and scope, domestically and internationally, Expedia will need to improve and upgrade its systems and infrastructure to offer an increasing number of customers and travel suppliers enhanced products, services, features and functionality. The expansion of Expedia's systems and infrastructure will require it to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on Expedia's business, operating results and financial condition.

    In this regard, Expedia's operations face the risk of systems failures. Expedia's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Expedia's business interruption insurance may not adequately compensate it for losses that may occur. The occurrence of a natural disaster or unanticipated problems at Expedia's facilities in Washington or Travelscape's facilities in Nevada could cause interruptions or delays in Expedia's business, loss of data or render it unable to process reservations. In addition, the failure of Expedia's computer and communications systems to provide the data communications capacity required by it, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in its service. The occurrence of any or all of these events could adversely affect Expedia's reputation, brand and business.

    EXPEDIA'S BUSINESS IS EXPOSED TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY AND CREDIT CARD FRAUD

    Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, Expedia relies on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems Expedia uses to protect customer transaction data. Furthermore, Expedia's servers may also be vulnerable to viruses transmitted via the Internet. While Expedia proactively checks for intrusions into its infrastructure, a new and undetected virus could cause a service disruption.

    To date, Expedia's results have been impacted due to reservations placed with fraudulent credit card data. Expedia records these reserves because, under current credit card practices and the rules of the Airline Reporting Corporation, Expedia may be held liable for fraudulent credit card transactions on its websites and other payment disputes with customers. Since discovering this fraudulent activity, Expedia has put additional anti-fraud measures in place above and beyond its existing credit card verification procedures; however, a failure to control fraudulent credit card transactions adequately could further adversely affect its business.

    RAPID TECHNOLOGICAL CHANGES MAY RENDER EXPEDIA'S TECHNOLOGY OBSOLETE OR DECREASE THE COMPETITIVENESS OF ITS SERVICES

    To remain competitive in the online travel industry, Expedia must continue to enhance and improve the functionality and features of its websites. The Internet and the online commerce industry are rapidly changing. In particular, the online travel industry is characterized by increasingly complex systems and infrastructures. If competitors introduce new services embodying new technologies, or if new industry standards and practices emerge, Expedia's existing websites and proprietary technology and systems may become obsolete. Expedia's future success will depend on its ability to do the following:

    - enhance its existing services;

    - develop and license new services and technologies that address the increasingly sophisticated and varied needs of its prospective customers and suppliers; and

    - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

    Developing Expedia's websites and other proprietary technology entails significant technical and business risks. Expedia may use new technologies ineffectively or Expedia may fail to adapt its websites, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If Expedia faces material delays in introducing new services, products and enhancements, its customers and suppliers may forego the use of Expedia's services and use those of its competitors.

    EXPEDIA'S INTERNATIONAL OPERATIONS INVOLVE RISKS RELATING TO TRAVEL PATTERNS AND PRACTICES AND INTERNET-BASED COMMERCE

    Expedia operates in the United Kingdom, Germany, Canada and Belgium and intends to expand its operations to other countries. In order to achieve widespread acceptance in each country Expedia enters, Expedia believes that it must tailor its services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to travel patterns and practices, is a difficult task and Expedia's failure to do so could slow its growth in those countries.

    In addition, Expedia faces additional risks in operating internationally, such as:

    - delays in the development of the Internet as a broadcast, advertising and commerce medium in international markets;

    - difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems infrastructures in individual foreign markets;

    - unexpected changes in regulatory requirements;

    - tariffs and trade barriers and limitations on fund transfers;

    - difficulties in staffing and managing foreign operations;

    - potential adverse tax consequences;

    - exchange rate fluctuations; and

    - increased risk of piracy and limits on Expedia's ability to enforce its intellectual property rights.

    Any of these factors could harm its business. Expedia does not currently hedge its foreign currency exposures.

    EXPEDIA MAY BE FOUND TO HAVE INFRINGED ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS WHICH COULD EXPOSE IT TO SUBSTANTIAL DAMAGES AND RESTRICT ITS OPERATIONS

    Expedia could face claims that it has infringed the patents, copyrights or other intellectual property rights of others. In addition, Expedia may be required to indemnify travel suppliers for claims made against them. Any claims against Expedia could require it to spend significant time and money in litigation, delay the release of new products or services, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms or at all. As a result, intellectual property claims against Expedia could have a material adverse effect on its business, operating results and financial condition.

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    BECAUSE EXPEDIA'S MARKET IS SEASONAL, ITS QUARTERLY RESULTS WILL FLUCTUATE

    Expedia's business experiences seasonal fluctuations, reflecting seasonal trends for the products and services offered by its websites. For example, demand for travel bookings may increase in anticipation of summer vacations and holiday periods, but online travel bookings may decline with reduced Internet usage during the summer months. These factors could cause Expedia's revenues to fluctuate from quarter to quarter. Expedia's results may also be affected by seasonal fluctuations in the inventory made available to its service by travel suppliers.

    EXPEDIA'S SUCCESS DEPENDS IN LARGE PART ON THE CONTINUING EFFORTS OF A FEW INDIVIDUALS AND ITS ABILITY TO CONTINUE TO ATTRACT, RETAIN AND MOTIVATE HIGHLY SKILLED EMPLOYEES

    Expedia depends substantially on the continued services and performance of its senior management, particularly Richard N. Barton, its chief executive officer and president. These individuals may not be able to fulfill their responsibilities adequately and may not remain with Expedia. The loss of the services of any executive officers or other key employees could hurt Expedia's business.

    As of October 15, 2001, Expedia employed approximately 900 full-time employees. In order to achieve its anticipated growth, Expedia will need to hire additional qualified employees. If Expedia does not succeed in attracting new employees and retaining and motivating its current personnel, its business will be adversely affected.

    EXPEDIA'S WEBSITES RELY ON INTELLECTUAL PROPERTY, AND EXPEDIA CANNOT BE SURE THAT THIS INTELLECTUAL PROPERTY IS PROTECTED FROM COPY OR USE BY OTHERS, INCLUDING POTENTIAL COMPETITORS

    Expedia regards much of its content and technology as proprietary and tries to protect its proprietary technology by relying on trademarks, copyrights, trade secret laws and confidentiality agreements with consultants. In connection with its license agreements with third parties, Expedia seeks to control access to and distribution of its technology, documentation and other proprietary information. Even with all of these precautions, it is possible for someone else to copy or otherwise obtain and use Expedia's proprietary technology without its authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which Expedia's services are made available through the Internet, and policing unauthorized use of its proprietary information is difficult and expensive. Expedia cannot be sure that the steps it has taken will prevent misappropriation of its proprietary information. This misappropriation could have a material adverse effect on Expedia's business. In the future, Expedia may need to go to court to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation might result in substantial costs and diversion of resources and management attention.

    Expedia currently licenses from third parties, including Microsoft, some of the technologies incorporated into its websites. As Expedia continues to introduce new services that incorporate new technologies, it may be required to license additional technology from Microsoft and others. Expedia cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

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                           THE EXPEDIA ANNUAL MEETING

    This joint prospectus/proxy and information statement is furnished to Expedia shareholders in connection with the solicitation of proxies by Expedia's board of directors from the holders of Expedia common stock for use at the annual meeting of Expedia. This joint prospectus/proxy and information statement, other than "Proposal No. 4--Election of Expedia Directors" and "Proposal No. 5--Adoption of Expedia 2001 Stock Plan," is also furnished to Expedia shareholders as a prospectus of USA in connection with the issuance by USA of the shares of USA common stock, shares of USA preferred stock and USA warrants in connection with the merger and as a prospectus of Expedia in connection with the issuance by Expedia of the Expedia Class B common stock in the recapitalization and the new Expedia warrants in the merger.

TIME AND PLACE; PURPOSES

    The annual meeting will be held at the Embassy Suites Hotel, 3225 158th Avenue SE, Bellevue, Washington, on December 17, 2001, at 2:30 p.m., local time. At the annual meeting (and any adjournment or postponement thereof), Expedia shareholders will be asked to consider and vote upon the following proposals relating to the transactions:

    - a proposal to approve the merger agreement and the transactions contemplated thereby. Under the terms of the merger agreement, among other things:

       -- Expedia will be recapitalized to have two classes of common stock, with shareholders of Expedia electing to (1) retain some or all of their shares of Expedia common stock, which will remain outstanding following the merger and will entitle their holder to receive new Expedia warrants in the merger, or (2) exchange some or all of their shares of common stock for shares of Expedia Class B common stock, which will then be converted into a package of USA securities in the merger;

       -- Taipei will merge with and into Expedia, with Expedia surviving as a public company controlled by USA; and

       --  USA will contribute to Expedia travel and media-related assets.

    - a proposal to amend and restate Expedia's articles of incorporation to, among other things, create a high-vote and low-vote class of common stock and make other changes to the Articles of Incorporation included in Annex B to this joint prospectus/proxy and information statement; and

    - a proposal to terminate the shareholder agreement, dated as of October 1, 1999, between Expedia and Microsoft Corporation.

    At the annual meeting (and any adjournment or postponement thereof), Expedia shareholders will also be asked to consider and vote upon the following proposals:

    - a proposal to elect seven directors to serve until the 2002 annual meeting of Expedia shareholders, four of whom will be replaced upon closing of the transactions;

    - a proposal to adopt the Expedia, Inc. 2001 Stock Plan; and

    - any other matter that may properly come before the annual meeting.

    Representatives from Deloitte & Touche, independent certified public accountants for Expedia, are expected to be present at the annual meeting, to have an opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

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RECORD DATE; VOTING RIGHTS

    The board of directors of Expedia has fixed the close of business on October 15, 2001 as the record date for the determination of the holders of Expedia common stock entitled to receive notice of and to vote at the annual meeting. Only holders of record of shares of Expedia common stock on the record date are entitled to vote at the annual meeting. On October 15, 2001, the record date, there were 51,439,606 shares of Expedia common stock outstanding and entitled to vote at the annual meeting held by approximately 900 holders of record.

VOTES REQUIRED FOR APPROVAL

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Expedia common stock is necessary to constitute a quorum at the annual meeting. The affirmative vote of holders of a majority of the outstanding shares of Expedia common stock entitled to vote is required to approve each of the proposals relating to the transactions being presented to Expedia shareholders at the annual meeting. The affirmative vote of holders of a plurality of the outstanding shares of common stock represented in person or by proxy at the meeting is required to elect the seven nominees to the board of directors of Expedia. The affirmative vote of holders of a majority of the outstanding shares of common stock represented in person or by proxy at the meeting is required to approve the proposed adoption of the Expedia, Inc. 2001 Stock Plan.

    The directors and officers of Expedia beneficially own 6,833,746 shares of Expedia common stock, representing approximately 13% of Expedia's total voting power and Microsoft and its affiliates beneficially own approximately
33,722,710 shares of Expedia common stock, representing approximately 66% of Expedia's total voting power as of October 15, 2001. Under the Microsoft/USA voting and election agreement, Microsoft and its affiliates are obligated to vote in favor of each of the proposals relating to the transactions and to elect to receive Expedia Class B common stock in respect of all their Expedia common stock. Accordingly, approval of each of the proposals relating to the transactions is assured.

VOTING AND REVOCATION OF PROXIES

    All shares of Expedia common stock represented by properly executed proxies received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of each of the proposals described above. Proxies voted against all of the proposals will not be voted in favor of any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies.

    Abstentions may be specified on all proposals. A properly executed proxy marked ABSTAIN with respect to any proposal will be counted as present for purposes of determining whether there is a quorum. Because the affirmative votes required for approval of each of the proposals relating to the transactions are, as described above, a percentage of the combined voting power of the outstanding shares entitled to vote, whether or not voted, a proxy marked ABSTAIN with respect to any proposal relating to the transactions will have the effect of a vote against such proposal. In addition, the failure of a shareholder of Expedia to return a proxy and to vote in person at the annual meeting will have the effect of a vote against the proposals relating to the transactions. Abstentions with respect to the proposals to elect directors and to adopt the Expedia, Inc. 2001 Stock Plan will not have the effect of counting for or against these proposals.

    Shares represented by "broker non-votes," which are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal, will also be counted for purposes of determining whether there is a quorum at the annual meeting but will not be voted. Those shares will be counted for purposes of determining the

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combined voting power of Expedia common stock outstanding on the record date and, accordingly, will have the same effect as a vote cast against each of the proposals relating to the transactions.

    A shareholder may revoke its proxy at any time prior to its use by delivering to the Secretary of Expedia a signed notice of revocation or a later-dated, signed proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy.

    The cost of solicitation of proxies will be paid by Expedia. In addition to solicitation by mail, officers and regular employees of Expedia may solicit proxies in person or by mail, telephone, facsimile or other means of electronic transmission. The extent as to which this is necessary depends entirely upon how promptly proxy cards are returned. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners and Expedia will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. Shareholders are urged to send in their proxies without delay.

    SHAREHOLDERS THAT DESIRE TO ELECT TO EXCHANGE THEIR SHARES OF EXPEDIA COMMON STOCK FOR EXPEDIA CLASS B COMMON STOCK IN THE RECAPITALIZATION, AND AS A RESULT, RECEIVE USA SECURITIES IN THE MERGER, MUST, PRIOR TO THE ELECTION DEADLINE, SEND IN THEIR STOCK CERTIFICATES COVERED BY THE ELECTION AND/OR ANY OTHER REQUIRED DOCUMENTATION TOGETHER WITH THE ELECTION FORM AND LETTER OF TRANSMITTAL ENCLOSED WITH THIS DOCUMENT.

    SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

                             USA STOCKHOLDER ACTION

    This joint prospectus/proxy and information statement, other than "Proposal No. 4--Election of Expedia Directors" and "Proposal No. 5--Adoption of Expedia 2001 Stock Plan" is furnished to USA stockholders in connection with action taken by the written consent of USA stockholders approving the issuance of USA securities in the transactions, which transactions are described in further detail under Proposal Nos. 1, 2 and 3 in this joint prospectus/proxy and information statement.

    Under Nasdaq rules, because USA may issue in excess of 20% of its current outstanding common stock in the transactions, before we can complete the transactions, USA's stockholders must approve the issuance of the USA securities in the merger. Pursuant to a stockholders agreement, each of Universal
Studios, Inc., a subsidiary of Vivendi Universal S.A., and Liberty Media Corporation has granted to Barry Diller an irrevocable proxy over all USA securities owned by Universal, Liberty and their affiliates for all matters except for a fundamental change, which requires the consent of each of Mr. Diller, Universal and Liberty. As to matters that constitute a fundamental change (which includes the merger), the proxies are only effective upon the receipt of the consent of Mr. Diller, Universal and Liberty, which consent USA has obtained. As a result, Mr. Diller, through shares owned by him as well as those owned by Liberty and Vivendi Universal, controls 71.5% of the combined voting power of USA's common stock and Class B common stock, which is sufficient for stockholder approval of the issuance of the USA securities in the merger. Mr. Diller has signed a written stockholder's consent approving the issuance of USA securities in the merger. As a result, no action is required on your part. APPROVAL OF THE ISSUANCE OF USA SECURITIES IN THE TRANSACTIONS HAS BEEN OBTAINED WITHOUT THE VOTE OF ANY OTHER USA STOCKHOLDER.

    WE ARE NOT ASKING USA STOCKHOLDERS FOR A PROXY AND USA STOCKHOLDERS ARE REQUESTED NOT TO SEND USA A PROXY.

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                PROPOSAL NO. 1--APPROVAL OF THE MERGER AGREEMENT

STRUCTURE OF THE TRANSACTIONS

    Each of the Boards of Directors of USA, Expedia and Microsoft has approved and adopted the merger agreement and the transactions. The transactions will consist of the following steps:

    RECAPITALIZATION

    GENERAL.  Immediately prior to the merger with Expedia, Expedia will:

    - amend and restate its articles of incorporation in the form attached as Annex B to this document to, among other things, create a new class of common stock, Expedia Class B common stock, which is entitled to 15 votes per share, subject to limited exceptions. We describe the other changes to Expedia's articles of incorporation in further detail under "Proposal
      No. 2--Amendment and Restatement of Expedia's Articles of Incorporation;" and

    - issue up to 37,500,000 shares of Expedia Class B common stock to Expedia shareholders who elect to exchange, on a share-for-share basis, their shares of Expedia common stock for shares of Expedia Class B common stock, subject to proportional allocation in the event of oversubscription. Shares of Expedia Class B common stock will automatically be converted in the merger into the right to receive the package of USA securities.

    ELECTION PROCEDURES. Accompanying this joint prospectus/proxy and information statement is an election form and letter of transmittal, which includes instructions on how to elect to exchange all or a portion of your shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization. All elections must be validly made on the election form and letter of transmittal. Shareholders and warrant holders may submit multiple election forms and letters of transmittal.

    Any election form and letter of transmittal submitted by a dissenting shareholder will be invalid and will be rejected. Expedia shareholders who exercise dissenters' rights will be treated as non-electing shareholders. If any dissenting shareholder ceases to be a dissenting shareholder but does not submit a valid election form and letter of transmittal prior to the election deadline, then each share of Expedia common stock held by that dissenting shareholder will remain outstanding without any interest or other value due other than the right to receive new Expedia warrants in the merger.

    If you hold Expedia common stock in "street name" through a broker or other nominee, your broker or other nominee must make an election on your behalf. You will receive separate instructions from your broker or other nominee instructing you on how to instruct your broker or other nominee to fill out the election form and letter of transmittal. You will need to provide these instructions to your broker sufficiently in advance of the deadline for making an election in the recapitalization to permit your broker to deliver the election form and letter of transmittal together with your Expedia stock certificates prior to the deadline.

    You may change or revoke your election by submitting a properly completed and signed election form and letter of transmittal (together with Expedia common stock certificates, as required) to the exchange agent prior to the election deadline. If your shares are held in "street name," you must follow the directions provided by your broker to change your election. If, however, you are an Expedia warrantholder, you cannot revoke your exercise of the warrant. You can only revoke your election to exchange the shares of Expedia common stock that you receive upon exercise of your warrant for shares of Expedia Class B common stock.

    IF YOU HOLD EXPEDIA SHARES: For an election to receive Expedia Class B common stock in exchange for your shares of Expedia common stock in the recapitalization to be validly made, the exchange agent must have received a valid, properly completed and executed form of election by the election deadline. An election will be validly made only if the form of election is properly completed and executed by the shareholder in accordance with the instructions contained in that form (with the signature or signatures guaranteed to the extent required by the form of election) and is accompanied by the stock certificate

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or certificates representing the Expedia common stock owned by that shareholder for which the shareholder is electing to receive shares of Expedia Class B common stock, duly endorsed in blank or in another form acceptable to USA. If stock certificates are not available when the form of election is sent to the exchange agent, the shareholder may provide a Guarantee of Delivery from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company located in the United States. A Guarantee of Delivery in effect guarantees to USA that those stock certificates will be delivered to the exchange agent at a later date.

    IF YOU HOLD OUTSTANDING EXPEDIA WARRANTS: If you hold outstanding Expedia warrants, you have the right to elect to exchange some or all of your warrants for Expedia Class B common stock in the recapitalization. In order for your election to be effective, you must exercise your warrants prior to the recapitalization. In addition, you must complete and submit the enclosed election form and letter of transmittal, together with a copy of your warrant, payment of your exercise price and an executed notice to exercise your warrant to the exchange agent by the election deadline of 5:00 p.m., eastern time, on December 17, 2001, the date of the Expedia annual meeting. The exercise of your warrants is irrevocable.

    IF YOU HOLD EXPEDIA OPTIONS: THE FOLLOWING ONLY APPLIES TO EXPEDIA STOCK OPTIONS THAT WERE GRANTED ON OR PRIOR TO AUGUST 2, 2001. IF YOU WERE GRANTED OPTIONS AFTER THIS DATE, YOUR OPTIONS WILL NOT BE AFFECTED BY THE TRANSACTIONS AND UPON EXERCISE YOU WILL ONLY BE ISSUED EXPEDIA COMMON STOCK.

    If your options are vested and you exercise prior to the date on which new Expedia warrants will be distributed to Expedia optionholders, which date will be approximately 10 days prior to the date of the Expedia annual meeting (we refer to this date in this document as the "DISTRIBUTION DATE"), you have the right to elect to exchange some or all the Expedia shares issued upon exercise for Expedia Class B common stock in the recapitalization by following the election procedure for shareholders described in this document. If you elect not to exchange your shares in the recapitalization, you will retain your shares of Expedia common stock and if you continue to hold these shares as of the effective time, you will receive in the merger 0.1920 Expedia warrants for each share.

    If you continue to hold Expedia stock options, vested or unvested, on the distribution date, Expedia will distribute to you 0.1920 Expedia warrants for each option you hold on the distribution date, provided that if you subsequently exercise your underlying stock options after the distribution and at or prior to the effective time of the merger, you will forfeit your right to the Expedia warrants issued with respect to such options and such warrants will automatically be canceled pursuant to their terms. The Expedia warrants to be distributed to optionholders on the distribution date have terms identical to the terms of the Expedia warrants being distributed in the merger to holders of Expedia common stock, except that the warrants being distributed to Expedia optionholders are subject to the same vesting schedule as the options in respect of which the warrants are being issued and will be non-transferable and non-exercisable for a period of 90 days following the date of their issue.

    THE ELECTION DEADLINE IS 5:00 P.M., EASTERN TIME, ON DECEMBER 17, 2001, THE DATE OF THE EXPEDIA ANNUAL MEETING.

    USA has the right to make reasonable determinations and to establish reasonable procedures in guiding the exchange agent in its determination as to the validity of forms of election. None of Expedia, USA or the exchange agent is under any obligation to notify any Expedia shareholder of any defect in a form of election. If you have questions related to the form of election and letter of transmittal, or if you require additional copies of the form of election and letter of transmittal, please contact the proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

    THE FORM OF ELECTION AND LETTER OF TRANSMITTAL IS INCLUDED WITH THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT. YOU SHOULD COMPLETE IT IN ACCORDANCE WITH ITS INSTRUCTIONS AND RETURN IT TO THE EXCHANGE AGENT PRIOR TO THE ELECTION DEADLINE. IN ORDER FOR AN ELECTION AND/OR OTHER DOCUMENTATION FORM AND LETTER OF TRANSMITTAL TO BE EFFECTIVE, YOU MUST ALSO INCLUDE YOUR STOCK CERTIFICATES (AND/OR WARRANTS) AS SET FORTH IN THE FORM OF ELECTION. IF YOU DO NOT PROPERLY COMPLETE AND RETURN TO THE

                                       34
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EXCHANGE AGENT A FORM OF ELECTION PRIOR TO THE ELECTION DEADLINE, YOUR SHARES OF
EXPEDIA COMMON STOCK WILL BE TREATED AS THOUGH NO ELECTION TO RECEIVE EXPEDIA CLASS B COMMON STOCK IN RESPECT TO THOSE SHARES HAD BEEN MADE AND AS A RESULT THOSE SHARES WILL REMAIN OUTSTANDING FOLLOWING THE MERGER.

    If you did not receive a copy of the election form and letter of transmittal because you acquired Expedia shares after the record date, you should call the proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 and a copy of each will be mailed to you free of charge.

    MERGER

    Following the recapitalization of Expedia, Taipei will merge with and into Expedia, with Expedia surviving as a public company controlled by USA. In the merger:

    - Each share of Expedia common stock that is owned by Expedia as treasury stock, if any, and all shares of Expedia common stock that are owned by USA and any of its wholly owned subsidiaries immediately prior to the effective time of the merger will be cancelled and no consideration will be delivered for the cancellation.

    - Each share of Expedia common stock, other than shares held by dissenting shareholders and shares cancelled as specified above, issued and outstanding immediately prior to the effective time of the merger will remain outstanding and will entitle its holder to receive 0.1920 of a new Expedia warrant having the terms described under "Description of Expedia Capital Stock--New Expedia Warrants."

    - Each share of Expedia Class B common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive a combination of:

       (a) a number of shares of USA common stock equal to the quotient, rounded to the nearest ten thousandth (or if there is no nearest ten thousandth, the next higher thousandth) obtained by dividing (1)(A) $35.00 less (B) the product of the number of shares of USA preferred stock received in respect to each share of Expedia Class B common stock calculated in accordance with (b) below and 50, by (2) the average of the daily closing prices (as of 4:00 p.m., eastern time) per share of USA common stock, as reported on Nasdaq for the ten consecutive trading days immediately preceding the second trading day prior to the date of the election deadline; PROVIDED that for purposes of this calculation, the average closing price of USA common stock calculated above shall not be greater than $31.00 or less than $23.00;

       (b) a number of shares of USA preferred stock equal to the quotient, rounded to the nearest ten thousandth (or if there is no nearest ten thousandth, the next higher thousandth) obtained by dividing 13,125,000 by the number of shares of Expedia Class B common stock exchanged in the merger; and

       (c) a number of warrants to purchase USA common stock equal to the exchange rate corresponding to the USA share price set forth on Annex F to this document.

        In the event that the parties to the merger agreement reasonably determine that the requirements of Section 368(a)(2)(E)(ii) of the Internal Revenue Code would not be satisfied, then the exchange ratio relating to the USA warrants determined in accordance with (c) above will be reduced and the number of shares of USA common stock to be received in the merger will be adjusted in accordance with the formula set forth in the merger agreement. Because the replacement of warrants with common stock will be pursuant to a valuation mechanism that includes certain fixed variables, it is possible that the value of the USA common stock received under this adjustment will be greater than or less than the value of the warrants being replaced.

    - The outstanding shares of Taipei, which are all held by USA, will be converted into the right to receive an aggregate number of shares of Expedia Class B common stock equal to the number

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      of shares of Expedia Class B common stock issued in the recapitalization.
      After the merger, no Expedia shareholder other than USA will hold Expedia Class B common stock.

    - No fractional shares will be issued in the merger, and cash equal to the value of any fraction of a share or warrant will be paid in its place.

    The merger will become effective when the articles of merger are filed with the Secretary of State of the State of Washington or at such other time may be specified in the articles of merger. We expect the merger to occur in the fourth quarter of 2001, however, we cannot predict the exact timing.

    CONTRIBUTION BY USA OF TRAVEL AND MEDIA-RELATED ASSETS

    Immediately following the effective time of the merger, USA will contribute or cause to be contributed to Expedia the following assets, each of which is described in further detail below:

    - TRAVEL CHANNEL OPTION--a two-year option to purchase one third of USA's initial equity interest in a travel channel being developed by USA. The exercise price of the travel channel option will equal one-third of USA's costs, plus interest, up to the date of exercise; and

    - USA MEDIA, LLC--all of the outstanding equity of USA Media, LLC, a wholly owned subsidiary of USA, which has as its sole asset the right to advertising, marketing and promotion time, valued at $15 million for each of the next five years, on the various media outlets owned by USA or its controlled subsidiaries.

    Within six months of completing the merger, in lieu of a two-year option to acquire all of the outstanding equity of National Leisure Group, Inc., unless USA and Expedia agree otherwise, USA will also contribute to Expedia
$20 million, plus interest from the date the merger is completed, as described in further detail below.

    TRAVEL CHANNEL OPTION. This option is a two-year option commencing upon completion of the merger to acquire one-third of the original equity and economic interest in a travel channel currently under development by USA. The exercise price for this option will be reimbursement of one-third of USA's costs to date of exercise, including cost plus attributable overhead that USA's subsidiaries incur, plus interest at USA's cost of funds not to exceed the prime rate plus 1%.

    The terms of this option are attached as an exhibit to the registration statements of USA and Expedia of which this joint prospectus/proxy and information statement is a part.

    USA MEDIA, LLC. USA Media is a direct and indirect wholly owned subsidiary of USA that has as its only asset the right to receive, at no cost to USA Media, $15 million in advertising, marketing and promotion, which we refer to in this document as "media value," at fair market value rates then in effect, for each of the five consecutive years commencing no later than July 15, 2002. The terms of USA Media's right to media value are attached as exhibit to the registration statements of USA and Expedia of which this joint prospectus/proxy and information statement is a part.

    USA will deliver the media value in the United States or internationally through, at the sole discretion of USA Media, a combination of various media outlets owned by USA or its controlled subsidiaries. These media outlets include USA's basic cable networks, USA's syndicated television shows, USA and its subsidiaries' websites and/or other media properties of USA and its affiliates that are made available to comparable purchasers of media value from USA and its subsidiaries. For purposes of negotiation, placement and scheduling of advertising, USA Media will be treated equivalently to cash-paying comparable purchasers of advertising. The right to media value owned by USA Media does not accrue from year to year, cannot be accelerated from a future year and is forfeited to the extent that USA Media does not use it in any given year. USA Media's right to media value can only be used to promote the business of USA Media and its affiliates and, subject to limited exceptions, their respective partners, business affiliates and suppliers.

                                       36
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    NLG OPTION OR $20 MILLION, PLUS INTEREST.  On July 14, 2001, USA entered into an acquisition agreement to acquire 100% of the equity of National Leisure Group. On October 29, 2001, USA and National Leisure Group agreed to terminate the acquisition agreement and USA agreed to acquire a preferred interest in National Leisure Group. Under the terms of the merger agreement with Expedia, if USA did not acquire 100% of the equity of National Leisure Group within six months of completing the transactions, USA would be required to contribute to Expedia $20,000,000 plus interest. As a result of the termination of the acquisition agreement with National Leisure Group, unless USA and Expedia agree otherwise, no later than six months following the merger USA will contribute to Expedia $20,000,000, plus interest accrued at a rate of 7% per year from the effective date of the merger.

BACKGROUND

    Expedia became a public company in November 1999 when Microsoft, Expedia's sole shareholder at that time, sold approximately 20% of its interest in Expedia in an initial public offering of the company's common stock. Microsoft's interest has since been diluted as a result of option exercises, subsequent share offerings and shares issued in connection with acquisitions. Since
July 2000, Expedia and Microsoft had discussed the possibility of Microsoft further reducing its holdings in Expedia.

    From time to time beginning in February 2001, management of USA and Expedia spoke informally regarding their companies and discussed, at a general level, whether there was any interest in a possible strategic transaction involving Expedia and USA. On April 27, 2001, members of Expedia's senior management met in Los Angeles, California with members of USA's senior management to generally explore potential merits of a strategic combination involving the two companies. Expedia and USA also executed a confidentiality agreement.

    Following the meeting in Los Angeles, senior management of Expedia and USA had a series of telephone conversations to discuss issues related to how a possible transaction might be structured. Expedia management also contacted Microsoft and Expedia's board of directors, as well as Expedia's financial and legal advisors, to inform them of the preliminary discussions that USA and Expedia were having. From May 4, 2001 to June 6, 2001, Expedia's management had discussions with its advisors and with Microsoft to review possible transaction structures.

    In early June 2001, Expedia's Chairman of the Board and its management had further talks with USA's management regarding a potential transaction and possible transaction structures. These discussions focused on general structural issues, including whether a tax-free transaction could be achieved, as well as the merits of a business combination. Some of these discussions included Microsoft and its advisors.

    In mid-June 2001, the parties commenced due diligence. Expedia management also updated its board of directors on developments in the discussions.

    The parties continued to hold discussions regarding the terms and structure of a proposed transaction periodically throughout the rest of June 2001 and in early July 2001. During that period, on July 6, 2001, Expedia management distributed an update to members of the board of directors of Expedia outlining the points of discussion and noting the outstanding issues that management was discussing with USA and Microsoft. Later that day, USA's outside legal counsel delivered an initial draft of the merger agreement.

    On July 11, 2001, the Expedia board of directors met to consider the terms of the proposed transaction with USA. Expedia's management reported on the negotiations with USA and Microsoft, as well as the nature of Expedia's operations as a majority-owned subsidiary of USA. The board of directors then listened to presentations from Expedia's outside legal counsel and financial advisor regarding the financial and legal elements of the transaction. During this meeting, the board of directors directed management to seek from USA additional terms and protections before it would approve the proposed transaction. Following the board of directors meeting, Expedia's management conveyed this message to USA. In response, USA made a counteroffer that evening that aimed to address the concerns of Expedia's board of directors.

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    On July 13, 2001, USA's board of directors held a special meeting to consider the proposed transactions. At the meeting, USA's senior management and financial and legal advisors presented to the board of directors the background of the proposed transactions, the outline of the terms and conditions of the proposed transaction, a strategic and financial analysis of the proposed transactions and a summary of the legal issues relating to the proposed transactions. Following discussion by the board of directors, USA's board of directors unanimously approved the proposed transactions, including the proposed merger agreement and related agreements, subject to finalization by USA's management and its legal advisors of the necessary documentation.

    On July 15, 2001, Expedia's board of directors, other than one director, who was excused, considered USA's most recent proposal and all other elements of the transaction as it had developed since their last meeting. Expedia's financial advisor reviewed with the board of directors the financial terms of the transaction and rendered to the Expedia board of directors its oral opinion, subsequently confirmed in writing, that as of that date, the consideration to be received by holders of shares of Expedia common stock (other than Microsoft) pursuant to the terms of the merger agreement was fair from a financial point of view to such holders. Expedia's outside legal counsel then reviewed with the board of directors the legal elements of the transaction and again reviewed the board of directors' fiduciary duties in the context of the transaction. The directors present then unanimously resolved to approve the transaction and recommend it to Expedia shareholders.

    From July 6 to July 15, 2001, the parties negotiated and finalized the terms of the transaction agreements, including the merger agreement. Upon completion of these negotiations, the parties executed the merger agreement and certain ancillary documents, copies of which have been filed as exhibits to this joint prospectus/proxy and information statement, and USA and Expedia issued a joint press release announcing the execution of the merger agreement on July 16, 2001.

RECOMMENDATIONS OF THE EXPEDIA BOARD OF DIRECTORS

    At a meeting held on July 15, 2001, the board of directors of Expedia, with one director excused, unanimously:

    - determined that the transactions are consistent with, and in furtherance of, the long-term business strategy of Expedia and are fair to, and in the best interests of, Expedia and its shareholders;

    - directed that each of the proposals relating to the transactions be submitted for consideration by the Expedia shareholders; and

    - recommended that the Expedia shareholders vote FOR approval and adoption of each of the proposals relating to the transactions.

    However, for the reasons described below, the Expedia board of directors has not taken a position as to whether Expedia shareholders should elect to exchange their shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization, and as a result receive USA securities in the merger, or remain shareholders of Expedia and, in addition, receive new Expedia warrants in the merger.

INFORMATION AND FACTORS CONSIDERED BY THE EXPEDIA BOARD OF DIRECTORS

    RECOMMENDATION OF THE PROPOSALS

    In reaching its decision to recommend to shareholders the adoption and approval of each of the proposals relating to the transactions, the Expedia board of directors consulted with Expedia's

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management, as well as its legal counsel and its financial advisor, and carefully considered the following material factors:

    (1) the financial terms and structure of the transactions, which permit each holder of Expedia common stock to choose among:

       - remaining as a shareholder of Expedia and continuing to participate in the growth of Expedia's business while at the same time receiving additional equity in Expedia in the form of new Expedia warrants;

       - becoming a stockholder of USA, a more diversified company in the media industry with a larger public float, by receiving the package of USA securities, which includes USA common stock, a security with a higher trading volume and greater liquidity than Expedia common stock, but which also includes new issues of preferred stock and warrants, which may have significantly less trading volume and liquidity than Expedia common stock; and

       - allocating Expedia shares in the recapitalization to be able to take advantage of both of the above options;

    (2) the presentation of Morgan Stanley and the opinion of Morgan Stanley, which opinion was subsequently confirmed in writing, to the effect that, as of July 15, 2001, and subject to the qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of Expedia common stock (other than Microsoft) pursuant to the merger agreement was fair from a financial point of view to such holders. A copy of Morgan Stanley's written opinion is attached as Annex D to this joint prospectus/proxy and information statement;

    (3) the board of directors' knowledge of Expedia and the industry in which it competes and its belief that USA's contributions to Expedia in the transactions of media advertising and promotion time, the option to purchase National Leisure Group and the option to purchase a one-third interest in USA's proposed travel channel are beneficial to the long-term prospects of Expedia and its ability to develop new lines of business;

    (4) USA's historical financial and operating condition, the trading history of the USA common stock and the performance of certain USA-controlled public subsidiaries, of which Expedia would become one as a result of the transactions, as well as the strong business and investment community reputation of Barry Diller, the chairman and chief executive officer of USA;

    (5) the fact that Expedia would join the USA umbrella of entertainment, television, interactive media, travel and other businesses, enabling Expedia to potentially realize greater strategic business relationships with, and benefit from the resources of, the USA group of companies;

    (6) the fact that USA agreed in the merger agreement to certain protections regarding the independence of Expedia with respect to certain important decisions of Expedia. These provisions include USA's agreement that:
       (a) Expedia or its subsidiaries will not be restricted from engaging in or owning an interest in any business which competes with USA or its affiliates; (b) for so long as USA owns 50.1% of the aggregate voting power of Expedia, Expedia will not enter into any material contract, arrangement or transaction with USA or its affiliates without the prior approval of a majority of Expedia's independent directors; (c) there will be meaningful consultation between USA and Expedia's chief executive officer in the selection of Expedia's independent directors; and
       (d) Expedia's independent directors will have the right, on behalf of Expedia, to enforce the above provisions and any waiver or amendment of the above provisions requires the approval of the majority of Expedia's independent directors;

    (7) the fact that Microsoft had indicated to the Expedia board of directors its desire to transfer its controlling interest in Expedia for strategic purposes and to achieve greater liquidity in its investment and the fact that Microsoft could pursue a divestiture with or without the support of the Expedia board of directors and the Expedia board of directors' belief that the transactions would permit Microsoft to divest its controlling interest with minimal impact on Expedia's public shareholders and in a manner that the Expedia board of directors believes maximizes Expedia's prospects for long-term growth while at the same time affording shareholders choices and benefits which may not have been available in alternative divestiture strategies that Microsoft could have elected to pursue;

    (8) the terms of the voting and election agreement between Microsoft and USA and the fact that Microsoft has irrevocably committed to approve the transactions and each of the proposals, coupled with Microsoft's controlling ownership interest which assures the approval of the transactions and each of the proposals;

    (9) consistent with the terms of the tag-along rights set forth in the shareholder agreement, dated October 1, 1999, between Expedia and Microsoft, the fact that the public shareholders of Expedia have the choice to receive the same consideration to be received by Microsoft in the transactions. See "Proposal No. 3--Termination of the Shareholder Agreement" for a more detailed description of these tag-along rights;

    (10) Expedia's continued existence as a public company, which will permit it to continue granting Expedia stock options to its employees thereby enabling Expedia to continue to attract and retain qualified employees and enabling these employees to continue participating in the earnings and growth of Expedia's business;

    (11) the fact that although the voting power of Expedia's public shareholders will be diluted pursuant to the transactions, the Expedia public shareholders never exercised voting control due to Microsoft's majority ownership position;

    (12) the possibility that an active public trading market for the USA warrants, the USA preferred stock and the new Expedia warrants may not develop or be sustained following the transactions and that the prices for such securities in any such market may trade at a discount from the initial or anticipated valuations for such securities;

    (13) the ability to complete the merger as a reorganization for United States federal income tax purposes in which Expedia shareholders generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for fractional shares of USA common stock, USA preferred stock, USA warrants or new Expedia warrants;

    (14) the board of directors' belief, after considering the advice of counsel, that the parties should be able to satisfy all conditions to the completion of the transactions, including the receipt of the necessary regulatory approvals in accordance with the terms of the merger agreement, while recognizing the possibility that regulators might not grant approval or may impose conditions on the grant of their approval;

    (15) the terms of the merger agreement regarding third party proposals, considered together with the terms and provisions of the Microsoft/USA voting and election agreement, including provisions in the merger agreement that provide (a) that the Expedia board of directors may not solicit, furnish information to a party making, or enter into discussions regarding, a third party proposal without the prior consent of USA,
       (b) that the Expedia board of directors must use its reasonable best efforts to obtain from the Expedia shareholders a vote in favor of the transactions and each of the proposals relating to the transactions and must recommend to the Expedia shareholders that they so vote, (c) that the Expedia board of directors shall not be required to continue to recommend the transactions and the proposals relating to the transactions only in specific limited circumstances and (d) that Expedia cannot terminate the merger agreement in order to enter into a transaction with a third party, and the potential effect of such provisions on possible efforts by other parties to acquire or otherwise combine with Expedia. In evaluating these terms of the merger agreement, the Expedia board of directors also considered the terms of the Microsoft/USA voting and election agreement described in paragraph (8) above and USA's position that it was not prepared to consider a transaction that did not include the terms in paragraph (8) and in this paragraph (15); and

    (16) the interests that certain executive officers and directors of Expedia have with respect to the transactions in addition to their interests as shareholders of Expedia generally. See "--Other Interests of Officers and Directors in the Transactions--Expedia."

    The Expedia board of directors did not find it necessary to, and did not quantify or otherwise assign relative weights to, the foregoing factors or determine that any factor was of particular importance. Rather, the Expedia board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it. The Expedia board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above. In reaching this determination, the factors described above generally figured positively, as advantages or opportunities, with the exception of the factors described in clauses (8) and (15) above, which figured both positively and negatively, and factors described in clauses (11), (12) and (16) above, which the Expedia board of directors considered to be neutral.

    In considering the recommendation of the Expedia board of directors to approve and adopt the transactions and each of the proposals relating to the transactions, you should be aware that certain officers and directors of Expedia have interests in the proposed transactions that are different from and in addition to the interests of Expedia shareholders generally. The Expedia board of directors was aware of these interests and considered them in approving the proposals. See "--Other Interests of Officers and Directors in the Transactions."

    NO RECOMMENDATION ON THE ELECTION

    For the reasons described below, the Expedia board of directors has not taken a position as to whether Expedia shareholders should elect to exchange their shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization, and as a result receive USA securities in the merger, or retain their Expedia common shares and therefore remain as shareholders of Expedia and also receive new Expedia warrants in the merger:

    (1) the transactions were specifically structured to provide Expedia shareholders with a choice as to whether to remain shareholders of Expedia, become shareholders of USA or split their current investment in some proportion between Expedia securities and USA securities;

    (2) the relative values of (x) the package of USA securities to be received in the merger in exchange for a share of Expedia Class B common stock and
       (y) a share of Expedia common stock, together with 0.1920 of a new Expedia warrant to be issued to each Expedia shareholder who does not elect to exchange his shares, will vary from time to time based, in part, on the trading values of USA common stock and Expedia common stock. As a result, the relative values of the USA securities and the Expedia securities at the time that the Expedia board of directors approved the transactions will likely differ from the relative values on the date of the mailing of this joint prospectus/proxy and information statement, the election deadline and the date we complete the transactions. Accordingly, any recommendation by the Expedia board of directors with respect to the election at the time it approved the transactions would have been based on information which could quickly become dated and could be confusing or misleading to Expedia shareholders; and

    (3) Expedia shareholders are best suited to determine whether continuing as Expedia shareholders under USA's control or making an investment in USA is the appropriate course of action, after taking into account, among other things, their views of the two companies and the financial and operating condition and growth prospects of the two companies, as well as their individual investment portfolios.

    You should consult your financial advisor in connection with making the decision to determine the most appropriate election for you with respect to the recapitalization.

    MICROSOFT'S ELECTION NOT A RECOMMENDATION

    The terms of the USA securities reflect in part negotiations between Microsoft and USA to provide Microsoft with securities that would be more liquid than its controlling interest in Expedia. Microsoft has agreed to make an election to convert all of its interest into Expedia Class B common stock in the recapitalization and receive the package of USA securities in the merger, subject to proration. Because of its controlling interest in Expedia, the relatively large number of Expedia shares owned by Microsoft and the relatively small public market for Expedia common stock, Microsoft is subject to both regulatory and economic restrictions on its disposition of Expedia common stock that do not apply to other shareholders of Expedia. Microsoft's election should not be viewed as a recommendation of the suitability of the USA securities for any other person or as a recommendation concerning the investment merits of the USA securities in comparison to Expedia securities. Microsoft specifically disclaims any such recommendations.

INFORMATION AND FACTORS CONSIDERED BY THE USA BOARD OF DIRECTORS

    At a meeting held on July 13, 2001, the board of directors of USA unanimously determined that the transactions are fair to and in the best interests of USA and its stockholders. In reaching its decision to approve the transactions, including the issuance of USA securities in the merger, the USA board consulted with USA's management, as well as its legal counsel and its financial advisor, and carefully considered the following material factors:

    (1) the financial terms and structure of the transactions, including the terms of each of the USA securities to be issued in the transactions and the expectation that the transactions will be accretive to USA;

    (2) the USA board's view that the transactions will strengthen USA's e-commerce platform and enable USA to continue to build its interactive and transactional assets;

    (3) the board of directors' knowledge of Expedia and USA and its subsidiaries and the industries in which they compete;

    (4) USA's and Expedia's historical financial and operating conditions as well as the trading history of USA common stock and Expedia common stock;

    (5) the terms of the Microsoft/USA voting and election agreement, pursuant to which Microsoft has granted to USA an irrevocable proxy to vote Microsoft's shares in favor of the proposals related to the transactions, which vote is sufficient to assure Expedia shareholder approval of the transactions;

    (6) the board of directors' belief, after considering the advice of counsel, that the parties should be able to satisfy all conditions to completion of the transactions, including the receipt of the necessary regulatory approvals in accordance with the terms of the merger agreement, while recognizing the possibility that regulators might not grant approval or impose conditions on the grant of their approval;

    (7) the likelihood that the transactions will be completed based on the terms of the merger agreement;

    (8) the possibility that an active public trading market for the USA warrants, the USA preferred stock and the new Expedia warrants may not develop;

    (9) the interests of certain executive officers and directors of USA have with respect to the transactions in addition to their interests as stockholders of USA generally. See "--Other Interests of Officers and Directors in the Transactions--USA"; and

    (10) the matters described under "Risk Factors."

    The USA board of directors did not find it necessary to, and did not quantify or otherwise assign relative weights to, the foregoing factors or determine that any factor was of particular importance. Rather, the USA board of directors views its determination as being based on the totality of the information presented to, and considered by, it. The USA board of directors considered all these factors and determined that these factors, as a whole, supported the determination to approve the transactions, including the issuance of shares in the merger.

OPINION OF EXPEDIA'S FINANCIAL ADVISOR

    Under an engagement letter dated June 20, 2001, Expedia retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the transactions. Expedia's board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Expedia. At the meeting of the Expedia board of directors on July 15, 2001, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of July 15, 2001, based upon and subject to the assumptions and considerations set forth in its opinion, the consideration to be received by the holders of shares of Expedia common stock (other than Microsoft) pursuant to the terms of the merger agreement was fair from a financial point of view to such holders.

    THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF JULY 15, 2001, IS ATTACHED AS ANNEX D HERETO. THE OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY. MORGAN STANLEY'S OPINION IS DIRECTED TO EXPEDIA'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF EXPEDIA COMMON STOCK (OTHER THAN MICROSOFT) PURSUANT TO THE TERMS OF THE MERGER AGREEMENT AS OF THE DATE OF THE OPINION. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECTS OF THE TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF EXPEDIA COMMON STOCK AS TO HOW TO VOTE AT THE EXPEDIA ANNUAL MEETING OR WHETHER OR NOT TO ELECT TO RECEIVE SHARES OF EXPEDIA CLASS B COMMON STOCK IN THE RECAPITALIZATION. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Expedia and USA;

    - reviewed certain internal financial statements and other financial and operating data concerning Expedia prepared by the management of Expedia;

    - reviewed certain financial projections prepared by the management of Expedia;

    - discussed the past and current operations and financial condition and the prospects of Expedia and USA with senior executives of Expedia and USA, respectively;

    - reviewed the reported prices and trading activity for the Expedia common stock and the USA common stock;

    - compared the financial performance of Expedia and USA and the prices and trading activity of the Expedia common stock and the USA common stock with that of certain other comparable publicly traded companies and their securities;

    - participated in discussions and negotiations among representatives of Expedia and USA and their financial and legal advisors;

    - reviewed the draft merger agreement dated July 15, 2001 and certain related documents;

    - reviewed the terms of the new Expedia warrants, USA preferred stock and USA warrants with the management of Expedia and the terms of other comparable securities;

    - reviewed the terms of the recapitalization, including governance and voting rights associated with the recapitalization; and

    - considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Expedia. Morgan Stanley was not provided with financial projections for USA and instead relied upon publicly available projections of securities research analysts for USA. In addition, Morgan Stanley assumed that the transactions contemplated by the merger agreement will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Expedia or USA, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 15, 2001.

    In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Expedia or any of its assets.

    Morgan Stanley noted that under the terms of the merger agreement, holders of shares of the Expedia common stock (other than Microsoft) are not required to, but are entitled to, elect to exchange their shares of Expedia common stock for shares of Expedia Class B common stock. Morgan Stanley also noted that shareholders whose shares are not exchanged in the recapitalization will continue to hold their shares of Expedia common stock and would receive, in addition, new Expedia warrants. In connection with this election, Morgan Stanley performed various analyses of Expedia, USA, the merger consideration to be exchanged for the Expedia Class B common stock and the new Expedia warrants to be issued to the holders of Expedia common stock who retain their shares in the merger.

    The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and in the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    EXPEDIA

    TRADING RANGE. Morgan Stanley reviewed the range of closing prices of the Expedia common stock for various periods ending on July 13, 2001, the last trading day prior to the announcement of the transactions. Morgan Stanley observed the following:

PERIOD ENDING JULY 13, 2001                               RANGE OF CLOSING PRICES
---------------------------                               -----------------------
Since January 2, 2001...................................  $         9.25 - $48.70
60 Days.................................................  $        20.91 - $48.70
30 Days.................................................  $        29.73 - $48.70

    Morgan Stanley also reviewed the stock price performance of Expedia common stock during the period of January 2, 2001 to July 13, 2001 and compared that performance with the performance of the following companies during that period.

                                                          STOCK PRICE PERFORMANCE
COMPANY                                                    SINCE JANUARY 2, 2001
-------                                                   -----------------------
Expedia.................................................           +423%
Priceline...............................................           +519%
Travelocity.............................................           +172%
Hotel Reservations Network..............................            +80%
Nasdaq Index............................................             -9%

    COMPARABLE COMPANY ANALYSIS. Morgan Stanley compared publicly available financial information of Expedia with publicly available information for selected companies comparable to the business of Expedia. For this analysis, Morgan Stanley examined estimates from securities research analysts and, where appropriate, made adjustments for comparability purposes. The following table presents, as of July 13, 2001, the following statistics:

    - the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents to calendar year 2001 gross bookings;

    - the ratio of aggregate value to calendar year 2001 revenue;

    - the ratio of aggregate value to calendar year 2001 gross profit; and

    - the ratio of price to calendar year 2002 estimated earnings per share, commonly known as EPS.

                                     AGGREGATE VALUE TO
                        ---------------------------------------------
                        CY2001 GROSS      CY2001       CY2001 GROSS
COMPANY                   BOOKINGS       REVENUE          PROFIT        CY2002 P/E
-------                 ------------   ------------   ---------------   ----------
Expedia...............      1.0x           5.7x            18.4x          69.0x
Priceline.............      1.6x           1.6x            10.0x          87.0x
Travelocity...........      0.4x           5.9x             9.7x          53.5x
Hotel Reservations
  Network.............      5.6x           5.6x            22.9x          44.4x

    High..............      5.6x           5.9x            22.9x          87.0x
    Median............      1.3x           5.7x            14.2x          61.3x
    Low...............      0.4x           1.6x             9.7x          44.4x

    Morgan Stanley noted that the ratio of Expedia's aggregate value to calendar year 2001 gross bookings, revenue and gross profit and the ratio of the price of Expedia common stock to calendar year 2002 estimated earnings per share was, in each case, within the range of comparable ratios of the comparable companies.

    No other company utilized in the comparable company analysis is identical to Expedia. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Expedia, such as the impact of competition on the businesses of Expedia and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Expedia or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

    SUM-OF-THE-PARTS ANALYSIS. Morgan Stanley performed a hypothetical "sum-of-the-parts" analysis of Expedia's merchant, agency and other business segments on a stand-alone basis using securities research analyst projections that were publicly available as of July 15, 2001. Based on a range of multiples of estimated calendar year 2001 gross bookings, revenue and gross profit for Expedia's merchant and agency and other business segments, which multiples were derived from the analysis of comparable companies, Morgan Stanley calculated the implied value per share of the Expedia common stock.

                              EXPEDIA FINANCIAL
                                 STATISTICS                                            IMPLIED
                        -----------------------------                                 VALUE PER
                                          AGENCY &                     MULTIPLE FOR   SHARE OF
                          MERCHANT          OTHER       MULTIPLE FOR     AGENCY &      EXPEDIA
CALENDAR YEAR             BUSINESS        BUSINESS        MERCHANT        OTHER        COMMON
FINANCIAL STATISTICS    (IN MILLIONS)   (IN MILLIONS)     BUSINESS       BUSINESS       STOCK
--------------------    -------------   -------------   ------------   ------------   ---------
2001 Gross Bookings...       $351           $2,610           5.6x           0.4x       $51.74
2001 Revenue..........       $335           $  174           5.6x           5.9x       $48.45
2001 Gross Profit.....       $ 55           $  105          22.9x           9.7x       $38.20

    MERGER CONSIDERATION--USA COMMON STOCK

    TRADING RANGE. Morgan Stanley reviewed the range of closing prices of the USA common stock for various periods ending on July 13, 2001, the last trading day prior to the announcement of the transactions. Morgan Stanley observed the following:

PERIOD ENDING JULY 13, 2001                               RANGE OF CLOSING PRICES
---------------------------                               -----------------------
Since January 2, 2001...................................  $        18.00 - $28.00
60 Days.................................................  $        22.55 - $28.00
30 Days.................................................  $        24.59 - $28.00

    Morgan Stanley noted that the range of market prices of the USA common stock for the 30-day period ending July 13, 2001 was within the range of prices of the USA common stock implied by the USA common exchange ratio described in the merger agreement.

    COMPARABLE COMPANY ANALYSIS. Morgan Stanley compared publicly available financial information of USA with publicly available information for selected companies with businesses comparable to the business of USA. For this analysis, Morgan Stanley examined estimates from securities research analysts, where appropriate. The following table presents, as of July 13, 2001, the following statistics:

    - the ratio of aggregate value, defined as market capitalization plus total debt and minority interest less cash and cash equivalents to calendar year 2001 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA; and

    - the ratio of aggregate value to calendar year 2002 EBITDA.

                                                      AGGREGATE VALUE TO
                                                 -----------------------------
COMPANY                                          CY2001 EBITDA   CY2002 EBITDA
-------                                          -------------   -------------
USA............................................      19.8x           14.9x
Rainbow........................................      46.2x           30.2x
AOL Time Warner................................      23.4x           18.7x
FOX............................................      20.4x           16.1x
Viacom.........................................      16.8x           15.0x
Disney.........................................      12.7x           11.7x

  High.........................................      46.2x           30.2x
  Median.......................................      20.1x           15.6x
  Low..........................................      12.7x           11.7x

    Morgan Stanley noted that the ratio of USA's aggregate value to calendar year 2001 and 2002 EBITDA was, in each case, within the range of comparable ratios of the comparable companies.

    No other company utilized in the comparable company analysis is identical to USA. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of USA, such as the impact of competition on the businesses of USA and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of USA or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

    MERGER CONSIDERATION--TOTAL CONSIDERATION

    In addition to analyzing the USA common stock, Morgan Stanley also reviewed the terms of the USA preferred stock and the USA warrants to be exchanged for Expedia Class B common stock in the merger. Morgan Stanley also reviewed the terms of the new Expedia warrants to be issued to holders of the Expedia common stock in connection with the merger. Morgan Stanley analyzed the theoretical values implied by the Black-Scholes model using a range of volatility, risk-free rate and maturity assumptions for the USA preferred stock, USA warrants and new Expedia warrants to be received in the transactions. The table below summarizes the total consideration implied by the sum of the USA common stock, USA preferred stock and USA warrants to be exchanged for shares of the Expedia
Class B common stock in the merger. The consideration to be exchanged for the Expedia Class B common stock is presented both on (X) a "Notional Value" basis assuming market value of $25.26 for the USA common stock as of July 13, 2001 and pursuant to the USA common exchange ratio as defined in the merger agreement and face value for the USA preferred stock and (Y) an "Estimated Value" basis assuming market value of $27.00 for the USA common stock and pursuant to the USA common exchange ratio as defined in the agreement and the Black-Scholes theoretical values for the USA preferred stock and the USA warrants assuming a range of assumptions made by Morgan Stanley. In each case, the theoretical values of the USA preferred stock, USA warrants and new Expedia warrants exclude any dilutive effects of such securities.

CONSIDERATION PER SHARE OF EXPEDIA CLASS B COMMON STOCK, EXCEPT WHERE NOTED (ASSUMING 37,500,000 SHARES OF EXPEDIA CLASS B COMMON STOCK ARE ISSUED IN THE RECAPITALIZATION)

                                               AGGREGATE
                                             NOTIONAL VALUE    NOTIONAL            ESTIMATED
                                             (IN MILLIONS)    VALUE/SHARE        VALUE/SHARE*
                                             --------------   -----------   -----------------------
USA common stock...........................       $656           $17.50     $        17.50 - $17.50
USA preferred stock........................       $656           $17.50     $        18.19 - $18.66
USA warrants...............................         --               --     $         3.07 - $ 4.08
                                                                            -----------------------
Total......................................                                 $        38.76 - $40.24

------------------------

*   As determined by Morgan Stanley's analysis

    Shareholders of Expedia who do not receive shares of Expedia Class B common stock in the recapitalization will continue to hold their shares of Expedia common stock, which had a market value equal to $48 45/64 per share on July 13, 2001. In addition, those shareholders will receive in the merger for each share of Expedia common stock 0.1920 of a new Expedia warrant with an estimated value per share, as determined by Morgan Stanley's analysis, to be between $3.39-$4.61.

    The analyses performed on the USA common stock, USA preferred stock, USA warrants and new Expedia warrants are theoretical valuations based on a range of assumptions. No specific analysis is identical to the actual prices at which the USA common stock, USA preferred stock, USA warrants and new Expedia warrants may trade. There is currently no public market for the USA preferred stock, USA warrants and the new Expedia warrants. In evaluating the theoretical valuations, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial and other matters, many of which are beyond the control of USA and Expedia, such as the impact of the competition on the business of USA and Expedia and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of USA and Expedia or the industry or in the financial markets in general.

    In connection with the review of the transactions by Expedia's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Expedia or USA. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Expedia or USA. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

    Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration to be received by holders of Expedia common stock (other than Microsoft) pursuant to the terms of the merger agreement from a financial point of view to those holders and in connection with the delivery of its opinion dated July 15, 2001 to Expedia's board of directors. These analyses do not purport to be appraisals or to address the prices at which the USA common stock, USA preferred stock, USA warrants, Expedia common stock or new Expedia warrants may trade at any time.

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    The consideration to be received by holders of Expedia common stock pursuant to the terms of the merger agreement was determined through arm's-length negotiations between Expedia, Microsoft and USA and was approved by Expedia's board of directors. Morgan Stanley provided advice to Expedia during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Expedia or its board of directors or that any specific consideration constituted the only appropriate consideration for the transactions.

    In addition, Morgan Stanley's opinion and its presentation to Expedia's board of directors was one of many factors taken into consideration by Expedia's board of directors in deciding to approve the transactions. Consequently, the analyses described above should not be viewed as determinative of the opinion of Expedia's board of directors with respect to the consideration or of whether Expedia's board of directors would have been willing to agree to a different consideration.

    Expedia's board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory services for Expedia and Microsoft. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the senior loans, equity and other securities of Expedia, USA, Microsoft or any other parties involved in the transactions.

    Under the engagement letter, Morgan Stanley provided to Expedia financial advisory services and a financial fairness opinion in connection with the transactions, and, in connection with the provision by Morgan Stanley of such services to Expedia, Expedia agreed to pay Morgan Stanley a customary fee. Expedia has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Expedia has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.

EXPEDIA AFTER THE MERGER

    CAPITAL STOCK

    Immediately after the transactions, Expedia capital stock will consist of

    - Expedia common stock, which will be held by shareholders of Expedia who did not elect to receive Expedia Class B common stock in the recapitalization and shareholders who did so elect but were prorated;

    - Expedia Class B common stock, all of which will be held by USA;

    - outstanding new Expedia warrants, which in accordance with their terms do not terminate upon the effective time of the merger, to the extent that holders of these warrants have not elected to exercise them prior to the recapitalization;

    - new Expedia warrants which will be issued in the merger to shareholders of Expedia who retain their Expedia common stock in the recapitalization; and

    - new Expedia warrants which will be distributed as part of the transactions prior to the annual meeting to Expedia optionholders who were granted options on or prior to August 2, 2001 and who continue to hold such options on the date of the distribution.

    For a more detailed description of the rights of the holders of Expedia stock, see "Description of Expedia Capital Stock."

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    OWNERSHIP OF EXPEDIA AFTER THE TRANSACTIONS

    Immediately after giving effect to the transactions, USA will hold between 66% to 75% of the outstanding equity (depending on the number of shareholders who remain as shareholders of Expedia after the recapitalization) and between 90% and 94.9% of the outstanding voting power of Expedia, with the former holders of Expedia owning the remaining interests in Expedia. All percentages are based on Expedia shares outstanding as of October 15, 2001, but after giving effect to the transactions.

    MANAGEMENT AND OPERATIONS OF EXPEDIA AFTER THE TRANSACTIONS

    Following the transactions, USA will control Expedia, Mr. Diller will become Chairman of the Board of Expedia and Mr. Barton will continue in his role as President and Chief Executive Officer of Expedia. At the effective time of the merger and through the one-year anniversary of such time, the board of directors of Expedia will consist of 11 members, six of whom will be appointed by USA. The remaining five members will be Expedia's Chief Executive Officer and Chief Financial Officer and three independent directors mutually agreed to by USA and Expedia. Messrs. Maffei and Hoag, both of whom currently are directors of Expedia, will constitute two of the three independent directors following the transactions. USA expects to select its designees, and USA and Expedia expect to select the remaining independent designee, shortly before the transactions are completed.

    RELATIONSHIP WITH USA

    Following the transactions, USA will have voting control of Expedia and will designate a majority of the Expedia directors. In addition, USA and Expedia have agreed that their relationship would be governed by the following principles, none of which can be amended or waived without the approval of a majority of Expedia's independent directors:

    - USA or any of its subsidiaries, on the one hand, and Expedia or any of its subsidiaries, on the other hand, may engage in or own interests in businesses that compete with the other;

    - as long as USA owns 50.1% of Expedia's total voting power, Expedia would not enter into or amend any material arrangements with USA or any of its affiliates without the approval of a majority of Expedia's independent directors; and

    - there will be meaningful consultation between USA and Expedia's Chief Executive Officer in the selection of Expedia's independent directors.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTIONS

    EXPEDIA

    In considering the recommendation of the Expedia board of directors with regard to the proposals relating to the transactions, you should be aware that, as described below, members of the management and board of directors of Expedia may have interests in the transactions that are different from, or in addition to, your interests, and that may create potential conflicts of interest. Richard
N. Barton, the president and chief executive officer of Expedia, is a member of the seven-person Expedia board of directors that approved the transactions.

    CONTINUING BOARD POSITIONS. As mentioned above in "--Expedia after the Merger--Management and Operations of Expedia after the Transactions," through the first anniversary of the effective time of the merger, the Expedia board of directors will consist of 11 members: Mr. Barton, Mr. Stanger, six directors appointed by USA, and three additional independent directors mutually agreed to by USA and Expedia, two of which will be Messrs. Maffei and Hoag, who are currently directors of Expedia. USA generally expects to fill a majority of the Expedia director positions with designees of USA.

    EMPLOYMENT AGREEMENT TERM SHEET WITH MR. BARTON. On July 15, 2001, Expedia entered into a binding term sheet with Mr. Barton, setting forth the material terms of his employment pursuant to an

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employment agreement that will be entered into prior to the effective time and supercede his current employment agreement. The agreement will be effective on the effective date of the merger and have a three-year term, and six months prior to the end of the term, Expedia and Mr. Barton will enter into good-faith negotiations to extend the employment term. Pursuant to the term sheet, Mr. Barton will remain as chief executive officer of Expedia and will be a member of the board of directors of Expedia. If the transactions are terminated, the term sheet will be of no further force or effect.

    COMPENSATION. Mr. Barton will receive an annual base salary of $266,000 and will be eligible to receive an annual bonus of 200% of his salary, payable 50% in cash and 50% in Expedia stock options based on achieving agreed-upon Expedia budget goals. $133,000 of the cash portion of Mr. Barton's bonus is guaranteed.

    Following the effective date, all of Mr. Barton's outstanding and unexercised Expedia stock options will remain outstanding in accordance with their terms. On the effective date, Mr. Barton will receive a grant of options to purchase 100,000 shares of USA's common stock at a fair market value exercise price. Mr. Barton will also receive on the effective date a grant of options to purchase 375,000 shares of Expedia's common stock at a fair market value exercise price. Such options will have a ten-year term and will vest in four equal annual installments commencing on the first anniversary of the effective date contingent upon Mr. Barton's continued employment with Expedia. Mr. Barton will also receive on the effective date an initial grant of 25,000 shares of Expedia restricted stock, vesting contingent upon Mr. Barton's continued employment with Expedia through the third anniversary of the effective date.
Mr. Barton will be evaluated for future option grants in a manner consistent with similarly situated executives of USA and its subsidiaries.

    Mr. Barton will be entitled to participate in welfare, health and life insurance and pension benefit and incentive programs adopted by Expedia on the same basis as similarly situated executives of Expedia, USA and their respective subsidiaries.

    SEVERANCE. Upon a termination of Mr. Barton's employment by Expedia without "cause" or by Mr. Barton for "good reason" (as each term is defined in the term sheet), Expedia will continue to pay Mr. Barton his salary for the remainder of the term, as well as pay any earned, but unpaid, base salary and will pay
Mr. Barton his deferred compensation balance. Expedia will also pay Mr. Barton the pro rata portion of his annual bonus following the end of the fiscal year of his termination of employment (based upon satisfaction of performance goal formulas). In addition, he will immediately vest in all options and such options will remain exercisable for one year following his date of termination of employment. Although Mr. Barton is not obligated to mitigate any severance amounts, such amounts will be reduced by any compensation earned by Mr. Barton in the event that Mr. Barton becomes employed during the remainder of the term.

    CHANGE OF CONTROL. The term sheet provides that upon a change of control of Expedia, all of Mr. Barton's Expedia options (and the USA options granted on the effective date) and other Expedia equity compensation will vest immediately, and such options will remain exercisable for one year from the date of the change of control, notwithstanding any termination of employment.

    RESTRICTIVE COVENANTS. The term sheet provides for Mr. Barton to be bound by a covenant not to compete with the business of Expedia (or any of its subsidiaries or affiliates) during the term of his employment and for two years after termination of employment for any reason; but if the non-compete period extends beyond the severance period (under circumstances in which Mr. Barton had been entitled to severance pay), Expedia will pay Mr. Barton $100,000 per year (pro rated on a monthly basis) to the extent it determines to continue the non-compete period beyond the severance period. In addition, Mr. Barton is bound by a two-year covenant not to solicit employees or customers of Expedia (or any of its subsidiaries or affiliates) and a confidentiality covenant. The term sheet also provides that Expedia will not restrict Mr. Barton's ability to elect to receive any shares of Expedia Class B common stock in connection with the recapitalization of Expedia.

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    EMPLOYMENT AGREEMENT TERM SHEET WITH MR. STANGER.  On July 15, 2001, Expedia
entered into a binding term sheet with Mr. Stanger setting forth the material terms of his employment pursuant to an employment agreement that will be entered into prior to the effective date. The agreement will be effective on the effective date and have a three-year term. If the transactions are terminated, the term sheet will be of no further force or effect.

    COMPENSATION. Mr. Stanger will receive an annual base salary of $175,000 and will be eligible to receive an annual bonus of 100% of his salary, payable 50% in cash and 50% in Expedia stock options based on achieving agreed-upon Expedia budget goals.

    Mr. Stanger will receive on the effective date an initial grant of options to purchase 50,000 shares of Expedia common stock at a fair market value exercise price. Such options will have a ten-year term and will vest in four equal annual installments commencing on the first anniversary of the effective date contingent upon Mr. Stanger's continued employment with Expedia.
Mr. Stanger will also receive on the effective date a grant of 10,000 shares of Expedia restricted stock, vesting contingent upon Mr. Stanger's continued employment with Expedia through the third anniversary of the effective date.

    Mr. Stanger will be entitled to participate in welfare, health and life insurance and pension benefit and incentive programs adopted by Expedia on the same basis as similarly situated executives of Expedia, USA and their respective subsidiaries.

    SEVERANCE. Upon a termination of Mr. Stanger's employment by Expedia without "cause" or by Mr. Stanger for "good reason" (as each term is defined in the term sheet), Expedia will continue to pay Mr. Stanger his salary for the remainder of the term, as well as pay his earned, but unpaid, base salary and will pay Mr. Stanger his deferred compensation balance. In addition, Mr. Stanger will automatically and immediately vest in all of his then-outstanding equity-based compensation awards granted on or prior to August 2, 2001, and such options shall remain exerciseable for one year following his date of termination of employment. Mr. Stanger is obligated to use reasonable best efforts to mitigate any severance payable to him.

    CHANGE OF CONTROL. The term sheet provides that upon a change of control of Expedia, all of Mr. Stanger's Expedia options and other Expedia equity compensation will vest immediately, and such options will remain exercisable for one year from the date of the change of control, notwithstanding any termination of employment.

    RESTRICTIVE COVENANTS. Pursuant to the term sheet, Mr. Stanger will be bound by covenants not to compete with businesses of Expedia (or its subsidiaries or affiliates) and not to solicit employees or customers of Expedia (or its subsidiaries or affiliates) during the term of his employment and for two years after termination of employment for any reason. In addition, Mr. Stanger has agreed not to divulge or disclose any confidential information of Expedia or its affiliates.

    OTHER EMPLOYMENT AGREEMENTS. Expedia and USA agreed in a binding term sheet that Mr. Barton may, in his discretion, cause Expedia to enter into employment agreements with Byron D. Bishop, Vice President, Transportation, Simon J. Breakwell, Senior Vice President and Managing Director, Expedia Europe, and Gregory E. Slyngstad, Senior Vice President, Destinations and Lodging, as well as 12 other members of senior management of Expedia and Travelscape.com, Inc., a wholly owned subsidiary of Expedia, for a term of three years following the effective time.

    Under the agreements, upon a termination of the employee's employment by Expedia without "cause" or a resignation by the employee with "good reason" (as each term is defined in the term sheet), the employee will be entitled to:
(a) the acceleration and immediate vesting of all unvested Expedia options granted to him on or prior to August 2, 2001, and any attendant warrants granted in connection with the merger; and (b) receive the salary, target bonus and welfare benefits (and any

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other damages to which he would be entitled) for the remainder of the term, less an offset equal to any amounts earned during the term from other employment, with no obligation to mitigate.

    As a condition to entering into the agreements, each of Messrs. Bishop, Breakwell and Slyngstad as well as the 12 other members of senior management will agree to a non-compete for a period of one year from the date of termination for any reason. The non-compete will apply to general online travel providers such as Travelocity, Orbitz and Priceline. Each of these individuals will also agree to a one-year non-solicitation covenant and standard confidentiality covenant.

    The base salaries to be provided in the employment agreements will be the individuals' respective current salary, as it may be increased during Expedia's currently pending semi-annual performance review in a manner consistent with past practice, unless otherwise agreed by USA and Expedia, and subject to further review and increase at the discretion of Expedia's chief executive officer, any such increases to be approved by Expedia's compensation committee.

    Each individual will be entitled to participate in stock option grants after August 2, 2001 (except that such options would not accelerate and vest upon termination without cause or resignation with good reason).

    STOCK OPTIONS. All options held by Expedia's non-employee directors pursuant to the 1999 Stock Option Plan for Non-Employee Directors who are not continuing as directors after the effective time, or who cease to be directors for any reason within one year following the effective time of the merger, will become fully exercisable.

    Pursuant to the merger agreement, each Expedia optionee, including members of management and the board of directors of Expedia, will be entitled to receive warrants to purchase 0.1920 shares of Expedia for each Expedia option share with respect to options issued on or prior to August 2, 2001 that remain outstanding as of the time of the warrant distribution (see "The Transaction Agreements-- The Merger Agreement"). In the event the merger agreement is terminated following the warrant distribution to optionholders, Expedia has agreed that all holders of Expedia common stock (other than holders of Expedia options who have already become entitled to receive the new Expedia warrants) will receive 0.1920 new Expedia warrants for each share of Expedia common stock owned by such holder. Each new Expedia warrant issued with respect to a stock option will be subject to the same vesting schedule as the underlying stock option, which will be unchanged by the merger. Messrs. Barton, Stanger, Bishop, Breakwell and Slyngstad would, based on current option holdings, receive 268,929, 103,527, 196,284, 45,356 and 23,616 warrants, respectively, and the non-employee members of the Expedia board of directors as a group would receive 190,152 warrants.

    On August 2, 2001, the compensation committee of the Expedia board of directors issued an aggregate of 1,509,145 options to acquire shares of Expedia common stock pursuant to the Expedia 1999 Stock Option Plan and the Expedia 1999 Amended and Restated Stock Option Plan for Non-Employee Directors, at exercise prices of $44.55 and $48.70.

    As part of this grant, Expedia granted to Messrs. Barton, Stanger, Bishop, Breakwell and Slyngstad 125,000, 50,000, 25,000, 25,000 and 50,000 stock options, respectively. Mr. Maffei was granted 100,000 stock options and each of the remaining non-employee directors was granted 5,000 stock options on such date. As noted above, provided that these options are outstanding as of the warrant distribution date, these holders will be entitled to receive the warrants in respect of their options on the same terms as described above.

    USA

    Members of the management and board of directors of USA may have interests in the transactions that are different from, or in addition to, their interests as USA stockholders. Upon completion of the transactions, Barry Diller, chairman and chief executive officer of USA, will become chairman of the

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Expedia board of directors. USA also has the right to designate five other members of the Expedia board. Accordingly, other directors and/or officers of USA may join the Expedia board.

MICROSOFT'S INTERESTS IN THE TRANSACTIONS

    Prior to completing its initial public offering in November 1999, Expedia was a wholly owned subsidiary of Microsoft. Expedia currently is controlled by Microsoft, which owns approximately 66% of the outstanding equity and voting power of Expedia. None of Expedia's directors is currently a director, officer or employee of Microsoft.

    As part of Expedia's initial public offering, Expedia entered into various agreements with Microsoft relating to the provision of operating and administrative services to it by Microsoft, its licensing of intellectual property from Microsoft and the allocation of certain tax liabilities between Microsoft and Expedia. The merger agreement provides that certain of these agreements will be amended effective upon closing of the merger. The amendments to these agreements are described under "Proposal No. 4--Election of Expedia Directors--Certain Relationships and Related Transactions."

    Also, in connection with Expedia's initial public offering, Microsoft entered into the shareholder agreement, which includes, among other things, an agreement by Microsoft not to compete with Expedia, various restrictions on the transfer by Microsoft of its Expedia shares and registration rights for Microsoft. The termination of the shareholder agreement is a condition to the completion of the transactions and is described under "Proposal
No. 3--Termination of the Shareholder Agreement."

    In connection with the transactions, each of USA and Expedia agreed to grant to Microsoft customary registration rights, including the right to underwritten offerings, relating to USA securities and Expedia securities, if any, owned by Microsoft following completion of the transactions. As part of the registration rights, each of USA and Expedia agreed to file a registration statement on Form S-3 with respect to Microsoft's USA securities and Expedia securities, respectively, and to use its reasonable best efforts to make such registration statement effective as promptly as practicable following the completion of the transactions. Microsoft's registration rights relating to its USA securities are set forth in the voting and election agreement between USA and Microsoft and are described in more detail under "The Transaction Agreements--Other Transaction Agreements--Microsoft/USA Voting and Election Agreement." Microsoft's registration rights relating to its Expedia securities are set forth in a registration rights agreement that was executed on July 15, 2001. Each of the voting and election agreement and the Microsoft/Expedia registration rights agreement is attached as an exhibit to USA's and Expedia's registration statements of which this joint prospectus/proxy and information statement is a part. The Microsoft/USA voting and election agreement is set forth as Annex E to this document.

    In addition, Microsoft and Expedia have entered into a voting agreement and irrevocable proxy pursuant to which Microsoft has agreed to elect the seven directors to serve on Expedia's board of directors until the 2002 annual meeting of Expedia shareholders as described under "Proposal No. 4--Election of Expedia Directors" and also to vote in favor of the adoption of the Expedia 2001 Stock Plan described under "Proposal No. 5--Adoption of Expedia 2001 Stock Plan".

    In addition, Microsoft has had in the past, and expects to continue to have in the future, a range of business agreements and transactions with one or more of Expedia, USA and their respective affiliates.

ACCOUNTING TREATMENT

    USA will account for the transactions as a purchase in accordance with generally accepted accounting principles. The purchase price by USA will be allocated to Expedia's identifiable assets and liabilities based on their estimated fair market values at the date of the completion of the transactions, and any excess of the purchase price over those fair market values will be accounted for as goodwill. As

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a result of the Statement of Financial Accounting Standards No. 142, "Goodwill
and Other Intangible Assets," goodwill resulting from a business combination completed subsequent to June 30, 2001 will not be amortized but instead will be required to be tested for impairment at least annually. The final allocation has not yet been completed. We may revise the allocation of the purchase price when additional information becomes available.

    The transactions are structured such that USA will acquire less than a 95% voting interest in Expedia. Accordingly, Expedia will account for the transactions as a recapitalization and its financial statements will not reflect the purchase price paid by USA for the Expedia voting stock acquired.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    EXPEDIA

    GENERAL. The following discussion describes the material federal income tax consequences of the recapitalization and the merger to holders of Expedia common stock that hold their shares of Expedia common stock and will hold their shares of Expedia Class B common stock, if any, as a capital asset at the effective time of the merger. The discussion is based upon the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this document, and is subject to any changes in these or other laws occurring after such date. The discussion does not address the effects of any state, local or foreign tax laws or of any federal tax laws other than federal income tax laws.

    The tax consequences of the recapitalization and the merger to an individual shareholder may vary depending upon such shareholder's particular situation, and certain shareholders (particularly any shareholder which, at the effective time of the recapitalization and the merger, is a tax-exempt entity, securities dealer, broker-dealer, insurance company or financial institution, is an investor in a pass-through entity or is an individual who acquired his or her shares of Expedia common stock pursuant to an employee stock option or otherwise as compensation or holds shares of Expedia common stock as part of a hedge, straddle, constructive sale or conversion transaction) may be subject to special rules not discussed below. If a partnership holds Expedia common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Expedia common stock should consult their tax advisors.

    EACH EXPEDIA SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE RECAPITALIZATION AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN ANY APPLICABLE TAX LAWS.

    The obligations of the parties to consummate the recapitalization and the merger are conditioned on Expedia's receipt of an opinion of Shearman & Sterling, special counsel to Expedia, dated the closing date of the recapitalization and the merger, substantially to the effect that (1) each of the recapitalization and the merger will, taking into account all of the transactions contemplated under the merger agreement, constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (2) no gain or loss will be recognized by the shareholders of Expedia upon the receipt of USA common stock, USA preferred stock and USA warrants in exchange for their shares of Expedia Class B common stock in the merger.

    Shareholders should be aware that an opinion of counsel is not binding on the Internal Revenue Service or the courts. Shareholders should also be aware that the opinion of Shearman & Sterling will be based upon current laws and on certain representations regarding factual matters made by USA and its wholly owned subsidiary, by Expedia and by Microsoft, which, if incorrect in certain material respects, might jeopardize the conclusions reached by such counsel in its opinion.

    Assuming that each of the recapitalization and the merger will qualify as a reorganization within Section 368(a) of the Internal Revenue Code, the recapitalization and the merger will have the federal income tax consequences discussed below.

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    TAX CONSEQUENCES OF THE RECAPITALIZATION AND THE MERGER TO EXPEDIA
SHAREHOLDERS THAT RETAIN THEIR EXPEDIA COMMON STOCK IN THE RECAPITALIZATION. Expedia shareholders that retain their Expedia shares should not recognize any gain or loss in the recapitalization or the merger as a result of the receipt of the new Expedia warrants in the merger. However, a risk exists that the Internal Revenue Service may take the position that such Expedia shareholders have taxable gain or other income with respect to a portion of the consideration received. Assuming that the Expedia shareholders do not recognize any gain or other income, an Expedia shareholder's aggregate basis in the Expedia common stock and new Expedia warrants (including any new Expedia warrants sold by the exchange agent on behalf of the Expedia shareholder in lieu of the issuance of fractional new Expedia warrants) will be the same as the shareholder's aggregate tax basis in the Expedia common stock retained in the recapitalization. This basis will be allocated between the shares of Expedia common stock the new Expedia warrants in proportion to their relative fair market values on the date that the transactions are consummated. An Expedia shareholder's holding period in the Expedia common stock and new Expedia warrants (including any new Expedia warrants sold by the exchange agent on behalf of the Expedia shareholder in lieu of the issuance of fractional new Expedia warrants) will include the holding period of the Expedia common stock retained in the recapitalization.

    An Expedia shareholder will recognize capital gain or loss on the sale of new Expedia warrants by the exchange agent on its behalf in lieu of the issuance of fractional new Expedia warrants. The gain or loss will be the difference between the amount realized by the Expedia shareholder on the sale and the portion of the Expedia shareholder's basis in its Expedia shares that is allocable to the new Expedia warrants sold. The gain or loss will be long-term capital gain or loss if the Expedia shareholder's holding period in the new Expedia warrants (determined as described above) is more than one year at the effective time of the merger.

    A holder of new Expedia warrants will not recognize gain on the exercise of new Expedia warrants. The holder's basis in the Expedia common stock received on the exercise of the new Expedia warrants will equal the holders basis in the new Expedia warrants, plus the price paid for the Expedia common stock (which will be equal to the strike price of the new Expedia warrants). The holders holding period in the Expedia common stock received on the exercise of the new Expedia warrants will begin on the date the new Expedia warrants are exercised.

    TAX CONSEQUENCES OF THE RECAPITALIZATION AND THE MERGER TO EXPEDIA SHAREHOLDERS THAT EXCHANGE THEIR EXPEDIA COMMON STOCK FOR EXPEDIA CLASS B COMMON STOCK IN THE RECAPITALIZATION. Expedia shareholders that exchange their shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization will not recognize any gain or loss on that exchange. An Expedia shareholder's aggregate basis in the Expedia Class B common stock received in the recapitalization will be the same as the shareholder's aggregate tax basis in the Expedia common stock surrendered in the recapitalization. An Expedia shareholder's holding period in the Expedia Class B common stock received in the recapitalization will include the shareholder's holding period of the Expedia common stock surrendered in the recapitalization.

    On the exchange of shares of Expedia Class B common stock in the merger for USA common stock, USA preferred stock and USA warrants, exchanging Expedia shareholders will not recognize gain or loss. The aggregate tax basis of the USA common stock, USA preferred stock and USA warrants received in the merger (including shares of USA common stock, USA preferred stock or USA warrants sold by the exchange agent on behalf of the shareholder in lieu of the issuance of fractional shares of USA common stock and USA preferred stock and fractional USA warrants) will be the same as the shareholder's aggregate tax basis in the Expedia Class B common stock surrendered in the merger (determined as described above). This basis will be allocated among the USA common stock, USA preferred stock and USA warrants in proportion to their relative fair market values on the date that the transactions are consummated. The holding period of the USA common stock, USA preferred

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stock and USA warrants received in the merger (including shares of USA common stock, USA preferred stock or USA warrants sold by the exchange agent on behalf of the shareholder in lieu of the issuance of fractional shares of USA common stock and USA preferred stock and fractional USA warrants) will include the shareholder's holding period in the Expedia Class B common stock surrendered in the merger (determined as described above).

    An Expedia shareholder will recognize capital gain or loss on the sale of USA common stock, USA preferred stock or USA warrants by the exchange agent on its behalf in lieu of the issuance of fractional shares of USA common stock or USA preferred stock or fractional USA warrants. The gain or loss will be the difference between the amount realized by the Expedia shareholder on the sale and the portion of the Expedia shareholder's basis in its Expedia shares that is allocable to the USA common stock, USA preferred stock or USA warrants sold. The gain or loss will be long-term capital gain or loss if the Expedia shareholder's holding period in the USA common stock, USA preferred stock or USA warrants (determined as described above) is more than one year at the effective time of the merger.

    POTENTIAL DEEMED DISTRIBUTIONS ON USA PREFERRED STOCK. At the time of conversion, the conversion price of the USA preferred stock will be reduced for each $1.00 that the price of USA common stock exceeds $35.10 at such time in accordance with the formula described under "Description of USA Capital Stock--USA Preferred Stock--Conversion Rights." In general, a reduction in the conversion price of a convertible preferred stock, such as the USA preferred stock, may be treated as a deemed distribution. Applicable U.S. Treasury regulations provide that a change in conversion ratio or any transaction having a similar effect on the interest of any shareholder may be treated as a distribution with respect to any shareholder whose proportionate interest in the earnings and profits or assets of the corporation is increased by such change or similar transaction. A reduction in the conversion price of a convertible preferred stock will increase the preferred shareholder's proportionate interest in the earnings and profits or assets of USA.

    A reduction in conversion price will not result in a deemed distribution if it represents an adjustment of the price to be paid by the issuer of the convertible preferred stock in acquiring property, including through a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, the authorities treating an adjustment to a conversion price or conversion ratio as a purchase price adjustment generally have involved an adjustment at single, fixed date based on the earnings of the acquired business for a specified period after the closing of the acquisition. In contrast, the conversion price of the USA preferred stock will be adjusted at the time of conversion, which could occur at any time at the election of the holder. Moreover, the adjustment of the conversion price of the USA preferred stock is based upon the performance of USA common stock, not the post-merger earnings of Expedia. As a result, it is possible that this exception from deemed distribution treatment would not apply.

    If the reduction in conversion price is treated as a deemed distribution, a converting shareholder will have dividend income, taxable at ordinary income rates, to the extent of USA's current or accumulated earnings and profits. Any excess will be treated as a non-taxable return of capital to the extent of the shareholder's basis in the USA preferred stock, and thereafter as capital gain.

    USA currently intends, absent a change in applicable authorities, to treat the reduction to the conversion price as a deemed dividend taxable to the converting shareholder at the time of conversion, in an amount equal to the fair market value of the additional shares of USA common stock received (and the amount of any cash received in lieu of additional fractional shares of USA common stock) as a result of the reduction in the conversion price. Generally, dividends paid to a non-U.S. shareholder will be subject to U.S. withholding tax at a 30% rate or, if a tax treaty applies, a lower rate specified by the treaty, provided that the non-U.S. holder furnishes to USA or its payment agent a duly completed Internal Revenue Service Form 8BEN (or substitute form). USA, as a withholding agent, would be

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liable for any withholding taxes if it should have, but did not, properly collect and pay over U.S. withholding tax. Dividends that are effectively connected with the conduct of a trade or business within the U.S. and, if a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are exempt from U.S. withholding tax, provided that the non-U.S. holder furnishes to USA or its payment agent a duly completed Internal Revenue Service Form W-8ECI (or substitute form) certifying the exemption.

    Expedia shareholders that elect to receive USA preferred stock in the merger are urged to consult their advisors concerning the proper treatment of the potential reduction in the conversion price of the USA preferred stock. Expedia shareholders that are corporations should also consult their tax advisors concerning the availability of the dividends received deduction in the event that the potential reduction in the conversion price of USA preferred stock is treated as a deemed distribution, as well as the applicability of Section 1059 of the Internal Revenue Code, which would limit the benefit of the dividends-received deduction by requiring a shareholder to reduce its basis in its USA preferred stock with respect to certain extraordinary dividends.

    BACKUP WITHHOLDING. Under the U.S. backup withholding rules, an Expedia shareholder may be subject to backup withholding, unless the shareholder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies that the shareholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the shareholder's federal income tax liability. An Expedia shareholder that does not provide the exchange agent with its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

    USA

    The merger will not be a taxable transaction to USA's stockholders as the outstanding shares of USA common stock and USA Class B common stock are not being sold or exchanged in connection with the transactions.

REGULATORY MATTERS

    The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods have expired or been terminated. On August 1, 2001, USA and Microsoft filed their Premerger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. The waiting period was terminated early on August 10, 2001. Even though the waiting period has been terminated, either the Antitrust Division of the DOJ or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the transactions. Additionally, at any time before or after the completion of the merger, notwithstanding that the waiting period ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the transaction will not be made or that, if a challenge is made, we will prevail.

    We also may be required to make filings and obtain regulatory approvals from various other governmental authorities. Where necessary, USA, Expedia and/or Microsoft intend to make such filings.

    The obligations of USA, Microsoft and Expedia to consummate the transactions are subject to there being no requirement to divest any of their respective assets or limit the ownership or operations of their respective businesses. The obligations of USA, Microsoft and Expedia to consummate the

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transactions are also subject to the condition that there be no injunction or other order by any court or governmental entity preventing consummation of the transactions or statute, rule, regulation, order or decree prohibiting, materially restricting or making illegal consummation of any or all of the transactions.

DISSENTERS' RIGHTS

    THE FOLLOWING IS A BRIEF SUMMARY OF THE RIGHTS OF HOLDERS OF EXPEDIA COMMON STOCK TO DISSENT FROM THE RECAPITALIZATION AND/OR MERGER AND RECEIVE CASH EQUAL TO THE FAIR VALUE OF THEIR EXPEDIA COMMON STOCK INSTEAD OF RECEIVING SHARES OF EXPEDIA CLASS B COMMON STOCK IN THE RECAPITALIZATION, OR IN THE MERGER RECEIVING USA SECURITIES OR RETAINING THEIR SHARES OF EXPEDIA COMMON STOCK AND ALSO RECEIVING NEW EXPEDIA WARRANTS. THIS SUMMARY IS NOT EXHAUSTIVE, AND YOU SHOULD READ THE APPLICABLE SECTIONS OF CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT, WHICH IS ATTACHED TO THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT AS ANNEX G.

    USA stockholders do not have dissenters' rights in connection with the transactions.

    If you are an Expedia shareholder and wish to dissent from the recapitalization and/or merger, you should carefully review the text of Annex G, particularly the procedural steps required to perfect dissenters' rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of Washington law, you will lose your dissenters' rights.

    REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS

    Under Washington law, Expedia shareholders have the right to dissent from the recapitalization and/or merger and to receive payment in cash for the fair value of their shares of Expedia common stock. To preserve your right if you wish to exercise your statutory dissenters' rights, you must:

    - deliver to Expedia, before the vote on the proposal to approve the merger agreement is taken at the annual meeting, written notice of your intent to demand the fair value for your Expedia common stock if the recapitalization and/or merger, as applicable, is consummated and becomes effective; and

    - not vote your shares of Expedia common stock at the annual meeting in favor of the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the recapitalization and merger.

    Merely voting against the merger agreement, including the recapitalization and merger, will not preserve your dissenters' rights. Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this joint prospectus/proxy and information statement as Annex G. Failure to precisely comply with all procedures required by Washington law will result in the loss of your dissenters' rights. If you do not satisfy each of the statutory requirements, you cannot exercise dissenters' rights and you will be bound by the terms of the merger agreement.

    Submitting a proxy card that does not direct how the Expedia common stock represented by that proxy is to be voted will constitute a vote in favor of each of the proposals being presented to Expedia shareholders at the annual meeting and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger agreement will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters' rights with Expedia at: Expedia, Inc., 18310 SE Eastgate Way, Suite 400, Bellevue, WA 98005, Attn: Corporate Secretary.

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    DISSENTERS' NOTICE PROCEDURE

    Within ten days after the proposed merger has been effected, Expedia will send written notice to all shareholders who have properly given written notice under the dissenters' rights provisions and have not voted in favor of the merger agreement as described above. The notice will contain:

    - the address where the demand for payment and certificates representing shares of Expedia common stock must be sent and the date by which they must be received;

    - any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

    - a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed transactions and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Expedia common stock or an interest in it;

    - a date by which Expedia must receive the payment demand; and

    - a copy of the dissenters' rights provisions of Washington law.

    If you wish to assert dissenters' rights, you must demand payment and deposit your Expedia certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your Expedia certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

    Except as provided below, within 30 days of the later of the effective time of the recapitalization and/or merger, as applicable, or Expedia's receipt of a valid demand for payment, Expedia will remit to each dissenting shareholder who complied with the requirements of Washington law the amount Expedia estimates to be the fair value of the shareholder's Expedia common stock, plus accrued interest. Expedia will include the following information with the payment:

    - financial data relating to Expedia;

    - Expedia's estimate of the fair value of the shares and the accrued interest and a brief description of the methods used to reach those estimates;

    - an explanation of how the interest was calculated;

    - a statement of the dissenter's right to demand payment under Chapter 23B.13.280 of the Washington Business Corporation Act;

    - a copy of Chapter 23B.13 of the Washington Business Corporation Act; and

    - a brief description of the procedures to be followed in demanding supplemental payment.

    For dissenting shareholders who were not the beneficial owner of the shares of Expedia common stock before October 15, 2001, Expedia may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder's demand for payment. Expedia will also send an explanation of how it estimated the fair value of the shares and calculated the interest, and a statement of the dissenter's right to payment under Chapter 23B.13.280 of the Washington Business Corporation Act.

    If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify Expedia in writing of and demand payment of your estimate of the fair value of

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your shares and the amount of interest due. If any dissenting shareholder's demand for payment is not settled within 60 days after receipt by Expedia of the payment demand, Section 23B.13.300 of the Washington Business Corporation Act requires that Expedia commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

    The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the market price of the Expedia common stock and new Expedia warrants to be retained and issued to nondissenting and nonelecting shareholders for their Expedia common stock. The dissenters have the same discovery rights as parties in other civil proceedings. If the court determines that the fair value of the shares is in excess of any amount remitted by Expedia, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

    The court will determine the costs and expenses of the court proceeding and assess them against Expedia, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Expedia did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of the Washington Business Corporation Act, the court may also assess against Expedia any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Expedia.

    A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Expedia in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of Expedia common stock who desire to exercise dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to demand fair value.

    For purposes of Washington law, "fair value" means the value of Expedia common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 23B.13.020 of the Washington Business Corporation Act, an Expedia shareholder has no right, at law or in equity, to set aside the approval and adoption of the merger or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the Washington statute, Revised Code of Washington Sections 25.10.900 through 25.10.955, Expedia's articles of incorporation or Expedia's By-laws, or was fraudulent with respect to that shareholder or Expedia.

FEDERAL SECURITIES LAWS CONSEQUENCES

    All shares of USA common stock, USA preferred stock, USA warrants and new Expedia warrants that will be issued in connection with the merger will be freely transferable, except for certain restrictions on holders of new Expedia warrants received on the distribution date and on "affiliates" of USA or Expedia. Shares of USA common stock, USA preferred stock and USA warrants and new

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Expedia warrants received by persons who are deemed to be affiliates of Expedia may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of USA) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of USA or Expedia generally include certain officers, directors and significant shareholders of USA or Expedia, respectively. The merger agreement requires Expedia to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of USA securities issued to them in the merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

    This joint prospectus/proxy and information statement does not cover resales of USA common stock, USA preferred stock, USA warrants or new Expedia warrants to be received by the shareholders of Expedia in the merger, and no person is authorized to make any use of this joint prospectus/proxy and information statement in connection with any such resale. In addition, this joint prospectus/proxy and information statement does not cover the issuance of new Expedia warrants to Expedia optionholders prior to the Expedia annual meeting or the subsequent resales of those new Expedia warrants.

                           THE TRANSACTION AGREEMENTS

    The following is a description of the material terms of the transaction agreements, copies of which are attached as Annexes to this joint prospectus/proxy and information statement or as exhibits to the registration statements of USA and Expedia of which this joint prospectus/proxy and information statement is a part and are incorporated in this document by reference. To receive copies of the incorporated documents, see "Summary--Where You Can Find More Information."

THE MERGER AGREEMENT

    THE DESCRIPTION OF THE MERGER AGREEMENT INCLUDED BELOW DESCRIBES THE MATERIAL TERMS OF THE MERGER AGREEMENT THAT ARE NOT PREVIOUSLY DESCRIBED IN "PROPOSAL NO. 1--APPROVAL OF THE MERGER AGREEMENT." THE FULL TEXT OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS JOINT PROSPECTUS/ PROXY AND INFORMATION STATEMENT. ALL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER.

    EFFECTIVE TIME AND THE SURVIVING CORPORATION

    EFFECTIVE TIME OF THE MERGER AND CLOSING. The merger will become effective at the time and date the articles of merger relating to the merger are filed with the Secretary of State of the State of Washington. The closing will be on the third business day immediately following the satisfaction or waiver of the conditions to the merger (other than those conditions to be satisfied or waived at the closing) or on another date as USA, Expedia and Microsoft agree.

    CERTIFICATE OF INCORPORATION AND BY-LAWS. At the effective time of the merger, Expedia's amended and restated articles of incorporation, which are attached as Annex B to this joint prospectus/proxy and information statement will be the articles of incorporation of the surviving corporation. At the effective time of the merger, Taipei's amended and restated bylaws, which are attached as Annex C to this joint prospectus/proxy and information statement, will be the bylaws of the surviving corporation.

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    DIRECTORS AND OFFICERS.  Following the transactions, Barry Diller will become Chairman of Expedia and Richard N. Barton will continue in his role as President and Chief Executive Officer of Expedia. At the effective time of the merger and through the one-year anniversary of such time, the board of directors of Expedia will consist of 11 members, six of whom will be appointed by USA. The remaining five members will be Expedia's Chief Executive Officer and Chief Financial Officer and three independent directors, of whom two will be Gregory
B. Maffei and Jay C. Hoag, current directors of Expedia. The officers of Expedia immediately prior to the effective time of the merger will be the officers of the surviving corporation until their successors are duly appointed or elected.

    TREATMENT OF SECURITIES IN THE MERGER

    CONVERSION OF EXPEDIA SHARES. At the effective time of the merger (other than the distribution of new Expedia warrants to optionholders as discussed below) and without any action on the part of the shareholders, each share of Expedia capital stock shall be treated as follows (subject to the treatment of fractional shares described below):

    - Each share of Expedia common stock that is owned by Expedia as treasury stock, if any, and all shares of Expedia common stock that are owned by USA and any of its wholly owned subsidiaries immediately prior to the effective time of the merger will be cancelled and will cease to exist and no consideration will be delivered for the cancellation.

    - Each share of Expedia Class B common stock issued in the recapitalization and outstanding immediately prior to the effective time of the merger will be converted into the right to receive a combination of:

       -- a number of validly issued, fully paid and nonassessable shares of USA common stock equal to the quotient, rounded to the nearest ten thousandth (or if there is no nearest ten thousandth, the next higher thousandth) obtained by dividing (1)(A) $35.00 less (B) the product of the number of shares of USA preferred stock received for each share of Expedia Class B common stock (as determined below) and 50, by (2) the average of the daily closing prices (as of 4:00 p.m., eastern time) per share of USA common stock, as reported on the Nasdaq Stock Market for the ten consecutive full trading days immediately preceding the second full trading day prior to the date of the election deadline; PROVIDED that for the purposes of this calculation the average of the daily closing prices, as determined above shall not be greater than $31.00, nor less than $23.00;

       -- a number of validly issued, fully paid and nonassessable shares of USA preferred stock equal to the quotient, rounded to the nearest ten thousandth (or if there is no nearest ten thousandth, the next higher thousandth) obtained by dividing (A) 656,250,000 divided by the number of shares of Expedia Class B common stock exchanged in the merger, by (B) 50; and

       -- a number of validly issued, fully paid and nonassessable USA warrants equal to the ratio corresponding to the USA share price as set forth on Annex F to this joint prospect/proxy and information statement.

    - Each share of Expedia common stock, other than shares held by dissenting shareholders and shares cancelled as described above, issued and outstanding immediately prior to the effective time of the merger will remain outstanding and will entitle its holder to receive 0.1920 validly issued, fully paid and nonassessable new Expedia warrants. The new Expedia warrants are described under "Description of Expedia Capital Stock--New Expedia Warrants."

    TREATMENT OF OUTSTANDING EXPEDIA WARRANTS. Each outstanding Expedia warrant for which no election has been made and that is not exercised prior to the recapitalization will be terminated in accordance with its terms unless their terms explicitly provide otherwise, in which case, if the warrant is exercised after the recapitalization, the holder will receive both Expedia common stock and 0.1920 of a

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new Expedia warrant for each share of Expedia common stock subject to the outstanding Expedia warrant.

    TREATMENT OF EXPEDIA OPTIONS. Each option to acquire Expedia common stock issued under the Expedia stock option plans will remain outstanding in accordance with its terms. On the distribution date, which will be prior to the listing of the Expedia warrants on Nasdaq, the American Stock Exchange or another exchange acceptable to Expedia, the holders of Expedia options, whether vested or unvested, but which were issued under Expedia employee benefit plans on or prior to August 2, 2001 will receive 0.1920 of a restricted Expedia warrant for each outstanding option to acquire a share of Expedia common stock. The additional restricted Expedia warrants to be distributed on the distribution date will have economic terms identical to the terms of the new Expedia warrants being distributed to holders of Expedia common stock in the merger, except that the restricted Expedia warrants will be subject to vesting schedules identical to those of the related Expedia options and will not be transferable or exercisable for a period of 90 days from the date of their issue. Expedia will take all reasonable steps necessary to ensure that no optionholder receives both the distribution to optionholders on the distribution date and either the USA securities or Expedia securities to be received in the merger.

    CONVERSION OF TAIPEI SHARES. In the merger, USA will merge Taipei, its wholly owned subsidiary, into Expedia. As a result, all of the issued and outstanding shares of Taipei will be converted into the right to receive a number of fully paid and nonassessable shares of Expedia Class B common stock equal to the number of shares of Expedia Class B common stock issued in the recapitalization, which shares of Expedia Class B common stock will, following the merger, have the same rights and characteristics as the Expedia Class B common stock possessed following the recapitalization and immediately prior to the merger. Immediately following the merger, no Expedia shareholder other than USA will hold Expedia Class B common stock. The rights and privileges of Expedia Class B common stock are identical in all respects to those of Expedia common stock, except that instead of one vote per share, Expedia Class B common stock has 15 votes per share, provided, however, that no Expedia shareholder can generally hold more than 94.9% of the total outstanding voting power of Expedia. See "Description of Expedia Capital Stock" for a more detailed description of the classes of Expedia's common stock.

    TAX ADJUSTMENT. In the event that counsel for the parties to the merger agreement reasonably determine that the requirement of Section 368(a)(2)(E)(ii) of the Internal Revenue Code would not otherwise be satisfied, then the number of USA warrants received for each share of Expedia Class B common stock will be reduced to the extent necessary to satisfy this requirement and the number of shares of USA common stock to be received for each share of Expedia Class B common stock shall be increased by an amount equal to the quotient obtained by dividing (a) the product of (1) the reduction in the number of USA warrants received for each share of Expedia Class B common stock multiplied by (2) the Black-Scholes value of a USA warrant determined as of the closing date (assuming 40% volatility and a risk-free interest rate of 5.66%), by (b) the average of the daily closing prices (as of 4:00 p.m. eastern time) per share of USA common stock, as reported on the Nasdaq Stock Market for the ten consecutive full trading days immediately preceding the closing date. Because the replacement of warrants with common stock will be pursuant to this valuation mechanism that includes variable factors, it is possible that the value of the USA common stock received under this adjustment will be greater than or less than the value of the warrants being replaced.

    FRACTIONAL SHARES. No fractional shares of USA common stock, USA preferred stock, USA warrants or new Expedia warrants will be issued in the merger. Instead of any fractional shares of USA common stock, USA preferred stock and USA warrants, each holder of shares of Expedia Class B common stock who would otherwise be entitled to a fraction of a share of USA common stock, USA preferred stock and/or USA warrants pursuant to the merger agreement will be paid an amount in cash, without interest, equal to the holder's proportionate interest in the net proceeds from the sale or

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sales in the open market by an exchange agent agreeable to both USA and Expedia on behalf of all of the holders of Expedia Class B common stock, of the aggregate fractional shares of USA common stock, USA preferred stock and USA warrants issued pursuant to the merger. Instead of any fractional shares of new Expedia warrants, each holder of shares of Expedia common stock who would otherwise be entitled to a fraction of a share of new Expedia warrants pursuant to the merger agreement will be paid an amount in cash, without interest, equal to the holder's proportionate interest in the net proceeds from the sale or sales in the open market by the exchange agent on behalf of all of the holders of Expedia common stock (other than dissenting shareholders), of the aggregate fractional shares of new Expedia warrants issued pursuant to the merger.

    EXCHANGE OF CERTIFICATES

    DEPOSIT OF SECURITIES WITH THE EXCHANGE AGENT. As soon as practicable after the effective time of the merger, USA will deposit with a bank or trust company mutually agreeable to USA and Expedia, which will serve as the exchange agent for the transactions, certificates representing shares of USA common stock, shares of USA preferred stock and USA warrants, in each case sufficient to effect the conversion of Expedia Class B common stock in the merger. At the same time, Expedia will deposit with the exchange agent certificates representing new Expedia warrants sufficient to effect the payment relating to Expedia common stock in the merger. USA and Expedia will enter into an exchange agent agreement with the exchange agent relating to the transactions.

    EXCHANGE AND PAYMENT PROCEDURES. Included with this joint prospectus/proxy and information statement is an election form and letter of transmittal, which is being sent to each holder of record of Expedia common stock and outstanding Expedia warrants as of the record date of the annual meeting. If you did not receive a copy of the election form and letter of transmittal because you acquired Expedia shares after the record date you should call the proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 and a copy of each will be mailed to you free of charge. The election form and letter of transmittal contains instructions explaining the procedure for exchanging all or a portion of a holder's shares of Expedia common stock (including shares issuable upon exercise of outstanding Expedia warrants) for shares of Expedia Class B common stock in the recapitalization, and as a result, USA securities in the merger. Elections to receive Expedia Class B common stock made by holders of outstanding Expedia warrants will not be effective unless the warrants relating to the shares of Expedia common stock covered by the election form and letter of transmittal are exercised prior to the recapitalization. Once the recapitalization and merger are complete, the former holders of Expedia Class B common stock will receive in exchange for their Expedia Class B common stock certificates representing the number of shares of USA securities determined in accordance with the conversion formulas described above and cash in place of any fractional shares of USA securities. Holders who elect to retain their Expedia common stock, or who are not able to exchange all of their shares of Expedia common stock in the recapitalization due to oversubscription, will retain their shares of Expedia common stock and, following the effective time of the merger, will also receive a certificate representing the new Expedia warrants to which the shareholder is entitled and cash in place of any fractional new Expedia warrants. In the event the merger consideration is to be delivered to any person who is not the person in whose name the certificate surrendered is registered in the transfer records of Expedia, the merger consideration may be delivered to a transferee if the certificate is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and by evidence satisfactory to the exchange agent that any applicable stock transfer taxes have been paid. No interest will be paid or will accrue on any cash payable to holders of Expedia stock certificates in connection with these payment procedures.

    TERMINATION OF EXCHANGE AGENT. Any certificates representing USA securities that are deposited with the exchange agent and not exchanged within six months after the effective time of the merger will be returned by the exchange agent to USA, which will serve as the exchange agent for those securities after that time. All funds held by the exchange agent for payment to the holders of unsurrendered

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certificates and unclaimed at the end of one year from the effective time of the merger will be returned to USA, and after that time any holder of unsurrendered certificates shall look as a general creditor only to USA for payment of any funds to which the holder may be due, subject to applicable law.

    ESCHEAT. Neither USA nor Expedia will be liable to any person for any securities or funds delivered to a public official under any applicable abandoned property, escheat or similar law.

    LOST CERTIFICATES. In the event that any certificate has been lost, stolen or destroyed, a person may make of an affidavit of that fact and, if USA reasonably requires, post a bond in an amount that USA reasonably determines to be necessary as indemnity against any claim that may be made against it with respect to the lost, stolen or destroyed certificate. Following the affidavit and posting of the bond, if any, the exchange agent will issue in exchange the USA securities, if an election had properly been made with respect to the shares underlying the certificate and was not subject to proration, or a replacement certificate for Expedia common stock and the applicable number of new Expedia warrants.

    REPRESENTATIONS AND WARRANTIES

    REPRESENTATIONS AND WARRANTIES OF EXPEDIA. The merger agreement includes standard representations and warranties, generally subject to materiality qualifiers, of Expedia to USA, including, among other things, as to:

    - corporate organization;

    - capitalization of Expedia;

    - authority, no violation;

    - consents and approvals;

    - SEC reports and financial statements;

    - broker's fees;

    - absence of certain changes or events;

    - legal proceedings;

    - taxes and tax returns;

    - employees;

    - compliance with applicable law;

    - intellectual property, and proprietary rights, and related employee restrictions;

    - material contracts;

    - no undisclosed liabilities;

    - insurance;

    - environmental liability;

    - board of directors' approval of the transactions in accordance with applicable Washington state anti-takeover laws;

    - certain tax matters;

    - accuracy of statements made in the registration statements of which this joint prospectus/proxy and information statement is a part;

    - transactions with affiliates; and

    - opinion of Expedia's financial advisor.

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    REPRESENTATIONS AND WARRANTIES OF USA.  The merger agreement also contains standard representations and warranties, generally subject to materiality qualifiers, of USA to Expedia, including, among other things, as to:

    - corporate organization of each of USA, Taipei, USA Media Corp. and USA Media, LLC;

    - capitalization of USA, Taipei, USA Media Corp. and USA Media, LLC;

    - authority, no violation;

    - SEC reports and financial statements;

    - consents and approvals;

    - conduct of business of Taipei;

    - broker's fees;

    - certain tax matters;

    - absence of certain changes or events;

    - legal proceedings;

    - accuracy of statements made in the registration statements of which this joint prospectus/proxy and information statement is a part; and

    - agreements with Microsoft.

    REPRESENTATIONS AND WARRANTIES OF MICROSOFT. The merger agreement also contains standard representations and warranties, generally subject to materiality qualifiers, of Microsoft to USA, Taipei and Expedia, including, among other things, as to:

    - corporate organization of each of Microsoft and Microsoft E-Holdings;

    - authority, no violation;

    - broker's fees;

    - certain tax matters;

    - accuracy of statements made in the registration statements of which this joint prospectus/proxy and information statement is a part; and

    - agreements with USA.

    COVENANTS AND AGREEMENTS

    CONDUCT OF BUSINESS OF EXPEDIA PENDING THE MERGER. The merger agreement generally provides that, except as expressly contemplated or permitted in the merger agreement or previously disclosed to USA by Expedia, during the period between signing of the merger agreement through to the completion of the transactions, Expedia will, and will cause each of its subsidiaries to:

    - conduct its business in the ordinary course consistent with past practice;

    - use its reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

    - use commercially reasonable efforts to retain the services of its key officers and key employees; and

    - take no action which would adversely affect or delay the ability of any of the parties from obtaining any necessary regulatory or governmental approvals required for the transactions, performing its covenants and agreements or otherwise delaying or prohibiting consummation of the transactions.

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    Each of Expedia and Taipei has agreed, among other things, that, unless the other parties to the merger agreement agree in writing or except as otherwise permitted pursuant to the merger agreement or previously disclosed, prior to the effective time of the merger, none of Expedia and Taipei will and Expedia will not permit any of its subsidiaries to, among other things:

    - incur any indebtedness for borrowed money or assume or guarantee any obligations of another person or make any loan or advance, other than for short term indebtedness not to exceed $50 million;

    - except for the recapitalization, adjust, split, combine or reclassify any capital stock;

    - make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options issued and outstanding as of July 15, 2001 under Expedia's stock option plans;

    - grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than individual option grants issued under Expedia stock option plans to acquire up to 50,000 shares of Expedia common stock to employees, individual option grants issued under Expedia stock option plans, to acquire up to an aggregate of 200,000 shares of Expedia common stock made in the ordinary course of business to new employee hires, which in any calendar month will not exceed 100,000 shares, and automatic grants to directors in the ordinary course of business consistent with past practice;

    - issue any additional shares of its capital stock other than pursuant to the exercise of stock options under the Expedia stock option plans, issued and outstanding as of July 15, 2001 or permitted under the preceding bullet, the operation of Expedia's 401(k) plan, and the operation of the Expedia employee stock purchase plan;

    - sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to a person or entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except pursuant to contracts or agreements in force on July 15, 2001;

    - except pursuant to contracts or agreements in force on July 15, 2001 or investments in treasury-grade securities made in the ordinary course, make any material investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary;

    - except for transactions in the ordinary course of business, terminate, amend or waive any material provision of Expedia's material contracts or make any material change in any agreement governing the terms of any lease or contract other than normal renewals of contracts or leases without a material adverse change of terms, or its securities;

    - grant any increases in the compensation or fringe benefits of any of its employees, directors, consultants, independent contractors or service providers, except in the ordinary course of business consistent with past practice or in accordance with an existing agreement, pay any pension, severance or retirement benefits not required or enter into, amend, alter or commit itself to any pension, retirement, profit-sharing, bonus or other employee benefit or welfare plan or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider or accelerate the vesting of, or the lapsing of restrictions with respect to, any options or stock-based compensation;

    - settle any material claim, action or proceeding involving money damages;

    - amend its articles of incorporation or its bylaws;

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    - take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect prior to the effective time of the merger, or in any conditions to the merger not being satisfied or in violation of any provision of the merger agreement;

    - enter into any "non-compete" or similar agreement that would materially restrict the business of the surviving corporation or its subsidiaries or that would in any way restrict the business of USA and its subsidiaries;

    - other than in the ordinary course of business consistent with past practice, sell or enter into any material license agreement with respect to any Expedia intellectual property used by it with any person or entity, or buy or enter into any material license agreement with respect to a third party's intellectual property, or sell or transfer to any third person any material rights to any Expedia intellectual property used by it in its business, or materially amend or enter into any one of the specified Expedia contracts, pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products of it or any of its subsidiaries;

    - enter into any new, amend or otherwise alter any current agreements with affiliates other than as contemplated by the merger agreement; and

    - agree to take, make any commitment to take, or adopt any resolution of its board of directors in support of, any actions prohibit by the foregoing.

    The parties to the merger agreement also covenant to each other that each party shall use its reasonable best efforts to cause the merger to qualify and none of them will knowingly take any action, cause any action to be taken, or fail to take any commercially reasonable action, or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the recapitalization and merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    NO SOLICITATION

    Under the merger agreement, Expedia and Microsoft have agreed that, prior to the effective time of the merger, without the prior written consent of USA, neither Expedia nor Microsoft will, and each will cause its subsidiaries and each of its and its subsidiaries' officers, director, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or of a substantial portion of the assets of, or any merger, consolidation or other business combination with, Expedia or any of its subsidiaries. These restrictions will not prohibit the board of directors of Expedia from, following receipt of a transaction proposal, taking and disclosing to its shareholders information required under the proxy rules to the extent permitted by the proviso set forth in the following paragraph.

    Expedia will use reasonable best efforts to cause the annual meeting to be held as soon as reasonably practicable after the date of the merger agreement. The Expedia board of directors will recommend to its shareholders that they approve the merger agreement and the transactions contemplated thereby, including the recapitalization and the merger, the amended and restated articles of incorporation of Expedia, and the termination of the shareholder agreement, and the Expedia board of directors will use its reasonable best efforts to obtain the foregoing approvals from its shareholders; PROVIDED that the board of directors of Expedia will not be required to use such reasonable best efforts to obtain the vote in favor of approval of the merger agreement or to make or continue to make a recommendation if, after consultation with and consideration of the advice of outside counsel, the board of directors has determined that the making of a reasonable best effort to obtain the vote in

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favor of the adoption of the merger agreement or the making or continued making of a recommendation would cause the members of the board of directors to breach their fiduciary duties under applicable laws. Expedia has agreed that in any event it will submit the proposals for approval at the annual meeting with or without the recommendation of Expedia's board of directors and having recognized that special circumstances, as provided in Section 23B.11.030 of the Washington Business Corporation Act, may exist in light of the provisions of the Microsoft/USA voting and election agreement, Expedia will not alter its recommendation in a manner that would prevent Expedia from complying with its agreement to bring the proposals before the annual meeting.

    OTHER AUTHORIZATIONS

    USA and Expedia have agreed to, and to cause their respective subsidiaries to, use their reasonable best efforts to take or cause to be taken, all actions necessary, proper or advisable, to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger, and obtain any material consent, authorization, order or approval of, or any exemption by, any governmental entity and any third party that is required to be obtained in connection with the transactions. However, none of USA, Expedia or Microsoft or their respective affiliates will be required to divest any of their respective assets or corporations or will be required to enter into any agreements that in any way limit the ownership or operation of any of their or their respective affiliates business in order to obtain any material consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained by Expedia or USA or any of their respective subsidiaries. In addition, without the prior written consent of USA and Microsoft, Expedia will not agree to divest any assets or business of Expedia or its subsidiaries.

    LISTING OF USA COMMON STOCK, USA PREFERRED STOCK, USA WARRANTS AND NEW EXPEDIA WARRANTS

    USA has agreed to use its reasonable best efforts to cause the shares of USA common stock, shares of USA preferred stock and USA warrants that are to be issued in the merger to be authorized for quotation on Nasdaq, or if the Nasdaq eligibility requirements are not satisfied or waived, on the American Stock Exchange or another exchange acceptable to USA and Microsoft, prior to the effective time of the merger. In addition, Expedia has agreed to use its reasonable best efforts to cause the shares of new Expedia warrants that are to be issued in the merger to be authorized for quotation on Nasdaq, or if the Nasdaq eligibility requirements are not satisfied or waived, on the American Stock Exchange or another exchange acceptable to Expedia, prior to the recapitalization. If the USA preferred stock, USA warrants and/or new Expedia warrants do not meet the eligibility requirements for listing or quotation on an acceptable exchange prior to the effective time of the merger or recapitalization, as appropriate, USA and/or Expedia, as the case may be, will use its reasonable best efforts to have the securities listed or quoted as soon as the eligibility requirements are satisfied or waived.

    EXPEDIA'S RELATIONSHIP WITH USA

    USA and Expedia have agreed that following the transactions, their relationship will be governed by the following principles:

    - Neither anything contained in the merger agreement nor the ownership of shares of Expedia common stock or Expedia Class B common stock, except as may be provided in Expedia's amended and restated articles of incorporation, shall restrict USA or any of its subsidiaries from engaging in or owning an interest in any business which competes with Expedia or any subsidiary of Expedia, or restrict Expedia or any of its subsidiaries from engaging in or owning an interest in any business which competes with USA or any of its subsidiaries;

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    - For so long as USA owns at least 50.1% of the aggregate voting power of
      Expedia, Expedia will not enter into any material contract, arrangement or transaction with USA or any of its affiliates, or enter into any material amendment of any of the foregoing, without the approval of a majority of Expedia's independent directors;

    - There shall be meaningful consultation between USA and Expedia's Chief Executive Officer in the selection of the independent directors of Expedia; and

    - The independent directors of Expedia's board of directors will have the right, on behalf of Expedia, to enforce the above provisions. Any amendment or waiver to any of the above provisions will require the approval of a majority of Expedia's independent directors.

    FURTHER ASSURANCES

    If after the transactions are completed any further action is necessary or desirable to carry out the purposes of the merger agreement, the parties to the merger agreement and their respective subsidiaries will take all necessary action as may be reasonably requested by USA.

    EXPEDIA WARRANT DISTRIBUTION

    On the distribution date and prior to the listing on an exchange of the Expedia warrants and subject to applicable law, Expedia will distribute to the holders of options granted on or prior to August 2, 2001 under the Expedia stock option plans, and who continue to hold such options on the distribution date,
0.1920 restricted Expedia warrants for each share of Expedia common stock underlying such person's Expedia options, whether or not the option has vested. Any Expedia warrants distributed in accordance with the previous sentence that are unvested will be restricted and will become exercisable upon the vesting of the related Expedia options. In addition, Expedia will take all steps necessary to ensure that no optionholder receives both the distribution described in this paragraph and either the USA securities or Expedia securities to be received in the merger. The restricted Expedia warrants issued pursuant to this paragraph will be non-exercisable and non-transferable for a period of 90 days after their distribution. In the event that the merger agreement is terminated following the distribution referred to in this paragraph, Expedia has agreed that all holders of Expedia common stock and outstanding Expedia warrants (other than holders of Expedia options who have already become entitled to receive or have received the Expedia warrants and holders of outstanding Expedia warrants that by their terms will be equitably adjusted to give effect to the distribution) shall receive
0.1920 Expedia warrants for each share of Expedia common stock owned by such holder.

    TAX COVENANT

    The parties agreed that no tax sharing, allocation or indemnification agreements with Microsoft will survive the effective time of the merger, other than the tax allocation agreement, dated as of October 1, 1999, by and between Microsoft and Expedia. The aggregate liability of Expedia, however, to make payments after the date of the merger agreement under the Microsoft tax allocation agreement will not exceed $36,300,000 with respect to any past, present or future taxable periods. In addition, the term "Inherent Bargain Element," as used in the Microsoft tax allocation agreement, will not include any amount with respect to any option to purchase Expedia common stock granted on or after July 15, 2001. Microsoft also agreed to indemnify and hold harmless USA and Expedia for certain tax liabilities.

    ADVISE OF CHANGES

    USA and Expedia have agreed that each will promptly advise the other parties to the merger agreement of any change or event having a material adverse effect on it, and each of USA, Expedia

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and Microsoft will each promptly advise the other parties to the merger agreement of any change or event that it believes would or would be reasonably likely to cause or constitute a material breach of any of its or its subsidiaries, representations, warranties or covenants contained in the merger agreement.

    REGISTRATION RIGHTS AGREEMENTS

    The merger agreement provides that prior to the effective time of the merger, USA and Expedia will enter into a registration rights agreement relating to USA's shares of Expedia Class B common stock on no less favorable terms than those contained in the shareholder agreement between Expedia and Microsoft. In addition, Expedia and Microsoft have entered into the registration rights agreement described under "Proposal No. 1--Approval of the Merger Agreement--Microsoft's Interests in the Transactions." The terms of these registration rights agreements are attached as exhibits to the registration statements of USA and/or Expedia, of which this joint prospectus/proxy and information statement is a part.

    CONDITIONS

    The merger agreement generally provides that the respective obligations of each party to consummate the transactions contemplated in the merger agreement are subject to customary conditions, including the following:

    SHAREHOLDER APPROVAL. Approval by the shareholders of Expedia of the merger agreement and the transactions contemplated by the merger agreement, including the recapitalization and the merger, the amended and restated articles of incorporation of Expedia and the termination of the shareholder agreement.

    NASDAQ CLEARANCE. Approval or indication of no-action in writing of Nasdaq with respect to Expedia's dual class structure contemplated in the transactions. (This approval has already been obtained.)

    NASDAQ/AMERICAN STOCK EXCHANGE LISTINGS. Approval of shares of USA common stock, shares of USA preferred stock, USA warrants and new Expedia warrants, and, if required, Expedia Class B common stock to be issued in the merger, for quotation or listing, as appropriate, to the extent eligible for such quotation or listing, on Nasdaq or the American Stock Exchange or other exchange acceptable to Microsoft and USA.

    OTHER APPROVALS. The expiration or termination of any waiting period applicable under the HSR Act, and all other material notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority have been made or obtained for the transactions contemplated by the merger. On August 10, 2001, Expedia and USA received notification of early termination of the HSR Act waiting period.

    NO INJUNCTION OR RESTRAINTS; ILLEGALITY. Absence of any injunction that would prevent consummation of any or all of the transactions or of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal consummation of any or all of the transactions.

    EFFECTIVENESS OF REGISTRATION STATEMENTS. Declaration of effectiveness of the registration statements of which this joint prospectus/proxy and information statement is a part and no stop order suspending the effectiveness of the registration statements shall have been initiated or threatened by the SEC.

    TAX OPINION. Counsel to Expedia shall have delivered an opinion to the effect that, among other things, each of the recapitalization and the merger should be treated for U.S. federal income tax

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purposes as a tax-free reorganization and that shareholders of Expedia will recognize no gain or loss on the receipt of USA securities in the merger. Furthermore, the obligations of Microsoft to consummate the transactions contemplated in the merger agreement are conditioned on its receipt of a similar opinion from its counsel.

    REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of Expedia, USA and Microsoft contained in the merger agreement and, if applicable, the Microsoft/USA voting and election agreement are, to the extent qualified by materiality (including material adverse effect), true and correct, and to the extent not so qualified, true and correct in all material respects, in each case, when made and generally as of the closing date as though made on and as of the closing date.

    PERFORMANCE. Each of Expedia, USA and Microsoft shall have performed in all material respects all obligations required to be performed by it at or prior to the closing under the merger agreement and, if applicable, the Microsoft/USA voting and election agreement.

    SHAREHOLDER AGREEMENT TERMINATION. As a condition to Microsoft's consent to the recapitalization and merger and USA's obligation to consummate the recapitalization and merger, the termination of the shareholder agreement must have been approved and effected.

    USA/MICROSOFT REGISTRATION RIGHTS AGREEMENT. The registration rights agreement between USA and Microsoft relating to USA securities owned by Microsoft following the merger shall have been executed.

    Each of the foregoing conditions is waivable by USA, Expedia or Microsoft, as the case may be, to the extent legally permissible, except that Expedia must obtain Microsoft's consent to waive any conditions solely applicable to Expedia.

    TERMINATION

    TERMINATION BY ANY OF USA, MICROSOFT OR EXPEDIA. The merger agreement may be terminated by mutual consent of USA, Microsoft and Expedia, or by either USA, Microsoft or Expedia if:

    (a) any governmental entity that must grant a regulatory approval has denied approval of the merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of any or all of the transactions;

    (b) the merger has not been consummated by April 15, 2002, PROVIDED, HOWEVER, that the party seeking to terminate did not fail to fulfill any obligation causing the merger not to be consummated by that date, and PROVIDED, FURTHER, that such date shall be automatically extended to July 15, 2002 in the event that the delay is a direct result of the failure to have obtained the requisite regulatory approvals;

    (c) provided that the party desiring to terminate is not then in breach, there has been a breach by any other party of any of its respective covenants or agreements or, if applicable, any of its respective representations and warranties in the merger agreement or in the Microsoft/USA voting and election agreement, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions to the obligations of each of Expedia and USA which is not cured within 30 days or which cannot by its nature be cured prior to the closing date; or

    (d) any litigation or proceeding is pending before any court or has been threatened to be instituted by any governmental body, which in the good faith judgment of the terminating party's board of directors, would reasonably be likely to result in an order, decree or ruling

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       seeking substantial damages in respect of, or substantially impairing the benefits to that party of, the transactions.

    TERMINATION BY USA. The merger agreement may be terminated by USA if Microsoft breaches any of its covenants or agreements set forth in the Microsoft/USA voting and election agreement, which breach is not cured within ten days of written notice or by its nature is not capable of being cured prior to the closing date, or the Expedia board of directors does not submit the recapitalization and merger and the transactions contemplated by the merger agreement for approval by its shareholders at the annual meeting or alters its recommendation in a manner which would prevent it from doing so.

    CONSULTATION BETWEEN EXPEDIA AND MICROSOFT. The merger agreement provides that prior to any decision of either Expedia or Microsoft to terminate pursuant to (c) or (d) above, Expedia or Microsoft, as applicable, shall give notice to the other of the proposed termination and shall consult with one another over the proposed termination. The period of consultation will end on the earlier of the receipt of consent from the other party to give the notice of termination or 20 days after delivery of the notice of proposed termination. Any termination following the lapse of the 20-day period will be limited to one or more of the grounds set forth in the notice.

    EFFECT OF TERMINATION. The merger agreement generally provides that, in the event of termination of the merger agreement, the merger agreement will become void and have no effect and no party will have any liability or further obligation to any other party to the merger agreement, except with regard to the confidential treatment of information, the distribution of the new Expedia warrants and the payment of expenses described below and except that no party will be relieved of liability for any willful breach of the merger agreement.

    EXPENSES

    All cost and expenses incurred in connection with the merger agreement and the transaction contemplated by the merger agreement shall be paid by the party incurring such expense, except that the costs and expenses of printing and mailing the joint prospectus/proxy and information statement, and all filing and other fees paid to the SEC or in respect of antitrust filings, in connection with the transactions, shall be borne equally by USA, Microsoft and Expedia.

    AMENDMENT; EXTENSION; WAIVER

    The parties to the merger agreement may by action taken or authorized by their respective board of directors and signed in writing by USA, Expedia and Microsoft, amend the merger agreement, and to the extent legally allowed, extend the time for performance of any obligations of the other parties and waive breaches or compliance with agreements, PROVIDED that, after the approval of the merger agreement by Expedia shareholders, there can be no amendment, extension or waiver that changes the amount or form of the consideration to be delivered to the shareholders without further approval of Expedia's shareholders.

    REPRESENTATIONS, WARRANTIES AND AGREEMENTS DO NOT SURVIVE. None of the representations, warranties, covenants or other agreements, other than confidentiality agreements, will survive the completion of the transactions other than those agreements which by their terms apply after that time.

OTHER TRANSACTION AGREEMENTS

    MICROSOFT/USA VOTING AND ELECTION AGREEMENT

    Concurrently with the execution of the merger agreement, USA, Microsoft and Microsoft E-Holdings, Inc., a wholly owned subsidiary of Microsoft which holds Microsoft's Expedia shares, entered into the Microsoft/USA voting and election agreement. Pursuant to the Microsoft/USA voting and election agreement, Microsoft and Microsoft E-Holdings generally agreed to vote all Expedia common stock and Expedia Class B common stock that each owns or has the right to vote for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, the amended and restated articles of incorporation of Expedia, the termination of the shareholder agreement and any other matters submitted to the holders of Expedia capital stock in furtherance of the transactions contemplated by the merger agreement at any meeting at which the matters are considered or any adjournment thereof or by written consent and also to irrevocably appoint USA as its proxy. As of October 15, 2001, Microsoft and Microsoft E-Holdings collectively beneficially owned or had the right to vote or direct the voting of Expedia common stock constituting approximately 66% of the outstanding voting power of Expedia. Microsoft and Microsoft E-Holdings also agreed in the Microsoft/USA voting and election agreement to irrevocably and unconditionally elect to receive Expedia Class B common stock in respect of all of the shares they own in Expedia, subject to potential proration.

    In addition, each of Microsoft and Microsoft E-Holdings agreed in the Microsoft/USA voting and election agreement that, until the termination of the Microsoft/USA voting and election agreement or the effective time of the merger:

    - to vote against any transaction proposal and against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Expedia under the merger agreement or that would otherwise be inconsistent with, prevent or materially delay the consummation the transactions or of the transactions contemplated by the merger agreement;

    - not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of Expedia shares held by, or the shares of Expedia Class B common stock to be received in the recapitalization by Microsoft and Microsoft E-Holdings;

    - not to grant any proxies or powers of attorney, deposit any Expedia shares held by, or the shares of Expedia Class B common stock to be received in the recapitalization by Microsoft and Microsoft E-Holdings, into a voting trust or enter into a voting agreement with respect to such shares;

    - not to take any action that would cause any representation or warranty of Microsoft or Microsoft E-Holdings in the Microsoft/USA voting and election agreement to become untrue or incorrect or have the effect of preventing or disabling either of them from performing their obligations under the Microsoft/USA voting and election agreement;

    - not to commit or agree to take any of the actions in the previous three bullets.

    Any transfer of Expedia shares held by, or the shares of Expedia Class B common stock to be received in the recapitalization by Microsoft and Microsoft E-Holdings in contravention of the above will be null and void and may be enjoined. In addition, Microsoft and Microsoft E-Holdings have consented to the placement of a stop transfer order on their Expedia shares.

    The Microsoft/USA voting and election agreement will be terminated automatically on the termination of the merger agreement and shall be deemed satisfied in full and terminated upon the consummation of the transactions; PROVIDED that if the effective time of the merger occurs some provisions shall survive.

    The Microsoft/USA voting and election agreement also provides that USA shall prepare and file as soon as reasonably practicable a registration statement on Form S-3 with respect to the USA securities to be received by Microsoft and Microsoft E-Holdings in the merger and shall use its reasonable best efforts to cause such registration statement to become effective within two business days of the date of the closing and keep it effective until the earlier of (1) the date Microsoft and Microsoft E-Holdings no longer own any shares of USA securities received in the merger or upon exercise of such securities and
(2) the one-year anniversary of the effective time of the merger if USA has filed all reports required to be filed by the Securities Exchange Act in the 12 months preceding such date, and otherwise the two-year anniversary of the date of the closing; PROVIDED that USA may suspend the effectiveness of such registration for certain periods.

    Expedia is a third party beneficiary to, and therefore has the right to enforce, the following provisions of the Microsoft/USA voting and election agreement:

    - Microsoft's and Microsoft E-Holdings' agreements to vote in favor of the transactions and against any other transaction proposal, to appoint USA as their proxy, and to elect to receive shares of Expedia Class B common stock in the recapitalization;

    - the restrictions on transfer; and

    - the placement of the stop transfer order.

AMENDMENTS TO OPERATING AGREEMENTS BETWEEN MICROSOFT AND EXPEDIA

    Microsoft and Expedia are parties to various operating agreements relating to Expedia's business. Pursuant to an agreement between Microsoft and Expedia, certain of these agreements have been or will be amended prior to the closing of the merger. In addition, Microsoft and Expedia recently entered into three additional agreements. Each of these agreements has been or will be filed by Expedia with the SEC as an exhibit to its periodic reports and is or will be available as further described under "Where You Can Find More Information." The agreement between Microsoft and Expedia to amend these operating agreements is attached as Annex H to this document. For further information regarding each of the agreements between Expedia and Microsoft, see "Proposal No. 4--Election of Expedia Directors--Certain Relationships and Related Transactions."

USA UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the acquisition by USA of Expedia as well as other transactions completed by USA during the twelve months ended
December 31, 2000 and during the six months ended June 30, 2001. USA will account for its acquisition of Expedia under the purchase method of accounting. The other transactions made by USA in 2000 and 2001 include:

    (1) on April 5, 2000, USA acquired Precision Response Corporation ("PRC"), a leader in outsourced customer care for both large corporations and high growth internet-focused companies;

    (2) on July 27, 2000, USA and Styleclick.com Inc., completed the merger of Internet Shopping Network and Styleclick.com ("STYLECLICK"), forming a new company named Styleclick, Inc.; and

    (3) on January 31, 2001, Ticketmaster Online-Citysearch, Inc. ("TMCS") and Ticketmaster Corporation ("TM"), both of which are subsidiaries of USA, completed a transaction which combined the two companies.

    Expedia will account for the transactions as a recapitalization. Accordingly, the transactions will not significantly impact Expedia's financial information and no pro forma information for Expedia is deemed necessary.

    The pro forma combined condensed financial statements of USA reflect some assumptions regarding the transactions and are based on the historical financial statements of USA and the historical and pro forma financial statements of Expedia. The combined condensed financial statements of USA, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, USA's and Expedia's audited and unaudited financial statements, including the notes accompanying them, which are incorporated by reference into this joint prospectus/ proxy and information statement.

    The pro forma combined condensed balance sheet as of June 30, 2001 gives effect to the acquisition of Expedia as if it had occurred on June 30, 2001.

    The pro forma combined condensed statement of operations for the six months ended June 30, 2001 reflects USA's and Expedia's unaudited statements of operations for the six months ended June 30, 2001, adjusted for the pro forma effects of the acquisition of Expedia, as well as the completion of the other USA transactions listed above, as if such transactions had occurred as of January 1, 2000.

    The pro forma combined condensed statement of operations for the year ended December 31, 2000 reflects USA's audited statements of operations for the year ended December 31, 2000 and Expedia's results for the twelve months ended December 31, 2000, derived from the audited statement of operations for the year ended June 30, 2000 and the unaudited statement of operations for the six months ended December 31, 2000, adjusted for the pro forma effects of the acquisition of Expedia, as well as the completion of the other transactions listed above, as if such transactions had occurred as of January 1, 2000.

    USA is in the process of evaluating the fair value of Expedia's assets acquired and liabilities assumed in order to make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma combined condensed financial information. Statement of Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets," provides that goodwill resulting from a business combination completed subsequent to June 30, 2001 will not be amortized but instead is required to be tested for impairment at least annually.

    THE PRO FORMA COMBINED CONDENSED BALANCE SHEET AND STATEMENTS OF OPERATIONS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OR FINANCIAL POSITION, WHICH ACTUALLY WOULD HAVE BEEN REPORTED HAD THESE TRANSACTIONS OCCURRED AS OF JUNE 30, 2001 OR AS OF JANUARY 1, 2000, NOR ARE THEY NECESSARILY INDICATIVE OF USA'S FUTURE FINANCIAL RESULTS OF OPERATIONS.

                               USA NETWORKS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 JUNE 30, 2001

                                 (IN THOUSANDS)

                                                                                                        USA
                                                                                    PRO FORMA        PRO FORMA
                                                            USA       EXPEDIA(1)   ADJUSTMENTS       COMBINED
                                                        -----------   ----------   -----------      -----------
ASSETS
Current Assets:
Cash and short-term investments.......................  $   632,316    $182,161                     $   814,477
Restricted cash.......................................        3,173          --                           3,173
Marketable securities.................................      101,334          --                         101,334
Accounts and notes receivable, net....................      727,494      29,716                         757,210
Inventories, net......................................      388,312          --                         388,312
Other.................................................      184,207      41,812                         226,019
                                                        -----------    --------    ----------       -----------
    Total current assets..............................    2,036,836     253,689            --         2,290,525

Property, plant and equipment, net....................      426,805      16,778                         443,583
Intangible assets including goodwill, net(5)..........    7,419,236     118,079    $1,453,608 (2)     8,990,923
Cable distributions fees, net.........................      156,890          --                         156,890
Long-term investments.................................      128,618          --                         128,618
Advance to Universal..................................       44,808          --                          44,808
Inventories, net......................................      487,624          --                         487,624
Deferred charges and other............................      110,440       1,298                         111,738
                                                        -----------    --------    ----------       -----------
    Total assets......................................  $10,811,257    $389,844    $1,453,608       $12,654,709
                                                        ===========    ========    ==========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt..................  $    35,657    $     45                     $    35,702
Accounts payable, accrued and other current
  liabilities.........................................      231,604      75,626    $   10,000 (2)       317,230
Accounts payable, client accounts.....................      125,027          --                         125,027
Obligations for program rights and film costs.........      257,411          --                         257,411
Deferred revenue......................................      143,492       1,545                         145,037
Cable distribution fees payable.......................       34,886          --                          34,886
Other accrued liabilities.............................      450,383      80,326                         530,709
                                                        -----------    --------    ----------       -----------
    Total current liabilities.........................    1,278,460     157,542        10,000         1,446,002
                                                        -----------    --------    ----------       -----------
Long-term debt........................................      552,572       1,303                         553,875
Obligation for program rights and film costs..........      277,365          --                         277,365
Other long-term liabilities...........................      244,220          --                         244,220
Minority interest.....................................    4,915,889          --        58,357 (6)     4,974,246
Stockholders' equity..................................    3,542,751     230,999     1,616,250 (2)     5,159,001
                                                                                     (230,999)(3)
                                                        -----------    --------    ----------       -----------
    Total liabilities and stockholders' equity........  $10,811,257    $389,844    $1,403,778       $12,654,709
                                                        ===========    ========    ==========       ===========

                               USA NETWORKS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     TWELVE MONTHS ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             USA           USA                      EXPEDIA                         USA
                                            OTHER       PRO FORMA                    OTHER         PRO FORMA     PRO FORMA
                              USA      TRANSACTIONS(4)   COMBINED   EXPEDIA(1)  TRANSACTIONS(4)   ADJUSTMENTS     COMBINED
                           ----------  ---------------  ----------  ----------  ---------------   ------------   ----------
NET REVENUES:

USA ENTERTAINMENT
  Cable and studios......  $1,530,464                   $1,530,464                                               $1,530,464
  Emerging networks......      20,332                       20,332                                                   20,332
  Filmed entertainment...      86,084                       86,084                                                   86,084

USA ELECTRONIC RETAILING
  Electronic retailing...   1,778,986                    1,778,986                                                1,778,986

USA INFORMATION AND
  SERVICES
  Ticketing operations...     518,565                      518,565                                                  518,565
  HRN....................     327,977                      327,977                                                  327,977
  Expedia................                                           $ 148,686      $  7,971                         156,657
  Teleservices...........     212,471     $ 69,649         282,120         --            --                         282,120
  Citysearch, Match.com
    and related..........      80,012           --          80,012         --            --                          80,012
  Electronic commerce
    solutions............      24,293           --          24,293         --            --                          24,293
  Styleclick.............      22,308        1,889          24,197         --            --                          24,197
                           ----------     --------      ----------  ---------      --------        ---------     ----------
    Total net revenues...   4,601,492       71,538       4,673,030    148,686         7,971               --      4,829,687
                           ----------     --------      ----------  ---------      --------        ---------     ----------
OPERATING COSTS AND
  EXPENSES
  Cost of sales..........   2,072,901       54,489       2,127,390     61,116         2,386                       2,190,892
  Other costs............   1,730,789       18,553       1,749,342    121,065        11,030                       1,881,437
  Amortization of cable
    distribution fees....      36,322           --          36,322         --            --               --         36,322
  Non-cash distribution
    and marketing
    expense..............      11,512           --          11,512         --            --               --         11,512
  Non-cash compensation
    expense..............           0           --                     64,204            --               --         64,204
  Depreciation and
    amortization(5)......     693,642       16,133         709,775     53,187        13,175               --        776,137
                           ----------     --------      ----------  ---------      --------        ---------     ----------
    Total operating costs
      and expenses.......   4,545,166       89,175       4,634,341    299,572        26,591               --      4,960,504
                           ----------     --------      ----------  ---------      --------        ---------     ----------

    Operating income
      (loss).............      56,326      (17,637)         38,689   (150,886)      (18,620)              --       (130,817)
  Interest income
    (expense), net.......     (34,218)        (740)        (34,958)     4,620          (159)              --        (30,497)
  Gain on sale of
    subsidiary stock.....     108,343           --         108,343                       --               --        108,343
  Miscellaneous..........     (59,046)          (2)        (59,048)        --            --               --        (59,048)
                           ----------     --------      ----------  ---------      --------        ---------     ----------
Earnings (loss) before
  income taxes and
  minority interest......      71,405      (18,379)         53,026   (146,266)      (18,779)              --       (112,019)
Income tax (expense).....    (112,869)       9,948        (102,921)        --            --               --       (102,921)
                                    0
Minority interest........     (47,124)     (34,151)        (81,275)        --            --           41,696 (6)    (39,579)
                           ----------     --------      ----------  ---------      --------        ---------     ----------
EARNINGS (LOSS) FROM
  CONTINUING
  OPERATIONS.............     (88,588)     (42,582)       (131,170)  (146,266)      (18,779)          41,696       (254,519)
Discontinued operations,
  net of tax.............     (59,395)          --         (59,395)        --            --               --        (59,395)
                           ----------     --------      ----------  ---------      --------        ---------     ----------
NET EARNINGS (LOSS)
  BEFORE PREFERRED STOCK
  DIVIDEND...............    (147,983)     (42,582)       (190,565)  (146,266)      (18,779)          41,696       (313,914)
Preferred stock
  dividends..............          --           --              --                       --          (13,059)(7)    (13,059)
                           ----------     --------      ----------  ---------      --------        ---------     ----------
NET EARNINGS (LOSS)
  AVAILABLE TO COMMON
  SHAREHOLDERS...........  ($ 147,983)    ($42,582)     ($ 190,565) ($146,266)     ($18,779)       $  28,637     ($ 326,973)
                           ==========     ========      ==========  =========      ========        =========     ==========
Loss per share from
  Continuing Operations
  Basic and diluted......  ($    0.25)                  ($    0.36)                                              ($    0.65)
                           ==========                   ==========                                               ==========
Net loss per common share
  before preferred stock
  dividend
  Basic and diluted......  ($    0.41)                  ($    0.52)                                              ($    0.80)
                           ==========                   ==========                                               ==========
Net loss available to
  common shareholders
  Basic and diluted......  ($    0.41)                  ($    0.52)                                              ($    0.84)
                           ==========                   ==========                                               ==========
Weighted average shares
  outstanding............     359,688                      366,045                                                  390,592
                           ==========                   ==========                                               ==========
Weighted average diluted
  shares outstanding.....     359,688                      366,045                                                  390,592
                           ==========                   ==========                                               ==========

                               USA NETWORKS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           USA            USA                                     USA
                                                          OTHER        PRO FORMA                  PRO FORMA    PRO FORMA
                                            USA      TRANSACTIONS(4)    COMBINED    EXPEDIA(1)   ADJUSTMENTS   COMBINED
                                         ---------   ---------------   ----------   ----------   -----------   ---------
NET REVENUES:
USA ENTERTAINMENT
  Cable and studios....................  $ 881,854                     $  881,854                              $ 881,854
  Emerging networks....................     12,341                         12,341                                 12,341
  Filmed entertainment.................    113,567                        113,567                                113,567
USA ELECTRONIC RETAILING
  Electronic retailing.................    910,801                        910,801                                910,801
USA INFORMATION AND SERVICES
  Ticketing operations.................    314,007                        314,007                                314,007
  HRN..................................    243,588                        243,588                                243,588
  Expedia..............................                                              $135,696                    135,696
  Teleservices.........................    156,316                        156,316          --                    156,316
  Citysearch, Match.com and related....     43,982                         43,982          --                     43,982
  Electronic commerce solutions........     10,743                         10,743          --                     10,743
  Styleclick...........................      6,457                          6,457          --                      6,457
    Intersegment elimination...........     (6,531)                        (6,531)         --                     (6,531)
                                         ---------       -------       ----------    --------     --------     ---------
      Total net revenues...............  2,687,125            --        2,687,125     135,696           --     2,822,821
                                         ---------       -------       ----------    --------     --------     ---------
OPERATING COSTS AND EXPENSES
  Cost of sales........................  1,229,319                      1,229,319      41,248                  1,270,567
  Other costs..........................    978,069                        978,069      72,163                  1,050,232
  Amortization of cable distribution
    fees...............................     19,398                         19,398          --                     19,398
  Amortization of non-cash
    compensation.......................      4,163                          4,163      10,416                     14,579
  Non-cash distribution and marketing
    expense............................     14,648                         14,648          --                     14,648
  Depreciation and amortization(5).....    284,129                        284,129      35,618                    319,747
                                         ---------       -------       ----------    --------     --------     ---------
    Total operating costs and
      expenses.........................  2,529,726            --        2,529,726     159,445           --     2,689,171
                                         ---------       -------       ----------    --------     --------     ---------
  Operating income (loss)..............    157,399                        157,399     (23,749)                   133,650
  Interest income (expense), net.......    (24,331)                       (24,331)      1,781                    (22,550)
  Miscellaneous........................    (20,253)                       (20,253)         --                    (20,253)
                                         ---------       -------       ----------    --------     --------     ---------
Earnings (loss) before income taxes and
  minority interest....................    112,815                        112,815     (21,968)                    90,847
Income tax (expense) benefit...........    (49,290)      $ 1,005          (48,285)         --                    (48,285)
Minority interest......................    (91,186)       (3,148)         (94,334)         --     $  5,550(6)    (88,784)
                                         ---------       -------       ----------    --------     --------     ---------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS...........................    (27,661)       (2,143)         (29,804)    (21,968)       5,550       (46,222)
Discontinued operations:
Gain on disposal of broadcasting
  stations, net of tax.................     49,829            --           49,829          --           --        49,829
                                         ---------       -------       ----------    --------     --------     ---------
  Earnings (loss) before cumulative
    effect of accounting change........     22,168        (2,143)          20,025     (21,968)       5,550         3,607
Cumulative effect of accounting change,
  net of tax...........................     (9,187)           --           (9,187)         --           --        (9,187)
                                         ---------       -------       ----------    --------     --------     ---------
NET EARNINGS (LOSS) BEFORE PREFERRED
  STOCK DIVIDEND.......................     12,981        (2,143)          10,838     (21,968)       5,550        (5,580)
Preferred stock dividends..............         --            --               --          --       (6,530)(7)    (6,530)
                                         ---------       -------       ----------    --------     --------     ---------
NET EARNINGS (LOSS) AVAILABLE TO COMMON
  SHAREHOLDERS.........................  $  12,981       ($2,143)      $   10,838    ($21,968)    ($   980)    ($ 12,110)
                                         =========       =======       ==========    ========     ========     =========

                               USA NETWORKS, INC.

                         SIX MONTHS ENDED JUNE 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           USA            USA                                     USA
                                                          OTHER        PRO FORMA                  PRO FORMA    PRO FORMA
                                            USA      TRANSACTIONS(4)    COMBINED    EXPEDIA(1)   ADJUSTMENTS   COMBINED
                                         ---------   ---------------   ----------   ----------   -----------   ---------
Loss per share from continuing
  operations
  Basic and diluted....................  ($   0.07)                    ($    0.08)                             ($   0.12)
                                         =========                     ==========                              =========
Earnings per share before cumulative
  effect of accounting change
  Basic and diluted....................  $    0.06                     $     0.05                              $    0.01
                                         =========                     ==========                              =========
Net earnings (loss) per common share
  before preferred stock dividend
  Basic and diluted....................  $    0.03                     $     0.03                              ($   0.01)
                                         =========                     ==========                              =========
Net earnings (loss) available to common
  shareholders
  Basic and diluted....................  $    0.03                     $     0.03                              ($   0.03)
                                         =========                     ==========                              =========
Weighted average shares outstanding....    372,085                        372,085                                396,632
                                         =========                     ==========                              =========
Weighted average diluted shares
  outstanding..........................    401,176                        401,176                                425,723
                                         =========                     ==========                              =========

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) Represents the financial position and results of operations for Expedia based on historical information of Expedia.

(2) Acquisition costs and the preliminary determination of the unallocated excess of merger consideration over net assets acquired are set forth below:

Value of equity securities expected to be issued by USA.....  $1,596,250
Contribution in lieu of NLG option..........................      20,000
                                                              ----------
                                                               1,616,250
Estimated transaction costs.................................      10,000
                                                              ----------
Total acquisition costs.....................................   1,626,250
Less: majority ownership portion of net tangible assets
  acquired..................................................     172,642
                                                              ----------
Unallocated excess of merger consideration over assets
  acquired preliminarily allocated to goodwill..............  $1,453,608
                                                              ==========

    Under the terms of the definitive agreement, Expedia shareholders will have the option, subject to proration, to elect to exchange in a tax-free merger transaction each Expedia share for:

    - a fraction of a share of USA common stock ranging in value from $15.54 (if Microsoft is the only shareholder that elects to receive Expedia Class B common stock in the recapitalization) to $17.50 (if the maximum number of 37,500,000 shares of Expedia Class B common stock are issued in the recapitalization) if the measurement period value of a share of USA common stock ranges from $23.00 to $31.00. If the measurement period value is either greater than $31.00 or less than $23.00, the exact USA common stock exchange ratio will be based on the fraction obtained assuming the measurement period value was $31.00 or $23.00, respectively. The measurement period value for USA common stock is the average closing price of USA common stock over a ten consecutive trading-day period ending on the second trading day prior to the date of the annual meeting;

    - a fraction of a share of USA preferred stock ranging from 0.3892 (if Microsoft is the only shareholder that elects to receive Expedia Class B common stock in the recapitalization) to 0.3500 (if the maximum number of 37,500,000 shares of Expedia Class B common stock are issued in the recapitalization). Each share of USA preferred stock has a $50 face value, a 1.99% annual dividend, two votes per share, and is convertible at any time into USA common stock at a conversion price of $33.75 per USA share, subject to downward adjustment to the extent that the average share price of USA common stock over a ten trading-day period prior to conversion is greater than $35.10; and

    - a fraction of a USA warrant ranging from 0.3873 to 0.4524, the exact fractional amount to be based on a measurement period value for USA common stock ranging from $25.75 to $28.25 per share. The exact USA warrant exchange ratio will be based on the measurement period value for USA common stock as set forth in Annex F to this document. Each USA warrant has a seven-year term and an exercise price of $35.10 per share of USA common stock.

    Expedia shareholders who do not exchange their shares for USA securities will retain their shares of Expedia common stock and receive for each share of Expedia common stock held 0.1920 of a new Expedia warrant with a seven-year term and an exercise price of $52.00 per share. The amount reflects USA's attributable share of Expedia, after giving effect to the minority interest in Expedia.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

    The pro forma financial statements are prepared assuming that 37,500,000 shares of Expedia Class B common stock are issued in the recapitalization and the measurement period value of a share of USA common stock is the midpoint between $23.00 and $31.00. As a result the value of the USA common stock is assumed to be $17.50 per Expedia share.

    The value of the newly issued preferred shares and warrants to acquire USA and Expedia common stock were determined based upon internal valuations. The amount reflects USA's attributable share of Expedia, after giving effect to the minority interest in Expedia.

    USA will contribute $75 million in media time over five years and an option to participate in USA's proposed travel channel. In addition, for purposes of the pro forma combined condensed financial statements, a $20 million contribution from USA to Expedia is reflected in the merger consideration in lieu of the option to acquire NLG. The media time and the option to participate in the proposed travel channel are not valued in the merger consideration and are not reflected in the pro forma combined condensed financial statements.

(3) Reflects the elimination of Expedia's historical equity.

(4) Reflects the pro forma results of other transactions completed by USA in 2000 and 2001. The transactions include the acquisitions of PRC and Styleclick by USA and the combination of TMCS and TM. All acquisitions, except the TMCS/TM combination, were accounted for under the purchase method of accounting. The TMCS/TM combination has been accounted for as entities under common control in a manner similar to a pooling of interest. See USA's Form 10-K for the year ended December 31, 2000 and Form 10-Q for the three and six months ended June 30, 2001 for more information on the USA transactions. The other transactions completed by Expedia in the twelve months ended December 31, 2000 include the acquisition of Travelscape and Vacation Spot on March 17, 2000. See Expedia's 10-K for the year ended
    June 30, 2001 for more information on these transactions.

(5) The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated to goodwill. Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", provides that goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead is required to be tested for impairment at least annually. In connection with finalizing the purchase price allocation, USA is currently evaluating the fair value of assets acquired and liabilities assumed in the transaction. Following the conclusion of the evaluation, USA will use this information to make a final allocation of the purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary.

    USA recorded $568.0 million and $201.0 million of goodwill amortization during the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. Expedia recorded $16.1 million and $10.2 million of goodwill amortization during the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. No periodic amortization of goodwill will be recorded subsequent to December 31, 2001.

(6) Represents the minority interest in the financial position and the results of operations of Expedia, based upon a 74.7% expected equity ownership by USA of Expedia.

(7) Represents the 1.99% preferred stock dividend.

                   PROPOSAL NO. 2--AMENDMENT AND RESTATEMENT
                     OF EXPEDIA'S ARTICLES OF INCORPORATION

    As part of the transactions, Expedia is proposing to adopt the amended and restated articles of incorporation of Expedia to, among other things, create two classes of common stock and to make other changes as provided in the proposed amended and restated articles of incorporation of Expedia attached as Annex B to this joint prospectus/proxy and information statement. We urge you to read the amended and restated articles of incorporation of Expedia in its entirety.

    The following is a description of the material differences between Expedia's current articles of incorporation and the proposed amended and restated articles of incorporation of Expedia. Expedia will continue to be a corporation incorporated in the State of Washington and otherwise subject to the laws of Washington, including the Washington Business Corporation Act.

    CAPITAL STOCK

    If the proposal to amend and restate Expedia's articles of incorporation is adopted, Expedia's articles of incorporation will be amended and restated to authorize for issuance 770,000,000 shares of capital stock, consisting of 20,000,000 shares of Expedia preferred stock and 750,000,000 common shares, of which 600,000,000 common shares will be Expedia common stock and 150,000,000 common shares will be Expedia Class B common stock.

    Expedia's current articles authorize for issuance 130,000,000 shares of capital stock, consisting of 10,000,000 shares of Expedia preferred stock and 120,000,000 shares of one class of common stock.

    The following provisions, which are included in the amended and restated articles of incorporation, describe the relative rights of the Expedia common stock and the Expedia Class B common stock. Where applicable, we have described both the proposed new provision reflected in the amended and restated Expedia articles of incorporation and the current provision in the Expedia articles.

    VOTING RIGHTS

    AMENDED ARTICLES. Holders of Expedia common stock will be entitled to one vote for each share of such stock held, and holders of Expedia Class B common stock will be entitled to 15 votes for each share of such stock held, on all matters presented to Expedia shareholders, provided, however, that no Expedia shareholder can generally hold more than 94.9% of the total outstanding voting power of Expedia. We describe the voting rights of Expedia common stock and Expedia Class B common stock in further detail under "Description of Expedia Capital Stock--Expedia Common Stock and Expedia Class B Common Stock."

    The amended and restated articles of incorporation of Expedia also provide that, except as otherwise required by law, the holders of USA common stock and Expedia Class B common stock will vote together as one class.

    CURRENT EXPEDIA ARTICLES. Currently, each share of Expedia common stock is entitled to one vote per share.

    DIVIDEND RIGHTS

    AMENDED ARTICLES. Subject to the rights of holders of all classes of stock outstanding at the time and having prior rights as to dividends, to the extent the board of directors of Expedia declares dividends on the common shares of Expedia, the holders of Expedia common stock and Expedia Class B common stock will each be entitled to receive such dividends, on a share for share basis, when, as and if declared by the board of directors.

    STOCK DIVIDENDS, STOCK SPLITS OR COMBINATIONS

    AMENDED ARTICLES. In the event that a stock dividend, stock split or combination of stock is declared or made with respect to the Expedia common stock and/or Expedia Class B common stock all shares of Expedia common stock and Expedia Class B common stock then outstanding shall be treated equally.

    LIQUIDATION

    AMENDED ARTICLES. Subject to the rights of holders of all classes of stock at the time outstanding having prior liquidation rights, upon the liquidation, dissolution or winding up of Expedia, the assets of Expedia shall be distributed to the holders of Expedia common stock and Expedia Class B common stock, on a share for share basis.

    ACTION BY MAJORITY VOTE

    AMENDED ARTICLES. Except as otherwise set forth in the Expedia articles, to the maximum extent permitted under Chapter 23B of the RCW, any corporate action that would otherwise require the affirmative vote of more than a simple majority of the voting power of the shareholders of the Corporation entitled to vote on such action, including amending its articles, approving a merger or share exchange, or the sale of assets, other than in the regular course of business, may be approved by the affirmative vote of a simple majority of the voting power of the shareholders of the Corporation entitled to vote on such action.

    CURRENT EXPEDIA ARTICLES. The current Expedia articles of incorporation provide that a merger, share exchange, sale of substantially all of Expedia's assets or dissolution must be approved by the affirmative vote of a majority of Expedia's outstanding shares entitled to vote, or if separate voting by voting groups is required then by not less than a majority of all the votes entitled to be cast by that voting group.

    ACTION BY SHAREHOLDERS WITHOUT A MEETING

    Under Washington law, shareholders of a public company, of which Expedia currently is and will be after the merger, may only act by written consent where the action is unanimously approved by all shareholders.

    CONDUCT OF CERTAIN AFFAIRS OF EXPEDIA

    AMENDED ARTICLES. The amended and restated articles of Expedia include the following provisions governing the relationship of USA and its affiliates, on the one hand, and Expedia and its subsidiaries, on the other hand. Provisions governing the relationship between Expedia and Microsoft have been eliminated.

        COMPETING ACTIVITIES. Except as otherwise expressly agreed, the shareholders of Expedia, including USA and its affiliates, may engage or invest in any business activity of any type or description, including those that might be the same or similar to Expedia's business or the business of one of its subsidiaries and neither Expedia nor its subsidiaries or shareholders shall have any rights with respect to such engagement or investment or any income or proceeds derived from the business activity.

        CORPORATE OPPORTUNITY. For so long as USA owns common stock of Expedia representing at least 20% of the voting power of all classes of outstanding capital stock of Expedia and at least one person who is a director or officer of Expedia is also a director or officer of USA, Expedia shall have no interest in any investment or business opportunity or prospective economic advantage which is received by USA or an affiliate of USA and that Expedia could but for this provision have an interest or expectancy, except that any person who is an officer of Expedia and who is also a director of USA but not an officer or employee of USA and receives an opportunity in such person's capacity as an officer of Expedia may not take such opportunity for himself or herself. The Amendment also provides that this provision, so long as USA owns common stock representing at least 20% of the voting power of all classes of outstanding capital stock of Expedia, cannot be amended or terminated prospectively without the approval of 80% of the total voting power of all classes of outstanding capital of Expedia.

    CURRENT ARTICLES. Expedia's articles of incorporation currently contain provisions governing the relationship between Expedia and Microsoft relating to the contractual relations and other business relations of Expedia and Microsoft and certain other entities and to the rights, duties and liabilities of Expedia in connection with these agreements.

    NO PREEMPTIVE RIGHTS

    Under both the proposed and current Expedia articles, holders of Expedia common stock (and, after the closing, Expedia Class B common stock) do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by Expedia.

    The affirmative vote of a majority of all votes entitled to be cast will be required to approve the amended and restated articles of incorporation. The amendment and restatement of the articles of incorporation is conditioned on approval of all of the other proposals relating to the transactions to be considered at the annual meeting. Under the Microsoft/USA voting and election agreement, Microsoft is obligated to vote in favor of the amended and restated articles of incorporation of Expedia. Accordingly, approval and adoption of the amended and restated articles of incorporation of Expedia is assured.

    THE EXPEDIA BOARD OF DIRECTORS, WITH ONE DIRECTOR EXCUSED, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

                      DESCRIPTION OF EXPEDIA CAPITAL STOCK

    Set forth below is a description of Expedia's capital stock. The following statements are brief summaries of, and are subject to the provisions of, the amended and restated articles of incorporation and amended and restated bylaws of Expedia (each as in effect after the effective time of the merger, the Expedia warrant agreement and the relevant provisions of the Business Corporation Act of the State of Washington. The following description assumes that the amended and restated articles of incorporation and bylaws of Expedia have been adopted.

GENERAL

    Expedia is authorized to issue up to 770,000,000 shares of capital stock, consisting of 600,000,000 shares of Expedia common stock, par value $0.01 per share, 150,000,000 shares of Expedia Class B common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of October 15, 2001, there were 51,439,606 shares of Expedia common stock outstanding held of record by approximately 900 persons and no shares of Expedia Class B common stock or Expedia preferred stock outstanding. After the completion of the merger, and assuming issuance and exercise of the maximum number of new Expedia warrants and restricted Expedia warrants, there will be outstanding up to approximately 25,000,000 shares of Expedia common stock, up to 37,500,000 shares of Expedia Class B common stock and no shares of Expedia preferred stock. If preferred stock is issued, Expedia's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

EXPEDIA COMMON STOCK AND EXPEDIA CLASS B COMMON STOCK

    Expedia has a "dual class" common stock structure, consisting of Expedia common stock and Expedia Class B common stock. The rights and preferences of the Expedia common stock and the Expedia Class B common stock are identical to each other, except that holders of Expedia Class B common stock have 15 votes per share, compared with one vote per share for the Expedia common stock; provided that if at any time a person and its affiliates would hold in aggregate more than 94.9% of the aggregate voting power of Expedia, then the number of votes for each share of Expedia Class B common stock shall be reduced pursuant to the following formula:

            (0.949w-y)
v =         (z-0.949x)

where  v    = votes per share of Expedia Class B common stock held by
              the person;
       w    = total number of outstanding shares of Expedia common
              stock;
       x    = total number of outstanding shares of Expedia Class B
              common stock;
       y    = total number of outstanding shares of Expedia common stock held by the person; and
       z    = total number of outstanding shares of Expedia Class B
            common stock held by the person,

provided, further, that (1) subject to clause (3) below, in no event shall the application of the formula result in the aggregate voting power of a person being less than or greater than 94.9% of the aggregate voting power of Expedia,
(2) Expedia's Board of Directors shall be authorized to adjust the formula set forth in the first proviso of this paragraph in the event that there are outstanding any voting securities of Expedia other than the common stock and the Class B common stock, as appropriate, to provide that, subject to clause (3) of this proviso, the aggregate voting power of the person is not greater than or less than 94.9% of the aggregate voting power of Expedia, and (3) in the event that pursuant to the formula in the first proviso of this paragraph (as adjusted from time to time pursuant to clause (2) of this proviso), the votes per share of Class B common stock held by the person either (A) cannot be determined or
(B) would be a negative number, in each case, which occurs when that person owns more than 94.9% of the outstanding Expedia common stock as well as 94.9% or more of the Expedia Class B common stock, the first proviso of this paragraph shall be disregarded and be of no further force and effect and each share of Class B common stock shall be entitled to fifteen (15) votes per share.

    No holders of either class of Expedia's common stock have cumulative voting rights, preemptive or conversion rights. There are no redemption or sinking fund provisions available to either class of Expedia common stock. All outstanding shares of each class of Expedia common stock are fully-paid and non-assessable. Taking into consideration preferences that may be applicable to any then-outstanding Expedia preferred stock, holders of either class of Expedia common stock will be entitled to receive ratably any dividends that may be declared by the board of directors of Expedia out of funds legally available for these dividends. In the event of a liquidation, dissolution or winding up of Expedia, holders of either class of Expedia common stock will be entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference to any then-outstanding holders of Expedia preferred stock.

NEW EXPEDIA WARRANTS

    New Expedia warrants will be issued under a warrant agreement entered into prior to completion of the transactions between Expedia and Mellon Investor Services LLC, as warrant agent, a form of which has been filed as an exhibit to the registration statements of which this joint prospectus/proxy and information statement is a part.

    Each Expedia shareholder who retains his shares of Expedia common stock in the recapitalization will receive, after the completion of the merger, 0.1920 of a new Expedia warrant for each retained share of Expedia common stock. There are currently no new Expedia warrants outstanding. Each new Expedia warrant will entitle its holder to purchase one share of Expedia common stock at an exercise price of $52.00 per share of Expedia common stock. The exercise price must be paid in cash. Each new Expedia warrant may be exercised on any business day on or after its date of issuance until the seventh anniversary of its date of issuance. Any new Expedia warrant not exercised before the expiration of this period will become void, and all rights of the holder of the new Expedia warrant will cease. Holders of new Expedia warrants will not be entitled, by virtue of being such holders, to have any rights of holders of Expedia common stock until they exercise their warrants.

    The number of shares of Expedia common stock issuable upon exercise of the new Expedia warrants and the exercise price of the new Expedia warrants will be subject to adjustment from time to time upon the occurrence of any of the following events after the completion of the merger: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; and any repurchase, reclassification, recapitalization or reorganization.

    Expedia will keep in reserve at all times before the expiration date of the new Expedia warrants sufficient authorized but unissued shares of Expedia common stock for issuance in the event of exercises by the holders of new Expedia warrants. In addition, the new Expedia warrants and any Expedia common stock issued upon exercise of the new Expedia warrants will be registered under the Securities Act.

TRANSFER AGENT

    The transfer agent for the shares of Expedia common stock is Mellon Investor Services LLC.

                        DESCRIPTION OF USA CAPITAL STOCK

    Set forth below is a description of USA's capital stock. The following statements are brief summaries of, and are subject to the provisions of, USA's certificate of incorporation and bylaws, the USA warrant agreement and the relevant provisions of the Delaware General Corporation Law.

    As of the date of this joint prospectus/proxy and information statement, the authorized capital stock of USA consists of 1,600,000,000 shares of USA common stock, par value $0.01 per share, 400,000,000 shares of USA Class B common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. Prior to the completion of the transactions, USA's certificate of incorporation will be amended to, among other things, increase the authorized number of shares of preferred stock of USA to 100,000,000 shares.

USA COMMON STOCK AND USA CLASS B COMMON STOCK

    As of October 15, 2001, there were 313,996,640 shares of USA common stock outstanding held of record by approximately 37,000 stockholders and 63,033,452 shares of USA Class B common stock outstanding held of record by seven stockholders. Upon consummation of the transactions, based on the number of shares of USA common stock outstanding as of October 15, 2001 and assuming the maximum number of USA securities are issued in the merger, there would be outstanding approximately 342,529,249 shares of USA common stock and 63,033,452 shares of USA Class B common stock.

    With respect to matters that may be submitted to a vote or for the consent of the USA stockholders, including the election of directors, each holder of USA Class B common stock is entitled to ten votes for each share of USA Class B common stock held and will vote together with the holders of USA common stock as a single class. Each holder of USA common stock is entitled to one vote for each share of USA common stock held. Notwithstanding the foregoing, the holders of USA common stock, acting as a single class, are entitled to elect 25% of the total number of directors, and, in the event that 25% of the total number of directors shall result in a fraction of a director, then the holders of USA common stock, acting as a single class, are entitled to elect the next higher whole number of directors.

    Shares of USA Class B common stock are convertible into shares of USA common stock at the option of the holder thereof at any time on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of USA by means of a stock dividend on, or a stock split or combination of, outstanding USA common stock or USA Class B common stock, or in the event of any merger, consolidation or other reorganization of USA with another corporation. Upon the conversion of USA Class B common stock into shares of USA common stock, those shares of USA Class B common stock will be retired and will not be subject to reissue. Shares of USA common stock are not convertible into shares of USA Class B common stock.

    In all other respects, the USA common stock and the USA Class B common stock are identical. The holders of USA common stock and the holders of USA Class B common stock are entitled to receive, share for share, such dividends as may be declared by USA's board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of USA, the holders of USA common stock and the holders of USA Class B common stock are entitled to share ratably in all the assets of USA available for distribution to its stockholders, after the rights of the holders of the USA preferred stock, if any, have been satisfied.

    In connection with its acquisition of Studios USA from Universal Studios, USA granted to Universal Studios and Liberty Media preemptive rights which generally provide that each of Universal Studios and Liberty Media may elect to purchase a number of shares of USA stock, or shares of a subsidiary of USA exchangeable for shares of USA stock, referred to as LLC shares, so that the percentage equity interest such entity owned of USA after its acquisition of Studios USA will be the same as before such acquisition, in each case, assuming the exchange of all LLC shares owned by Universal Studios and Liberty Media and shares of Home Shopping Network owned by a subsidiary of Liberty Media. The purchase price for shares of USA stock pursuant to a preemptive right election is the fair market value of the USA stock, or LLC share, purchased. Subject to specified limits set forth in the governance agreement, Universal Studios may elect to receive shares of USA common stock or USA Class B common stock in connection with a preemptive exercise, or LLC shares exchangeable for shares of USA stock; Liberty's preemptive exercises are for USA common stock only, or LLC shares exchangeable for shares of USA common stock.

    The USA certificate of incorporation provides that there can be no stock dividends or stock splits or combinations of stock declared or made on USA common stock or USA Class B common stock unless the shares of USA common stock and USA Class B common stock then outstanding are treated equally and identically.

    The shares of USA common stock to be issued in connection with the merger will be validly issued, fully paid and non-assessable.

USA PREFERRED STOCK

    As of the record date, there were no shares of preferred stock of USA outstanding. Shares of preferred stock of USA may be issued from time to time in one or more series. The USA board of directors has authority, by resolution, to designate the powers, preferences, rights and qualifications, limitations and restrictions of preferred stock of USA.

    SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

    GENERAL. In connection with the transactions, USA will issue an aggregate of 13,125,000 shares of its preferred stock, par value $0.01 per share, as "Series A Cumulative Convertible Preferred Stock," each having a $50.00 face value and a term of 20 years. We refer to Series A Cumulative Convertible Preferred Stock in this document as USA preferred stock. Prior to the completion of the transactions, USA's certificate of incorporation will be amended, to, among other things, increase the authorized number of shares of preferred stock of USA from 15,000,000 to 100,000,000 and allow amendments to the number of authorized shares of preferred stock, or the number of shares of any class or series of preferred stock, so long as the holders of a majority of the voting power of USA's stock approve the amendment.

    THE FOLLOWING IS A DESCRIPTION OF THE MATERIAL TERMS OF THE USA PREFERRED STOCK, THE POWERS, PREFERENCES, RIGHTS AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF WHICH ARE SET FORTH IN THE FORM OF CERTIFICATE OF DESIGNATIONS OF THE USA PREFERRED STOCK ATTACHED AS AN EXHIBIT TO THE REGISTRATION STATEMENTS OF USA AND EXPEDIA OF WHICH THIS JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT IS A PART AND INCORPORATED BY REFERENCE IN THIS DOCUMENT. WE URGE YOU TO READ THE CERTIFICATE OF DESIGNATIONS IN ITS ENTIRETY.

    VOTING RIGHTS. Holders of USA preferred stock will be entitled to two votes for each share of USA preferred stock held on all matters presented to such shareholders. Except as otherwise required by Delaware law, or any special voting rights of USA preferred stock as described in this document, the holders of USA common stock, USA Class B common stock and USA preferred stock entitled to vote with the common shareholders will vote together as one class. No separate class vote of USA preferred stock will be required for the approval of any matter except as required by Delaware law.

    DIVIDENDS. Each share of USA preferred stock is entitled to receive dividends equal to the sum of (1) 1.99% of the face value per year, payable quarterly in cash or USA common stock, at USA's option, plus (2) the excess, if any, of the aggregate value of any dividends paid on the USA common stock underlying the USA preferred stock over the amount described in (1). If USA elects to pay the dividends in USA common stock, the price will be based on the trailing ten day average price of USA common stock prior to the payment date. No other preferred stock of USA will rank senior to USA preferred stock with respect to payment of dividends.

    CONVERSION RIGHTS. Each share of USA preferred stock is convertible, at the option of the holder at any time after the effective time of the merger, into that number of shares of USA common stock equal to the quotient obtained by dividing $50 by the conversion price per share of USA common stock. The initial conversion price is equal to $33.75 per share of USA common stock. The conversion price will be adjusted downward if the share price of USA common stock exceeds $35.10 at the time of conversion pursuant to the following formula (rounded to the nearest cent):

                                  $50 X (USAi)
            -------------------------------------------------------
                   (USAi X 1.4815) + (0.4792 X (USAi-35.10))

        where USAi = trailing ten-day average price of USA common stock.

    The certificate of designations also includes an anti-dilution adjustment provision so that the number of shares of USA common stock to be received upon conversion of a share of USA preferred stock is adjusted from time to time in the event of any stock split, stock consolidation, combination or subdivision, stock dividend or other distribution and any repurchase, reclassification, recapitalization or reorganization of USA.

    REDEMPTION BY USA. Commencing on the tenth anniversary of the effective time of the merger, USA shall have the right from time to time to redeem at least 25% of the original aggregate face value and up to 100% of the original aggregate face value of the outstanding USA preferred stock at a redemption price per USA preferred stock equal to face value plus any accrued and unpaid dividends. Any payment by USA pursuant to a redemption by USA may be made in cash or USA common stock, at the option of USA.

    REDEMPTION BY THE HOLDER OF USA PREFERRED STOCK. During the 20 business day period preceding each of the fifth, seventh, tenth and fifteenth anniversaries of the effective time of the merger, a holder of USA preferred stock shall have the right to require USA to purchase all or a portion of the shares of USA preferred stock held by such holder for face value plus any accrued and unpaid dividends. Any payment by USA pursuant to a redemption by the holder of USA preferred stock may be made in cash or USA common stock, at the option of USA.

    LIQUIDATION RIGHTS. In the event of a voluntary or involuntary liquidation, dissolution or winding up of USA, holders of USA preferred stock shall be entitled to receive in preference to any holder of USA common shares an amount per share equal to all accrued and unpaid dividends plus the greater of
(a) face value, or (b) the liquidating distribution that would be received had such holder converted the USA preferred stock into USA common stock immediately prior to the liquidation, dissolution or winding up of USA. No other preferred stock of USA will rank senior to USA preferred stock with respect to payment upon liquidation.

    RESERVATION OF SHARES OF USA COMMON STOCK. USA will keep in reserve at all times during the term of the USA preferred stock sufficient authorized but unissued shares of USA common stock for issuance in the event of exercises by the holders of USA preferred stock.

    REGISTRATION OF SHARES UNDER THE SECURITIES ACT OF 1933. The USA preferred stock and any USA common stock issued upon conversion of the USA preferred stock will be registered under the Securities Act of 1933.

USA WARRANTS

    USA warrants will be issued under a warrant agreement to be entered into prior to completion of the transactions between USA and The Bank of New York, as warrant agent, a form of which has been filed as an exhibit to the registration statements of which this joint prospectus/proxy and information statement is a part.

    Each Expedia shareholder who properly elects to receive and receives Expedia Class B common stock in the recapitalization will automatically receive, among other things, a fraction of a USA warrant equal to the exchange ratio corresponding to the measurement period value of USA common stock set forth on Annex F to this joint prospectus/proxy and information statement. There are currently no USA warrants outstanding. Each USA warrant will entitle its holder to purchase one share of USA common stock at an exercise price of $35.10 per share of USA common stock. The exercise price must be paid in cash. Each USA warrant may be exercised on any business day on or after its date of issuance until the seventh anniversary of its date of issuance. Any USA warrant not exercised before the expiration of this period will become void, and all rights of the holder of the USA warrant will cease. Holders of USA warrants will not be entitled, by virtue of being such holders, to have any rights of holders of USA common stock until they exercise their warrants.

    The number of shares of USA common stock issuable upon exercise of the USA warrants and the exercise price of the USA warrants will be subject to adjustment from time to time upon the occurrence of any of the following events after the completion of the merger: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; and any repurchase, reclassification, recapitalization or reorganization.

    USA will keep in reserve at all times before the expiration date of the USA warrants sufficient authorized but unissued shares of USA common stock for issuance in the event of exercises by the holders of USA warrants. In addition, the USA warrants and any USA common stock issued upon exercise of the USA warrants will be registered under the Securities Act of 1933.

TRANSFER AGENT

    The transfer agent for the shares of USA common stock is The Bank of New
York.

            COMPARISON OF RIGHTS OF SHAREHOLDERS OF EXPEDIA AND USA

    USA is incorporated under the laws of the State of Delaware, while Expedia is incorporated under the laws of the State of Washington. After the completion of the merger, Expedia shareholders who elect not to receive Expedia Class B common stock in the recapitalization will remain shareowners of Expedia, and their rights as such will continue to be governed by the Washington Business Corporation Act (the "WBCA"), the amended and restated articles of incorporation of Expedia and the amended and restated bylaws of Expedia. By contrast, Expedia shareholders who elect to receive Expedia Class B common stock in the recapitalization, and therefore the USA securities in the merger (to the extent they are not prorated), will become stockholders of USA, and their rights as such will be governed by the Delaware General Corporation Law (the "DGCL"), the restated certificate of incorporation of USA and the amended and restated bylaws of USA.

    While there are substantial similarities between the WBCA and the DGCL as well as between the charters and bylaws of USA and Expedia, a number of differences do exist. The following is a summary of certain material differences between the current rights of USA and Expedia shareowners under the DGCL and WBCA, respectively, and under the respective charters and bylaws of USA and Expedia. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following summary does not purport to be a complete description of these rights and is qualified in its entirety by reference to the DGCL, the WBCA, and the governing corporate instruments of USA and Expedia. Copies of such governing corporate instruments are available by following the instructions described under "Summary--Where You Can Find More Information."

     SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE CURRENT RIGHTS OF EXPEDIA
         SHAREHOLDERS, THE RIGHTS OF EXPEDIA SHAREHOLDERS FOLLOWING THE
                TRANSACTIONS AND THE RIGHTS OF USA STOCKHOLDERS

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------
AUTHORIZED CAPITAL        130,000,000 shares of      770,000,000 shares of      2,015,000,000 shares of
STOCK:                    capital stock, consisting  capital stock, consisting  capital stock, consisting of (1) 120,000,000 shares  of (1) 600,000,000 shares  of (1) 1,600,000,000
                          of Expedia common stock,   of Expedia common stock,   shares of USA common
                          par value $0.01 per        par value $0.01 per        stock, par value $0.01
                          share, and (2) 10,000,000  share, (2) 150,000,000     per share, (2)
                          shares of Expedia          shares of Expedia Class B  400,000,000 shares of USA
                          preferred stock, par       common stock, par value    Class B common stock, par
                          value $0.01 per share.     $0.01 per share, and (3)   value $0.01 per share,
                                                     20,000,000 shares of       and (3) 100,000,000
                                                     Expedia preferred stock,   shares of USA preferred
                                                     par value $0.01 per        stock, par value $0.01
                                                     share.                     per share.

VOTING POWER OF COMMON    Each share of Expedia      Each share of Expedia      Each share of common
STOCK:                    common stock is entitled   common stock is entitled   stock is entitled to one
                          to one vote per share.     to one vote per share.     vote per share. Each
                                                     Each share of Expedia      share of USA Class B
                                                     Class B common stock is    common stock is entitled
                                                     entitled to 15 votes,      to ten votes, generally
                                                     generally voting together  voting together with the
                                                     with the Expedia common    USA common stock on all
                                                     stock on all matters       matters submitted for the
                                                     submitted for the vote or  vote or consent of USA
                                                     consent of Expedia         stockholders, except in
                                                     shareholders, except in    cases where the DGCL
                                                     cases where the WBCA       provides for a separate
                                                     provides for a separate    class vote and except for
                                                     class vote, PROVIDED,      the election of 25% of
                                                     HOWEVER, that no Expedia   the USA directors, which
                                                     shareholder can generally  is elected by the holders
                                                     hold more than 94.9% of    of USA common stock. See
                                                     the total outstanding      "--Board of Directors."
                                                     voting power of Expedia.   Based on the number of
                                                     The WBCA generally         shares of USA Class B
                                                     provides for a separate    common stock outstanding
                                                     class vote on any          as of the record date for
                                                     proposal that would        the annual meeting, the
                                                     adversely impact one       holders of USA Class B
                                                     class of shareholders.     common stock will control
                                                     Based on the number of     the vote of any matter
                                                     shares of Expedia Class B  submitted to USA
                                                     common stock outstanding   stockholders voting
                                                     as of the date of this     together as a single
                                                     joint proxy                class.
                                                     statement/prospectus and
                                                     expected to be
                                                     outstanding upon
                                                     consummation of the
                                                     merger, the holders of
                                                     Expedia Class B common

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------
                                                     stock will control the
                                                     vote of any matter
                                                     submitted to Expedia
                                                     shareholders voting
                                                     together as a single
                                                     class.

BOARD OF DIRECTORS:       The Expedia articles       The Expedia bylaws         The USA bylaws provide
                          provide that the number    provide that the number    that the USA board of
                          of directors shall be      of directors shall be      directors shall determine
                          fixed in the manner        fixed from time to time    the number of directors
                          specified in the Expedia   pursuant to a resolution   by resolution. Currently,
                          bylaws. The Expedia        adopted by the board of    the number of directors
                          bylaws provide that the    directors, or by the       is 16. The USA charter
                          board of directors shall   shareholders or by         provides that the holders
                          consist of not less than   amendment to the           of USA common stock,
                          three nor more than 11     articles. Through the      acting as a single class,
                          members. The Expedia       first anniversary of the   elect 25% of the total
                          bylaws provide that the    effective time of the      number of directors, with
                          Expedia board of           merger, the Expedia board  the remaining directors
                          directors shall determine  of directors will consist  elected by the holders of
                          the number of directors    of 11 members, six of      USA common stock and USA
                          by resolution.             whom are appointed by      Class B common stock
                                                     USA, Expedia's chief       voting together as a
                                                     executive officer,         single class.
                                                     Expedia's chief financial
                                                     officer and three
                                                     independent directors.

REMOVAL OF DIRECTORS:     Under the WBCA,            Under the Expedia bylaws,  Under the DGCL, the
                          shareholders may remove    shareholders may remove    affirmative vote of a
                          one or more directors      one or more directors      majority of the shares
                          with or without cause,     with or without cause.     entitled to vote for the
                          unless the articles                                   election of directors is
                          provide otherwise.                                    required to remove
                          Expedia's articles and                                directors, with or
                          bylaws do not address                                 without cause, subject to
                          removal.                                              exceptions that do not
                                                                                apply to USA. The USA
                                                                                bylaws provide that any
                                                                                director may be removed
                                                                                by the vote of a majority
                                                                                of the voting power of
                                                                                the shares of stock
                                                                                issued and outstanding of
                                                                                the class that elected
                                                                                the director.

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------
FILLING VACANCIES ON THE  Under the WBCA, unless     The Expedia bylaws         The DGCL provides that,
BOARD OF DIRECTORS:       the articles provide       provide that vacancies     unless the charter or
                          otherwise, a vacancy may   should be filled in        bylaws provide otherwise,
                          be filled by the           accordance with the WBCA.  vacancies and newly
                          shareholders or by the                                created directorships may
                          affirmative vote of a                                 be filled by the
                          majority of the directors                             affirmative vote of a
                          then in office, even                                  majority of the directors
                          though less than a                                    then in office or a sole
                          quorum.                                               remaining director, even
                          The Expedia articles                                  though less than a
                          provide that vacancies                                quorum. USA's bylaws also
                          and newly created                                     permit holders of a
                          directorships shall be                                majority of USA's voting
                          filled only by a majority                             power to fill vacancies.
                          of the directors then in
                          office, although less
                          than a quorum, unless
                          there are no directors,
                          in which case a special
                          election by shareholders
                          will take place.

INTERESTED DIRECTORS:     The WBCA permits           Same as current Expedia    Under the DGCL, specified
                          transactions in which one  shareholder rights.        contracts or transactions
                          or more directors have a                              in which one or more of a
                          conflicting interest if:                              corporation's directors
                            - a majority, although                              has an interest are not
                              no fewer than two, of                             void or voidable solely
                              qualified directors                               because of such interest
                              on the board of                                   if such contract or
                              directors, or on the                              transaction (1) is
                              committee considering                             ratified by the
                              the transaction,                                  corporation's
                              approves the                                      stockholders or a
                              transaction;                                      majority of disinterested
                            - an affirmative vote                               members of the board of
                              of a majority of all                              directors or a committee
                              qualified shares                                  thereof if the material
                              approves the                                      facts of the contract or
                              transaction; or                                   transaction are disclosed
                            - at the time of                                    or known or (2) was fair
                              commitment, the                                   to the corporation at the
                              transaction was fair                              time it was approved.
                              to the corporation.

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------

                          Such vote must occur
                          after the directors have
                          received disclosure of
                          the conflicting interest,
                          with certain limited
                          exceptions, or the vote
                          will be invalid. Further,
                          a committee vote is valid
                          only if all members of
                          the committee are
                          qualified directors and,
                          either:
                            - are all the qualified
                              directors on the
                              board of directors;
                              or
                            - were appointed by
                              affirmative vote of a
                              majority of the board
                              of directors'
                              qualified directors.
                          A director is a qualified
                          director if he or she has
                          neither:
                            - a conflicting
                              interest regarding
                              the transaction; nor
                            - any familial,
                              financial,
                              professional or
                              employment
                              relationship with a
                              second director who
                              does have a
                              conflicting interest,
                              if the relationship
                              would reasonably be
                              expected to exert
                              influence on the
                              first director's
                              judgment in voting on
                              the transaction.
                          Qualified shares are
                          defined generally as
                          shares other than those
                          beneficially owned, or
                          the voting of which is
                          controlled, by a director
                          who has a conflicting
                          interest regarding the
                          transaction.

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------
ACTION BY WRITTEN         Under the WBCA,            Same as current Expedia    Under the DGCL, unless
CONSENT:                  shareholder action with    shareholder rights.        the charter provides
                          respect to a public                                   otherwise, actions may be
                          company may be taken                                  taken by the stockholders
                          without a meeting only if                             by written consent,
                          written consents setting                              provided that the written
                          forth such action are                                 consent is signed by the
                          signed by all                                         holders of outstanding
                          shareholders entitled to                              stock having not less
                          vote on the action.                                   than the minimum number
                                                                                of votes that would be
                                                                                necessary to authorize or
                                                                                take the action at a
                                                                                meeting at which all
                                                                                shares entitled to vote
                                                                                on the matter were
                                                                                present and voted.

AMENDMENT OF CERTIFICATE  The WBCA generally         The Expedia articles       The DGCL generally
OF INCORPORATION AND      requires that charter      provide that Expedia's     provides that the charter
ARTICLES OF               amendments must be         shareholders may amend     amendments require the
INCORPORATION:            approved by each voting    the articles by the        affirmative vote of a
                          group entitled to vote on  affirmative vote of a      majority of the
                          the amendment by a         simple majority of the     outstanding shares
                          majority of all the votes  voting power of the        entitled to vote, and in
                          entitled to be cast by     shareholders entitled to   certain circumstances, a
                          that voting group unless   vote on such amendment,    separate class vote. It
                          another percentage is      except for the provisions  also provides that a
                          specified (1) in the       of Article VIII of the     charter may provide for a
                          articles, (2) by the       articles regarding the     greater or lesser vote
                          board of directors as a    relationship between       than would otherwise be
                          condition to its           Expedia and USA, which,    required by the DGCL. The
                          recommendation or (3) by   so long as USA owns at     USA charter includes a
                          the provisions of the      least 20% of the total     supermajority (80%) vote
                          WBCA. The Expedia          voting power, will         of each of the board of
                          articles only specify a    require the affirmative    directors and the voting
                          vote of more than 80% to   vote of more than 80% of   power of the shareholders
                          amend or repeal the        the total voting power of  voting as a single class
                          provisions regarding the   the shareholders of all    to amend or repeal the
                          relations between Expedia  classes of outstanding     requirement that the
                          and Microsoft.             capital stock to amend or  Chief Executive Officer
                                                     repeal that article.       may only be removed
                                                                                without cause by the
                                                                                affirmative vote of at
                                                                                least 80% of the entire
                                                                                board of directors.

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------
SPECIAL MEETINGS:         The WBCA provides that     The Expedia bylaws         The DGCL provision is
                          special meetings of the    provide that only the      generally the same as its
                          shareholders of a          chairman of the board of   WBCA counterpart. The USA
                          corporation may be called  directors or a majority    bylaws provide for the
                          by the board of directors  of directors then serving  same individuals as the
                          or the person or persons   on the board of directors  bylaws of Expedia
                          authorized to do so in     may call a special         following the
                          the articles or bylaws.    meeting.                   transactions to be able
                          The Expedia bylaws                                    to call a special
                          provide that the board of                             meeting.
                          directors, an authorized
                          committee of the board of
                          directors or a majority
                          of the shares of the
                          common stock may call an
                          special meeting.

INDEMNIFICATION OF        Under the WBCA, the        Same as current Expedia    The DGCL generally
DIRECTORS AND OFFICERS:   standards for allowing     shareholder rights.        permits indemnification
                          indemnification are                                   of a person who acted in
                          substantially the same as                             good faith and in a
                          those used under the                                  manner that he or she
                          DGCL.                                                 reasonably believed to be
                                                                                in or not opposed to the
                                                                                best interests of the
                                                                                corporation or in the
                                                                                case of a criminal
                                                                                action, had no reason to
                                                                                believe that his or her
                                                                                conduct was unlawful. The
                                                                                USA bylaws do not depart
                                                                                from this standard.

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------
VOTE ON CERTAIN           Under the WBCA, a merger   The Expedia articles       The DGCL generally
FUNDAMENTAL ISSUES:       or share exchange must be  provide that, except as    provides that, unless
                          approved by the            otherwise set forth in     otherwise specified in a
                          affirmative vote of a      the Expedia articles, to   corporation's charter or
                          majority of directors      the maximum extent         unless the provisions of
                          when a quorum is present   permitted under            the DGCL relating to
                          and by two-thirds of all   Chapter 23B of the RCW,    business combinations
                          votes entitled to be cast  any corporate action that  indicated herein are
                          by each voting group       would otherwise require    applicable, a sale or
                          entitled to vote as a      the affirmative vote of    other disposition of all
                          separate group, unless     more than a simple         or substantially all of
                          another percentage is      majority of the voting     the corporation's assets,
                          specified in the           power of the shareholders  a merger or consolidation
                          articles. The sale of all  of the Corporation         of the corporation with
                          or substantially all of a  entitled to vote on such   another corporation or a
                          corporation's assets       action, including          dissolution of the
                          other than in the regular  amending its articles,     corporation requires the
                          course of business or a    approving a merger or      affirmative vote of the
                          vote to dissolve the       share exchange, or the     board of directors plus
                          corporation must be        sale of assets, other      the affirmative vote of a
                          approved by the            than in the regular        majority of the
                          affirmative vote of a      course of business, may    outstanding stock
                          majority of directors      be approved by the         entitled to vote on the
                          when a quorum is present   affirmative vote of a      matter. However, under
                          and by two-thirds of all   simple majority of the     the DGCL, unless required
                          votes entitled to be cast  voting power of the        by its charter, no vote
                          on the proposal unless     shareholders of the        of the stockholders of a
                          another percentage is      Corporation entitled to    constituent corporation
                          specified in the           vote on such action.       surviving a merger is
                          articles.                                             necessary to authorize
                                                                                such merger if certain
                                                                                requirements are met.

                          The Expedia articles                                  Neither the USA charter
                          provide that a merger,                                nor the USA bylaws alter
                          share exchange or sale of                             the stockholder approval
                          substantially all of                                  requirement described
                          Expedia's assets must be                              above.
                          approved by the
                          affirmative vote of a
                          majority of Expedia's
                          outstanding shares
                          entitled to vote or if
                          separate voting by voting
                          group is required then by
                          not less than a majority
                          of all the votes entitled
                          to be cast by that voting
                          group.

                          Under the WBCA, a merger
                          may also become effective
                          without the approval of
                          the surviving
                          corporation's
                          shareholders if certain
                          requirements are met.

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------
BUSINESS COMBINATION      Chapter 23B.19 of the      Same as current Expedia    Section 203 of the DGCL
RESTRICTIONS:             WBCA, which applies to     shareholder rights.        limits specified business
                          Washington corporations                               combinations of Delaware
                          that have a class of                                  corporations with
                          voting stock registered                               interested stockholders.
                          with the SEC under                                    Under the DGCL, an
                          section 12 or 15 of the                               interested stockholder (a
                          Exchange Act, prohibits a                             stockholder whose
                          target corporation, with                              beneficial ownership in
                          certain exceptions, from                              the corporation is at
                          engaging in certain                                   least 15% of the
                          significant business                                  outstanding voting
                          transactions with a                                   securities) cannot enter
                          person or group of                                    specified business
                          persons who or which                                  combinations with the
                          beneficially owns ten                                 corporation for a period
                          percent or more of the                                of three years following
                          voting shares of the                                  the time that the
                          target corporation for a                              stockholder became an
                          period of five years                                  interested stockholder
                          after such share                                      unless:
                          acquisition, unless the                                 - prior to that time,
                          transaction or                                            the corporation's
                          acquisition of shares is                                  board of directors
                          approved by a majority of                                 approved either the
                          the members of the board                                  business combination
                          of directors of the                                       or the transaction in
                          target corporation prior                                  which the stockholder
                          to the time of the                                        became an interested
                          initial acquisition by                                   stockholder;
                          the acquiring person.                                   - upon consummation of
                          These prohibited                                          the transaction in
                          transactions include,                                     which any person
                          among other things:                                       becomes an interested
                            - a merger, share                                       stockholder, the
                              exchange or                                           interested
                              consolidation with,                                   stockholder owned at
                              dispositions of a                                     least 85% of the
                              certain amount of                                     voting stock of the
                              assets to, or                                         corporation
                              issuance or                                           outstanding at the
                              redemption of shares                                  time the transaction
                              to or from, the                                       commenced, excluding
                              acquiror or its                                       shares owned by
                              affiliates or                                         specified employee
                              associates;                                           stock ownership plans
                            - termination of 5% or                                  and persons who are
                              more of the employees                                 both directors and
                              of the target                                         officers of the
                              corporation or its                                    corporation; or
                              subsidiaries who are                                - at or subsequent to
                              employed in
                              Washington State
                              following the
                              acquiror's
                              acquisition of 10% or

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------

                              more of the shares;                                   such time, the
                              or                                                    business combination
                            - allowing the acquiror                                 is both approved by
                              to receive any                                        the board of
                              disproportionate                                      directors and
                              benefit as a                                          authorized at an
                             shareholder.                                           annual or special
                          After the five-year                                       meeting of
                          period, a significant                                     stockholders, not by
                          business transaction may                                  written consent, by
                          take place if it complies                                 the affirmative vote
                          with certain fair price                                   of at least
                          provisions of the statute                                 two-thirds of the
                          or if it is approved by                                   outstanding voting
                          disinterested                                             stock not owned by
                          shareholders.                                             the interested
                          Expedia's board of                                        stockholder.
                          directors has expressly
                          approved the merger for
                          purposes of Chapter
                          23B.19 of the WBCA such
                          that the provisions of
                          Section 23B.19.040 of the
                          WBCA will not apply to
                          the merger or to any
                          future transactions
                          between Expedia and USA
                          and its affiliates.

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------
DISSENTERS' OR APPRAISAL  Under Chapter 23B.13 of    Same as current Expedia    Under the DGCL, a
RIGHTS:                   the WBCA, a shareholder    shareholder rights.        stockholder does not have
                          is entitled to dissent                                appraisal rights if the
                          from, and obtain the fair                             shares of the corporation
                          value of his or her                                   are listed on a national
                          shares in connection with                             securities exchange or
                          certain corporate                                     designated as a national
                          actions, including                                    market system security by
                          certain mergers, share                                the National Association
                          exchanges, sale of all or                             of Securities Dealers,
                          substantially of the                                  Inc. or held of by record
                          corporation's property,                               by more than 2,000
                          other than in the usual                               holders, or if the
                          and regular course of                                 corporation will be the
                          business, or a reverse                                surviving corporation of
                          stock split, which                                    a merger and the merger
                          require shareholder                                   does not require the vote
                          approval. To the extent                               of the corporation's
                          that the articles, bylaws                             stockholders. A
                          or resolution of the                                  stockholder will,
                          board of directors                                    however, have the right
                          provide for dissenters'                               to demand and receive
                          rights, shareholders also                             payment in cash for the
                          may exercise these rights                             fair value of their stock
                          in connection with any                                in an appraisal
                          corporate action taken by                             proceeding in lieu of the
                          shareholder vote.                                     consideration
                          Shareholders generally                                stockholders would
                          will not have such                                    otherwise receive in a
                          dissenters' rights if                                 merger or consolidation
                          shareholder approval is                               if in the merger the
                          not required to effect                                stockholder will receive
                          the corporate action. In                              anything other than
                          order to exercise                                     shares of stock in the
                          dissenters' rights, an                                corporation surviving or
                          Expedia shareholder must                              resulting from the merger
                          comply with the                                       or consolidation, shares
                          procedures set forth in                               of any other corporation
                          chapter 23B.13 of the                                 that at the effective
                          WBCA, which is described                              date of the merger or
                          elsewhere in this joint                               consolidation will be
                          prospectus/proxy and                                  either listed on a
                          information statement                                 national securities
                          under "Proposal                                       exchange or designated as
                          No. 1--Approval of the                                a national market system
                          Merger Agreement--                                    security by the National
                          Dissenters' Rights".                                  Association of Securities
                                                                                Dealers, Inc., or held of
                                                                                record by more than 2,000
                                                                                holders, cash in lieu of
                                                                                fractional shares, or any
                                                                                combination thereof.

                                                        EXPEDIA SHAREHOLDER
                               CURRENT EXPEDIA         RIGHTS FOLLOWING THE
                             SHAREHOLDER RIGHTS            TRANSACTIONS          USA STOCKHOLDER RIGHTS
                          -------------------------  -------------------------  -------------------------
                                                                                A Delaware corporation's
                                                                                charter may also provide
                                                                                that appraisal rights
                                                                                shall be available in the
                                                                                event of the sale of all
                                                                                or substantially all of a
                                                                                corporation's assets or
                                                                                the adoption of an
                                                                                amendment to its charter.
                                                                                The USA charter does not
                                                                                provide for such rights.

CONDUCT OF CERTAIN        Expedia's articles         Expedia's articles         USA has no comparable
AFFAIRS OF EXPEDIA:       contain provisions         contain provisions         provision.
                          governing the              governing the
                          relationship between       relationship between
                          Expedia and Microsoft and  Expedia and USA
                          certain other Microsoft    regarding, among other
                          related entities relating  things, the ability of
                          to the contractual         USA and its affiliates to
                          relations and other        engage in competing
                          business relations of      activities and the
                          Expedia and Microsoft and  ability of USA and its
                          the other related          affiliates to take
                          entities and to the        advantage of certain
                          rights, duties and         business opportunities
                          liabilities of and to      without concern for
                          Expedia in connection      claims of interest or
                          with these agreements.     expectancy by Expedia.

            PROPOSAL NO. 3--TERMINATION OF THE SHAREHOLDER AGREEMENT

    On October 1, 1999, Expedia and Microsoft entered into a shareholder agreement that provided for, among other things, the following:

    - tag-along rights for all Expedia shareholders with respect to any transfer to a third party of Expedia common stock by Microsoft or any subsequent holder of Expedia common stock. This requires that any such transfer be conditioned on all of the holders of Expedia common stock being offered the same per share consideration as that being received by Microsoft or the subsequent holder;

    - registration rights for Microsoft with respect to its shares of Expedia common stock; and

    - restrictions on Microsoft's ability to compete with Expedia.

    As part of the transactions, each of USA and Microsoft has required, as a condition to the completion of the transactions, that the shareholder agreement be terminated. Upon consummation of the transactions, assuming the proposal to terminate the shareholder agreement is approved by the requisite vote of Expedia shareholders, the relationship between Microsoft and Expedia will be governed by any ongoing agreements they may have and applicable law. The relationship between Expedia and USA will be governed by certain terms of the amended and restated articles of incorporation of Expedia, by the Washington Business Corporation Act, any agreements between Expedia and USA, or their respective affiliates, as well as other applicable law.

    The affirmative vote of a majority of the outstanding Expedia common stock entitled to vote is required to adopt and approve the termination of the shareholder agreement. The termination of the shareholder agreement is conditioned on approval of all of the other proposals relating to the transactions to be considered at the annual meeting. Under the Microsoft/USA voting and election agreement, Microsoft is obligated to vote in favor of the termination of the shareholder agreement. Accordingly, approval and adoption of this proposal is assured.

    THE EXPEDIA BOARD OF DIRECTORS, WITH ONE DIRECTOR EXCUSED, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE TERMINATION OF THE SHAREHOLDER AGREEMENT.

                 PROPOSAL NO. 4--ELECTION OF EXPEDIA DIRECTORS

    Expedia's board of directors currently consists of seven members. Expedia's board of directors has nominated each of the seven persons named below to serve for an additional one-year term. All seven directors are to be elected at the annual meeting, to hold office until the 2002 annual meeting of shareholders and until their successors are elected and qualified. However, as discussed below, certain of the directors elected at the annual meeting will resign upon consummation of the transactions. Expedia also expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, Expedia expects that proxies, unless otherwise directed, will be voted for the election of another nominee to be designated by the board of directors to fill the vacancy. Microsoft has agreed to vote all its shares of Expedia common stock in favor of this Proposal No. 4 and has granted Expedia an irrevocable proxy to vote its shares in favor of this Proposal
No. 4. The vote of Microsoft's shares is sufficient to ensure approval of Proposal No. 4. THE EXPEDIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES TO THE EXPEDIA BOARD OF DIRECTORS.

    Following the consummation of the transactions, Expedia's board of directors will consist of eleven members, including Mr. Barton, Mr. Stanger, six directors appointed by USA, one of whom will be Mr. Diller, chairman of the board and chief executive officer of USA, who will serve as chairman of the board of Expedia, and three additional independent directors mutually agreed to by USA and Expedia, two of whom will be Messrs. Maffei and Hoag, who are currently directors of Expedia. As a result, upon consummation of the transactions, Brad Chase, Gerald Grinstein, Richard Nanula and Laurie McDonald Jonsson will resign from Expedia's board of directors in order to permit Mr. Stanger and the USA nominees to be appointed to the board of directors. Although it is currently anticipated that the transactions will be consummated shortly after the approval of the shareholders is obtained at the annual meeting, the parties cannot guarantee that the transactions will be consummated as anticipated. If the transactions are not consummated, the seven directors elected at the annual meeting will hold office until the 2002 annual meeting of shareholders and until their successors are elected and qualified.

NOMINEES

    RICHARD N. BARTON, 34, founded Expedia in 1994. He has served as Expedia's president and chief executive officer and as one of Expedia's directors since September 1999. Prior to this, he worked for Microsoft from 1991 to 1994 in various product management roles involving Windows and MS-DOS. Prior to joining Microsoft in 1991, he worked as a strategy consultant for Alliance Consulting Group. Mr. Barton received a B.S. in industrial engineering from Stanford University.

    GREGORY B. MAFFEI, 41, has served as chairman of Expedia's board of directors since 1999. Since January 2000, Mr. Maffei has served as the president and chief executive officer and a director of 360networks inc. From 1997 until January 2000, he was the senior vice president, finance and administration and chief financial officer of Microsoft. Previously, Mr. Maffei has held a number of positions at Microsoft, including vice president of corporate development, treasurer, and director of business development and investments. Prior to joining Microsoft in 1993, he was with Citicorp Venture Capital, Pay 'N Pak Stores and Dillon Read. Mr. Maffei received an A.B. from Dartmouth College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.
Mr. Maffei also serves on the board of directors of Starbucks Coffee Corporation and ONI Systems Corp.

    BRAD CHASE, 41, has served as one of Expedia's directors since 1999. He is currently a consultant for Microsoft. From April 1999 to April 2001 he was senior vice president of MSN for Microsoft. Prior to that and since joining Microsoft in 1987, Mr. Chase held numerous management positions including leading the windows marketing and developer relations group, heading the marketing for the internet client and collaboration team, leading the worldwide launch of Windows 95 and serving as general manager for MS-DOS. Mr. Chase received a B.S. from the University of California at Berkeley and an M.B.A. from Northwestern's Kellogg Graduate School of Management.

    GERALD GRINSTEIN, 69, has served as one of Expedia's directors since 1999. Mr. Grinstein has been non-executive chairman of Agilent Technologies since 1999 and served as non-executive chairman of Delta Air Lines, Inc. from 1997 to 1999. He is also a principal of Madrona Investment Group, L.L.C., a Seattle-based investment company. From 1985 to 1991, Mr. Grinstein held a number of positions at Burlington Northern, Inc., including serving as chairman and chief executive officer from 1991 until his retirement in 1995. He is also a director of Delta Airlines, Inc., PACCAR Inc., Vans, Inc., The Pittston Company and Imperial Sugar Corporation. He previously served as a director of Browning-Ferris
Industries, Inc. and Sundstrand Corporation.

    JAY C. HOAG, 43, has served as one of Expedia's directors since
August 2000. Since June 1995, Mr. Hoag has been a general partner of Technology Crossover Ventures. From 1982 to 1994, he served in a variety of capacities at Chancellor Capital Management, Inc. Mr. Hoag serves on the board of directors of eLoyalty Corporation, EXE Technologies, Inc., and several privately held companies. He received a B.A. in Economics and Political Science from Northwestern University and an M.B.A. from the University of Michigan.

    LAURIE MCDONALD JONSSON, 52, has served as one of Expedia's directors since 1999. Since 1987, she has served as chairperson and chief executive officer of Stellar Travel, a Seattle-based travel agency specializing in family, business and cruise vacation travel, and president and chief executive officer of Stellar International, an international investment company. She also co-founded both Sundance Cruises and Admiral Cruises. Ms. McDonald Jonsson serves on the board of directors of the Commerce Bank, the Harvard University, John F. Kennedy School of Government, Women's Leadership Board, and is also chair of Governor Locke's Executive Women's Council, which sponsored the first all-women's trade and study mission to Central Europe. She also serves as chair for the Center for Women & Democracy at the University of Washington, an organization focused on linking women from around the world. She received a B.A. from the University of Washington, an M.S.W. from the University of Michigan and completed Stanford University's Executive Business Program.

    RICHARD D. NANULA, 41, has served as one of Expedia's directors since 1999. Since May 2001, he has served as executive vice president, finance, strategy and communications for Amgen Inc., a human therapeutics company. He has held the position of chief financial officer of Amgen since August 2001. From 1999 to 2001, he served as chairman and chief executive officer of Broadband
Sports, Inc., an Internet-based media company focused on delivering unique sports content to sports fans. Prior to this, Mr. Nanula was the president and chief operating officer of Starwood Hotels & Resorts, Inc. from 1998 to 1999. Previously, Mr. Nanula held a variety of positions at The Walt Disney Company from 1986 to 1998, serving most recently as senior executive vice president and chief financial officer from 1996 to 1998, as president of The Disney Stores from 1994 to 1996 and as executive vice president and chief financial officer from 1991 to 1994. Mr. Nanula received a B.S. from the University of California, Santa Barbara and an M.B.A. from Harvard Business School.

INFORMATION REGARDING EXPEDIA'S BOARD OF DIRECTORS AND ITS COMMITTEES

    Expedia's board of directors has an audit committee and a compensation committee. There is no standing finance or nominating committee. The responsibilities of Expedia's audit committee include recommending to the board of directors the independent public accountants to be selected to conduct the annual audit of Expedia's accounts; reviewing the proposed scope of such audit and approving the audit fees to be paid; reviewing and discussing with management and the independent accountants the financial statements to be included in the quarterly and annual reports Expedia files with the Securities and Exchange Commission; and reviewing the adequacy and effectiveness of Expedia's internal auditing, accounting and financial controls with the independent public accountants and Expedia's financial and accounting staff. Expedia's compensation committee is responsible for establishing compensation policies consistent with corporate objectives and shareholder interests and approving and/or recommending to the board of directors levels of compensation for Expedia's senior executives. Expedia's compensation committee also administers grants under Expedia's stock-based and other incentive compensation plans and adopts and/or recommends to Expedia's board of directors new plans or changes in compensation programs.

    During fiscal 2001, Messrs. Grinstein and Maffei and Ms. Jonsson served on the audit committee, and Messrs. Chase, Maffei and Nanula served on the compensation committee. All members of Expedia's audit committee, except
Mr. Maffei, are independent under the requirements of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. Mr. Maffei is not considered to be an independent director for purposes of serving on the audit committee as he was employed by Microsoft, an affiliate of Expedia, within the past three years. Expedia's board of directors determined it to be required by the best interests of Expedia and its shareholders for Mr. Maffei to serve on Expedia's audit committee, due to his extensive experience in financial and auditing matters, including his service as chief financial officer of Microsoft.

    During fiscal 2001, the audit committee met four times and the compensation committee met seven times. The entire board of directors met five times during fiscal 2001. During fiscal 2001, none of Expedia's current directors attended fewer than 75 percent of the aggregate of the total number of meetings held by Expedia's board of directors and the total number of meetings held by all committees of the board of directors on which each such director served.

    Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options, directors are not compensated for their services as directors. Directors who are not employees are eligible to participate in Expedia's 1999 Stock Option Plan for Non-Employee Directors. In addition, Messrs. Maffei and Chase are considered employees for purposes of eligibility to participate in Expedia's 1999 Amended and Restated Stock Option Plan and the Expedia, Inc. 1999 Employee Share Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    Gregory Maffei, chairman of Expedia's board of directors, served on the compensation committee during fiscal 2001. During fiscal 2001, Mr. Maffei was considered an employee for purposes of his eligibility to receive grants under the 1999 Amended and Restated Stock Option Plan.

BENEFICIAL OWNERSHIP

    BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

    The following table presents information regarding the beneficial ownership of Expedia's outstanding common stock as of October 15, 2001 for the following shareholders:

    - each shareholder known by Expedia to be the beneficial owner of more than 5% of Expedia's common stock;

    - each of Expedia's directors;

    - Expedia's chief executive officer and its four other most highly paid executive officers in fiscal 2001; and

    - all of Expedia's directors and executive officers as a group.

    Percentage ownership calculations are based upon 51,439,606 shares of Expedia's common stock outstanding as of October 15, 2001. Shares of Expedia's common stock subject to options that are currently exercisable or exercisable within 60 days of October 15, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder. To Expedia's knowledge, except as indicated in the footnotes to the table and under applicable community property laws, the shareholders named in the table have sole voting and investment power over all shares listed in the table. Except as otherwise indicated in the table, the business address of all persons listed is c/o Expedia, Inc., 13810 SE Eastgate Way, Suite 400, Bellevue, WA 98005.

                                                              AMOUNT AND NATURE OF
NAMES                                                         BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-----                                                         --------------------   ----------------
Microsoft Corporation (1)...................................       33,722,710              65.6%
Entities affiliated with Technology Crossover Ventures
  (2).......................................................        4,036,563               7.8%
Richard N. Barton (3).......................................          632,639               1.2%
Byron D. Bishop (4).........................................          539,394               1.0%
Simon J. Breakwell (5)......................................           22,110                 *
Gregory E. Slyngstad (6)....................................          203,236                 *
Gregory S. Stanger (7)......................................          288,214                 *
Gregory B. Maffei (8).......................................          601,081               1.2%
Brad Chase (9)..............................................          164,705                 *
Gerald Grinstein (10).......................................           26,315                 *
Laurie McDonald Jonsson (11)................................           23,000                 *
Richard D. Nanula (12)......................................           21,400                 *
Jay C. Hoag (13)............................................        4,036,563               7.8%
All directors and officers as a group (14)..................        6,833,746              13.3%

------------------------

(1) Microsoft's address is One Microsoft Way, Redmond, WA, 98052. The number of shares owned includes warrants to purchase 120,452 shares of Expedia common stock currently exercisable within 60 days of October 15, 2001.

(2) Consists of 3,654 shares held by TCV III (GP), 17,358 shares held by TCV III, L.P., 461,346 shares held by TCV III (Q), L.P. and 20,892 shares held by TCV III Strategic Partners, L.P. (the foregoing four entities, collectively, the "TCV III FUNDS"), 3,406,297 shares held by TCV IV, L.P. and 127,016 shares and held by TCV IV Strategic Partners, L.P. (the latter two entities, collectively, the "TCV IV FUNDS" and, together with the TCV III Funds, the "TCV FUNDS"). Mr. Hoag, a director of Expedia, is a Managing Member of Technology Crossover Management III, L.L.C., which is the Managing General Partner of TCV III (GP) and the sole General Partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P. He is also a Managing Member of Technology Crossover Management IV, L.L.C., which is the General Partner of the TCV IV Funds. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of this pecuniary interest therein. The address for each of these persons and entities is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California, 94301.

(3) Includes 629,718 shares that Mr. Barton has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(4) Includes 522,544 shares that Mr. Bishop has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(5) Includes 17,110 shares that Mr. Breakwell has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(6) Includes 12,500 shares that Mr. Slyngstad has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(7) Includes 286,214 shares that Mr. Stanger has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(8) Includes 591,081 shares that Mr. Maffei has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(9) Includes 158,705 shares that Mr. Chase has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(10) Includes 18,097 shares that Mr. Grinstein has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(11) Includes 15,000 shares that Ms. Jonsson has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(12) Includes 15,000 shares that Mr. Nanula has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

(13) Consists of 4,036,563 shares and 602,259 warrants to purchase common stock held by the TCV Funds (see Footnote 2).

(14) Includes shares, warrants and options held by all directors and officers. Includes 2,535,817 options to purchase common stock that are currently exercisable or will be exercisable within 60 days of October 15, 2001.

*   Less than one percent of the outstanding shares of common stock.

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Expedia's directors, executive officers, and any persons holding more than ten percent of Expedia's common stock are required to report to the SEC and Nasdaq their initial ownership of Expedia's stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 under the Securities Exchange Act furnished to Expedia, Expedia believes that during fiscal year 2001, Expedia's officers, directors and holders of more than 10 percent of Expedia's common stock filed all Section 16(a) reports on a timely basis.

EXECUTIVE OFFICER COMPENSATION

    CASH COMPENSATION

    The following table discloses compensation received for the fiscal years ended June 30, 2001, 2000 and 1999 by Expedia's chief executive officer and Expedia's four other highest paid executive officers (collectively, the "NAMED EXECUTIVE OFFICERS").

                                                                ANNUAL
                                                             COMPENSATION
                                                          -------------------
                                                           SALARY     BONUS     UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITIONS(1)                  YEAR      ($)(2)     ($)(3)    OPTIONS(4)   COMPENSATION
-------------------------------                --------   --------   --------   ----------   ------------
Richard N. Barton............................    2001     183,333    166,500      225,000            --
  President, Chief Executive Officer             2000     161,078     64,500      100,000            --
  and Director                                   1999     119,072     50,000           --            --

Byron D. Bishop..............................    2001     158,250     85,000       65,000            --
  Senior Vice President,                         2000     148,167     30,000           --            --
  Transportation and Core Technology             1999     128,231     49,000           --            --

Simon J. Breakwell...........................    2001     162,505     70,000       63,000       109,995(5)
  Senior Vice President, International           2000     121,042     36,000       31,741            --
  and Managing Director, Expedia Europe          1999     105,157      6,500       10,000         8,194(6)

Gregory E. Slyngstad.........................    2001     158,750     90,000       23,000            --
  Senior Vice President,                         2000      37,500     20,100       50,000            --
  Destinations and Lodging                       1999         n/a        n/a          n/a            --

Gregory S. Stanger...........................    2001     141,069     90,000       68,000            --
  Senior Vice President and                      2000     124,904     31,772       50,786            --
  Chief Financial Officer                        1999     101,427     35,591       40,000            --

------------------------

(1) Prior to October 1, 1999, each of these officers was employed by Microsoft with the exception of Gregory E. Slyngstad, who joined Expedia as part of the VacationSpot acquisition on March 17, 2000.

(2) Includes amounts deferred at the election of the Named Executive Officers pursuant to Expedia's 401(k) Plan.

(3) Consists of bonuses earned in the respective fiscal year.

(4) The amounts stated for fiscal 1999 reflect the number of Microsoft options received by each Named Executive Officer in that fiscal year. Upon Expedia's initial public offering, the unvested portion of these options, which was approximately 87.5%, converted to Expedia options at a rate of 6.3482 to 1. The vested portion of these options did not convert and remained as Microsoft options. The amounts stated for 2000 reflect: (a) the number of Expedia options received by each Named Executive Officer in exchange for Microsoft options granted in that fiscal year; plus (b) the number of Expedia options received by each Named Executive Officer in that fiscal year. The amounts stated for fiscal 2001 reflect the number of Expedia options received by each Named Executive Officer in that fiscal year.

(5) Reflects reimbursements for moving expenses, housing allowance and a moving bonus.

(6) Reflects reimbursements for moving expenses.

    COMPENSATION PURSUANT TO STOCK OPTIONS

    The following table provides information on option grants in fiscal 2001 to the Named Executive Officers as of June 30, 2001. The Named Executive Officers also received grants of stock options in August, 2001, which are described under "Proposal No. 1--Approval of the Merger Agreement--Other Interests of Officers and Directors in the Transactions--Expedia."

                                                                                       POTENTIAL REALIZABLE
                                                                                              VALUE
                                                 INDIVIDUAL GRANTS                      AT ASSUMED ANNUAL
                                             --------------------------                       RATES
                               NUMBER OF      % OF TOTAL                                  OF STOCK PRICE
                              SECURITIES     OPTIONS/SARS                                  APPRECIATION
                              UNDERLYING      GRANTED TO    EXERCISE OR                  FOR OPTION TERM
                             OPTIONS/SARS    EMPLOYEES IN      BASE       EXPIRATION   --------------------
NAME                         GRANTED(#)(1)   FISCAL YEAR    PRICE($/SH)      DATE       5%($)      10%($)
----                         -------------   ------------   -----------   ----------   --------   ---------
Richard N. Barton..........      75,000           2.1           10.88       1/16/08    332,041      773,797
                                150,000           4.1           16.06       8/10/07    809,367    2,048,315
Byron D. Bishop............      20,000           0.6           10.88       1/16/08     88,544      206,346
                                 40,000           1.1           16.06       7/28/07    261,562      609,551
                                  5,000           0.1           16.06       8/10/07     26,979       68,277
Simon J. Breakwell.........      18,000           0.5           10.88       1/16/08     79,690      185,711
                                 10,000           0.3           12.44       10/2/07     50,668      118,045
                                 30,000           0.8           16.06       7/28/07    196,172      457,163
                                  5,000           0.1           16.06       8/10/07     26,979       68,277
Gregory E. Slyngstad.......      23,000           0.6           10.88       1/16/08    101,826      237,298
Gregory S. Stanger.........      23,000           0.6           10.88       1/16/08    101,826      237,298
                                 40,000           1.1           16.06       7/28/07    261,562      609,551
                                  5,000           0.1           16.06       8/10/07     26,979       68,277

------------------------

(1) The amounts in this column reflect the number of Expedia options received by each Named Executive Officer in fiscal 2001.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information for the Named Executive Officers regarding Expedia options exercised by them during the fiscal year ended
June 30, 2001 and exercisable and unexercisable Expedia stock options held by them as of June 30, 2001. The "value realized" figures are based on the fair market value of Expedia's common stock at the exercise date, minus the per share exercise price, multiplied by the number of options exercised. The "value of unexercised in-the-money options" figures in the right-hand column are based on the fair market value of Expedia's common stock at June 30,

2001, of $46.60 per share, minus the per share exercise price of the applicable option, multiplied by the number of shares issuable upon exercise of the option.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                            OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                          ACQUIRED                              YEAR-END(#)              AT FISCAL YEAR-END($)
                         ON EXERCISE   VALUE REALIZED   ---------------------------   ---------------------------
NAME                         (#)            ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   --------------   -----------   -------------   -----------   -------------
Richard N. Barton......     17,707        473,280         315,556        960,116      13,114,565     37,214,033
Byron D. Bishop........     25,393        683,801         309,133        723,181      13,130,657     29,521,540
Simon J. Breakwell.....         --             --          77,449        133,782       3,129,762      4,705,006
Gregory E. Slyngstad...         --             --           6,250         66,750         137,344      1,783,081
Gregory S. Stanger.....     24,123        733,472         228,853        260,351       9,312,846      9,437,724

    RICHARD N. BARTON EMPLOYMENT AGREEMENT

    During fiscal 2001, Expedia had an employment agreement with Richard N. Barton, which provides that, if he is terminated by Expedia during his first two years of employment for reasons set forth in the agreement, he will receive the salary and stock option vesting which he would have otherwise received as an Expedia employee.

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REPORT OF THE COMPENSATION COMMITTEE

    During fiscal 2001, Expedia's compensation program for officers was designed to attract and retain outstanding employees with a compensation package including competitive salaries, incentive bonuses, benefits and stock options. The compensation committee of the board of directors approves guidelines and actual allocations for each officer's annual compensation package. These annual compensation packages are targeted to be in line with the 50th percentile of total compensation paid by comparable companies in high-technology and other industries. The comparable companies selected for compensation comparison purposes differ from the companies included in the Morgan Stanley Internet Commerce Index, which is used in the Performance Graph included below.

    The compensation program for executive officers focuses on long-term incentives and, therefore, officers' salaries are generally less than those paid by comparable companies in the Internet and technology industries. Individual salary levels are based the officer's level of responsibility, historical performance, relevant experience and breadth of knowledge. Pursuant to Expedia's Annual Incentive Plan for Officers, the compensation committee established a target bonus for Richard N. Barton, Expedia's president and chief executive officer, equal to 50% of his salary for fiscal 2001 and for each of the other officers equal to 30% of their respective salaries for fiscal 2001. Under the plan, the compensation committee then took the sum of these target bonuses to establish a target bonus pool. If Expedia met two objective performance metrics, then the target bonus pool could be increased by a maximum of 100%. Executive officers were eligible to receive anywhere from 0% to 200% of their target bonus depending on the size of the target bonus pool and how the compensation committee felt that officer performed over the fiscal year. Each officer is also eligible for annual stock option grants under Expedia's 1999 Stock Option Plan structured to promote Expedia's success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors, including each officer's responsibilities, their expected future contributions to Expedia, and their prior option grants.

    The compensation committee reviews and approves stock option grants for Mr. Barton on a semi-annual basis. The compensation committee reviews all other compensation for Mr. Barton on an annual basis. As an executive officer of the company, Mr. Barton is subject to the same compensation guidelines as all other executive officers. In fiscal 2001, Mr. Barton received a bonus under the Annual Incentive Plan for Officers, which was approximately 90% of his salary. The compensation committee awarded this bonus based upon Mr. Barton's individual performance and Expedia's overall performance during fiscal 2001, as well as the fact that Mr. Barton's salary is significantly lower than that of chief executive officers of comparable companies.

    As indicated above, Expedia's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Named Executive Officers. The committee believes that Expedia should be able to manage the stock option-related compensation of the Named Executive Officers so as to preserve the related federal income tax deductions, although exceptions may occur.

COMPENSATION COMMITTEE

Brad Chase
Gregory B. Maffei
Richard D. Nanula

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REPORT OF THE AUDIT COMMITTEE

                                                                 August 16, 2001

To the Board of Directors:

We have reviewed and discussed with management Expedia's audited financial statements as of and for the year ended June 30, 2001.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Expedia's Annual Report on Form 10-K for the year ended June 30, 2001.

We have also considered whether the provision of services by Deloitte & Touche LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in Expedia's Forms 10-Q for the quarters ended September 30, 2000, December 31, 2000 and March 31, 2001 is compatible with maintaining Deloitte & Touche LLP's independence.

AUDIT COMMITTEE

Gerald Grinstein
Laurie McDonald Jonsson
Gregory Maffei

                                  * * * * * *

The foregoing Report of Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by Expedia with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Expedia specifically incorporates the Report by reference in any such document.

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
PERFORMANCE GRAPH

    The following Performance Graph compares, for fiscal 2001, the cumulative total shareholder return for Expedia, The Nasdaq Stock Market (U.S. Companies) Index (the "NASDAQ MARKET INDEX"), and The Morgan Stanley Internet Commerce Index (the "MORGAN STANLEY INDEX"). The Performance Graph assumes that $100 was invested beginning on the date of Expedia's initial public offering in each of Expedia and the indexes. Total return performance for the Nasdaq Market Index and the Morgan Stanley Index is weighted based on the market capitalization of the companies included in each index and assumes that dividends are reinvested. In fiscal 2001, Expedia did not declare or pay any dividends on the Expedia common stock. Immediately following the Performance Graph is a chart of the numerical plot-points that support the graph. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance of Expedia.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                                        11/10/99  6/30/2000  6/30/2001
Expedia, Inc.                               $100    $105.81    $332.86
Nasdaq Stock Market (U.S.)                   100     125.57      68.07
Morgan Stanley Internet Commerce Index       100      55.58      41.89

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
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EXPEDIA RELATIONSHIP WITH MICROSOFT

    In October 1996, Microsoft launched its online travel services through Expedia. On October 1, 1999, Microsoft separated the Expedia assets and contributed them to Expedia in exchange for 33,000,000 shares of common stock or 100% of Expedia's outstanding common stock at that date. As of October 15, 2001, Microsoft owned approximately 66% of Expedia's outstanding common stock. Following the completion of the transactions, Microsoft will no longer own a controlling interest in Expedia.

    At the time of Expedia's separation from Microsoft, Microsoft assigned to Expedia a number of contracts having to do with the Expedia business. Many of these have intellectual property components. Generally, where the contract only impacted the Expedia business and no other units of Microsoft, it was assigned to Expedia. To Expedia's knowledge, Microsoft obtained all necessary consents to these assignments where applicable.

    At the time of Expedia's separation from Microsoft, Expedia also entered into a number of other agreements with Microsoft that were necessary to separate the Expedia assets from Microsoft and to facilitate the operation of the Expedia assets after such separation. As part of the transactions, and as provided by the merger agreement, each of the agreements relating to Expedia's separation from Microsoft has been amended and restated or will be amended and restated prior to the closing of the transactions, except for the license agreement which will only be amended and restated in the event Expedia and Microsoft do not enter into a patent assignment agreement prior to the closing. In addition, Expedia and Microsoft recently entered into two additional agreements that will also govern their relationship following the closing of the transactions. Each of these agreements is summarized below.

    AMENDED AND RESTATED CARRIAGE AND CROSS PROMOTION AGREEMENT. In June 2001, Expedia and Microsoft entered into an amended and restated carriage and cross promotion agreement. Under this agreement, Microsoft's domestic and international MSN websites promote co-branded versions of the Expedia websites that include the logos of both Expedia and MSN in the United States, the United Kingdom, Germany and Canada, the countries in which Expedia is currently present. These co-branded websites are the preferred travel transaction services offered on MSN, except in international markets where Expedia does not have a presence. Under the agreement, the parties also agreed to certain restrictions regarding the promotion of competitors on MSN.com and on the MSN Expedia co-branded travel websites accessed via MSN.com. The amended and restated agreement has a four-year term.

    Expedia pays Microsoft slotting fees and performance fees under the amended and restated carriage and cross promotion agreement. These fees are calculated in accordance with the terms of the agreement and, in certain cases, a letter agreement entered into by Expedia and Microsoft in July 2001. Expedia pays Microsoft an annual slotting fee of $500,000 for the U.S. co-branded travel website. This fee is credited toward the performance fees that Expedia is required to pay Microsoft. Expedia pays Microsoft an annual slotting fee of $250,000 for each non-U.S. co-branded travel website. These fees are credited towards the performance fees Expedia is required to pay Microsoft only if these non-U.S. websites exceed specified revenue targets. The performance fees Expedia pays to Microsoft are based on the number of transactions of each transaction type that occur on the co-branded websites multiplied by the average gross profit per transaction achieved by Expedia for each transaction type multiplied by the agreed percentage of gross profit to be shared for each transaction type.

    AMENDED AND RESTATED SERVICES AGREEMENT. On October 1, 1999, Expedia and Microsoft entered into a services agreement whereby Microsoft agreed to provide Expedia with certain administrative and operational services. This agreement was subsequently amended and restated effective January 1, 2001 and further amended effective July 1, 2001. Expedia and Microsoft intend to amend further the terms under which Microsoft provides Expedia with these services by entering into a second amended and restated services agreement prior to the completion of the transactions.

    Under the second amended and restated services agreement, Microsoft will continue to provide Expedia with specified administrative and operational services. In return, Expedia will pay Microsoft fees based on the total direct and indirect costs incurred by Microsoft in providing these services to Expedia. The current amended and restated services agreement is effective through June 30, 2002 and the second amended and restated services agreement will be effective through September 30, 2002. The amended and restated agreement is cancelable by Expedia upon 30 days written notice and, in limited circumstances, by Microsoft upon 180 days written notice. The second amended and restated agreement will contain comparable termination provisions and will also provide that Microsoft may terminate specified services if it determines in good faith, after consultation with Expedia and USA, that it is inappropriate for Microsoft to continue providing these services to an unaffiliated third party. Expedia has been developing and will continue to develop its own resources in these areas and currently intends to discontinue some or all of the services provided by Microsoft before the end of the second amended and restated agreement.

    HOSTING SERVICES AGREEMENT. On August 14, 2001, in connection with the transactions, Expedia and Microsoft entered into a hosting services agreement under which Microsoft provides Expedia with internet service provider services for the Expedia websites. Microsoft previously provided these services to Expedia under the amended and restated services agreement. The hosting services agreement has a four-year term. Expedia pays Microsoft for the hosting services on a cost basis.

    LICENSE AGREEMENT. On October 1, 1999, Expedia and Microsoft entered into a license agreement under which Microsoft provides Expedia with rights to intellectual property used in its business. Microsoft assigned to Expedia the trademarks and domain names associated with the name "Expedia." In addition, Microsoft assigned to Expedia copyrights for software relating to online travel services.

    Expedia licenses the right to use some of Microsoft's retail products and other technology under the license agreement with Microsoft. All of the licenses relating to Expedia specific software content and data and patents are royalty-free, irrevocable and perpetual. Upon completion of the transactions, the license agreement will be terminated, however, the perpetual licenses will remain.

    AMENDED AND RESTATED MAP SERVER LICENSE AGREEMENT. On October 1, 1999, Expedia and Microsoft entered into a map server agreement under which Microsoft licenses to Expedia certain server technology related to the Expedia Maps service. In connection with the transactions, Expedia and Microsoft entered into an amended and restated map server license agreement effective August 15, 2001 to amend some of the terms under which Microsoft provides Expedia with such technology.

    Under the amended and restated map server license agreement, Microsoft will develop, maintain, host and serve maps to the Expedia websites. This agreement has a four-year term. The maps will be customized for the Expedia websites and will include both Expedia's logo and Microsoft's MapPoint.Net logo. Expedia has agreed to pay Microsoft on a per transaction basis for each map served.

    AGREEMENT TO ASSIGN PATENT APPLICATIONS AND ROYALTY SHARING AGREEMENT. On November 6, 2001, Microsoft and Expedia entered into an assignment agreement pursuant to which Microsoft assigned to Expedia all of Microsoft's patents relating to the operation of Expedia's websites. The assignment agreement includes a limited license of such patents from Expedia to Microsoft. Further, the assignment agreement includes a royalty sharing arrangement under which Expedia will pay a percentage of any royalties collected by Expedia to Microsoft for licenses to such patents that are granted by Expedia to third parties for use in products and/or services other than online travel services.

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
    AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT. On July 15, 2001, in connection with the transactions, Expedia and Microsoft entered into a registration rights agreement. This agreement was subsequently amended and restated by the parties. Under the amended and restated agreement, Expedia agreed to grant to Microsoft customary registration rights, including the right to underwritten offerings, relating to Expedia securities, if any, owned by Microsoft following completion of the transactions. Expedia agreed to file a registration statement on Form S-3 with respect to Microsoft's Expedia securities and to use its reasonable best efforts to make such registration statement effective as promptly as practicable following the completion of the transactions.

    TAX ALLOCATION AGREEMENT. Effective October 1, 1999, Expedia entered into a tax allocation agreement with Microsoft. For periods during which Expedia was included in Microsoft's consolidated U.S. federal tax return, the agreement generally adopts the "percentage of tax liability" method of Regulations section 1.1552-1(a)(2) as its "basic method" and the "percentage" method of Regulations section 1.1502-33(d)(3) as its complementary method.

    Under the "percentage of tax liability" method, a member's allocable share of consolidated tax liability is equal to the tax liability of the group multiplied by a fraction, the numerator of which is the separate return tax liability of such member and the denominator of which is the sum of the separate return tax liability of all the members.

    This basic allocation method is modified by the complementary "percentage" method. Under the percentage method, in the event a loss or credit is generated by a member, such member is compensated at the time the loss or credit is absorbed by the other members of the Microsoft group. In Expedia's case, however, 7.5% of the benefit Expedia generates and is absorbed by the other members of the Microsoft group will be retained by Microsoft as a "fee" because Expedia is being paid for tax attributes prior to the time Expedia could have used them to reduce Expedia's tax liability.

    Expedia may be reimbursed by Microsoft for tax losses incurred during the period from October 1, 1999 to March 17, 2000 which are utilized on the Microsoft consolidated U.S. federal tax return. On March 18, 2000, Microsoft's investment in Expedia fell below 80% ownership. As such, from March 18, 2000 onward, Expedia must file a separate tax return. Any losses not utilized by Microsoft during the period that Expedia was included in Microsoft's consolidated return will be carried forward by Expedia and can be used on Expedia's separate return to offset any future taxable income.

    Under the terms of this agreement, Microsoft is entitled to the benefit of the compensation deduction attributable to the Microsoft stock options that Expedia assumed at the time of Expedia's initial public offering. Expedia and Microsoft take this deduction into account under the normal tax accounting rules, so the deduction generally occurs on the exercise of the options. The portion of this cost that Microsoft deducts is equal to the excess of the fair market value of the shares to be acquired on exercise of the option on the date Expedia employs the optionee over the exercise price of the assumed option. Expedia determined this amount on the date that Expedia employed each optionee.

    The parties have agreed in the merger agreement that the aggregate liability of Expedia to make payments after the date of the merger agreement to no more than $36,300,000 with respect to any past, present or future taxable periods. In addition, the parties have agreed that the term "Inherent Bargain Element," as used in the Microsoft tax allocation agreement, will not include any amount with respect to any option to purchase Expedia common stock granted on or after July 15, 2001. Microsoft has also agreed to indemnify and hold harmless USA and Expedia for certain tax liabilities. For further information regarding this amendment, see "The Transaction Agreements--The Merger Agreement--Covenants and Agreements--Tax Covenant."

    On November 9, 2001, Expedia and Microsoft entered into an agreement setting forth the manner in which Expedia is to compensate Microsoft for the compensation deductions attributable to the "Inherent Bargain Element" as used in the Microsoft tax allocation agreement. Under this agreement,

Expedia generally will be required to compensate Microsoft for the actual federal and state tax savings that Expedia realizes as a result of the use of the compensation deductions, as and when Expedia realizes such tax savings. A copy of this agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

    SHAREHOLDER AGREEMENT. Microsoft has entered into a shareholder agreement with Expedia that provides for, among other things, the following:

    - tag-along rights for all Expedia shareholders with respect to any transfer to a third party of Expedia common stock by Microsoft or any subsequent holder of Expedia common stock. This requires that any such transfer be conditioned on all of the holders of Expedia common stock being offered the same per share consideration as that being received by Microsoft or the subsequent holder;

    - registration rights for Microsoft with respect to its shares of Expedia common stock; and

    - restrictions on Microsoft's ability to compete with Expedia.

    As part of the transactions, each of USA and Microsoft has required, as a condition to the completion of the transactions, that the shareholder agreement be terminated. Expedia's shareholders will be asked to approve a proposal to terminate the shareholder agreement at the annual meeting. For further information regarding this proposal, see "Proposal No. 3--Termination of the Shareholder Agreement."

    EXPEDIA'S RELATIONSHIP WITH TECHNOLOGY CROSSOVER VENTURES ("TCV") AND MICROSOFT VENTURES RESULTING FROM THE PRIVATE PLACEMENT OF SHARES WITH TCV IV, L.P., TCV IV STRATEGIC PARTNERS, L.P. AND MICROSOFT IN AUGUST 2000. Jay Hoag is a founding general partner of TCV and a managing member of Technology Crossover Management IV, L.L.C., which is the general partner of the TCV IV Funds. As part of the private placement, Mr. Hoag became a director of Expedia.

    CONFLICT OF INTEREST POLICIES. Expedia's articles of incorporation currently contain provisions governing the relationship between Expedia and Microsoft relating to the contractual relations and other business relations of Expedia and Microsoft and certain other entities and to the rights, duties and liabilities of Expedia in connection with these relations.

    As part of the transactions, and as a condition to the completion of the transactions, Expedia's articles of incorporation will be amended and restated. Provisions governing the relationship between Expedia and Microsoft will be eliminated in the amended and restated articles of incorporation that Expedia's shareholders will be asked to approve at the annual meeting. In addition, Expedia's amended and restated articles of incorporation will contain provisions governing the relationship between USA and its affiliates, on the one hand, and Expedia and its subsidiaries, on the other hand. For further information regarding the proposal to amend and restate Expedia's articles of incorporation and the provisions that will govern Expedia's relationship with USA, see "Proposal No. 2--Amendment and Restatement of Expedia's Articles of Incorporation."

              PROPOSAL NO. 5--ADOPTION OF EXPEDIA 2001 STOCK PLAN

    You are being asked to approve the Expedia, Inc. 2001 Stock Plan (the "PLAN"), which was adopted by Expedia's board of directors, in November 2001, subject to the approval of Expedia's shareholders. The Plan provides for the issuance of up to 6,800,000 shares of Expedia common stock. The Plan will become effective immediately upon approval by Expedia's shareholders. Upon its effectiveness, approximately 900 individuals will be eligible to participate in the Plan.

    The following summary of the main features of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is set forth as Annex I to this joint prospectus/proxy and information statement.

    The purposes of the Plan are to attract and retain the best available personnel for positions within Expedia, to provide additional incentive to Expedia's employees, consultants and directors (collectively referred to as "Service Providers") and to promote the success of Expedia's business.

    The Plan provides for the grant of nonstatutory stock options, restricted stock and stock purchase rights ("SPRS") to Service Providers including employees (including officers and employee directors) of Expedia or its affiliates. The Plan will also provide for a one-time grant to holders of Expedia stock options, prior to the date of the annual meeting, of 0.1920 of an Expedia warrant for each unvested and vested Expedia option issued under the Expedia employee benefit plans on or prior to August 2, 2001, who continue to hold such options on the date of the grant of the warrants. The terms of the Expedia warrants will be identical to the terms of the Expedia warrants being distributed in the merger, except that the warrants issued under the Plan with respect to unvested options will be subject to the same vesting schedule as the options with respect to which they are being issued, and will not be transferable for 90 days following the grant of the warrant. Unless terminated sooner, the Plan will terminate automatically in 10 years.

    The administrator of the Plan has the power to determine whether and to what extent options, restricted stock and SPRs or any combination thereof are to be granted, to grant options, restricted stock, SPRs, the terms of the options, restricted stock or SPRs granted, the number of shares subject to each option, grant of restricted stock or SPR, the exercisability of options and SPRs and the form of consideration payable upon such exercise. In addition, the Board has the authority to amend, suspend or terminate the Plan, provided that no such action may be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, and no such action may be made without the consent of participants if such action would impair the rights of such participant. No optionee may be granted options and warrants for more than an aggregate of 2,000,000 shares of Expedia common stock in any calendar year. Directors who are not employees of Expedia or any of its subsidiaries may be granted stock options with respect to a maximum of 15,000 shares of Expedia common stock in their initial year as a director and stock options with respect 10,000 shares of Expedia common stock in any calendar year thereafter. Participants in the Plan may receive up to 2,000,000 shares of restricted stock subject to performance-vesting conditions in any calendar year.

    Options, restricted stock and SPRs granted under the Plan are generally not transferable by the optionee or grantee, other than by will or the laws of descent or distribution or in respect of vested rights, transfer by gift, or, with the consent of the administrator, for value, to immediate family members or charitable organizations of the optionee or grantee or charitable organizations, and each option, grant of restricted stock and SPR is exercisable during the lifetime of the award holder only by such award holder. Options granted under the Plan generally must be exercised within three months after the end of the optionee's status as a Service Provider of Expedia or its affiliates, within 18 months in the case of termination by disability or within 12 months in the case of termination in the event of the death of the optionee. In the case of termination as a result of disability or death, only those options may be exercised that would have vested within 12 months of the date of termination. In the case where the optionee is not a Service Provider at the time of their death, those options may be

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
exercised within 12 months of the date of death but in no event later than the expiration of the option's term.

    In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement will grant Expedia a repurchase option exercisable upon the voluntary or involuntary cessation of being a Service Provider to Expedia for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Expedia. The repurchase option will lapse at a rate determined by the administrator.

    The exercise price of the warrants will be $52.00 per share. The exercise price of nonstatutory stock options and SPRs granted under the Plan is determined by the administrator, but with respect to nonstatutory stock options and warrants intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Expedia common stock on the date of grant.

    The administrator may provide at the time of grant that restricted stock cannot vest unless applicable performance goals are satisfied. These performance goals must be based on the attainment of one or any combination of the following: earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, change in working capital, return on capital, shareholder return, market share or any other objective performance measure established by the committee. Such performance goals also may be based on the attainment of specified levels of Expedia's performance under one or more of the measures described above relative to the performance of other corporations. The provisions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each grantee. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Restricted stock will be forfeited upon the grantee's ceasing to be a Service Provider, unless otherwise provided by the administrator. Other than these restrictions on transfer and any other restrictions the administrator may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

    The Plan provides that in the event of a merger of Expedia with or into another corporation, or a sale of substantially all of Expedia's assets, each option, grant of restricted stock and SPR will be assumed or equivalent option or shares of restricted stock substituted by the successor corporation. The number of shares, that may be issued under the Plan may be increased by the number of options assumed in the merger under the Plan and, in the case of a substitution, by the net increase in the number of shares subject to options before and after the substitution under the Plan. If the outstanding options, restricted stock and SPRs are not assumed or substituted for by the successor corporation, the administrator will provide for the optionee to vest and to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable, and all restrictions on shares of restricted stock will lapse. If the administrator makes an option or SPR vested and exercisable in full in the event of a merger or sale of assets, the administrator will notify the optionee that the option or SPR will be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period. In the event of a corporate transaction described above, the warrants granted under the Plan will be treated in the same manner as warrants held by Expedia shareholders.

NEW PLAN BENEFITS

NAME AND POSITION                                             DOLLAR VALUE   NUMBER OF UNITS
-----------------                                             ------------   ---------------
Richard N. Barton...........................................                      375,000(4)
  President and Chief Executive Officer                                            25,000(5)
                                                                                  268,929(6)

Byron D. Bishop ............................................                      196,284(6)
  Senior Vice President, Transportation and Core Technology

Simon J. Breakwell .........................................                       27,480(6)
  Senior Vice President and Managing Director,
  Expedia Europe

Gregory E. Slyngstad .......................................                       23,616(6)
  Senior Vice President, Destinations and Lodging

Gregory S. Stanger .........................................                       50,000(4)
  Senior Vice President and Chief Financial Officer
                                                                                   10,000(5)
                                                                                  103,527(6)

Executive Group(1)..........................................                      824,863(6)

Non-Executive Director Group(2).............................                      190,152(6)

Non-Executive Officer Group(3)..............................                    2,234,245(6)

------------------------

(1) all current executive officers as a group

(2) all current directors who are not executive officers as a group

(3) all employees, including all current officers who are not executive officers, as a group

(4) Pursuant to term sheets entered into between Expedia and each of Messrs. Barton and Stanger described more completely in the "Proposal
    No. 1--Approval of the Merger Agreement--Other Interests of Officers and Directors in the Transactions--Expedia" section of this joint prospectus/ proxy and information statement, Messrs. Barton and Stanger will be granted initial option grants as of the effective date to purchase, respectively, 375,000 and 50,000 shares of Expedia common stock.

(5) Pursuant to term sheets entered into between Expedia and each of Messrs. Barton and Stanger described more completely in the "Proposal
    No. 1--Approval of the Merger Agreement--Other Interests of Officers and Directors in the Transactions--Expedia" section of this joint prospectus/ proxy and information statement, Messrs. Barton and Stanger will be granted initial restricted stock grants, respectively, of 25,000 and 10,000 shares of Expedia common stock.

(6) Holders of Expedia stock options will be granted, prior to the date of the annual meeting, 0.1920 of an Expedia warrant for each unvested and vested Expedia option issued under the Expedia employee benefit plans on or prior to August 2, 2001, if such holders continue to hold such options on the date of the grant of the warrants.

    Except as specifically described above, it is not presently possible to determine the benefits or amounts that will be received by any particular employee or groups in the future.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Plan or of awards or grants thereunder. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, and they depend on the participant's individual circumstances and the nature of the award, participants in the Plan are advised to consult their tax advisors prior to exercise of options or other awards or dispositions of stock acquired pursuant to awards.

    Incentive stock options and nonstatutory stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Nonstatutory stock options need not comply with such requirements.

    In general, an optionee is not taxed, and Expedia is not entitled to a tax deduction, on the grant or, except as described below, exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares of Expedia common stock underlying the option on the exercise date will, however, be a preference item for purposes of the alternative minimum tax, and thus an optionee could be subject to the alternative minimum tax as a result of the exercise of an incentive stock option. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following the option grant date and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of shares acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee may recognize both ordinary income and capital gain in the year of disposition and Expedia will generally be entitled to a tax deduction equal to the amount of the ordinary income recognized by the optionee. The amount of the ordinary income will be the lesser of (i) the excess of the amount realized on disposition over the optionee's adjusted basis in the shares (usually the exercise price) or (ii) the excess of the fair market value of the shares on the exercise date over the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the incentive stock option.

    An optionee is not taxed on the grant of an nonstatutory stock option. On exercise, however, the optionee generally recognizes ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price, and Expedia generally is entitled to a tax deduction equal to such amount. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year following exercise. The warrants and the exercise of the warrants should be taxed and Expedia should receive tax deductions in the same manner as the nonstatutory stock options.

    Options and SPRs granted under the Plan may provide for delayed vesting of the recipient's rights to the shares purchasable thereunder. Unless the recipient makes a valid election under Section 83(b) of the Code within 30 days after the receipt of restricted shares of Expedia common stock, the recipient generally will not be taxed on the receipt of such restricted shares until the restrictions on such shares lapse or are removed. When the restrictions lapse or are removed, the recipient will recognize ordinary income (and Expedia generally will be entitled to a deduction) in an amount equal to the excess of the fair market value of the shares at that time over the purchase price. However, if the recipient makes a valid Section 83(b) election within 30 days of the receipt of restricted shares of Expedia common stock, he or she will recognize ordinary income (and Expedia will be entitled to a deduction) equal to the excess of the fair market value of such shares on the date of receipt (determined without regard to the effect on value of the restrictions) over the purchase price.

    A recipient of a grant of restricted stock may make a Section 83(b) election to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted will be taxed as capital gains (or loss) upon a subsequent sale of the shares. However, if the recipient does not make a Section 83(b) election, then the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless a recipient makes a
Section 83(b) election, any dividends paid on stock subject to the restrictions are compensation income to the recipient and compensation expense to Expedia. Expedia is generally entitled to an income tax deduction for any compensation income taxed to the participant, subject to the provisions of Section 162(m) of the Code (see below).

    Special rules will apply in cases where a recipient of an award under the Plan pays the exercise or purchase price of the award or applicable withholding tax obligations under the Plan by delivering previously owned shares or by reducing the number of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired, and may constitute a disposition for purposes of applying the incentive stock option holding periods discussed above. Expedia generally will be required to withhold any applicable income and employment taxes in connection with the ordinary income recognized by a participant upon exercise or payment of an award under the Plan, and may require the participant to pay such taxes as a condition to exercise of an award under the Plan.

    The terms of the agreements or other documents pursuant to which specific awards are made under the Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of Expedia. In that event and depending upon the individual circumstances of the participant, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any "excess parachute payments" and Expedia will be denied any deduction with respect to such payments. Participants should consult their tax advisors as to whether accelerated vesting of an award in connection with a change of ownership or control of Expedia would give rise to an excess parachute payment.

    As described above, options, warrants and restricted stock granted under the Plan may qualify as "performance-based compensation" under Section 162(m) of the Code in order to preserve federal income tax deductions by Expedia with respect to any compensation relating to an award that is paid to a "covered employee" (as defined in Section 162(m)). Compensation for any year that is attributable to an award granted to a covered employee and that does not so qualify may not be deductible by Expedia to the extent such compensation, when combined with other compensation paid to such employee for the year, exceeds $1,000,000.

VOTE REQUIRED AND BOARD RECOMMENDATION

    The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting is required for adoption of the Expedia, Inc. 2001 Stock Plan. THE EXPEDIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PLAN.

    Microsoft has agreed to vote all its shares of Expedia common stock in favor of the adoption of the Plan and has granted Expedia an irrevocable proxy to vote its shares in favor of the adoption of the Plan. The vote of Microsoft's shares is sufficient to ensure approval of the adoption of the Plan.

                           PROPOSALS OF SHAREHOLDERS

    Proposals of shareholders intended to be presented at the 2002 annual meeting of shareholders must be received by Expedia no later than June 12, 2002 to be included in our Proxy Statement and form of proxy related to that meeting.

                                    AUDITORS

    Representatives of Deloitte & Touche LLP, independent public auditors for Expedia for fiscal 2001 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

FEES TO EXPEDIA ACCOUNTANTS FOR SERVICES RENDERED DURING FISCAL 2001

    AUDIT FEES. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of Expedia's annual financial statements for the fiscal year ended June 30, 2001 and for the reviews of the financial statements included in Expedia's Quarterly Reports on Form 10-Q for that fiscal year were $234,755.

    ALL OTHER FEES. The aggregate fees billed by Deloitte & Touche LLP for services rendered to Expedia, other than services described above under "Audit Fees," for the fiscal year ended June 30, 2001 were $159,756. No fees were paid to Deloitte & Touche LLP for financial information systems design and implementation.

                                 OTHER MATTERS

    The board of directors does not intend to bring any other business before the meeting, and so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business that may properly come before the meeting, we expect that proxies, in the form enclosed, will be voted on these matters in accordance with the judgment of the persons voting such proxies.

                                 LEGAL MATTERS

    The validity of the shares of USA common stock, USA preferred stock and USA warrants to be issued in connection with the merger is being passed upon for USA by Wachtell, Lipton, Rosen & Katz. The validity of Expedia Class B common stock and Expedia warrants to be issued in connection with the recapitalization and the merger is being passed upon for Expedia by Davis Wright Tremaine LLP.

    Certain of the tax consequences of the transactions will be passed upon at the closing of the transactions, as a condition to the transactions, for Expedia by Shearman & Sterling, and for Microsoft by Preston, Gates & Ellis LLP.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and financial statement schedule of USA as set forth in their report, included in USA's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this joint prospectus/proxy and information statement. USA's consolidated financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The consolidated financial statements and the related financial statement schedule incorporated in this joint prospectus/proxy and information statement by reference from Expedia's Annual Report on Form 10-K for the year ended
June 30, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This joint prospectus/proxy and information statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for stock of USA and Expedia and other matters. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, in each case relating to USA and Expedia, wherever they occur in this joint prospectus/proxy and information statement, are necessarily estimates reflecting the best judgment of the senior management of USA and Expedia and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefor, be considered in light of various important factors, including those set forth in this joint prospectus/proxy and information statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

    - material adverse changes in economic conditions generally or in the markets served by our companies;

    - a significant delay in the expected closing of the transactions;

    - material changes in inflation;

    - future regulatory and legislative actions affecting our companies' operating areas;

    - competition from others;

    - product demand and market acceptance;

    - the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

    - the ability to expand into and successfully operate in foreign markets;
      and

    - obtaining and retaining skilled workers and key executives.

    The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint prospectus/proxy and information statement and the other documents incorporated in this joint prospectus/proxy and information statement by reference, including, but not limited to, the December 31, 2000 Annual Report on Form 10-K of USA, including any amendments, and the June 30, 2001 Annual Report on Form 10-K of Expedia, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this joint prospectus/proxy and information statement. Neither USA nor Expedia undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint prospectus/proxy and information statement or to reflect the occurrence of unanticipated events.

                                                                         ANNEX A

      -------------------------------------------------------------------
      -------------------------------------------------------------------

                              AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF RECAPITALIZATION
                                   AND MERGER
                                  BY AND AMONG
                              USA NETWORKS, INC.,
                                 EXPEDIA, INC.,
                                 TAIPEI, INC.,
                             MICROSOFT CORPORATION

                                      AND
                           MICROSOFT E-HOLDINGS, INC.
      -------------------------------------------------------------------
      -------------------------------------------------------------------

                           DATED AS OF JULY 15, 2001
      -------------------------------------------------------------------
      -------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------

                              ARTICLE I
                           THE TRANSACTIONS

Section 1.1 The Contribution................................       A-8
Section 1.2 The Recapitalization............................       A-8
Section 1.3 The Merger......................................       A-9
Section 1.4 Treatment of Existing Company Warrants..........      A-10
Section 1.5 Closing; Effective Time.........................      A-10
Section 1.6 Tax Consequences................................      A-10
Section 1.7 Shareholder Agreement Termination; Stockholder
  Registration Rights Agreement.............................      A-10

                              ARTICLE II
              DIRECTORS, OFFICERS AND CHARTER DOCUMENTS

Section 2.1 Directors.......................................      A-10
Section 2.2 Officers........................................      A-11
Section 2.3 Charter Documents...............................      A-11

                             ARTICLE III
                         TREATMENT OF SHARES

Section 3.1 Effect of the Merger on Capital Stock...........      A-11
Section 3.2 Exchange of Certificates........................      A-13

                             ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1 Corporate Organization..........................      A-15
Section 4.2 Capitalization..................................      A-16
Section 4.3 Authority; No Violation.........................      A-16
Section 4.4 Consents and Approvals..........................      A-17
Section 4.5 Financial Statements............................      A-18
Section 4.6 Broker's Fees...................................      A-19
Section 4.7 Absence of Certain Changes or Events............      A-19
Section 4.8 Legal Proceedings...............................      A-19
Section 4.9 Taxes and Tax Returns...........................      A-20
Section 4.10 Employees......................................      A-20
Section 4.11 SEC Reports....................................      A-21
Section 4.12 Compliance with Applicable Law.................      A-22
Section 4.13 Intellectual Property; Proprietary Rights;
  Employee Restrictions.....................................      A-22
Section 4.14 Certain Contracts..............................      A-23
Section 4.15 Undisclosed Liabilities........................      A-23
Section 4.16 Insurance......................................      A-23
Section 4.17 Environmental Liability........................      A-24
Section 4.18 State Takeover Laws............................      A-24
Section 4.19 Certain Tax Matters............................      A-24
Section 4.20 Registration Statements........................      A-24
Section 4.21 Transactions with Affiliates...................      A-24
Section 4.22 Opinion of Financial Advisors..................      A-24

                                                                PAGE
                                                              --------

                              ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1 Corporate Organization of Parent................      A-25
Section 5.2 Corporate Organization of Merger Sub, USA Media
  Corp. and USA Media, LLC..................................      A-25
Section 5.3 Capitalization..................................      A-25
Section 5.4 Authority; No Violation.........................      A-26
Section 5.5 Financial Statements............................      A-27
Section 5.6 Consents and Approvals..........................      A-28
Section 5.7 Conduct of Business.............................      A-28
Section 5.8 Broker's Fees...................................      A-28
Section 5.9 SEC Reports.....................................      A-28
Section 5.10 Certain Tax Matters............................      A-29
Section 5.11 Registration Statements........................      A-29
Section 5.12 Absence of Certain Changes or Events...........      A-29
Section 5.13 Agreements with Stockholder....................      A-29
Section 5.14 Legal Proceedings..............................      A-29

                              ARTICLE VI
            REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Section 6.1 Corporate Organization of Stockholder and
  Holdings..................................................      A-29
Section 6.2 Authority; No Violation.........................      A-30
Section 6.3 Broker's Fees...................................      A-30
Section 6.4 Certain Tax Matters.............................      A-30
Section 6.5 Registration Statements.........................      A-30
Section 6.6 Agreements with Parent..........................      A-30

                             ARTICLE VII
                CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.1 Conduct of Businesses Prior to the Merger
  Closing...................................................      A-30
Section 7.2 Forbearances....................................      A-31

                             ARTICLE VIII
                        ADDITIONAL AGREEMENTS

Section 8.1 Regulatory Matters..............................      A-33
Section 8.2 Access to Information...........................      A-34
Section 8.3 No Solicitation.................................      A-34
Section 8.4 Shareholders' Approval..........................      A-35
Section 8.5 Legal Conditions to the Merger..................      A-35
Section 8.6 Affiliates......................................      A-35
Section 8.7 Nasdaq Quotation................................      A-35
Section 8.8 Additional Agreements...........................      A-36
Section 8.9 Advice of Changes...............................      A-36
Section 8.10 Section 16.....................................      A-36
Section 8.11 Relationship with Parent.......................      A-36
Section 8.12 Company Warrant Distribution...................      A-36
Section 8.13 Tax Covenant...................................      A-37
Section 8.14 Reorganization.................................      A-37

                                                                PAGE
                                                              --------
Section 8.15 Parent Registration Rights Agreement...........      A-38
Section 8.16 Articles of Incorporation and By-Law
  Amendment.................................................      A-38

                              ARTICLE IX

                              CONDITIONS

Section 9.1 Conditions to Each Party's Obligation to Effect
  the Transactions..........................................      A-38
Section 9.2 Conditions to Obligations of the Company........      A-39
Section 9.3 Conditions to Obligations of Parent.............      A-39
Section 9.4 Conditions to Obligations of Stockholder........      A-40

                              ARTICLE X
                  TERMINATION, AMENDMENT AND WAIVER

Section 10.1 Termination....................................      A-40
Section 10.2 Effect of Termination..........................      A-41
Section 10.3 Amendment......................................      A-42
Section 10.4 Extension; Waiver..............................      A-42

                              ARTICLE XI
                          GENERAL PROVISIONS

Section 11.1 Nonsurvival of Representations, Warranties and
  Agreements................................................      A-42
Section 11.2 Expenses.......................................      A-42
Section 11.3 Notices........................................      A-42
Section 11.4 Interpretation.................................      A-43
Section 11.5 Counterparts...................................      A-44
Section 11.6 Entire Agreement...............................      A-44
Section 11.7 Governing Law..................................      A-44
Section 11.8 Publicity......................................      A-44
Section 11.9 Assignment; Third Party Beneficiaries..........      A-44
Section 11.10 Specific Enforcement..........................      A-44

Exhibit A    Terms of the Company Warrants
Exhibit B    Designations, Preferences and Rights of the Parent Preferred
             Stock
Exhibit C    Terms of the Parent Warrants
Exhibit D    Form of Voting and Election Agreement
Exhibit E-1  Individuals who have entered into Employment Term Sheets
Exhibit E-2  Forms of Employment Term Sheets
Exhibit F    Stockholder Registration Rights Agreement
Exhibit G    Terms of the NLG Option
Exhibit H    Terms of the Travel LLC Option
Exhibit I    Form of Certificate of Amended and Restated Articles of
             Incorporation
Exhibit J    List of Persons to Execute Affiliate Letter
Exhibit K    Form of Affiliate Letter from the Company Affiliates

Company Disclosure Schedule
Parent Disclosure Schedule

                             INDEX OF DEFINED TERMS

TERM                                     PAGE
----                                   --------
1999 Tax Allocation Agreement........    A-37
33 Act Registration Statements.......    A-28
34 Act Registration Statements.......    A-28
Agreement............................     A-7
Articles Amendment...................     A-8
Articles of Merger...................    A-10
Business Day.........................    A-10
CERCLA...............................    A-24
Certificate..........................    A-13
Class B Consideration................    A-11
Closing..............................    A-10
Closing Date.........................    A-10
Code.................................     A-8
Common Consideration.................    A-11
Company..............................     A-7
Company Affiliate Transactions.......    A-24
Company April Financials.............    A-18
Company Audited Balance Sheets.......    A-18
Company Audited Financial
  Statements.........................    A-18
Company Benefit Plans................    A-20
Company Capital Stock................    A-16
Company Charter......................    A-15
Company Class B Common Stock.........     A-7
Company Common Stock.................     A-7
Company Contract.....................    A-23
Company December 10-Q................    A-18
Company Disclosure Schedule..........    A-15
Company ERISA Affiliate..............    A-21
Company Financial Statements.........    A-18
Company Intellectual Property........    A-22
Company June Financials..............    A-18
Company Licensed Intellectual
  Property...........................    A-22
Company March 10-Q...................    A-18
Company May Financials...............    A-18
Company Merger Consideration.........    A-13
Company Owned Intellectual
  Property...........................    A-22
Company Preferred Stock..............    A-16
Company Reports......................    A-21
Company S-3 Registration Statement...    A-28
Company S-4 Registration Statement...    A-28
Company September 10-Q...............    A-18
Company Stock........................     A-7
Company Stock Plans..................    A-16
Company Warrant Exchange Ratio.......    A-11
Company Warrants.....................     A-7
Confidentiality Agreements...........    A-34
Contribute...........................     A-8

TERM                                     PAGE
----                                   --------
Contribution.........................     A-7
Dissenting Share.....................    A-12
Distribution.........................    A-36
Effective Time.......................    A-10
Electing Shareholders................     A-8
Election.............................     A-8
Election Deadline....................     A-9
Election Shares......................     A-9
Employment Term Sheets...............     A-7
ERISA................................    A-21
Excess Company Warrants..............    A-14
Excess Parent Common Shares..........    A-14
Excess Parent Preferred Shares.......    A-14
Excess Parent Securities.............    A-14
Excess Parent Warrants...............    A-14
Exchange Act.........................    A-21
Exchange Agent.......................    A-13
Exchanged Class B Share Number.......    A-11
Existing Company Warrants............    A-16
Form of Election.....................     A-8
GAAP.................................    A-19
Government Approvals.................    A-17
Governmental Entity..................    A-18
Holdings.............................     A-7
HSR Act..............................    A-17
Intellectual Property................    A-22
Investment Agreement.................    A-26
Joint Prospectus/Proxy Statement.....    A-33
Liens................................    A-16
Material Adverse Effect..............    A-15
Maximum Election Number..............     A-8
Merger...............................     A-7
Merger Consideration.................    A-13
Merger Sub...........................     A-7
Merger Sub Common Stock..............    A-12
Nasdaq...............................    A-12
No Election Shares...................     A-9
Parent...............................     A-7
Parent Audited Balance Sheets........    A-27
Parent Audited Financial
  Statements.........................    A-27
Parent Capital Stock.................    A-25
Parent Class B Common Stock..........    A-25
Parent Common Exchange Ratio.........    A-11
Parent Common Stock..................     A-7
Parent Disclosure Schedule...........    A-25
Parent Financial Statements..........    A-27
Parent March 10-Q....................    A-27

TERM                                     PAGE
----                                   --------
Parent Merger Consideration..........    A-13
Parent Preferred Exchange Ratio......    A-11
Parent Preferred Stock...............     A-7
Parent Registration Statement........    A-28
Parent Reports.......................    A-28
Parent Share Price...................    A-12
Parent Shares........................    A-13
Parent Warrant Exchange Ratio........    A-11
Parent Warrants......................     A-7
Recapitalization.....................     A-7
Registration Statements..............    A-28
Representative.......................     A-8
Requisite Regulatory Approval........    A-38
SEC..................................    A-17
Securities Act.......................    A-21
Shareholder Agreement................     A-7
Shareholder Agreement Termination....     A-7
Shareholder Meeting..................     A-8

TERM                                     PAGE
----                                   --------
Shareholder Proposals................    A-35
Stockholder..........................     A-7
Stockholder Registration Rights
  Agreement..........................     A-7
Subsidiary...........................    A-15
Surviving Corporation................     A-9
Surviving Existing Company Warrant...    A-10
Tax..................................    A-20
Tax Return...........................    A-20
Taxes................................    A-20
Termination Date.....................    A-41
Third Party Intellectual Property....    A-22
Transaction Proposal.................    A-34
Transactions.........................     A-7
Voting and Election Agreement........     A-7
Voting Record Date...................     A-9
WBCA.................................     A-9

    This AMENDED AND RESTATED AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER is dated as of July 15, 2001 (this "AGREEMENT"), by and among USA
Networks, Inc., a Delaware corporation ("PARENT"), Expedia, Inc., a Washington corporation (the "COMPANY"), Taipei, Inc, a Washington corporation and wholly owned subsidiary of Parent ("MERGER SUB"), Microsoft Corporation, a Washington corporation ("STOCKHOLDER"), and Microsoft E-Holdings, Inc., a Nevada corporation and indirect wholly owned subsidiary of Stockholder ("HOLDINGS," and where references to Stockholder relate to direct ownership of Company Stock, Holdings shall be included in the term "Stockholder").

    WHEREAS, the Boards of Directors of Parent, the Company, Stockholder, Holdings and Merger Sub have adopted this Agreement pursuant to which, subject to the terms and conditions set forth herein, and in the order specified:
(a) the Company shall take all actions necessary to effect a recapitalization (the "RECAPITALIZATION") of the Company, pursuant to which shares of common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") held by Electing Shareholders (as defined herein) shall be exchanged for an equal number of shares of Company Class B common stock, par value $.01 per share, of the Company ("COMPANY CLASS B COMMON STOCK," and together with Company Common Stock, the "COMPANY STOCK"), subject to a maximum exchange of 37,500,000 shares of Company Common Stock for Company Class B Common Stock; (b) Merger Sub shall merge with and into the Company (the "MERGER" and together with the Recapitalization and the Contribution (as defined herein), the "TRANSACTIONS"), pursuant to which each Company shareholder shall receive (i) in exchange for each share of Company Common Stock, a combination of (A) one share of Company Common Stock, and (B) warrants to acquire Company Common Stock having the terms described on EXHIBIT A hereto (the "COMPANY WARRANTS"), and (ii) in exchange for each share of Company Class B Common Stock, a combination of (A) shares of common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK"),
(B) shares of Series A preferred stock, par value $.01 per share, of Parent having the designations, preferences and other rights described on EXHIBIT B hereto ("PARENT PREFERRED STOCK"), and (C) warrants to acquire Parent Common Stock having the terms described on EXHIBIT C hereto (the "PARENT WARRANTS"); and (c) Parent shall contribute (the "CONTRIBUTION") to the Company certain assets specified herein immediately following consummation of the Merger.

    WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, Stockholder and Holdings are entering into an agreement in the form attached hereto as EXHIBIT D (the "VOTING AND ELECTION AGREEMENT") with Parent, pursuant to which Stockholder and Holdings have agreed to vote in favor of this Agreement and the Transactions contemplated hereby, including the Recapitalization, the Articles Amendment (as defined herein) and the Merger, and to elect in the Recapitalization to exchange all of its shares of Company Common Stock for shares of Company Class B Common Stock;

    WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, the Company and each of the individuals listed on EXHIBIT E-1 hereto shall have entered into binding employment term sheets in the forms attached hereto as EXHIBIT E-2 (collectively, the "EMPLOYMENT TERM SHEETS");

    WHEREAS, in connection with the Transactions, Stockholder and the Company desire to terminate the Shareholder Agreement, dated as of October 1, 1999, between the Company and Stockholder ("SHAREHOLDER AGREEMENT") (the "SHAREHOLDER AGREEMENT TERMINATION") and execute a Registration Rights Agreement in the form attached hereto as EXHIBIT F (the "STOCKHOLDER REGISTRATION RIGHTS AGREEMENT");

    WHEREAS, the parties intend that each of the Recapitalization and the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transactions and the other transactions contemplated hereby and also to prescribe certain conditions to the Transactions and the other transactions contemplated hereby.

    NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                THE TRANSACTIONS

    Section 1.1 THE CONTRIBUTION. Upon the terms and subject to the conditions set forth herein, immediately following the Effective Time (as defined herein), Parent and Company shall effect the Contribution as follows: Parent shall contribute, transfer, assign and convey (collectively, "CONTRIBUTE") or cause to be Contributed to the Company, (i) an option having the terms set forth on EXHIBIT G hereto to acquire Parent's equity interest in the entity listed on such EXHIBIT G, (ii) an option having the terms set forth on EXHIBIT H hereto to acquire a one-third equity interest in the entity listed on such EXHIBIT H,
(iii) 100% of the equity interest in USA Media Corp., a Delaware corporation and wholly owned Subsidiary (as defined herein) of Parent, and (iv) 99% of the membership interests in USA Media, LLC, a Delaware limited liability company.

    Section 1.2  THE RECAPITALIZATION.

        (a) GENERAL. Upon the terms and subject to the conditions set forth herein, on the Closing Date (as defined herein), immediately prior to the Effective Time, the Company shall take all actions necessary to effect the Recapitalization as follows: (i) the Company shall amend its Articles of Incorporation pursuant to the Certificate of Amended and Restated Articles of Incorporation (the "ARTICLES AMENDMENT") substantially as set forth on
    EXHIBIT I hereto, which Articles Amendment shall, among other things, create Company Class B Common Stock, and (ii) immediately following the effectiveness of the Articles Amendment and subject to the provisions of
    Section 1.2(b), 1.2(f) and 1.4, each share of Company Common Stock (including shares issuable upon exercise of Existing Company Warrants (as defined herein)) held of record by a shareholder of the Company or warrant holder, as the case may be, who has elected to exchange its shares of Company Common Stock for shares of Company Class B Common Stock in accordance with the procedures set forth in this Section 1.2 (the "ELECTING SHAREHOLDERS") shall be exchanged for one share of Company Class B Common Stock.

        (b) ELECTION. Subject to the immediately following sentence, each record holder of shares of Company Common Stock and each record holder of Existing Company Warrants shall, up to and including the date of the Special Meeting of Shareholders (the "SHAREHOLDER MEETING"), be entitled to elect to exchange each of its shares of Company Common Stock (including shares issuable upon exercise of the Existing Company Warrants) for one share of Company Class B Common Stock (an "ELECTION"). Notwithstanding the foregoing and subject to Section 1.2(c), the maximum aggregate number of shares of Company Common Stock (including shares issuable upon exercise of the Existing Company Warrants) that will be exchanged into Company Class B Common Stock shall be 37,500,000 (the "MAXIMUM ELECTION NUMBER"). Elections shall be made on a form designed for that purpose (a "FORM OF ELECTION"). A holder of record of shares of Company Common Stock or Existing Company Warrants who holds such shares or Existing Company Warrants as nominee, trustee or in another representative capacity (a "REPRESENTATIVE") may submit multiple Forms of Election, and each such Form of Election may cover all or a portion of the shares of Company Common Stock or Existing Company Warrants held by such Representative for a particular beneficial owner. To be effective a Form of Election relating to the election with respect to Company Common Stock (but not with respect to Existing Company Warrants) must be accompanied by a Certificate or Certificates representing all of the shares of Company Common Stock held by the shareholder making an Election and a Letter of Transmittal as described in Section 3.2(b).

        (c) PRORATION OF ELECTION SHARES; NO FRACTIONAL SHARES. If the aggregate number of shares of Company Common Stock (including Company Common Stock issuable upon exercise of the Existing Company Warrants) covered by Elections (the "ELECTION SHARES") exceeds the Maximum Election Number, holders of Election Shares shall be reduced PRO RATA so that no greater than the Maximum Election Number of Company Common Stock is exchanged for Company Class B Common Stock in the Recapitalization. To the extent such proration results in fractional Election Shares, following such proration, each such fractional Election Share shall be rounded up to the nearest whole share, following which the Exchange Agent shall select from among the Election Shares, by random selection, a sufficient number of Election Shares that will not be exchanged for Company Class B Common Stock such that the Company issues exactly the Maximum Election Number of shares of Company Class B Common Stock in the Recapitalization.

        (d) FORM OF ELECTION. For an Election to be effective, a Form of Election, Certificate or Certificates representing all of the shares of Company Common Stock held by the shareholder making an Election and a Letter of Transmittal must be properly completed, signed and submitted to the Exchange Agent (as defined herein). Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election and other required documentation have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this
    Section 1.2, and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock.

        (e) NO ELECTIONS. For the purposes hereof, a holder of shares of Company Common Stock or Existing Company Warrants who does not submit a proper Form of Election that is received by the Exchange Agent prior to the Election Deadline ("NO ELECTION SHARES") shall be treated as not having made an Election. All Dissenting Shares shall also be deemed No Election Shares. If Parent or the Exchange Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares.

        (f) ELECTION DEADLINE. Unless otherwise agreed to by Parent and the Company, Forms of Election and Letters of Transmittal shall be mailed to the record holders of the shares of Company Common Stock as of the voting record date of the Shareholder Meeting (the "VOTING RECORD DATE") together with the Joint Prospectus/Proxy Statement (as defined herein), and shall also be mailed to each holder of shares of Company Common Stock who so requests them from the Exchange Agent (as defined herein). A Form of Election must be received by the Exchange Agent by 5:00 p.m., New York City time, on the date of the Shareholder Meeting (the "ELECTION DEADLINE") in order to be effective. All elections may be revoked until the Election Deadline in writing by the record holders or Representatives thereof submitting Forms of Election.

    Section 1.3 THE MERGER. Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company (the "MERGER") in accordance with the applicable provisions of the Business Corporation Act of the State of Washington (the "WBCA"). The Company shall be the surviving corporation in the Merger (the "SURVIVING

CORPORATION") and shall continue its corporate existence under the laws of the State of Washington. As a result of the Merger, the Company shall become a Subsidiary of Parent and the separate corporate existence of the Merger Sub shall terminate. The Merger shall have the effects and consequences specified in
Section 23B.11.060 of the WBCA.

    Section 1.4 TREATMENT OF EXISTING COMPANY WARRANTS. In order for the election of a holder of Existing Company Warrants to be effective, such holder must comply with the provisions set forth in this Article I and must exercise its Existing Company Warrants prior to the Recapitalization, it being understood that all of the Existing Company Warrants, other than those Existing Company Warrant(s) relating to an aggregate of 68,853 shares of Company Common Stock which by their terms explicitly provide otherwise (each such Existing Company Warrant, a "SURVIVING EXISTING COMPANY WARRANT"), shall, in accordance with their terms, terminate immediately upon the Effective Time. In the event that
(i) a holder of a Surviving Existing Company Warrant neither makes a valid Election nor exercises its Surviving Existing Company Warrant prior to the Effective Time, and (ii) the terms of the Surviving Existing Company Warrant or underlying warrant agreement do not provide for equitable adjustment with respect to the Merger, the Company shall distribute, upon exercise, to the holders of such Surviving Existing Company Warrants immediately prior to the Effective Time, a number of Company Warrants equal to the Company Warrant Exchange Ratio with respect to each such Surviving Existing Company Warrant.

    Section 1.5 CLOSING; EFFECTIVE TIME. The closing of the Merger (the "CLOSING") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, at 10:00 a.m., Eastern time, on the third Business Day (as defined herein) immediately following the date on which the last of the conditions set forth in
Article IX hereof is satisfied or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as Parent, Stockholder and the Company shall mutually agree (the "CLOSING DATE"). The term "EFFECTIVE TIME" shall mean the time and date of the filing of the articles of merger relating to the Merger ("ARTICLES OF MERGER") with the Secretary of State of the State of Washington (or such other date and time as may be specified in such articles as may be permitted by Washington law). The term "BUSINESS DAY" shall mean any day, other than Saturday, Sunday or a day on which the banks in the states of New York or Washington are closed.

    Section 1.6 TAX CONSEQUENCES. It is intended that each of the Recapitalization and the Merger constitute a reorganization within the meaning of Section 368(a) of the Code and the parties hereto agree to treat such transactions consistently with this intention for all purposes at all times prior to and following the Closing, to the extent permitted by law.

    Section 1.7 SHAREHOLDER AGREEMENT TERMINATION; STOCKHOLDER REGISTRATION RIGHTS AGREEMENT. Immediately prior to the Effective Time, the Company and Stockholder shall (i) terminate the Shareholder Agreement, and such Shareholder Agreement Termination shall be submitted to the Company's shareholders for approval at the Shareholder Meeting in accordance with Section 4.3 below, and
(ii) execute the Stockholder Registration Rights Agreement.

                                   ARTICLE II
                   DIRECTORS, OFFICERS AND CHARTER DOCUMENTS

    Section 2.1 DIRECTORS. The Board of Directors of the Surviving Corporation at, and through the one-year anniversary of, the Effective Time shall consist of eleven members as follows: six directors appointed by Parent, the Company's Chief Executive Officer, the Company's Chief Financial Officer and three additional directors who shall be independent, shall serve for at least a one-year term and shall be mutually agreed to by Parent and the Company.

    Section 2.2 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

    Section 2.3 CHARTER DOCUMENTS. At the Effective Time, (i) the Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time (and after giving effect to the Recapitalization), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law, and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, and which by-laws shall be substantially similar to the by-laws of other publicly-held Subsidiaries controlled by Parent, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such by-laws.

                                  ARTICLE III
                              TREATMENT OF SHARES

    Section 3.1 EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

        (a) CANCELLATION OF CERTAIN COMPANY STOCK. Each share of Company Stock that is owned by the Company as treasury stock, if any, and all shares of Company Stock that are owned by Parent and any of its wholly owned Subsidiaries immediately prior to the Effective Time shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

        (b) CONVERSION OF COMPANY STOCK. By virtue of the Merger and without any action on the part of the holder thereof:

        (i) each share of Company Common Stock, other than Dissenting Shares and shares canceled pursuant to Section 3.1(a), issued and outstanding immediately prior to the Effective Time shall remain outstanding and the holder of the Company Common Stock shall be entitled to receive a number of validly issued, fully paid and nonassessable Company Warrants equal to the Company Warrant Exchange Ratio (as defined below) (the "COMMON CONSIDERATION"), and

        (ii) each share of Company Class B Common Stock, other than shares canceled pursuant to Section 3.1(a), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a combination of (A) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Parent Common Exchange Ratio (as defined below), (B) a number of validly issued, fully paid and nonassessable shares of Parent Preferred Stock equal to the Parent Preferred Exchange Ratio (as defined below), and (C) a number of validly issued, fully paid and nonassessable Parent Warrants equal to the Parent Warrant Exchange Ratio (as defined below) ((A),(B) and (C) together, the "CLASS B CONSIDERATION").

The "COMPANY WARRANT EXCHANGE RATIO" shall be equal to 0.1920. The "PARENT COMMON EXCHANGE RATIO" shall be equal to the quotient, rounded to the nearest ten thousandth (or if there shall not be a nearest ten thousandth, the next higher ten thousandth), obtained by dividing (i) (A) 35.00 less (B) the product of (x) the Parent Preferred Exchange Ratio, and (y) 50, by (ii) the Parent Share Price (as defined below); PROVIDED, HOWEVER, that for purposes of this calculation, the Parent Share Price shall not be greater than $31.00 or less than $23.00. The "PARENT PREFERRED EXCHANGE RATIO" shall be equal to the quotient, rounded to the nearest ten thousandth (or if there shall not be a nearest ten thousandth, the next higher thousandth), obtained by dividing
(A) 656,250,000 divided by the number of shares of Company Class B Common Stock exchanged in the Merger (the "EXCHANGED CLASS B SHARE NUMBER"), by (B) 50. The "PARENT WARRANT EXCHANGE RATIO" shall be equal to the Parent Warrant Exchange Ratio corresponding to the Parent Share Price set forth on SCHEDULE A of EXHIBIT C hereto. The "PARENT SHARE PRICE" shall be equal to the average of the daily closing prices (as of 4:00 p.m. eastern time) per share of Parent Common Stock, as applicable, as reported on the Nasdaq Stock Market ("NASDAQ") (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by Parent and the Company) for the ten consecutive full trading days immediately preceding the second full trading day prior to the date of the Election Deadline.

        (c) TAX ADJUSTMENT OF CLASS B CONSIDERATION. In the event that counsel for Parent, the Company and Stockholder reasonably determine (which determination shall be based on a Black-Scholes valuation using an appropriate volatility and risk-free interest rate as of the Closing Date) that the requirement of Section 368(a)(2)(E)(ii) of the Code would not otherwise be satisfied with respect to the Merger, the Parent Warrant Exchange Ratio shall be reduced to the extent necessary, in the opinion of counsel to Parent, the Company and Stockholder, to satisfy such requirement, and the Parent Common Exchange Ratio shall be increased by an amount equal to the quotient obtained by dividing (i) the product of (A) the reduction in the Parent Warrant Exchange Ratio multiplied by (B) the Black-Scholes value of a Parent Warrant as of the Closing Date (assuming 40% volatility and a risk-free interest rate of 5.66%), by (ii) the average of the daily closing prices (as of 4:00 p.m. eastern time) per share of Parent Common Stock, as reported on Nasdaq (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by Parent and the Company) for the ten consecutive full trading days immediately preceding the Closing Date; PROVIDED, HOWEVER, that adjustments to the Parent Warrant Exchange Ratio in the manner provided above shall, in the opinion of counsel to Parent, the Company and Stockholder, be sufficient to cause the requirement of
    Section 368(a)(2)(E)(ii) to be satisfied.

        (d) CONVERSION OF MERGER SUB COMMON STOCK. All of the shares of common stock, par value $.01 per share, of Merger Sub (the "MERGER SUB COMMON STOCK") that are issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an aggregate number of fully paid and nonassessable shares of Company Class B Common Stock, par value $.01 per share, of the Surviving Corporation equal to the Exchanged Class B Share Number, which shares of Company Class B Common Stock shall, following the Merger, have the same rights and characteristics as the Company Class B Common Stock possessed following the Recapitalization and immediately prior to the Merger.

        (e) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Stock as to which the holder thereof shall have properly complied with the provisions of Chapter 23B.13 of the WBCA as to dissenters' rights (each a "DISSENTING SHARE"), such holder will be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Chapter 23B.13 of the WBCA; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares, under the circumstances permitted by the WBCA, affirmatively withdraws his demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his entitlement to rights to payment as provided in such Chapter 23B.13, or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of such action or failure is that such holder is not entitled to payment for his shares under Chapter 23B.13 of the WBCA, such holder will forfeit such right to payment for such Dissenting Shares pursuant to such Chapter 23B.13 and, such holder's certificate(s) representing Company Stock will remain outstanding, without any interest thereon or other value due. Any and all amounts paid by the Surviving Corporation to holders of Dissenting Shares shall be paid by the Surviving Corporation solely out of its cash on hand or its own borrowings. In no event shall Parent or any of its affiliates (other than the Surviving Corporation and its Subsidiaries) provide, directly or indirectly, any funds to the Surviving Corporation in respect of payments to holders of Dissenting Shares or the repayment of such borrowings. The Company shall not settle any claim with respect to Dissenting Shares without the consent of Parent.

        (f) ANTI-DILUTION PROVISIONS. If, prior to the consummation of the Merger, the outstanding shares of Company Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, in each case, other than the Recapitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

    Section 3.2  EXCHANGE OF CERTIFICATES.

        (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, Parent shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "EXCHANGE AGENT"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, certificates representing (1) shares of Parent Common Stock,
    (2) shares of Parent Preferred Stock and (3) Parent Warrants, in each case sufficient, in the good faith estimate of Parent, to effect the conversion of Company Stock in accordance with Section 3.1(b). Simultaneously with such deposit, the Company shall deposit with the Exchange Agent, pursuant to the same agreement certificates representing Company Warrants sufficient, in the good faith estimate of the Company, to effect the conversion of Company Stock in accordance with Section 3.1(b).

        (b) EXCHANGE AND PAYMENT PROCEDURES. Parent shall cause the Exchange Agent to mail to each holder of record as of the Voting Record Date for the Shareholder Meeting as soon as practicable after the effective date of the Joint Prospectus/Proxy Statement: (i) the Joint Prospectus/Proxy and Information Statement, (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon actual delivery of the certificates to the Exchange Agent) and (iii) instructions for effecting the surrender of the certificates representing shares of Company Common Stock (each a "CERTIFICATE") with respect of which the holder wishes to make an Election. Following the Merger, the former holders of Company Class B Shares shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of Parent Common Stock, Parent Preferred Stock and Parent Warrants (together, the "PARENT SHARES") into which the shares of Company Stock previously represented by such Certificates are converted in accordance with Section 3.1(b), and (ii) cash in lieu of fractional Parent Shares to which such holder has the right to receive pursuant to
    Section 3.2(d) (the shares of Parent Common Stock, Parent Preferred Stock, Parent Warrants and cash described in clauses (i) and (ii) above being referred to collectively as the "PARENT MERGER CONSIDERATION"). Following the Merger, each holder of Company Common Stock shall retain its Certificates and shall be entitled to receive in respect of each share of Company Common Stock (i) a certificate representing the Company Warrants to which the Shareholder has become entitled and (ii) cash in lieu of fractional Warrant Shares to which such holder has the right to receive pursuant to Section 3.2(d) (the Company Warrants and cash described in clause (ii) above being referred to collectively as the "COMPANY MERGER CONSIDERATION," and the Company Merger Consideration or the Parent Merger Consideration, as appropriate, being referred to as the "MERGER CONSIDERATION"). In the event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this

    Section 3.2, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 3.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 3.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this
    Article III.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

        (d) NO FRACTIONAL SECURITIES. In lieu of any fractional securities, each holder of Company Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock, Parent Preferred Stock and/or Parent Warrant, on the one hand, or Company Warrants, on the other hand, upon surrender of Certificates for exchange pursuant to this Article III will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock, Parent Preferred Stock and/or Parent Warrants or Company Warrants issued pursuant to this
    Article III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) (A) the number of full shares of Parent Common Stock, Parent Preferred Stock and/or Parent Warrants delivered to the Exchange Agent by Parent over (B) the aggregate number of full shares of Parent Common Stock, Parent Preferred Stock and/or Parent Warrants to be distributed to holders of Company Stock (such excess respectively being herein called the "EXCESS PARENT COMMON SHARES," the "EXCESS PARENT PREFERRED SHARES," the "EXCESS PARENT WARRANTS" and collectively, the "EXCESS PARENT SECURITIES"), and (ii) (A) the number of full Company Warrants delivered to the Exchange Agent by the Company over
    (B) the aggregate number of full Warrants to be distributed to holders of Company Stock (such excess respectively being herein called the "EXCESS COMPANY WARRANTS"). The Exchange Agent, as agent for the former holders of Company Stock, shall sell the Excess Parent Securities and the Excess Company Warrants at the prevailing prices on Nasdaq. The sales of the Excess Parent Securities and the Excess Company Warrants by the Exchange Agent shall be executed on the Nasdaq through one or more member firms of the Nasdaq and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Parent Securities and Excess Company Warrants. Until the net proceeds of such sale have been distributed to the former holders of Company Stock that were converted into the right to receive Parent Shares or Company Warrants, as applicable, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Stock in lieu of any fractional interests of Parent Shares or Company Warrants, as

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    applicable, the Exchange Agent shall make available in accordance with this
    Agreement such amounts to such former holders.

        (e) CLOSING OF TRANSFER BOOKS. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall either
    (i) be canceled and exchanged for certificates representing the appropriate number of Parent Shares or (ii) returned together the appropriate number of Company Warrants, in each case, as provided in Section 3.1 and in this
    Section 3.2.

        (f) TERMINATION OF EXCHANGE AGENT. Any certificates representing Parent Shares deposited with the Exchange Agent pursuant to Section 3.2(a) and not exchanged within six months after the Effective Time pursuant to this Section 3.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

        (g) ESCHEAT. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (h) LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent and the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as disclosed in the Company disclosure schedule delivered to Parent concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to Parent as follows:

    Section 4.1 CORPORATE ORGANIZATION. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Washington. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such entity and its Subsidiaries taken as a whole or
(ii) the ability of such entity to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "SUBSIDIARY" when used with respect to any entity, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such entity for financial reporting purposes. True and complete copies of the Articles of Incorporation of the Company (the "COMPANY CHARTER") and the By-Laws of the Company, as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

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    (b) Each Company Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, and (ii) is duly qualified to do business and, where such status is recognized, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    Section 4.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of (i) 120,000,000 shares of Company Common Stock, of which, as of June 29, 2001, 50,176,937 shares were issued and outstanding, and
(ii) 10,000,000 shares of preferred stock, par value $.01 per share, of the Company (the "COMPANY PREFERRED STOCK" and, together with Company Common Stock, the "COMPANY CAPITAL STOCK"), of which, as of June 29, 2001, no shares were issued and outstanding. As of June 29, 2001, no shares of Company Common Stock are held in the Company's treasury. As of June 29, 2001, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for 16,027,262 shares of Company Common Stock reserved for issuance pursuant to the exercise of options outstanding under the 1999 Stock Option Plan, the 1999 Directors' Stock Option Plan and the 1999 Company Employee Stock Purchase Plan (the "COMPANY STOCK PLANS") and 796,781 shares of Company Common Stock reserved for issuance pursuant to warrants (each warrant to acquire one share of Company Common Stock, an "EXISTING COMPANY WARRANT"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the Company Stock Plans, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, preemptive rights, commitments or agreements of any character calling for the purchase or issuance of any shares of the Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company Capital Stock. Since June 29, 2001, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date. The Company has previously provided Parent with a list of the Company option holders as of the date hereof, the date each option to purchase Company Common Stock was granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable Company Stock Plan.

    (b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company's Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("LIENS"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the Company's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    Section 4.3 AUTHORITY; NO VIOLATION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, have been duly and validly authorized (including such authorization as may be required so that no state anti-takeover statute or similar statute or regulation, including, without limitation, Chapter 23B.19 of the WBCA, is or becomes operative with Parent, its Affiliates or transferees, this Agreement or the transactions contemplated hereby) and this Agreement has been duly and validly adopted by the Company's Board of Directors. The Company's Board of Directors has directed that this Agreement and the transactions contemplated thereby, including the Recapitalization and the Merger, the Articles Amendment and the Shareholder Agreement Termination, be submitted to the Company's shareholders for approval at the Shareholder Meeting (as defined herein) and, except for the filing of the Articles Amendment and the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA and the approval of this Agreement, the Articles Amendment and the Shareholder Agreement Termination by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to approve this Agreement, the Articles Amendment or the Shareholder Agreement Termination or to consummate the transactions contemplated hereby, including the Recapitalization and the Merger. The Company's Board of Directors has adopted this Agreement and the Articles Amendment and the transactions contemplated hereby and recommends that shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Recapitalization and the Merger, the Articles Amendment and the Shareholder Agreement Termination. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will
(i) violate any provision of the Company Charter or the Company By-Laws, or
(ii) subject to the making of the filings referred to in Section 4.4 and the effectiveness of such filings and/or receipt of the consents and approvals in connection therewith, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or require any payment under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, will not have a Material Adverse Effect on the Company.

    Section 4.4 CONSENTS AND APPROVALS. Except for (a) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (b) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices ("GOVERNMENT APPROVALS"), (c) the filing with the Securities and Exchange Commission (the "SEC") of (i) the Joint Prospectus/Proxy Statement (as defined herein), and (ii) the Registration Statements (as defined herein), (d) the filing of the Articles Amendment and the filing of the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the Parent Shares or Company Warrants pursuant to this Agreement, (f) the filing of applications for the authorization of quotation on Nasdaq (or if listing requirements of Nasdaq are not satisfied or waived with respect to the Parent Preferred Stock, the Parent Warrants and the Company Warrants, the authorization of listing, if eligible, on the American Stock Exchange or other exchange acceptable to Parent and Stockholder (with respect to Parent Preferred Stock and Parent Warrants) and the Company (with respect to the Company Warrants)) of the Parent Common Stock, the Parent Preferred Stock, the Parent Warrants, the Company Warrants, and if required by the SEC, the Company Class B Common Stock issued pursuant hereto and the approvals thereof, and (g) the approval of this Agreement, the Articles Amendment and the Shareholder Agreement Termination by the requisite vote of the shareholders of the Company, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "GOVERNMENTAL ENTITY") or third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the transactions contemplated hereby.

    Section 4.5 FINANCIAL STATEMENTS. The Company has previously made available to Parent copies of (a) the consolidated balance sheets (the "COMPANY AUDITED BALANCE SHEETS") of the Company and its Subsidiaries as of June 30, 1999 and June 30, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended June 30, 1999 and June 30, 2000, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 filed with the SEC under the Exchange Act (as defined herein) (such Annual Report on Form 10-K, together with the Company Audited Balance Sheets, the "COMPANY AUDITED FINANCIAL STATEMENTS"), in each case, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to the Company, (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal quarter ended September 30, 2000, as reported in the Company's Quarterly Report on Form 10-Q/A for the three months ended
September 30, 2000 filed with the SEC under the Exchange Act (the "COMPANY SEPTEMBER 10-Q"), (c) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal quarter ended December 31, 2000, as reported in the Company's Quarterly Report on Form 10-Q for the three months ended December 31, 2000 filed with the SEC under the Exchange Act (the "COMPANY DECEMBER 10-Q"), (d) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal quarter ended March 31, 2001, as reported in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 filed with the SEC under the Exchange Act (the "COMPANY MARCH 10-Q"),
(e) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the month ended April 30, 2001 provided to Parent prior to the date hereof (the "COMPANY APRIL FINANCIALS"), (f) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the month ended May 31, 2001 provided to Parent prior to the date hereof (the "COMPANY MAY FINANCIALS"), and (g) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the month ended June 30, 2001 provided to Parent prior to the date hereof (the "COMPANY JUNE FINANCIALS"). The Company Audited Financial Statements, the Company September 10-Q, the Company
December 10-Q and the Company March 10-Q are referred to herein as the "COMPANY FINANCIAL STATEMENTS." The Company April Financials, the Company May Financials and the Company June Financials (including the related notes, if any) fairly present management's good faith estimate of the consolidated financial position and consolidated results of operations, as the case may be, of the Company and its Subsidiaries as of the dates thereof or for the periods reflected therein, and have been prepared consistent with the books and records of the Company and its Subsidiaries and consistent with the Company's accounting policies and procedures, each in a manner consistent with prior interim financial statements of the Company.

The Company Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal fiscal year-end audit adjustments in the case of unaudited statements, which will not be material in amount; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    Section 4.6 BROKER'S FEES. Other than Morgan Stanley, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees payable on behalf of the Company in connection with the Merger or related transactions contemplated by this Agreement. A true and complete copy of Morgan Stanley's engagement letter with respect to the Transactions has been previously delivered to Parent.

    Section 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in the Company Reports (as defined herein) filed prior to the date hereof, since June 30, 2000, no event or events have occurred which have had or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) Except as publicly disclosed in the Company Reports filed prior to the date hereof, since June 30, 2000, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (c) Except as described in the Company's proxy statement relating to its 2000 Annual Meeting of Stockholders, neither the Company nor any of its Subsidiaries has, since June 30, 2000, (i) except for such actions as are in the ordinary course of business or except as required by applicable law,
(A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 2001, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses (other than customary bonuses for fiscal 2000) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which has had or will have, either individually or in the aggregate, a Material Adverse Effect on the Company.

    (d) From the period beginning on June 1, 2001 through the date hereof, the Company has not granted any stock options to any director, officer, employee, or independent contractor of the Company or any of its Subsidiaries at an exercise price per share below the fair market value per share of the common stock of the Company on the date the Company took all necessary corporate action to effectuate such grant.

    Section 4.8 LEGAL PROCEEDINGS. (a) Except as disclosed in the Company Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement which would, either individually or in the aggregate, have a Material Adverse Effect on the Company.

    (b) There is no Injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on the Company.

    Section 4.9 TAXES AND TAX RETURNS. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries has duly and timely filed all federal, state, foreign and local information returns and Tax Returns (as defined herein) required to be filed by it and has duly paid or made adequate provision for the payment of all Taxes (as defined herein) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls), (ii) all such Tax Returns are accurate and complete (it being understood that no representation is being made as to the accuracy of the amount of net operating loss carryforwards, capital loss carryforwards, tax credit carryforwards, tax bases of assets or any similar tax attributes of the Company or any Subsidiary),
(iii) there are no disputes pending, or claims asserted for, Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have adequate reserves, (iv) proper and accurate amounts have been withheld by the Company and its Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws, (v) federal, state and local Tax Returns have been filed by the Company and its Subsidiaries for all periods for which Tax Returns were due with respect to income tax withholding, Social Security and unemployment Taxes, (vi) the amounts shown on such federal, state or local Tax Returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements, and
(vii) there are no Tax Liens upon any property or assets of the Company or its Subsidiaries. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company or any of its Subsidiaries for any period. Neither the Company nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under
Section 355(a) of the Code within the past five years. Other than the 1999 Tax Allocation Agreement, neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement or arrangement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than the affiliated group of which the Company is the common parent) or has any liability for the Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

    (b) As used in this Agreement, the term "TAX" or "TAXES" means all federal, state, local, and foreign income, excise, gross receipts, gross income, AD VALOREM, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and the term "TAX RETURN" means any return, declaration, report, claim for refund, information return or statement relating to Taxes.

    (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by the Company or any Subsidiary of the Company under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on the Company.

    Section 4.10 EMPLOYEES. (a) Promptly following the date hereof, the Company will deliver to Parent a true and complete list of each material employee or director benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "COMPANY BENEFIT PLANS") by the Company or any of its Subsidiaries.

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    (b) The Company has heretofore made or promptly following the date hereof will make available to Parent true and complete copies of each of the Company Benefit Plans and (i) the actuarial report for such Company Benefit Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan, (iii) the summary plan description for such Company Benefit Plan (if any), and (iv) the Form 5500 for such Company Benefit Plan (if applicable) for each of the last two years.

    (c)(i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA (as defined herein) and the Code, (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would be reasonably expected to affect adversely the qualified status of any such Company Benefit Plan, (iii) no Company Benefit Plan is subject to Title IV of ERISA, (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of the Employee Income Security Act of 1974, as amended ("ERISA"),
(C) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries, or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any trade or business, whether or not incorporated (a "COMPANY ERISA AFFILIATE"), which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or any Company ERISA Affiliate of incurring a material liability thereunder, (vi) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and, if applicable, Section 412 of the Code, (viii) none of the Company, its Subsidiaries or, to the Company's knowledge, any other person, including any fiduciary, has engaged in a transaction in connection with which the Company, its Subsidiaries or any Company Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of the Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on the Company.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, any severance or "excess parachute payments" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

    Section 4.11 SEC REPORTS. The Company has previously made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed by the Company with the SEC since January 1, 1999 pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (the "COMPANY REPORTS") and prior to the date hereof and (b) communication

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mailed by the Company to its shareholders since January 1, 1999 and prior to the date hereof, and no such Company Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1999, as of their respective dates, all the Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    Section 4.12 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the Company Reports filed prior to the date hereof, the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

    Section 4.13 INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE RESTRICTIONS. (a) All material (i) copyrights, including copyright registrations and copyright applications, (ii) trademarks, including trademark registrations and applications for registration, (iii) patents and patent applications, (iv) service marks, including service mark registrations and applications for registration, (v) trade names, (vi) Internet domain names,
(vii) databases, (viii) computer programs, including source code, object code, algorithms, structure, display screens, layouts, development tools, instructions, templates, and computer software user interfaces, (ix) know-how,
(x) trade secrets, (xi) customer lists, (xii) proprietary technology,
(xiii) processes and formulae, (xiv) marketing materials created by the Company or its Subsidiaries, (xv) inventions, (xvi) trade dress, (xvii) logos and (xviii) designs (collectively, "INTELLECTUAL PROPERTY") used by the Company or its Subsidiaries in their respective businesses (collectively, "COMPANY INTELLECTUAL PROPERTY") are owned by the Company or such Subsidiaries by operation of law, or have been validly assigned to the Company or such Subsidiaries ("COMPANY OWNED INTELLECTUAL PROPERTY") or the Company otherwise has the right to use such Intellectual Property in its business as currently conducted ("COMPANY LICENSED INTELLECTUAL PROPERTY"). The Company Intellectual Property is sufficient to carry on the business of the Company as presently conducted. The Company or one of its Subsidiaries has exclusive ownership of all Company Owned Intellectual Property used by the Company or its Subsidiaries, or is entitled to use all Company Licensed Intellectual Property, in the Company's business as presently conducted, subject, in the case of Company Licensed Intellectual Property, to the terms of the license agreements covering such Company Licensed Intellectual Property. The Company and its Subsidiaries, and to the knowledge of the Company, the other parties thereto are not in material breach of any of the license agreements covering the Company Licensed Intellectual Property. The present business activities or products of the Company do not infringe any Intellectual Property of others ("THIRD PARTY INTELLECTUAL PROPERTY"), except as would not have a Material Adverse Effect on the Company. To its knowledge, the Company has not received any notice or other claim from any third party asserting that any of the Company's present activities infringe or may infringe any Third Party Intellectual Property of such third party.

    (b) Except as would not have a Material Adverse Effect on the Company or as disclosed in the Company Reports filed prior to the date hereof, (i) the Company has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information material to its business as presently conducted, (ii) the Company has taken all reasonable measures in accordance with customary industry practice to protect and preserve the security and confidentiality of its trade secrets and other confidential information,
(iii) to the knowledge of the Company, all trade secrets and other confidential information of the Company that are material to its business are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated

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
by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company; and (iv) to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for the Company or such Subsidiary.

    (c) To the knowledge of the Company, no university or government agency (whether federal or state) has any claim of right to or ownership in the Company Owned Intellectual Property. The Company is not aware of any material infringement, dilution or misappropriation by others of the Company Owned Intellectual Property, or any material violation of the confidentiality of any of its proprietary information. To the Company's knowledge, the Company is not making unlawful use of any confidential information or trade secrets of any past or present employees of the Company or any of its Subsidiaries.

    Section 4.14 CERTAIN CONTRACTS. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (ii) which materially restricts the conduct of any line of business by the Company or upon consummation of the Transactions will restrict the conduct of any line of business by Parent, or Parent's Subsidiaries or the ability of Parent or any of Parent's Subsidiaries to engage in any line of business, (iii) which upon consummation of the Transactions will subject any of the Company or any of its affiliates to any exclusivity arrangements with or to a labor union or guild (including any collective bargaining agreement), or (vi) (other than any plan or agreement covered by Section 4.10 hereof) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of the Transactions, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.14(a), together with any material license or contract relating to Company Intellectual Property, whether or not set forth in the Company Disclosure Schedule, is referred to herein as a "COMPANY CONTRACT," and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b)(i) Each Company Contract is valid and binding on the Company or any of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on the Company, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except for such defaults, which, either individually or in the aggregate, will not have a Material Adverse Effect on the Company.

    Section 4.15 UNDISCLOSED LIABILITIES. Except for those liabilities that are disclosed in the footnotes to or reserved against on the Company March 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since March 31, 2001, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on the Company.

    Section 4.16 INSURANCE. The Company and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies and their Subsidiaries in the same or similar lines of business of the Company and its Subsidiaries and comparable in size and operations to the Company and its Subsidiaries.

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
    Section 4.17 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on the Company of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the Company's knowledge, threatened against the Company, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on the Company.

    Section 4.18 STATE TAKEOVER LAWS. The Company's Board of Directors has approved the transactions contemplated by this Agreement for purposes of Chapter 23B.19 of the WBCA such that the provisions of Section 23B.19.040 of the WBCA will not apply to this Agreement or any of the transactions contemplated hereby or to Parent or any of their affiliates or transferees.

    Section 4.19 CERTAIN TAX MATTERS. As of the date of this Agreement, the Company has no reason to believe that either the Recapitalization or the Merger, taking into account all of the transactions contemplated by this Agreement, will not constitute a reorganization within the meaning of Section 368(a) of the Code.

    Section 4.20 REGISTRATION STATEMENTS. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Registration Statement will, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the date of the Shareholder Meeting, or any adjournment thereof, any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to the Registration Statement, the Company shall notify Parent thereof by reference to this Section 4.20 and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by law, disseminated to the shareholders of the Company, and such amendment or supplement shall comply in all material respects with all provisions of the Securities Act.

    Section 4.21 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company Reports, there are no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any affiliate thereof (including without limitation, Stockholder and its other Subsidiaries), but not including any wholly owned Subsidiary of the Company, on the other hand, other than employment or other compensation arrangements relating to employees of the Company or its Subsidiaries ("COMPANY AFFILIATE TRANSACTIONS").

    Section 4.22 OPINION OF FINANCIAL ADVISORS. The Company's Board of Directors has received the opinion, dated as of the date hereof, of Morgan Stanley to the effect that the consideration to be received by holders of Company Common Stock (other than Stockholder) in the Merger, which consideration shall be at the election of such shareholder as provided herein, is fair to such holders from a financial point of view.

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                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as disclosed in the Parent disclosure schedule delivered to the Company and Stockholder concurrently herewith (the "PARENT DISCLOSURE SCHEDULE"), Parent hereby represents and warrants to the Company as follows:

    Section 5.1 CORPORATE ORGANIZATION OF PARENT. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. True and complete copies of the Certificate of Incorporation and By-Laws of Parent have previously been made available by Parent to the Company.

    Section 5.2 CORPORATE ORGANIZATION OF MERGER SUB, USA MEDIA CORP. AND USA MEDIA, LLC. (a) Merger Sub is a corporation duly organized and validly existing under the laws of the State of Washington. True and complete copies of the Articles of Incorporation and By-Laws of Merger Sub have previously been made available by Parent to the Company. Merger Sub has no Subsidiaries or investments in any entity.

    (b) USA Media Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. True and complete copies of the Certificate of Incorporation and By-Laws of USA Media Corp. have previously been made available by Parent to the Company. USA Media Corp. has no Subsidiaries or investments in any entity other than a 1% interest in USA Media, LLC.

    (c) USA Media, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. True and complete copies of the Certificate of Formation and the limited liability company agreement of USA Media, LLC, which shall not be amended without the prior consent of the Company, has previously been made available by Parent to the Company. USA Media, LLC has no Subsidiaries or investments in any entity.

    Section 5.3 CAPITALIZATION. (a) The authorized capital stock of Parent consists of (i) 1,600,000,000 shares of Parent Common Stock, of which, as of June 30, 2001, 312,572,993 shares were issued and outstanding, (ii) 400,000,000 shares of Class B common stock, par value $.01 per share, of Parent ("PARENT CLASS B COMMON STOCK" and together with Parent Common Stock, "PARENT CAPITAL STOCK"), of which, as of June 30, 2001, 63,033,452 shares were issued and outstanding, and (iii) 15,000,000 shares, par value $.01 per share, of Preferred Stock, of which, as of June 30, 2001, no shares were issued and outstanding. As of June 30, 2001, not more than 6,352,311 shares of Parent Common Stock and no shares of Parent Class B Common Stock are held in Parent's treasury. As of June 30, 2001, no shares of Parent Capital Stock were reserved for issuance, except for (i) 181,366,238 shares of Parent Common Stock and 146,570,000 shares of Parent Class B Common Stock reserved for issuance upon the exchange of shares of USANi LLC, (ii) 31,620,064 shares of Parent Common Stock and 1,596,544 shares of Parent Class B Common Stock reserved for issuance upon the exchange of shares of Home Shopping Network, Inc., (iii) 1,137,498 shares of Parent Common Stock reserved for issuance upon the conversion of Parent's 7% Convertible Subordinated Debentures due July 1, 2003, (iv) 83,492,226 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options under various stock option plans of Parent, (v) 167,994 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding warrants, and (vi) 419,500 shares of Parent Common Stock reserved for issuance under various restricted stock grants. All of the issued and outstanding shares of Parent and Warrants have been duly authorized and validly issued and are fully paid, nonassessable and, except as set forth in the Parent Reports (as defined herein), free of preemptive rights. Except in connection with this Agreement and the transactions contemplated hereby or as disclosed in the Parent Reports, as of June 30, 2001, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity securities thereof or any securities representing the right to purchase or otherwise receive any shares of such capital stock other than as set forth in
Section 5.3 of the Parent Disclosure Schedule or this Section 5.3. When issued in accordance with Article III hereof, all of the shares of Parent Common Stock, Parent Preferred Stock and Parent Warrants issuable under Article III hereof shall be duly authorized and validly issued free and clear of any liens or encumbrances, fully paid, nonassessable and, except as set forth in the Investment Agreement, dated October 19, 1997, as amended, among Universal Studios, Inc., Parent, Home Shopping Network, Inc. and Liberty Media Corporation (the "INVESTMENT AGREEMENT"), free of preemptive rights, with no personal liability attaching to the ownership thereof. When issued in accordance with the Warrants, all of the shares of Parent Common Stock issuable upon exercise of the Warrants shall be duly authorized and validly issued free and clear of any liens or encumbrances, fully paid, nonassessable and, except as set forth in the Investment Agreement, free of preemptive rights, with no personal liability attaching to the ownership thereof. Parent has reserved for issuance all of the shares of Parent Common Stock issuable upon exercise of the Warrants and issuable under Article III hereof and has reserved for issuance all of the shares of Parent Preferred Stock issuable under Article III hereof.

    (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share. All of the issued and outstanding shares of Merger Sub are owned by Parent free and clear of any Liens. All of the issued and outstanding shares of Merger Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity securities thereof or any securities representing the right to purchase or otherwise receive any shares of such capital stock. As of the date hereof, no shares of capital stock of Merger Sub were reserved for issuance.

    (c) The authorized capital stock of USA Media Corp. consists of 1,000 shares of common stock, par value $.01 per share. All of the issued and outstanding shares of USA Media Corp. are owned by Parent free and clear of any Liens. All of the issued and outstanding shares of USA Media Corp. have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. USA Media Corp. does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity securities thereof or any securities representing the right to purchase or otherwise receive any shares of such capital stock. As of the date hereof, no shares of capital stock of USA Media Corp. were reserved for issuance.

    (d) Parent owns 99% of the issued and outstanding membership interests of USA Media, LLC, free and clear of any Liens. All of the issued and outstanding membership interests of USA Media, LLC have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. USA Media, LLC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any additional membership interests or any other equity securities thereof or any securities representing the right to purchase or otherwise receive any such membership interests. As of the date hereof, no membership interests of USA Media, LLC were reserved for issuance.

    Section 5.4 AUTHORITY; NO VIOLATION. (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, have been duly and validly authorized and this Agreement has been duly and validly adopted by the Board of Directors of each of Parent and

Merger Sub and approved by Parent as the sole shareholder of Merger Sub. Except for the matters contemplated by Articles I and II of this Agreement, no other corporate proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will violate any provision of the Restated Certificate of Incorporation or bylaws of Parent or Articles of Incorporation or bylaws of Merger Sub or, subject to the making of the filings referred to in
Section 4.4 and the effectiveness of such filings and/or receipt of the consents and approvals in connection therewith, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Parent or Merger Sub.

    Section 5.5 FINANCIAL STATEMENTS. Parent has previously made available to the Company copies of (i) the consolidated balance sheets (the "PARENT AUDITED BALANCE SHEETS") of Parent and its Subsidiaries as of December 31, 1999 and December 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 1999 and December 31, 2000, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC under the Exchange Act (such Annual Report on Form 10-K, together with the Parent Audited Balance Sheets, the "PARENT AUDITED FINANCIAL STATEMENTS"), in each case, accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to Parent and (ii) the consolidated balance sheets of Parent and its Subsidiaries as of March 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the period ended March 31, 2001, as reported in Parent's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 filed with the SEC under the Exchange Act (the "PARENT MARCH 10-Q"). The Parent Audited Financial Statements and the Parent March 10-Q are referred to herein as the "PARENT FINANCIAL STATEMENTS." The Parent
March 10-Q (including the related notes, where applicable) fairly present in all material respects the consolidated financial position and consolidated financial results of operations, as the case may be, of Parent and its Subsidiaries as of the date thereof or for the period reflected therein and has been prepared consistent with the books and records of Parent and its Subsidiaries, and have been prepared consistent with Parent's accounting policies and procedures, each in a manner consistent with prior interim financial statements of Parent. The Parent Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal fiscal year-end audit adjustments in the case of unaudited statements, which will not be material in amount; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    Section 5.6 CONSENTS AND APPROVALS. Except for (a) the filing of the pre-merger notification report under the HSR Act, (b) Government Approvals,
(c) the filing with the SEC of (i) the Joint Prospectus/Proxy Statement, (ii) a Registration Statement of Parent on Form S-4 with respect to shares of Parent Common Stock, Parent Preferred Stock and Parent Warrants (and shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock and exercise of the Parent Warrants) which may be issued to shareholders of the Company in the Merger (together with any amendments or supplements thereto, the "PARENT REGISTRATION STATEMENT"), (iii) a Registration Statement of the Company on
Form S-4 with respect to the shares of the Company Class B Common Stock to be issued to shareholders of the Company in the Recapitalization (together with any amendments or supplements thereto, the "COMPANY S-4 REGISTRATION STATEMENT"),
(iv) a Registration Statement of the Company on Form S-3 with respect to the Company Warrants (and shares of Common Stock issuable upon exercise of the Warrants) which may be issued to holders of Company options in the Distribution (together with any amendments or supplements thereto, the "COMPANY S-3 REGISTRATION STATEMENT" and together with the Parent Registration Statement and the Company S-4 Registration Statement, the "33 ACT REGISTRATION STATEMENTS"),
(v) a Registration Statement of Parent filed pursuant to the Exchange Act with respect to the Parent Preferred Stock and the Parent Warrants, and (vi) a Registration Statement of the Company filed pursuant to the Exchange Act with respect to the Company Warrants (the Registration Statements referred to in clauses (v) and (vi), the "34 ACT REGISTRATION STATEMENTS" and together with the 33 Act Registration Statements, the "REGISTRATION STATEMENTS"), (d) the filing of the Articles Amendment and the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock, Parent Preferred Stock, Parent Warrants and Company Warrants pursuant to this Agreement, (f) the filing of applications for the authorization of quotation on Nasdaq (or if listing requirements of Nasdaq are not satisfied or waived with respect to the Parent Preferred Stock, the Parent Warrants and the Company Warrants, the authorization of listing, if eligible, on the American Stock Exchange or other exchange acceptable to Parent and Stockholder) of the Parent Common Stock, the Parent Preferred Stock, the Parent Warrants, the Company Warrants, and if required, the Class B Common Stock issued pursuant hereto and the approvals thereof, and (g) the approval of this Agreement, the Articles Amendment and the Shareholder Agreement Termination by the requisite vote of the shareholders of the Company, and (h) consents and approvals previously obtained, no consents or approvals of or filings or registrations with any Governmental Entity or third party are necessary in connection with
(A) the execution and delivery by Parent or Merger Sub of this Agreement and
(B) the consummation by Parent or Merger Sub of the transactions contemplated hereby.

    Section 5.7 CONDUCT OF BUSINESS. Merger Sub is a corporation formed solely for the purpose of consummating the Transactions and the other Transactions contemplated hereby and has not engaged in any business activity except as contemplated by this Agreement.

    Section 5.8 BROKER'S FEES. Other than Allen & Company Incorporated, neither Parent nor Merger Sub nor any of their respective officers, directors or affiliates has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

    Section 5.9 SEC REPORTS. Parent has previously made available to the Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed by Parent with the SEC since January 1, 1999 pursuant to the Securities Act or the Exchange Act (the "PARENT REPORTS") and prior to the date hereof and (b) communication mailed by Parent to its shareholders since January 1, 1999 and prior to the date hereof, and no such Parent Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that

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information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1999, as of their respective dates, all the Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    Section 5.10 CERTAIN TAX MATTERS. As of the date of this Agreement, Parent has no reason to believe that either the Recapitalization or the Merger, taking into account all of the transactions contemplated by this Agreement, will not constitute a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor any affiliate of Parent has any plan or intention to cause the Surviving Corporation within five years of the Effective Time to (i) cancel or redeem any shares of Company Class B Common Stock of the Surviving Corporation, (ii) otherwise reduce the number of outstanding shares of Company Class B Common Stock of the Surviving Corporation, or (iii) alter the voting rights of such shares of Company Class B Common Stock in relation to the voting rights of shares of other classes of common stock of the Surviving Corporation.

    Section 5.11 REGISTRATION STATEMENTS. None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in either of the Registration Statements will, at the time any Registration Statement or become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the date of the Shareholder Meeting, or any adjournment thereof, any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to the Registration Statements, Parent shall notify the Company thereof by reference to this Section 5.11 and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by law, disseminated to the shareholders of Parent, and such amendment or supplement shall comply in all material respects with all provisions of the Securities Act.

    Section 5.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as publicly disclosed in the Parent Reports filed prior to the date hereof, since December 31, 2001, no event or events have occurred which have had or would have, individually or in the aggregate, a Material Adverse Effect on Parent.

    Section 5.13 AGREEMENTS WITH STOCKHOLDER. Other than as expressly contemplated by this Agreement and the Transactions and other than business agreements that are on an arm's-length basis, there are no material contracts, arrangements, commitments or understandings (whether written or oral) between Parent or its Affiliates, on the one hand, and Stockholder and its Affiliates (other than the Company and its Subsidiaries), on the other hand.

    Section 5.14 LEGAL PROCEEDINGS. Except as disclosed in the Parent Reports filed prior to the date hereof, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, in each case which would, either individually or in the aggregate, have a Material Adverse Effect on Parent.

                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

    Stockholder hereby represents and warrants to Parent, Merger Sub and the Company as follows:

Section 6.1 CORPORATE ORGANIZATION OF STOCKHOLDER AND HOLDINGS. Stockholder is a corporation duly organized and validly existing under the laws of the State of Washington. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

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    Section 6.2  AUTHORITY; NO VIOLATION.  (a) Each of Stockholder and Holdings
has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, have been duly and validly authorized and this Agreement has been duly and validly adopted by the Board of Directors of Stockholder and Holdings. Except for the matters contemplated by Articles I and II of this Agreement, no other corporate proceedings on the part of Stockholder or Holdings are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and Holdings and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of Stockholder and Holdings, enforceable against Stockholder in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by Stockholder or Holdings, nor the consummation by Stockholder or Holdings of the transactions contemplated hereby, nor compliance by Stockholder or Holdings with any of the terms or provisions hereof, will violate any provision of the Articles of Incorporation of Stockholder or Holdings or, subject to the making of the filings referred to in Section 4.4 and the effectiveness of such filings and/or receipt of the consents and approvals in connection therewith, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Stockholder or Holdings.

    Section 6.3 BROKER'S FEES. Neither Stockholder nor Holdings nor any of their respective officers, directors or affiliates (other than the Company) has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement for which any of the Company, Parent or any of their respective Subsidiaries would be liable.

    Section 6.4 CERTAIN TAX MATTERS. As of the date of this Agreement, Stockholder has no reason to believe that either the Recapitalization or the Merger, taking into account all of the transactions contemplated by this Agreement, will not constitute a reorganization within the meaning of
Section 368(a) of the Code.

    Section 6.5 REGISTRATION STATEMENTS. None of the information supplied or to be supplied by Stockholder or Holdings in writing for inclusion or incorporation by reference in the Registration Statement will, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the date of the Shareholder Meeting, or any adjournment thereof, any event with respect to Stockholder, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to a Registration Statement, Stockholder shall notify Parent thereof by reference to this Section 6.5 and such event shall be so described.

    Section 6.6 AGREEMENTS WITH PARENT. Other than as expressly contemplated by this Agreement and the Transactions and other than business agreements that are on an arm's-length basis, there are no material contracts, arrangements, commitments or understandings (whether written or oral) between Parent or its Affiliates, on the one hand, and Stockholder and its Affiliates (other than the Company and its Subsidiaries), on the other hand.

                                  ARTICLE VII
                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 7.1 CONDUCT OF BUSINESSES PRIOR TO THE MERGER CLOSING. Commencing upon execution of this Agreement and continuing through to the Closing, except as expressly contemplated or permitted

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by this Agreement or as disclosed in the Company Disclosure Schedule, the
Company shall, and shall cause its Subsidiaries to (a) conduct its business in the ordinary course consistent with past practices, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, (c) use commercially reasonable efforts to retain the services of its key officers and key employees, and (d) take no action which would adversely affect or delay the ability of any of the parties from obtaining any necessary approvals of any regulatory agency or other governmental authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise delay or prohibit consummation of the Transactions.

    Section 7.2 FORBEARANCES. (a) Commencing upon execution of this Agreement and continuing through to the Closing, except as set forth in the Company Disclosure Schedule or as disclosed prior to the date hereof in the Company Reports and, except as expressly contemplated by this Agreement, none of the Company, and Merger Sub shall, and the Company shall not permit any of its Subsidiaries to without the prior written consent of the other parties to this Agreement (provided that the consent of Parent shall be deemed to be the consent of Merger Sub):

        (i) other than for short-term indebtedness not to exceed $50 million in the aggregate, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

        (ii) (a) except for the Recapitalization, adjust, split, combine or reclassify any capital stock;

           (b) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options issued and outstanding as of the date hereof under the Company Stock Plans;

           (c) grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) individual option grants issued pursuant to the Company Stock Plans to acquire up to an aggregate of 50,000 shares of Company Common Stock to employees,
       (B) individual option grants issued pursuant to the Company Stock Plans to acquire up to an aggregate of 200,000 shares of Company Common Stock made in the ordinary course of business to new employee hires, which in any calendar month shall not exceed 100,000 shares, and (C) automatic grants to directors of the Company in the ordinary course of business consistent with past practice; or

           (d) issue any additional shares of capital stock except pursuant to
       (A) the exercise of stock options under the Company Stock Plans, as the case may be, issued and outstanding as of the date hereof (and any additional options granted pursuant to Section 7.2(a)(ii)(c)(A)),
       (B) the operation of the Company's 401(k) plan, and (D) the operation of the Company's employee stock purchase plan.

        (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, other than to a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except pursuant to contracts or agreements in force at the date of this Agreement;

        (iv) except pursuant to contracts or agreements in force at the date of this Agreement or investments in treasury-grade securities made in the ordinary course, make any material investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

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        (v) except for transactions in the ordinary course of business (which shall include the relocation, or opening or closing, of call centers), terminate, or amend or waive any material provision of, any Company Contract, as the case may be, or make any material change in any instrument or agreement governing the terms of any lease or contract other than normal renewals of contracts and leases without material adverse changes of terms, or its securities;

        (vi) except in the ordinary course of business consistent with past practice, or to the extent required by law or an existing agreement, increase in any manner the compensation or fringe benefits of any of its employees, directors, consultants, independent contractors or service providers, pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers or enter into, amend, alter or commit itself to any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or cause the funding of any rabbi trust or similar arrangement;

        (vii) settle any material claim, action or proceeding involving money damages;

        (viii) amend its certificate of incorporation or its bylaws;

        (ix) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article IX not being satisfied or in a violation of any provision of this Agreement;

        (x) other than in the ordinary course of business consistent with past practice, (i) sell or enter into any material license agreement with respect to any Company Intellectual Property used by it in its business with any person or entity or buy or enter into any material license agreement with respect to Third Party Intellectual Property of any person or entity;
    (ii) sell or transfer to any person or entity any material rights to any Company Intellectual Property Rights used by it in its business; or
    (iii) enter into or materially amend any Company Contract, as the case may be, pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products of its or any of its Subsidiaries;

        (xi) enter into any "non-compete" or similar agreement that would materially restrict the businesses of the Surviving Corporation or its Subsidiaries following consummation of the Transactions or that would in any way restrict the businesses of Parent and its Subsidiaries (excluding the Surviving Corporation and its Subsidiaries);

        (xii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than the Transactions);

        (xiii) implement or adopt any change in its accounting principles, practices or methods, other than as consistent with or as may be required by GAAP or regulatory guidelines;

        (xiv) settle or compromise any material liability for Taxes, make any material Tax election or change any method of accounting for Tax purposes;

        (xv) except pursuant to the terms of Company Affiliate Transactions as disclosed to Parent prior to the date hereof, enter into any new, or amend or otherwise alter any current, Company Affiliate Transaction; or

        (xvi) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 7.2.

    (b) Commencing upon execution of this Agreement and continuing through to the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause

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any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Company Recapitalization or the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

                                  ARTICLE VIII
                             ADDITIONAL AGREEMENTS

    Section 8.1 REGULATORY MATTERS. (a) As promptly as practicable after the date hereof, Parent and the Company shall prepare and file with the SEC, the Registration Statements, which will contain (i) the prospectus of Parent relating to the shares of Parent Common Stock (including shares issuable upon conversion of Parent Preferred Stock and exercise of Parent Warrants), shares of Parent Preferred Stock and Parent Warrants to be issued in the Merger, (ii) the prospectus of the Company relating to shares of Company Class B Common Stock to be issued in the Recapitalization, (iii) the prospectus of the Company relating to the Company Warrants (and the shares of Company Common Stock issuable upon conversion thereof) to be issued in the Distribution, and (iv) the proxy statement of the Company relating to the Shareholder Meeting (collectively, the "JOINT PROSPECTUS/PROXY STATEMENT"). Each of Parent and the Company shall use their respective reasonable best efforts to have each Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Joint Prospectus/Proxy Statement to its shareholders in accordance with Section 3.2. Each of Parent and the Company shall use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Capital Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent, Stockholder and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent, Stockholder or the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, PROVIDED that Parent, Stockholder or the Company can restrict access to such documents that discuss the pricing or dollar value of the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) Parent, Stockholder and the Company shall, upon request, furnish the other parties hereto with all information concerning themselves, their Subsidiaries and their and their Subsidiaries' affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Prospectus/Proxy Statement, the Registration Statements or any other statement, filing, notice or application made by or on behalf of Parent, Stockholder or the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions contemplated by this Agreement.

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    (d) The Company, Stockholder and Parent shall, and Parent shall cause Merger
Sub to, promptly advise the other parties hereto upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined herein) will not be obtained or that the receipt of any such approval will be materially delayed.

    Section 8.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the parties hereto shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other parties, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. Access shall be reasonably related to the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement. During such period, each of the parties hereto shall, and shall cause their respective Subsidiaries to, make available to the other parties (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which such party is not permitted to disclose under applicable law) and
(ii) all other information concerning its business, properties and personnel as such party may reasonably request. No party hereto shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Each of the parties hereto shall hold all information furnished by or on behalf of any other party or any of such party's Subsidiaries or representatives pursuant to Section 8.2(a) in confidence to the extent required by, and in accordance with, the provisions of the non-disclosure agreement between Parent and the Company, dated as of April 27, 2001, and the non-disclosure agreement between Parent and Stockholder, effective as of July 7, 2001 (collectively, the "CONFIDENTIALITY AGREEMENTS").

    (c) No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

    Section 8.3 NO SOLICITATION. Without the prior written consent of Parent, neither the Company nor Stockholder shall, and each shall cause its Subsidiaries and each of its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or of a substantial portion of the assets of, or any merger, consolidation or other business combination with, the Company or any of its Subsidiaries (a "TRANSACTION PROPOSAL"), PROVIDED, that the foregoing shall not prohibit the Company's Board of Directors from, following receipt of a Transaction Proposal and after providing prior written notice to Parent, taking and disclosing to its shareholders information required under the proxy rules to the extent permitted by the proviso to the second sentence of Section 8.4. The Company or Stockholder, as the case may be, shall promptly, but in any event within 24 hours, advise Parent of its receipt of any such proposal or inquiry, of the substance thereof, and of the identity of the person making such proposal or inquiry. Each of the Company and Stockholder shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the parties hereto with respect to any of the foregoing; PROVIDED, HOWEVER, that neither the Company nor any of its affiliates (including Stockholder) shall waive any standstill or confidentiality provisions.

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    Section 8.4  SHAREHOLDERS' APPROVAL.  The Company shall use reasonable best efforts to cause the Shareholder Meeting to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement, the Articles Amendment and the Shareholder Agreement Termination, and the other transactions contemplated hereby (collectively, the "SHAREHOLDER PROPOSALS"). The Company's Board of Directors shall use its reasonable best efforts to obtain from the shareholders of the Company the vote required by the WBCA in favor of the adoption of (i) this Agreement, including the transactions contemplated hereby, including the Recapitalization and the Merger, (ii) the Articles Amendment, and
(iii) the Shareholder Agreement Termination, and shall recommend to the shareholders of the Company that they so vote; PROVIDED that the Company's Board of Directors shall not be required to use such reasonable best efforts to obtain the vote in favor of the adoption of this Agreement or to make or continue to make such recommendation if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such reasonable best efforts to obtain the vote in favor of the adoption of this Agreement or making or continuing to make such recommendation would cause the members of the Company's Board of Directors to breach their fiduciary duties under applicable laws. Notwithstanding anything to the contrary in this Agreement, (i) the Company shall be required to submit the Shareholder Proposals for approval by its shareholders at the Shareholder Meeting, whether with or without the recommendation of the Company's Board of Directors, and
(ii) recognizing that special circumstances, as provided in Section 23B.11.030 of the WBCA, may exist in light of the provisions of the Voting and Election Agreement, the Company shall not alter its recommendation in a manner that would prevent the Company from complying with its agreement described in the preceding clause (i) of this sentence.

    Section 8.5 LEGAL CONDITIONS TO THE MERGER. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article IX, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without the prior written consent of Parent and Stockholder, agree to divest any assets or businesses of the Company or any of its affiliates or to in any way limit the ownership or operation of any business of the Company or its affiliates, (ii) none of Parent, Stockholder or the Company shall be required to (x) divest any assets or corporations of Parent, Stockholder or the Company, respectively, or any of their respective affiliates or (y) enter into any agreements that in any way limit the ownership or operation of any business of Parent, Stockholder or the Company, respectively, or any of their respective affiliates.

    Section 8.6 AFFILIATES. The Company shall use its reasonable best efforts to cause each person, listed on EXHIBIT J hereto (other than Stockholder) to deliver to Parent, as soon as practicable after the date of this Agreement, and in any event prior to the Effective Time, a written agreement, in the form of EXHIBIT K hereto, as applicable, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock, Parent Preferred Stock or Parent Warrants to be received by such "affiliate" in the Merger, other than as contemplated in such written agreement. Other than those persons listed on EXHIBIT J, there are no "affiliates" (for purposes of Rule 145 under the Securities Act) of the Company.

    Section 8.7 NASDAQ QUOTATION. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock, shares of Parent Preferred Stock and Parent Warrants to be issued in the Merger to be authorized for quotation on Nasdaq (or if the eligibility requirements are not satisfied or waived, on the American Stock Exchange or other exchange acceptable to Parent and Stockholder)

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prior to the Effective Time, and the Company shall use reasonable best efforts to cause the Company Warrants to be issued in the Merger to be authorized for quotation on Nasdaq (or if the eligibility requirements are not satisfied or waived, on the American Stock Exchange or other exchange acceptable to the Company) prior to the Recapitalization. In the event that Parent Preferred Stock, Parent Warrants and/or Company Warrants do not meet the eligibility requirements for listing or quotation on an acceptable exchange prior to the Effective Time or Recapitalization, as appropriate, Parent and/or the Company, as the case may be, shall use its reasonable best efforts to have such securities listed or quoted as soon as the eligibility requirements with respect thereto are satisfied or waived.

    Section 8.8 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

    Section 8.9 ADVICE OF CHANGES. Parent and the Company shall each promptly advise the other parties hereto of any change or event having a Material Adverse Effect on it, and each of Parent, the Company and Stockholder shall each promptly advise the other parties hereto of any change or event that it believes would or would be reasonably likely to cause or constitute a material breach of any of its or its Subsidiaries' representations, warranties or covenants contained herein.

    Section 8.10 SECTION 16. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of Company Stock (including derivative securities with respect to the Company Stock) and acquisitions of Parent Common Stock, Parent Preferred Stock, Parent Warrants and Company Warrants (including derivative securities with respect to Parent Common Stock, Parent Preferred Stock, Parent Warrants and Company Warrants) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

    Section 8.11 RELATIONSHIP WITH PARENT. (a) Neither anything contained in this Agreement nor the ownership of shares of Company Common Stock or Company Class B Common Stock (except as may be provided in the Company's Articles of Incorporation) shall (i) restrict Parent or any of its Subsidiaries from engaging in or owning an interest in any business which competes with the Company or any Subsidiary of the Company, or (ii) restrict the Company or any of its Subsidiaries from engaging in or owning an interest in any business which competes with Parent or any of its Subsidiaries.

    (b) For so long as Parent owns at least 50.1% of the aggregate voting power of the Company, the Company shall not enter into any material contract, arrangement or transaction with Parent or any of its affiliates, or enter into any material amendment of any of the foregoing without the approval of a majority of the Company's independent directors.

    (c) There shall be meaningful consultation between USA and the Company's CEO in the selection of the independent directors of the Company.

    (d) The independent directors of the Company's Board of Director shall have the right, on behalf of the Company, to enforce the provisions of this
Section 8.11. Any amendment or waiver to any of the provisions of this
Section 8.11 shall require the approval of a majority of the independent directors of the Company's Board of Directors.

    Section 8.12 COMPANY WARRANT DISTRIBUTION. Prior to the listing of the Company Warrants on Nasdaq, the American Stock Exchange or other exchange acceptable to the Company, the Company shall, subject to applicable law, distribute (the "DISTRIBUTION") to holders of the options issued under the Company Stock Option Plans that are outstanding on the date of the Distribution a number of Company Warrants equal to the Company Warrant Exchange Ratio with respect to each share of Company Common Stock underlying any such Company option that was outstanding as of August 2, 2001, whether or not then vested; PROVIDED, HOWEVER, that, subject to the following sentence, Company

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Warrants distributed in respect of unvested Company options shall be restricted and shall become exercisable and transferable upon the vesting of the related Company option; and PROVIDED, FURTHER, that the Company shall take all steps necessary to ensure that no holder of Company options (for purposes hereof, subsequent holders of shares of Company Common Stock issued in respect of Company options that were the subject of the Distribution shall be treated as the holder of such Company options) receives, in respect of a Company option (including shares of Company Common Stock received upon exercise of such option), both the Company Warrants contemplated hereby and either (i) the distribution contemplated by the last sentence of this Section 8.12, or
(ii) the Merger Consideration. With respect to all Company Warrants issued in the Distribution, whether vested or unvested, the Company shall instruct its transfer agent to place a stop transfer order on certificates representing Company Warrants issued in the Distribution for a period of 90 days following the date of Distribution and no Company Warrant issued in the Distribution shall be exercisable during such 90-day period. The Company agrees to terminate such stop transfer order immediately upon expiration of such 90-day period. The Company shall take all reasonable steps necessary to ensure that it is informed promptly by its transfer agent of any exercise or disposition of Company Warrants. If the Recapitalization and the Merger shall not have occurred and this Agreement shall have been terminated, the Company shall cause to be distributed to all holders of Company Common Stock and Existing Company Warrants (other than Existing Company Warrants which by their terms or the terms of their underlying warrant agreements would be equitably adjusted to give effect to such distribution), but not to holders of Company options (including holders of shares of Company Common Stock received upon exercise of Company options with respect to which the Distribution was made) a number of Company Warrants equal to the Company Warrant Exchange Ratio with respect to each such share of Company Stock and each such Existing Company Warrant.

    Section 8.13 TAX COVENANT. Any Tax sharing, allocation or indemnification agreement between the Company or any of its Subsidiaries, on the one hand, and Stockholder or any of its Subsidiaries, on the other hand, other than the Tax Allocation Agreement dated as of October 1, 1999 by and between Stockholder and the Company (the "1999 TAX ALLOCATION AGREEMENT") shall terminate as of the Effective Time, and no party shall be required to make any further payments thereunder with respect to any past, present or future taxable period. The 1999 Tax Allocation Agreement shall not be amended at or prior to the Effective Time without Parent's prior written consent and shall remain in effect following the Closing; PROVIDED, HOWEVER, that the aggregate liability of the Company to make payment after the date of this Agreement under the 1999 Tax Allocation Agreement with respect to any past, present or future taxable period shall not exceed $36,300,000 and that the term "Inherent Bargain Element," as used in the 1999 Tax Allocation Agreement, shall not include any amount with respect to any option to purchase Company Common Stock granted on or after the date of this Agreement. Stockholder shall indemnify and hold harmless the Company and Parent from and against (i) any and all liability for Taxes with respect to any "Consolidated Return," "Foreign Combined Return" or "State/Local Combined Return" (as such terms are defined in the 1999 Tax Allocation Agreement) and
(ii) any and all liability under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign law) as a result of the Company's membership in any consolidated, combined or unitary group of which Stockholder or any of its Subsidiaries is or was the common parent; PROVIDED, HOWEVER, that nothing herein shall be deemed to give Company, Parent or any party related thereto the right to review any Tax Return of the MS Affiliated Group (as such term is defined in the 1999 Tax Allocation Agreement) or any member thereof. Stockholder agrees not to carry back for federal, state, local or foreign tax purposes any net operating loss, capital loss or credit against Tax of the Company or any of its Subsidiaries for any "separate return year" (as defined in Treasury Regulation Section 1.1502-1).

    Section 8.14 REORGANIZATION. Following the Effective Time, neither Stockholder, the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to

                                      A-37
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fail to be taken, which action or failure to act would reasonably be expected to cause the Recapitalization or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    Section 8.15 PARENT REGISTRATION RIGHTS AGREEMENT. At or prior to the Effective Time, Parent and the Company shall enter into a registration rights agreement relating to Parent's shares of Company Common Stock on no less favorable terms than those contained in the Shareholder Agreement.

    Section 8.16 ARTICLES OF INCORPORATION AND BY-LAW AMENDMENT. Promptly following the date hereof, and no event later than thirty (30) days from the date hereof, the Company shall (i) file with the Secretary of State of the State of Washington Articles of Correction correcting the reference in Article VIII thereof to "Class B Common Shares" to "Common Shares" and (ii) amend its bylaws to permit a special meeting of the stockholders to be called by the holders of a majority of the voting power of the Company.

                                   ARTICLE IX
                                   CONDITIONS

    Section 9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTIONS. The respective obligations of the parties to effect the Transactions shall be subject to the satisfaction at or prior to the effective time of the Recapitalization of the following conditions:

        (a) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby, including the Recapitalization and the Merger, the Articles Amendment and the Shareholder Agreement Termination shall have been approved by the respective requisite affirmative vote of the holders of Company Common Stock entitled to vote thereon.

        (b) NASD CLEARANCE. The NASD shall have approved or otherwise indicated its no-action position in writing with respect to the dual voting class structure contemplated in the Transactions.

        (c) NASDAQ/AMERICAN STOCK EXCHANGE LISTINGS. The shares of Parent Common Stock, shares of Parent Preferred Stock, Parent Warrants, Company Warrants, and if required, Class B Common Stock to be issued in the Merger shall, to the extent eligible for such authorization or listing, have been authorized for quotation on Nasdaq, or the American Stock Exchange or other exchange acceptable to Stockholder, as provided for in this Agreement.

        (d) OTHER APPROVALS. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and all other material notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority have been made or obtained for the transactions contemplated by the Merger (all such approvals and the expiration of all such waiting periods being referred to herein as the "REQUISITE REGULATORY APPROVAL").

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        (e)  EFFECTIVENESS OF REGISTRATION STATEMENTS.  The Registration
    Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of any of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (f) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No Injunction preventing the consummation of any or all of the Transactions shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of any or all of the Transactions.

        (g) FEDERAL TAX OPINION. The Company shall have received an opinion of Shearman & Sterling, dated the Closing Date, substantially to the effect that (a) each of the Company Recapitalization and the Merger will, taking into account all of the transactions contemplated hereunder, constitute a reorganization within the meaning of Section 368(a) of the Code, and (b) no gain or loss will be recognized by the shareholders of the Company upon the receipt of Parent Common Stock, Parent Preferred Stock and Parent Warrants in exchange for their shares of Company Class B Common Stock in the Merger. In rendering such opinion, such counsel may require and rely upon representations provided and addressed to counsel for the Company, Parent and Stockholder in certificates of officers of Parent, Stockholder, Merger Sub and the Company.

    Section 9.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Transactions are also subject to the satisfaction, or waiver by the Company (which waiver shall be subject to the consent of Stockholder), at or prior to the Effective Time, of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Stockholder set forth in this Agreement and the Voting and Election Agreement that are qualified by materiality (including Material Adverse Effect) shall be true and correct and all other representations and warranties of Parent and Stockholder set forth in this Agreement and the Voting and Election Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received certificates signed on behalf of Parent and Stockholder by a respective appropriate executive officer to such effect.

        (b) PERFORMANCE OF OBLIGATIONS. Parent and Stockholder shall have performed in all material respects all obligations required to be performed by them under this Agreement and the Voting and Election Agreement at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of Parent and Stockholder by a respective appropriate executive officer to such effect.

    Section 9.3 CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to effect the Transactions are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and Stockholder set forth in this Agreement and the Voting and Election Agreement that are qualified by materiality (including Material Adverse Effect) shall be true and correct and all other representations and warranties of the Company and Stockholder set forth in this Agreement and the Voting and Election Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received certificates signed on behalf of the Company and Stockholder by a respective appropriate officer to such effect.

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
        (b) PERFORMANCE OF OBLIGATIONS. Each of the Company and Stockholder shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Voting and Election Agreement at or prior to the Closing Date, and Parent shall have received certificates signed on behalf of the Company and Stockholder by a respective appropriate officer to such effect.

        (c) STOCKHOLDER AGREEMENT TERMINATION. The Shareholder Agreement Termination shall have been approved and effected as contemplated by
    Section 1.7.

    Section 9.4 CONDITIONS TO OBLIGATIONS OF STOCKHOLDER. Neither the Recapitalization nor the Merger shall occur unless the following conditions are satisfied or waived by Stockholder, at or prior to the effective time of the Recapitalization:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in this Agreement that are qualified by materiality (including Material Adverse Effect) shall be true and correct and all other representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Stockholder shall have received a certificate signed on behalf of Parent by an appropriate officer to such effect.

        (b) PERFORMANCE OF OBLIGATIONS. Each of the Company and Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Stockholder shall have received certificates signed on behalf of the Company and Parent by a respective appropriate officer to such effect.

        (c) SHAREHOLDER AGREEMENT TERMINATION; STOCKHOLDER REGISTRATION RIGHTS AGREEMENT. The Shareholder Agreement Termination shall have been approved and effected as contemplated by Section 1.7, and the Stockholders Registration Rights Agreement shall have been executed as contemplated hereby.

        (d) Stockholder shall have received an opinion of Preston Gates & Ellis LLP or another nationally recognized law firm, dated the Closing Date, substantially to the effect that (a) each of the Company Recapitalization and the Merger will, taking into account all of the transactions contemplated hereunder, constitute a reorganization within the meaning of
    Section 368(a) of the Code, and (b) no gain or loss will be recognized by Stockholder upon the receipt of Parent Common Stock, Parent Preferred Stock and Parent Warrants in exchange for Stockholder's shares of Company Class B Common Stock in the Merger. In rendering such opinion, such counsel may require and rely upon representations provided and addressed to counsel for the Company and Parent in certificates of officers of the Company and Parent.

                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

    Section 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

        (a) by mutual consent of Parent, Stockholder and the Company in a written instrument;

        (b) by any of Parent, Stockholder or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of any or all of the Transactions;

        (c) by Parent, Stockholder or the Company if the Effective Time shall not have occurred on or before the nine month anniversary of the date of this Agreement (the "TERMINATION DATE"), unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or in the Voting and Election Agreement; PROVIDED, HOWEVER, that the Termination Date shall automatically be extended for three months if the Merger shall not have been consummated as a direct result of the Requisite Regulatory Approvals not having been received;

        (d) by Parent, Stockholder or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein or in the Voting and Election Agreement) if there shall have been a breach by any other party of any of its respective covenants or agreements or any its respective representations or warranties set forth or expressly incorporated in this Agreement or in the Voting and Election Agreement, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 9.2(a) or, 9.2(b), in the case of termination by the Company or Stockholder, or Sections 9.3(a) or 9.3(b), in the case of a termination by Parent, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

        (e) by Parent, Stockholder or the Company if any litigation or proceeding is pending before any court of competent jurisdiction or has been threatened to be instituted by any governmental body, which in the good faith judgment of the terminating party's Board of Directors, would reasonably be likely to result in an order, decree or ruling seeking substantial damages in respect of, or substantially impairing the benefits to such party of, the Transactions;

        (f) by Parent if there shall have been a breach by Stockholder of any of the covenants or agreements set forth in the Voting and Election Agreement, which breach is not cured within ten days following written notice to Stockholder or by its nature or timing cannot be cured prior to the Closing Date; or

        (g) by Parent if the Company shall have breached its obligations contained in the last sentence of Section 8.4.

        (h) Before any notice of termination shall be given by either the Company or Stockholder under Section 10.1(d) or 10.1(e), Company or Stockholder, as applicable, shall give notice of a proposed termination to the other, upon the receipt of which Stockholder and the Company shall consult with one another. The period of consultation will end on the earlier of (i) the delivery by the party to which the notice of proposed termination was delivered of written consent to give the notice of termination or
    (ii) 20 days after the delivery of the notice of proposed termination. The notice of proposed termination shall set forth the grounds for giving the notice of termination. If the period of consultation ends as a result of the lapse of 20 days, the grounds for giving the notice of termination shall be limited to one or more of the grounds set forth in the notice of proposed termination.

    Section 10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by Parent, Stockholder or the Company as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub or the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.2(b), 8.12 and 11.2 and this Section 10.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    Section 10.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented at the Shareholder Meeting by the shareholders of the Company; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Company Stock other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed by Parent, Stockholder and the Company.

    Section 10.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Company Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE XI
                               GENERAL PROVISIONS

Section 11.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreements, which shall terminate in accordance with their terms) shall survive the Closing except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Closing.

    Section 11.2 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Joint Prospectus/Proxy Statement, and all filing and other fees paid to the SEC or in respect of HSR, in each case in connection with the Transactions, shall be borne equally by Parent, Stockholder and the Company.

    Section 11.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a) if to the Company, to:

       Expedia, Inc.
       13810 SE Eastgate Way, Suite 400
       Bellevue, WA 98005
       Attention: General Counsel
       Telecopier: (425) 564-7240

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       with a copy to:

       Shearman & Sterling
       555 California Street, Suite 2000
       San Francisco, CA 94104
       Attention: Peter D. Lyons, Esq.
       Telecopier: (415) 616-1199

       (b) if to Parent, to:

       USA Networks, Inc.
       152 West 57th Street
       New York, NY 10019
       Attention: General Counsel
       Telecopier: (212) 314-7329

       with a copy to:

       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, NY 10019
       Attention: Pamela S. Seymon, Esq.
                Andrew J. Nussbaum, Esq.
       Telecopier: (212) 403-2000

    and

       (c) if to Stockholder, to:

       Microsoft Corporation
       One Microsoft Way
       Redmond, WA 98052
       Attention: Deputy General Counsel, Finance and Operations
       Telecopier: (425) 706-7329

       and if to Holdings, to:

       Microsoft E-Holdings, Inc.
       101 Convention Center Drive, Suite 850
       Las Vegas, NV 89016
       Attention: Monte Miller, Esq.
       Telecopier: (702) 598-3651

       in either case, with a copy to:

       Preston Gates & Ellis LLP
       701 Fifth Avenue, Suite 5000
       Seattle, WA 98104
       Attention: Richard B. Dodd, Esq.
       Telecopier: (206) 623-7022

    Section 11.4 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

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    Section 11.5  COUNTERPARTS.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 11.6 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

    Section 11.7 GOVERNING LAW. (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

    (b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

    (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

    (d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this
Section 11.7.

    Section 11.8 PUBLICITY. Except as otherwise required by applicable law or the rules of Nasdaq, none of the parties hereto shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld (provided that the consent of Parent shall be deemed to be the consent of and Merger Sub).

    Section 11.9 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 11.10 SPECIFIC ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Voting and Election Agreement were not performed in accordance with their specific terms or were otherwise breached in any material respect. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any related agreement, including the Voting and Election

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Agreement, and to enforce specifically the terms and provisions of this
Agreement or any related agreement, including the Voting and Election Agreement. A party is entitled to seek injunctive relief to prevent any breach and to enforce terms or provisions if such breach would serve as a basis of terminating this Agreement or the Voting and Election Agreement by such party. No party seeking such relief shall be required to post bond or other security or to prove the inadequacy of available remedies at law in order to obtain such relief. The rights provided by this section are in addition to any other remedy to which they are entitled at law or in equity including an action seeking damages.

    IN WITNESS WHEREOF, Parent, the Company, Merger Sub, Holdings and Stockholder have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                                       USA NETWORKS, INC.

                                                       By:  /s/ JULIUS GENACHOWSKI
                                                            -----------------------------------------
                                                            Name: Julius Genachowski
                                                            Title:  Senior Vice President, General
                                                            Counsel and Secretary

                                                       EXPEDIA, INC.

                                                       By:  /s/ RICHARD BARTON
                                                            -----------------------------------------
                                                            Name: Richard Barton
                                                            Title:  CEO and President

                                                       TAIPEI, INC.

                                                       By:  /s/ JULIUS GENACHOWSKI
                                                            -----------------------------------------
                                                            Name: Julius Genachowski
                                                            Title:  Vice President, General Counsel
                                                            and Secretary

                                                       MICROSOFT CORPORATION

                                                       By:  /s/ RICHARD EMERSON
                                                            -----------------------------------------
                                                            Name: Richard Emerson
                                                            Title:  Senior Vice President, Corporate
                                                                    Development and Strategy

                                                       MICROSOFT E-HOLDINGS, INC.

                                                       By:  /s/ THOMAS C. BAUMBACH
                                                            -----------------------------------------
                                                            Name: Thomas C. Baumbach
                                                            Title:  President and Treasurer

                                                                         ANNEX B

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                 EXPEDIA, INC.

    Pursuant to Section 23B.10.070 of the Revised Code of Washington (the "RCW"), the following Amended and Restated Articles of Incorporation of Expedia, Inc. are hereby submitted for filing:

                                   ARTICLE I

    The name of this corporation is Expedia, Inc. (the "Corporation").

                                   ARTICLE II

    SECTION 2.1 AUTHORIZED CAPITAL. The Corporation is authorized to issue an aggregate of Seven Hundred Seventy Million (770,000,000) shares of capital stock, consisting of three classes of shares to be designated, respectively, "Common Stock", "Class B Common Stock" (collectively the Common Stock and the Class B Common Stock are referred to herein as the "Authorized Common Stock") and "Preferred Stock." The total number of shares of Common Stock that the Corporation shall have authority to issue is Six Hundred Million (600,000,000) shares, each with a par value of $0.01. The total number of shares of Class B Common Stock that the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, each with a par value of $0.01. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Twenty Million (20,000,000) shares, each with a par value of $0.01. The Common Stock, Class B Common Stock and the Preferred Stock shall be sometimes referred to herein as the "Authorized Shares".

    SECTION 2.2 PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors (the "Board"). The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

    (a) The number of shares of such series;

    (b) The designation of such series;

    (c) The dividends of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock and whether such dividends shall be cumulative or noncumulative;

    (d) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices, rates, adjustments, and other terms and conditions of such redemption;

    (e) The terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

    (f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

    (g) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of the members of the Board of Directors (the "Directors") or otherwise, including the right to elect a specified number or class of directors, the number or percentage of votes required for certain actions, and the extent to which a vote by class or series shall be required for certain actions;

    (h) The restrictions, if any, on the issue or reissue of any Preferred
        Stock;

    (i) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of the assets of, the Corporation; and

    (j) The extent, if any, to which any committee of the Board may fix the designations and any of the preferences or rights of the shares of such series relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into or exchange of such shares for shares of any other class or classes of stock of the Corporation or any other series of the same or any other class or classes of stock of the Corporation, or fix the number of shares of any such series or authorize the increase or decrease in the shares of such series.

    SECTION 2.3 AUTHORIZED COMMON STOCK.

    (a) DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock and the Class B Common Stock, on a share for share basis, shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

    (b) LIQUIDATION RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior liquidation rights, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of the Common Stock and the Class B Common Stock, on a share for share basis.

    (c) REDEMPTION. The Common Stock and the Class B Common Stock are not redeemable; provided however, that the Company's repurchase of shares of its capital stock pursuant to agreements approved by the Board shall not be deemed "redemptions" and shall be allowed, subject to limitations on "distributions" pursuant to corporate law.

    (d) VOTING RIGHTS. Except as otherwise provided herein or required by applicable law, (i) each holder of Common Stock shall be entitled to one
(1) vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation, and (ii) each holder of Class B Common Stock shall be entitled to fifteen (15) votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation, PROVIDED that if at any time a Person and its Affiliates would hold in aggregate more than 94.9% of the aggregate voting power of the Corporation (without regard to this proviso) (such Person together with its Affiliates, a "Controlling Person"), then the number of votes for each share of Class B Common Stock shall at such time be reduced pursuant to the following formula:

             (0.949w-y)
v =        --------------
             (z-0.949x)

where v = votes per share of Class B Common Stock held by the Controlling Person;
       w = total number of outstanding shares of Common Stock;
       x = total number of outstanding shares of Class B Common
       Stock;
       y = total number of outstanding shares of Common Stock held by the Controlling Person; and z = total number of outstanding shares of Class B Common
       Stock held by the Controlling Person,

PROVIDED, further, that (1) subject to clause (3) of this proviso, in no event shall the application of the formula result in the aggregate voting power of a Controlling Person (as defined in the preceding proviso) being less than or greater than 94.9% of the aggregate voting power of the Corporation, (2) the Board shall be authorized to adjust the formula set forth in the first proviso to this Section 2.3(d) in the event that there are outstanding any voting securities of the Corporation other than the Common Stock and the Class B Common Stock, as appropriate, to provide that, subject to clause (3) of this proviso, the aggregate voting power of the Controlling Person is not greater than or less than 94.9% of the aggregate voting power of the Corporation, and (3) in the event that pursuant to the formula in the preceding proviso (as adjusted from time to time pursuant to clause (2) of this proviso), the votes per share of Class B Common Stock held by the Controlling Person either (A) cannot be determined or (B) would be a negative number, the first proviso to this
Section 2.3(d) shall be disregarded and be of no further force and effect and each share of Class B Common Stock shall be entitled to fifteen (15) votes per share.

Holders of Common Stock and Class B Common Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Except as otherwise required by applicable law, the Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote or for the consent of the shareholders of the Corporation. Holders of Common Stock and Class B Common Stock shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the shareholders.

    (e) STOCK DIVIDENDS, STOCK SPLITS OR COMBINATIONS. In no event shall any stock dividends or stock splits or combinations of stock be declared or made with respect to the Common Stock and Class B Common Stock unless all shares of Common Stock and Class B Common Stock then outstanding are treated equally.

    SECTION 2.4 ISSUANCE OF SHARES. The Corporation may from time to time issue and dispose of any of the Authorized Shares for such consideration as may be fixed from time to time by the Board, without action by the shareholders. The Board may provide for payment therefor to be received by the Corporation in cash, property, services or such other consideration as is approved by the Board. Any and all such Authorized Shares of the Corporation, the issuance of which has been so authorized, and for which consideration so fixed by the Board has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon.

                         ARTICLE III. PREEMPTIVE RIGHTS

    No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation, except to the extent provided by written agreement with the Corporation.

                      ARTICLE IV. ACTION BY MAJORITY VOTE

    Except as otherwise set forth herein, to the maximum extent permitted under Chapter 23B of the RCW, any corporate action that would otherwise require the affirmative vote of more than a simple majority of the voting power of the shareholders of the Corporation entitled to vote on an action may be approved by the affirmative vote of a simple majority of the voting power of the shareholders of the Corporation entitled to vote on such action. This
Article IV is specifically intended to reduce the voting requirements otherwise prescribed under RCW 23B.10.030, 23B.11.030, 23B.12.020 and 23B.14.020, in
accordance with RCW 23B.07.270.

                              ARTICLE V. DIRECTORS

    The number of directors of the Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. Election of directors need not be by written ballot except and to the extent provided by the Bylaws of the Corporation.

                               ARTICLE VI. BYLAWS

    The Board of Directors shall have the power to adopt, amend or repeal the Bylaws subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws and to adopt new Bylaws.

             ARTICLE VII. ACTION BY SHAREHOLDERS WITHOUT A MEETING

    To the maximum extent permitted under Chapter 23B of the RCW, any action required or permitted to be taken at any meeting of the Corporation's shareholders may be taken without a meeting.

          ARTICLE VIII. CONDUCT OF CERTAIN AFFAIRS OF THE CORPORATION

    SECTION 8.1 DEFINITIONS. As used in this Article VIII, the following terms shall have the following meanings:

        (a) "AFFILIATE" shall mean any Person controlling, controlled by or under common control with such Person. For the purposes of this definition of "Affiliate," "control," when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

        (b) "CORPORATE OPPORTUNITY" shall mean an investment or business opportunity or prospective economic advantage in which the Corporation could, but for the provisions of this Article VIII, have an interest or expectancy.

        (c) "PARENT" shall mean USA Networks, Inc., a Delaware corporation, and any of its Affiliates.

        (d) "PERSON" shall mean any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

        (e) "SUBSIDIARY" shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

    SECTION 8.2 COMPETING ACTIVITIES. Except as otherwise expressly provided in an agreement between the Corporation and any shareholder or among the Corporation and any two or more shareholders, (a) the shareholders of the Corporation, including, without limitation, Parent and its officers, directors, agents, employees, shareholders, members, partners and Affiliates, may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Corporation's business or the business of any Subsidiary of the Corporation; (b) neither the Corporation, any Subsidiary of the Corporation nor any shareholder of the Corporation shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom; and (c) to the extent required by applicable law in order to effectuate the purpose of this provision, the Corporation shall have no interest or expectancy, and specifically renounces any interest or expectancy, in any such business activities or ventures.

    SECTION 8.3 CORPORATE OPPORTUNITIES.

        (a) If Parent (or, as set forth below, any of its officers, directors, agents, employees, shareholders, members, partners or Affiliates) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in such Corporate Opportunity and no expectancy that such Corporate Opportunity be offered to the Corporation, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such Person (i) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, (ii) shall have the right to hold any such Corporate Opportunity for its (and/or its officers', directors', agents', employees', shareholders', members', partners' or Affiliates') own account or to recommend, sell, assign or transfer such Corporate Opportunity to Persons other than the Corporation or any Subsidiary of the Corporation, and
    (iii) shall not breach any fiduciary duty to the Corporation, in such Person's capacity as a shareholder of the Corporation or otherwise, by reason of the fact that such Person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Corporation.

        (b) Notwithstanding the provisions of Section 8.3(a) of this
    Article VIII, the Corporation does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to any person who is an officer of the Corporation and who is also a director, but not an officer or employee, of Parent if such opportunity is expressly offered to such person in his or her capacity as an officer of the Corporation.

        (c) For purposes of this Article VIII only, (i) a director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an officer of the corporation under the Bylaws of the Corporation), unless such person is a full-time employee of the Corporation; and (ii) the term "Corporation" shall mean the Corporation and, except where the context requires otherwise, shall also include all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

        (d) Anything in these Amended and Restated Articles of Incorporation to the contrary notwithstanding, (i) this Section 8.3 shall expire on the date that (A) Parent ceases to beneficially own Authorized Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and (B) no person who is a director or officer of the Corporation is also a director or officer of Parent;

    and (ii) in addition to any vote of the shareholders required by law, until the time that Parent ceases to beneficially own Authorized Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all such classes of outstanding capital stock of the Corporation shall be required to alter, amend or repeal in a manner adverse to the interests of Parent, or to adopt any provision adverse to the interests of Parent and inconsistent with, any provision of this
    Article VIII. Neither the alteration, amendment or repeal of this
    Article VIII nor the adoption of any provision of this Amended and Restated Articles of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this
    Article VIII, would accrue or arise prior to such alteration, amendment, repeal or adoption.

    SECTION 8.4 NOTICE TO HOLDERS. Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

                  ARTICLE IX. LIMITATION OF DIRECTOR LIABILITY

    A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:

    (a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

    (b) Conduct violating RCW 23B.08.310 (which involves certain distributions by the Corporation);

    (c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

    If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                           ARTICLE X. INDEMNIFICATION

    SECTION 10.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation shall indemnify and hold harmless each individual who is or was serving as a director or officer of the Corporation or who, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any and all liability incurred with respect to any proceeding to which the individual is or is threatened to be made a party because of such service, and shall make advances of reasonable expenses with respect to such proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any director or officer from or on account of
(a) acts or omissions of the director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the director or officer finally adjudged to be in violation of RCW 23B.08.310; or
(c) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled. If the Washington Business Corporation Act is amended to authorize further indemnification of directors or officers, then directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Washington Business Corporation Act as so amended.

    SECTION 10.2 INSURANCE. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Corporation or, who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such liability under RCW 23B.08.510 or 23B.08.520.

    SECTION 10.3 NON-EXCLUSIVE RIGHTS. To the extent permitted by law, the rights to indemnification and advance of reasonable expenses conferred in this
Article X shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Article X shall be a contract right upon which each director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this
Article X shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

                           ARTICLE XI. SAVINGS CLAUSE

    If any provision of these Amended and Restated Articles of Incorporation or any application thereof shall be invalid, unenforceable or contrary to applicable law, the remainder of these Amended and Restated Articles of Incorporation, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable or contrary to applicable law, shall not be affected thereby.

              ARTICLE XII. AMENDMENTS TO ARTICLES OF INCORPORATION

    The Corporation reserves the right to amend or repeal any of the provisions contained in these Amended and Restated Articles of Incorporation in any manner now or hereafter permitted by law, and the rights of the shareholders of the Corporation are granted subject to this reservation.

    The undersigned executes these Amended and Restated Articles of
Incorporation this     day of             , 2001.

                                          Expedia, Inc.,
                                          a Washington corporation

                                          By: __________________________________

                                          Its: _________________________________

                                                                         ANNEX C

                          AMENDED AND RESTATED BYLAWS
                                       OF
                                  TAIPEI, INC.

--------------------------------------------------------------------------------

                                   ARTICLE I
                                  DEFINITIONS

    Section 1. As used in these Bylaws, unless the context otherwise requires, the term:

1. "Articles of Incorporation" means the articles of incorporation of the Corporation, as amended, supplemented or restated from time to time.

2.  "Assistant Secretary" means an assistant secretary of the Corporation.

3.  "Assistant Treasurer" means an assistant treasurer of the Corporation.

4.  "Board of Directors" means the board of directors of the Corporation.

5. "Business Corporation Act" means the Business Corporation Act of the State of Washington, as amended from time to time.

6. "Bylaws" means the bylaws of the Corporation, as amended or restated from time to time.

7. "Chairman" means that person who has been appointed by the Board of Directors as Chairman of the Board of Directors.

8. "Chief Executive Officer" means that person who has been appointed as the Chief Executive Officer of the Corporation by the Board of Directors.

9. "Common Stock" means all shares of common stock collectively, regardless of class or series.

10. "Corporation" means Taipei, Inc., a Washington corporation.

11. "Directors" means directors serving on the Board of Directors of the Corporation.

12. "President" means the president of the Corporation.

13. "Secretary" means the secretary of the Corporation.

14. "Shareholders" or "shareholders" means shareholders of the Corporation.

15. "Treasurer" means the treasurer of the Corporation.

16. "Vice President" means a vice president of the Corporation.

                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

    Section 1. REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the Corporation shall be located in the State of Washington at such place as may be fixed from time to time by the Board of Directors upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office. A registered agent so appointed shall consent to appointment in writing and such consent shall be filed with the Secretary of State of the State of Washington.

    Section 2. AMENDMENTS BY REGISTERED AGENT. If a registered agent changes the street address of the agent's business office, the registered agent may change the street address of the registered office of the Corporation by notifying the Corporation in writing of the change and signing, either manually or in facsimile, and delivering to the Secretary of State for filing a statement of such change, as required by law.

    Section 3. AMENDMENTS BY CORPORATION. The Corporation may change its registered agent at any time upon the filing of an appropriate notice with the Secretary of State, with the written consent of the new registered agent either included in or attached to such notice.

    Section 4. INITIAL PRINCIPAL OFFICE. The initial registered office of the Corporation shall be established and maintained at the office of National Registered Agents, Inc. at 1780 Barnes Blvd. S.W. Bldg. G in the City of Tumwater, State of Washington 98512. National Registered Agents, Inc. shall be the registered agent of the Corporation in charge thereof.

    Section 5. OTHER OFFICES. The Corporation may have other offices, either within or without the State of Washington, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.

                                  ARTICLE III
                                  SHAREHOLDERS

    Section 1. PLACE OF MEETING. Meetings of shareholders may be held at such place, either within or without the State of Washington, as may be designated by the Board of Directors. If no designation is made, the place of the meeting shall be the principal executive office of the Corporation.

    Section 2. ANNUAL MEETING. The annual meeting of the shareholders shall be held at such date and time as may be fixed by resolution of the Board of Directors.

    Section 3. SPECIAL MEETINGS. Special meetings of the shareholders may be called only by the Chairman or a majority of the Directors then serving on the Corporation's Board of Directors.

    Section 4. NOTICE. Written notice stating the date, time and place of the meeting, and in case of a special meeting, the purpose or purposes thereof, shall be given to each shareholder entitled to vote thereat not less than ten
(10) (unless a greater period of notice is required by law in a particular case) nor more than sixty (60) days prior thereto, either personally or by mail or facsimile, addressed to each shareholder at his address as it appears on the records of the Corporation.

    If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be by facsimile or personally, such notice shall be deemed to be delivered when confirmation of receipt is received by the sender. Such further notice shall be given as may be required by law. Meetings may be held without notice if all shareholders entitled to vote are present, or if notice is waived by those not present. Any previously scheduled meeting of the shareholders may be postponed, and (unless the Articles of Incorporation otherwise provides) any special meeting of the shareholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

    Section 5. ADJOURNED MEETINGS. The Chairman or a majority of the voting power of the shares so represented may adjourn the meeting from time to time, whether or not there is a quorum. When a meeting is adjourned to another time or place, except as required by law, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, if the adjournment is for not more than thirty (30) days, and if no new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

    Section 6. QUORUM. The holders of a majority of the voting power of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business; PROVIDED, HOWEVER, if the Articles of Incorporation or the Business Corporation Act provides that any matter shall be decided by a vote of a certain class or classes of stock, then the holders of a majority of the voting power entitled to vote thereon, present in person or represented by proxy shall constitute a quorum for the transaction of business on such matter. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If at such adjourned meeting, a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. When a quorum is present at any meeting, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the shareholders, unless the question is one upon which by express provision of the Business Corporation Act or of the Articles of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such matter.

    Section 7. VOTING. Each shareholder shall at every meeting of the shareholders be entitled to vote in person or by proxy each share of the class of capital stock having voting power held by such shareholder.

    Section 8. NOTICE OF SHAREHOLDER BUSINESS AND NOMINATIONS.

    (A) ANNUAL MEETINGS OF SHAREHOLDERS.

        (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in these Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in these Bylaws.

        (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of these Bylaws, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than

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    the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

        (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of these Bylaws to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

    (B) SPECIAL MEETINGS OF SHAREHOLDERS. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or
(b) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in these Bylaws, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in these Bylaws. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more Directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the shareholder's notice required by paragraph (A)(2) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder's notice as described above.

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    (C) GENERAL.

        (1) Only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded.

        (2) For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

    Notwithstanding the foregoing provisions of these Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect Directors under specified circumstances.

    Section 9. PROCEDURE FOR ELECTION OF DIRECTORS; REQUIRED VOTE. Election of Directors at all meetings of the shareholders at which Directors are to be elected shall be by ballot, and, subject to the rights of the holders of shares of Common Stock to elect Directors under specified circumstances, a plurality of the votes cast thereat shall elect Directors.

    Section 10. INSPECTORS OF ELECTIONS; OPENING AND CLOSING THE POLLS. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of shareholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of shareholders, the Chairman shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of the inspector's ability. The inspectors shall have the duties prescribed by law.

    The Chairman shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting.

    Section 11. ACTION WITHOUT MEETING. To the maximum extent permitted under Chapter 23B of the RCW, any action required or permitted to be taken at any meeting of the Corporation's shareholders may be taken without a meeting.

                                   ARTICLE IV
                                   DIRECTORS

    Section 1. NUMBER AND TENURE. The business and affairs, property and interests of the Corporation shall be managed by the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by these Bylaws and the Articles of Incorporation, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts as are

                                      C-5
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not prohibited by the Business Corporation Act. The number of Directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the Board of Directors or by the shareholders, or by a duly adopted amendment to the Articles of Incorporation of the Corporation. Such number of Directors serving on the Board of Directors may be increased or decreased at any time. Each Director shall serve for a term ending on the date of the annual meeting of shareholders following the annual meeting at which such Director was elected; PROVIDED, HOWEVER, that each Director shall serve until his or her successor is duly elected or until his or her death, resignation or removal. Directors need not be shareholders or residents of the State of Washington.

    Section 2. RESIGNATION OR REMOVAL. Any Director may at any time resign by delivering to the Board of Directors his or her resignation in writing. A resignation is effective when the notice is delivered unless the notice specifies a later effective date; PROVIDED, HOWEVER, that no such notice of resignation shall be deemed to take effect any later than ten days thereafter. Any Director or the entire Board of Directors may at any time be removed effective immediately, with or without cause, by the vote, either in person or represented by proxy, of a majority of the voting power of shares of stock issued and outstanding and entitled to vote at a special meeting held for such purpose or, to the extent permitted by the Business Corporation Act, by the written consent of a majority of the voting power of shares of stock issued and outstanding.

    Section 3. VACANCIES. Vacancies and newly created Directorships occurring on the Board of Directors shall be filled in accordance with the Articles of Incorporation and the Business Corporation Act.

    Section 4. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at such dates, times and places as may be designated by the Chairman, and shall be held at least quarterly. Regular Meetings of the Board of Directors (or committees thereof) may take place either within or without the State of Washington.

    Section 5. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the Chairman or any two Directors. The person or persons calling a special meeting of the Board of Directors may fix a place and time either within or without the State of Washington for holding such meeting.

    Section 6. NOTICE. Notice of any regular meeting or a special meeting shall be given to each Director, either orally, by facsimile or by hand delivery, addressed to each Director at his address as it appears on the records of the Corporation. Notice of any meeting of the Board of Directors shall set out a detailed agenda of the matters to be discussed, but any subject properly brought before the meeting may be addressed.

    If notice be by facsimile, such notice shall be deemed to be adequately delivered when the notice is transmitted at least 72 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least
72 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting in accordance with Article X of these Bylaws.

    Section 7. QUORUM. At all meetings of the Board of Directors, a majority of the total number of Directors then serving on the Board of Directors shall constitute a quorum for the transaction of business. Unless otherwise provided in the Articles of Incorporation or these Bylaws, the act of a majority of the Directors present at any meeting at which there is a quorum shall be an act of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice, until a quorum shall be present. The Directors present at a duly organized meeting may continue to transact business until

                                      C-6
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adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum. A Director present at a meeting shall be counted in determining the presence of a quorum, regardless of whether a contract or transaction between the Corporation and any other Corporation, partnership, association, or other reorganization in which such Director is a Director or officer or has a financial interest, is authorized or considered at such meeting.

    Section 8. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

    Section 9. ACTION BY CONFERENCE TELEPHONE. Members of the Board of Directors or any committee thereof may participate in a meeting of such Board of Directors or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

    Section 10. CHAIRMAN OF THE BOARD. The Chairman shall be chosen from among the Directors. The Chairman shall preside at all meetings of the shareholders and of the Board of Directors, except that, in his absence, he may designate another member of the Board of Directors to so preside. Unless otherwise provided by resolution of the Board of Directors, the Chairman shall not be an officer of the Corporation. The Chairman shall perform all duties incidental to his office which may be required by law and all such other duties properly required of him by the Board of Directors. He shall make reports to the Board of Directors and the shareholders and, together with the Chief Executive Officer of the Corporation, shall see that all orders and resolutions of the Board of Directors and any committee thereof are carried into effect.

    Section 11. COMMITTEES. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one (1) or more committees, each committee to consist of two (2) or more Directors. The Board of Directors may designate one (1) or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in such resolution, shall have and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, except that no committee shall have the power or authority to amend the Articles of Incorporation, to amend, adopt or repeal the bylaws, to authorize or approve a distribution except according to a general formula or method prescribed by the Board of Directors, to approve or propose to shareholders action that the Business Corporation Act requires to be approved by shareholders, to fill vacancies on the Board of Directors or on any of its committees, to approve a plan of merger not requiring shareholder approval, to authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the Board of Directors may authorize a committee, or senior executive officer of the Corporation to do so within limits specifically prescribed by the Board of Directors.

    Section 12. COMPENSATION OF DIRECTORS. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving

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compensation therefor. Members of committees may be allowed like compensation for attending committee meetings.

                                   ARTICLE V
                                    OFFICERS

    Section 1. NUMBER AND SALARIES. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, and such other officers and assistant officers and agents as may be deemed necessary by the Board of Directors. Any two (2) or more offices may be held by the same person.

    Section 2. ELECTION AND TERM OF OFFICE. The officers of the Corporation shall be appointed by the Board of Directors at the first meeting of the Board of Directors following the shareholders' annual meeting, and shall serve for a term of one (1) year or until a successor is appointed by the Board of Directors. Unless otherwise provided in the Articles of Incorporation or these Bylaws, any officer appointed by the Board of Directors may be removed, with or without cause, at any time by the Chief Executive Officer or by the Board of Directors. Each officer shall hold his or her office until his successor is appointed or until his earlier resignation, removal from office, or death. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V.

    Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board of Directors or any committee thereof may from time to time elect, or the Chief Executive Officer may appoint, such other officers (including a President, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board of Directors or such committee or by the Chief Executive Officer, as the case may be.

    Section 3. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office. The Chief Executive Officer shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts that are authorized by the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a chief executive officer of a corporation.

    Section 4. PRESIDENT. The Board of Directors or the Chief Executive Officer may appoint a President to have such duties and responsibilities as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors. The President shall be empowered to sign all certificates, contracts and other instruments of the Corporation, and to do all acts which are authorized by the Chief Executive Officer or the Board of Directors, and shall, in general, have such other duties and responsibilities as are assigned consistent with the authority of a president of a corporation.

    Section 5. VICE PRESIDENTS. The Board of Directors or the Chief Executive Officer may from time to time appoint one or more Vice Presidents that may include the designation of Executive Vice Presidents and Senior Vice Presidents all of whom shall perform such duties as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors.

    Section 6. SECRETARY. The Secretary shall keep the minutes of the proceedings of the shareholders and the Board of Directors; the Secretary shall give, or cause to be given, all notices in accordance with the provisions of these Bylaws or as required by law, shall be custodian of the

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corporate records and of the seal of the Corporation, and, in general, shall perform such other duties as may from time to time be assigned by the Chief Executive Officer or the Board of Directors.

    Section 7. TREASURER. The Treasurer or, if one is designated by the Board of Directors, the Chief Financial Officer of the Corporation, shall act as the chief financial officer of the Corporation, shall have the custody of the corporate funds and securities, shall keep, or cause to be kept, correct and complete books and records of account, including full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, and in general shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors.

    Section 8. ASSISTANT SECRETARIES. The Assistant Secretaries, if any, in general shall perform such duties as from time to time may be assigned to them by the Secretary or by the Board of Directors, and shall, in the absence or incapacity of the Secretary, perform his functions.

    Section 9. ASSISTANT TREASURERS. The Assistant Treasurers, if any, in general shall perform such duties as from time to time may be assigned to them by the Treasurer or by the Board of Directors, and shall in the absence or incapacity of the Treasurer, perform his functions.

                                   ARTICLE VI
                             CERTIFICATES OF STOCK

    Section 1. SIGNATURE BY OFFICERS. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chief Executive Officer, the Chairman or President, if any, or any Vice President, and the Secretary (or an Assistant Secretary), certifying the number of shares owned by the shareholder in the Corporation.

    Section 2. FACSIMILE SIGNATURES. The signature of the Chief Executive Officer, Chairman, President, Vice President, Treasurer or Assistant Treasurer, Secretary or Assistant Secretary may be a facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.

    Section 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate(s) to be issued by the Corporation to replace any certificate(s) alleged to have been lost or destroyed, upon its receipt of an affidavit of that fact by the person claiming the certificate(s) of stock to be lost or destroyed. When authorizing such issue of a new certificate(s), the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate(s), or such owner's legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate(s) alleged to have been lost or destroyed.

    Section 4. TRANSFER OF STOCK. Upon surrender to the Corporation or its transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

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    Section 5. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The Board of
Directors may close the stock transfer books of the Corporation for a period of not more than sixty (60) nor less than ten (10) days preceding the date of any meeting of shareholders, or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect or for a period of not more than sixty (60) nor less than ten (10) days in connection with obtaining the consent of shareholders for any purpose. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date of not more than sixty
(60) nor less than ten (10) days preceding the date of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any change, conversion or exchange of capital stock, or to give such consent. In such case and notwithstanding any transfer of any stock on the books of the Corporation after any such record date, such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be.

    Section 6. REGISTERED SHAREHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner. Except as otherwise provided by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person whether or not it shall have express or other notice thereof.

    Section 7. SHARES OF ANOTHER CORPORATION. Shares owned by the Corporation in another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the Board of Directors may determine or, in the absence of such determination, by the Chief Executive Officer, President or any other appropriate officer of the Corporation.

                                  ARTICLE VII
                     CONTRACT, LOANS, CHECKS, AND DEPOSITS

    Section 1. CONTRACTS. When the execution of any contract or other instrument has been authorized by the Board of Directors without specification of the executing officers, the Chief Executive Officer, the President, any Vice President, the Treasurer or Assistant Treasurer and the Secretary, or any Assistant Secretary, may execute the same in the name of and on behalf of the Corporation and may affix the corporate seal thereto.

    Section 2. LOANS. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors.

    Section 3. CHECKS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

    Section 4. ACCOUNTS. Bank accounts of the Corporation shall be opened, and deposits made thereto, by such officers or other persons as the Board of Directors may from time to time designate.

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                                  ARTICLE VIII
                                   DIVIDENDS

    Section 1. DECLARATION OF DIVIDENDS. Subject to the provisions, if any, of the Articles of Incorporation and subject to the provisions of the Business Corporation Act, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or contractual rights, or in shares of the Corporation's capital stock.

    Section 2. RESERVES. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

                                   ARTICLE IX
                                  FISCAL YEAR

    The fiscal year of the Corporation shall be established by the Board of Directors.

                                   ARTICLE X
                                WAIVER OF NOTICE

    Whenever any notice is required to be given by law, the Articles of Incorporation or these Bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

    Attendance of a person at a meeting shall constitute a waiver of notice of such meeting.

                                   ARTICLE XI
                                      SEAL

    The corporate seal of the Corporation shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

                                  ARTICLE XII
                                   AMENDMENTS

    Section 1. GENERAL. Except as expressly provided otherwise by the Business Corporation Act, the Articles of Incorporation, or other provisions of these Bylaws, these Bylaws may be altered, amended or repealed and new Bylaws adopted at any regular or special meeting of the Board of Directors by an affirmative vote of a majority of all Directors.

    Section 2. EMERGENCY BYLAWS. The Board of Directors may adopt emergency Bylaws ("Emergency Bylaws") to the broadest extent permitted under RCW 23B.02.070 and related provisions of the Business Corporation Act. The Emergency Bylaws shall be subject to repeal or amendment by action of the shareholders of the Corporation.

                                  ARTICLE XIII
                         INDEMNIFICATION AND INSURANCE

    Section 1. INDEMNIFICATION. The Corporation shall, to the fullest extent authorized by the Business Corporation Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal or administrative by reason of the fact that he or a person of whom he is the legal representative is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a Director, officer or employee of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of such proceeding is alleged action in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; PROVIDED, HOWEVER, that except as provided in this Bylaw, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Bylaw shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty
(20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; PROVIDED, HOWEVER, that if the Business Corporation Act requires, the payment of such expenses incurred by a Director or officer in his capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Bylaw or otherwise.

    To obtain indemnification under this Bylaw, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Any indemnification (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because he has met the applicable standard of conduct. Upon written request by a claimant for indemnification pursuant to the preceding sentence, a determination, if required by applicable law, with respect to a claimant's entitlement thereto shall be made as follows: (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit, investigation or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, or by independent legal counsel in a written opinion, or (iii) by the shareholders of the Corporation. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten
(10) days after such determination.

    If a claim under this Bylaw is not paid in full by the Corporation within twenty (20) days after a written claim pursuant to this Bylaw has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors or shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    If a determination shall have been made pursuant to this Bylaw that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Bylaw.

    Furthermore, the Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Bylaw that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.

    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, provision of the Articles of Incorporation, Bylaws, agreement, contract, vote of shareholders or disinterested Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification shall be made to the fullest extent permitted by law. No repeal or modification of this Bylaw shall in any way diminish or adversely affect the rights of any Director or officer of the Corporation (or employee or agent of the Corporation to which rights to indemnification have been granted) hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

    The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses to Directors and officers of the Corporation.

    If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

    Any notice, request or other communication required or permitted to be given to the Corporation under this Bylaw shall be in writing and either delivered in person or sent by facsimile, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary and shall be effective only upon receipt by the Secretary.

    Section 2. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or will be a Director, officer, employee or agent of the Corporation, or is or will be a Director or officer of the Corporation serving at the request of the Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Act. To the extent that the Corporation maintains any policy or policies providing such insurance, each such Director or officer, and each such agent or employee to which rights to indemnification have been granted, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such Director, officer, employee or agent.

                                                                         ANNEX D

MORGAN STANLEY DEAN WITTER

                                                              2725 SAND HILL ROAD
                                                              BUILDING C - SUITE 200
                                                              MENLO PARK, CALIFORNIA 94025
                                                              (650) 234-5500

                                                                   July 15, 2001

Board of Directors
Expedia, Inc.
13810 SE Eastgate Way, Suite 400
Bellevue, WA 98008

Members of the Board:

    We understand that Expedia, Inc. ("Expedia" or the "Company"), USA
Networks, Inc. ("USA"), Taipei, Inc, a wholly owned subsidiary of USA ("Merger Sub"), and Microsoft Corporation ("Microsoft"), propose to enter into an Agreement and Plan of Recapitalization and Merger, substantially in the form of the draft dated July 15, 2001 (the "Agreement"), which provides for the acquisition by USA of a majority of the outstanding stock of Expedia through a series of transactions. Pursuant to the terms of the Agreement, Expedia will take all actions necessary to effect a recapitalization (the "Expedia Recapitalization") of the Company, in which holders of shares of common stock, par value $.01 per share, of Expedia ("Expedia Common Stock") shall elect whether or not to receive an equal number of shares of Class B common stock, par value $.01 per share, of Expedia ("Expedia Class B Common Stock"), subject to a maximum exchange of 37,500,000 shares of Expedia Common Stock for Expedia
Class B Common Stock.

    Subsequent to the Expedia Recapitalization, Merger Sub will merge with and into the Company (the "Merger"), pursuant to which, depending on such shareholder's election in the Expedia Recapitalization, (a) each share of Expedia Common Stock, other than shares held in treasury or held by USA or as to which dissenters' rights have been perfected, shall be converted into a right to receive a combination of (i) one share of Expedia Common Stock, and (ii) 0.1920 warrants to acquire Expedia Common Stock having the terms described in the Agreement (the "Expedia Warrants") (collectively, the "Expedia Consideration"), and (b) each share of Expedia Class B Common Stock, other than shares held in treasury or held by USA, shall be converted into a right to receive a combination of (i) a number of shares of common stock, par value $.01 per share, of USA ("USA Common Stock") determined pursuant to a certain formula set forth in the Agreement, (ii) a number of shares of Series A preferred stock, par value $.01 per share, of USA having the designations, preferences and other rights described in the Agreement ("USA Preferred Stock") determined pursuant to a certain formula set forth in the Agreement, and (iii) a number of warrants to acquire USA Common Stock having the terms described in the Agreement (the "USA Warrants") determined pursuant to a certain formula set forth in the Agreement (collectively, the "USA Consideration", and together with the Expedia Consideration, the "Consideration").

    We also note that the Agreement contemplates that USA will contribute (the "Contribution") to Merger Sub certain assets specified in the Agreement which will become assets of Expedia upon consummation of the Merger and that Microsoft will enter into a Voting and Election Agreement pursuant to which it will vote in favor of the Agreement and elect to exchange all of its shares of Expedia Common Stock for Expedia Class B Common Stock. All capitalized undefined terms shall have meanings ascribed to them in the Agreement. The terms and conditions of the Expedia

Recapitalization, the Merger and the Contribution are more fully set forth in the Agreement. We further understand that approximately 67% of the outstanding shares of Expedia Common Stock are owned by Microsoft.

    You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Expedia Common Stock (other than Microsoft) pursuant to the terms of the Agreement is fair from a financial point of view to such holders.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of Expedia and USA;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning Expedia prepared by the management of Expedia;

   (iii) reviewed certain financial projections prepared by the management of Expedia;

    (iv) discussed the past and current operations and financial condition and the prospects of Expedia and USA with senior executives of Expedia and USA, respectively;

    (v) reviewed the reported prices and trading activity for the Expedia Common Stock and USA Common Stock;

    (vi) compared the financial performance of Expedia and USA and the prices and trading activity of the Expedia Common Stock and USA Common Stock with that of certain other comparable publicly-traded companies and their securities;

   (vii) participated in discussions and negotiations among representatives of Expedia and USA and their financial and legal advisors;

  (viii) reviewed the draft Agreement dated July 15, 2001 and certain related documents;

    (ix) reviewed the terms of the Expedia Warrants, USA Preferred Stock and USA Warrants with the management of Expedia and the terms of other comparable securities; and

    (x) reviewed the terms of the Expedia Recapitalization, including governance and voting rights associated with such Expedia Recapitalization; and

    (xi) considered such other factors and performed such other analyses as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not been provided with financial projections for USA and have instead relied upon publicly available projections of research analysts for USA. In addition, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance with the terms set forth in the Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of Expedia or USA, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

    We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Expedia and Microsoft and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address whether or the prices at which the USA Common Stock, USA Preferred Stock, USA Warrants, Expedia Common Stock, Expedia Class B Common Stock or Expedia Warrants may trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Expedia should vote or make their elections with respect to their Expedia Common Stock at the shareholders' meeting held in connection with the Expedia Recapitalization and Merger.

    Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Expedia Common Stock (other than Microsoft) pursuant to the Agreement, is fair from a financial point of view to such holders.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED

                                                       By:  /s/ MICHAEL F. WYATT
                                                            -----------------------------------------
                                                            Michael F. Wyatt
                                                            Executive Director

                                                                         ANNEX E

                         VOTING AND ELECTION AGREEMENT

    This VOTING AND ELECTION AGREEMENT (this "AGREEMENT"), is dated as of
July 15, 2001, by and among USA Networks, Inc., a Delaware corporation ("USA"), and Microsoft Corporation, a Washington corporation ("MICROSOFT") and Microsoft E-Holdings, Inc., a Nevada corporation ("SUB") (Microsoft and Sub are collectively referred to as "STOCKHOLDER").

                              W I T N E S S E T H:

    WHEREAS, USA, Expedia, Inc., a Washington corporation (the "COMPANY"), Taipei, Inc., a wholly owned subsidiary of USA ("MERGER SUB"), and Stockholder have entered into the Agreement and Plan of Recapitalization and Merger, dated as of the date hereof (the "MERGER AGREEMENT"), providing for, among other things, the Transactions on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement);

    WHEREAS, as of the date hereof, Stockholder beneficially owns the number of Voting Shares (as defined herein) set forth on ATTACHMENT A hereto (the "OWNED SHARES");

    WHEREAS, as a condition to USA's willingness to enter into and perform its obligations under the Merger Agreement, USA has required that Stockholder agree, and Stockholder has agreed, (i) to vote all of the Owned Shares, together with any shares of Company Stock acquired after the date of this Agreement, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by Stockholder or over which Stockholder has, directly or indirectly, the right to vote (collectively, the "VOTING SHARES"), in favor of (a) the Merger Agreement and the transactions contemplated thereby, including the Recapitalization and the Merger, (b) the Articles Amendment, (c) the termination of the Stockholders Agreement, and (d) any other matters submitted to the holders of Company Stock in furtherance of the Transactions, (ii) to elect to receive Class B Common Stock in respect of all of its shares of Company Common Stock owned, directly or indirectly, immediately prior to the Recapitalization (the "ELECTION SHARES") and (iii) to take the other actions described herein; and

    WHEREAS, Stockholder desires to express its support for the Transactions and the transactions contemplated by the Merger Agreement.

    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

    1.  AGREEMENT TO VOTE; IRREVOCABLE PROXY AND ELECT PARENT CONSIDERATION.

        1.1 AGREEMENT TO VOTE. Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment thereof, or by written consent, Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, including the Recapitalization and the Merger, (2) the Articles Amendment, (3) the termination of the Stockholders Agreement and, (4) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement; and (b) against any Transaction Proposal and against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would otherwise be inconsistent with, prevent or materially delay the consummation of the Transactions or of the other transactions contemplated by the Merger Agreement.

        1.2 IRREVOCABLE PROXY. Solely with respect to the matters described in
Section 1.1, for so long as this Agreement has not been terminated pursuant to its terms, Stockholder hereby irrevocably appoints USA as its proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 23B.07.220 of the Washington Business Corporation Law) to vote solely on the matters described in Section 1.1, and in accordance therewith. Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

        1.3. AGREEMENT TO ELECT CLASS B COMMON STOCK. Stockholder hereby agrees to and shall validly, irrevocably and unconditionally elect to receive Class B Common Stock in the Recapitalization in respect of all of the Election Shares.

    2.  SHELF REGISTRATION STATEMENT.

        2.1 FILING; EFFECTIVE PERIOD. USA shall prepare and file with the SEC as soon as reasonably practicable a Registration Statement on Form S-3 (or other appropriate form should Form S-3 be unavailable for USA) with respect to the Registrable Securities (as defined below) received by Stockholder in the Merger and shall use reasonable best efforts to cause such Registration Statement to become effective within two (2) business days following the Closing Date and remain effective until the earlier of (i) the date on which Stockholder no longer owns any shares of Registrable Securities, and (ii) the one-year anniversary of the Effective Time if Parent has filed all reports required to be filed under the Securities Exchange Act of 1934 in the twelve months preceding such date, and otherwise the two-year anniversary of the Closing Date; PROVIDED, that Parent may suspend the effectiveness of such Registration Statement if and only for so long as USA determines that such registration would require premature disclosure of material information relating to a pending corporate development; PROVIDED, FURTHER, that (i) any period of continuous suspension shall not exceed twenty (20) business days, and (ii) the Registration Statement shall not be suspended for an aggregate of greater than sixty (60) business days in any calendar year. Parent's obligation under this Section 2 is subject to Stockholder's timely cooperation in connection with preparation and filing of the Registration Statement Nothing herein shall be interpreted as affecting the right of Stockholder to sell shares of Registrable Securities in open market transactions as permitted by Rule 145. Parent hereby agrees that it will not take a position that Stockholder is an "affiliate" of Parent for purposes of Rule 145. Subject to the effectiveness of the Registration Statement described in this Section 2, the certificates representing shares of Registrable Securities issued to Stockholder in the Merger shall be issued free of any restrictive legends.

        2.2 REGISTRABLE SECURITIES. For purposes of this Agreement "Registrable Securities" shall mean shares of Parent Common Stock, Parent Preferred Stock and Parent Warrants, received by Stockholder in the Merger and shares of Parent Common Stock issuable upon the exercise of the Parent Warrants and the conversion of Parent Preferred Stock.

        2.3 REGISTRATION STATEMENT EXPENSES. All fees, disbursements and out-of-pocket expenses and costs incurred by USA in connection with the preparation of the Registration Statement under Section 2.1 and in complying with applicable securities and blue sky laws (including, without limitation, all attorneys' fees of USA) shall be borne by USA. Stockholder shall bear all printing costs, listing fees, SEC filing fees, underwriting fees and/or brokerage discounts, fees and commissions, if any, applicable to the Registrable Securities being registered and the fees and expenses of its counsel.

        2.4 STOCKHOLDER REVIEW OF REGISTRATION STATEMENT AND COMMENT LETTERS. Stockholder and its counsel shall have a reasonable period, not to exceed ten
(10) business days, to review the proposed Registration Statement or any amendment thereto, prior to filing with the SEC, and USA shall provide Shareholder with copies of any comment letters received from the SEC with respect thereto within two (2) business days of receipt thereof.

        2.5 INSPECTION OF RECORDS. USA shall make reasonably available for inspection by Stockholder, any lead underwriter selected pursuant to
Section 2.7 participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other agent retained by Stockholder or any such underwriter all relevant financial and other records, and pertinent corporate documents of USA, and supply all information reasonably requested by Stockholder or any such underwriter, attorney, accountant or agent in connection with the Registration Statement, in each case, as is customary for similar due diligence examinations; provided, however, any party receiving such information shall enter into a customary confidentiality agreement with USA to the effect that all records, information and documents that are designated in writing by USA, in good faith, as confidential, proprietary or containing any non-public information shall be kept confidential by the Stockholder and any such underwriter, attorney, accountant or agent, unless such disclosure is made pursuant to judicial process in a court proceeding (after first giving USA an opportunity promptly to seek a protective order or otherwise limit the scope of the information sought to be disclosed) or is required by law, or such records, information or documents become available to the public generally or through a third party not in violation of an accompanying obligation of confidentiality; provided further that the foregoing shall be conducted in a manner which does not disrupt in any significant respect the conduct by USA of its business. Such inspection and information gathering shall, to the maximum extent possible, be coordinated on behalf of Stockholder and the other parties entitled thereto by one firm of counsel designated by and on behalf of Stockholder, which counsel shall be reasonably satisfactory to USA.

        2.6 QUALIFICATIONS. USA shall qualify any of the Registrable Securities for sale in such states as Stockholder reasonably designates and shall furnish indemnification in the manner provided in Section 5 hereof. However, USA shall not be required to qualify in any state which will require an escrow or other restriction relating to USA and/or the sellers, or which will require USA to qualify to do business in such state or require USA to file therein any general consent to service of process or otherwise subject USA or its subsidiaries to any adverse business or financial consequences, including without limitation being subject to state income or other state taxes.

        2.7 MANNER OF SALE. In the event Stockholder desires to use an underwriter in connection with any sale of Registrable Securities hereunder, USA shall select such underwriter, which shall be reasonably acceptable to Stockholder.

      3. COOPERATION WITH USA; REPRESENTATION. Stockholder will cooperate with USA in all respects in connection with this Agreement, including timely supplying all information reasonably requested by USA (which shall include all information regarding Stockholder and the proposed manner of sale of the Registrable Securities required to be disclosed in the Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Registrable Securities and entering into and performing its obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering. Stockholder's obligations under this Section shall include compliance by Stockholder with respect to information to be provided by Stockholder in connection with the Registration Statement, the Prospectus or any supplement or amendment thereto, with the provisions of Sections 4(a), (e) and (f).

    Stockholder represents and warrants to USA that any sale by Stockholder of Registrable Securities, whether pursuant to a Registration Statement or otherwise, shall be made in compliance with federal and applicable state securities laws.

      4. REGISTRATION PROCEDURES. If and whenever USA is required by any of the provisions of this Agreement to effect the registration of any of the Registrable Securities under the Securities Act, USA shall (except as otherwise provided in this Agreement), as expeditiously as possible, subject to the Stockholder's assistance and cooperation as reasonably required:

        (a) (i) prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement whenever Stockholder shall desire to sell or otherwise dispose of the Registrable Securities (including prospectus supplements with respect to the sales of securities from time to time in connection with a registration statement pursuant to Rule 415 promulgated under the Securities Act) and (ii) take all lawful action such that each of (A) the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Prospectus, and any amendment or supplement thereto, does not at any time during the Effective Period include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, PROVIDED, HOWEVER, that the obligations of USA set forth in this subparagraph shall not apply to the extent that such statement or omission relates to information to be provided by Stockholder, so long as USA has included such information as provided by Stockholder (or failed to include it due to Stockholder's failure to provide);

        (b) (i) prior to the filing with the SEC of any Registration Statement (including any amendments thereto) and the distribution or delivery of the Prospectus (including any supplements thereto), provide draft copies thereof to Stockholder and reflect in such documents all such comments as Stockholder (and its counsel) reasonably may propose and (ii) furnish to Stockholder such numbers of copies of the Prospectus including a preliminary prospectus or any amendment or supplement to the Prospectus, as applicable, in conformity with the requirements of the Securities Act, and such other documents, as Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

        (c) comply with the blue sky laws with respect to the Registrable Securities, and do any and all other acts and things which may be reasonably necessary or advisable to enable Stockholder to consummate the public sale or other disposition in such jurisdiction of the Registrable Securities, except that USA shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file therein any general consent to service of process;

        (d) list such Registrable Securities on each securities exchange or quotation system on which similar securities issued by USA or the Company, as applicable, are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange or quotation system or if the listing requirements are waived, or list such Registrable Securities on a mutually agreeable securities exchange or quotation system if the listing of such Registrable Securities is then permitted under the rules of such exchange or quotation system or if the listing requirements are waived. If listing on an exchange cannot be immediately effected, then it shall be accomplished as soon as possible. If the initial listing is not on Nasdaq, USA agrees to list any of the Registrable Securities on Nasdaq as soon as such Registrable Securities become eligible for Nasdaq listing;

        (e) (i) notify Stockholder at any time when the Prospectus is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the Prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and
    (ii) prepare and file a curative amendment or curative supplement under
    Section 4(a) as quickly as commercially possible;

        (f) as promptly as practicable after becoming aware of such event, notify Stockholder (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC or any state authority of any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time and take all lawful action to effect the withdrawal, rescission or removal of such stop order or other suspension;

        (g) in the event of an underwritten offering, promptly include or incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as the managing underwriters reasonably agree should be included therein and to which USA does not reasonably object and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after it is notified of the matters to be included or incorporated in such prospectus supplement or post-effective amendment; and

        (h) maintain a transfer agent for its securities.

    5.  INDEMNIFICATION.

        5.1 INDEMNIFICATION BY USA. USA agrees to indemnify and hold harmless Stockholder and each person, if any, who controls Stockholder within the meaning of the Securities Act (together with Stockholder, the "DISTRIBUTING STOCKHOLDER") against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees), to which the Distributing Stockholder may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or any related preliminary prospectus, the Prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; provided, however, that USA will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, preliminary prospectus, the Prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to USA by the Distributing Stockholder specifically for use in the preparation thereof. This Section 5.1 shall not inure to the benefit of any Distributing Stockholder with respect to any person asserting such loss, claim, damage or liability who purchased the Registrable Securities which are the subject thereof if the Distributing Stockholder failed to send or give a copy of the Prospectus, or any amendment or supplement thereto, to such person at or prior to the written confirmation to such person of the sale of such Registrable Securities, where the Distributing Stockholder was obligated to do so under the Securities Act or the rules and regulations promulgated thereunder. This indemnity agreement, together with the contribution agreement contained herein, shall be the sole remedy of a Distributing Stockholder with respect to the matters described herein.

        5.2 INDEMNIFICATION BY STOCKHOLDER. Distributing Stockholder agrees that it will, jointly and severally, indemnify and hold harmless USA, and each officer, director of USA or person, if any, who controls USA within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees) to which USA or any such officer, director or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the

Registration Statement, or any related preliminary prospectus, the Prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of circumstances under which they were made not misleading, but in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, preliminary prospectus, the Prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to USA by such Distributing Stockholder specifically for use in the preparation thereof. This indemnity agreement will be in addition to any liability which the Distributing Stockholder may otherwise have.

        5.3 NOTIFICATION. Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party except to the extent of actual prejudice demonstrated by the indemnifying party. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party (nor shall such party control the defense thereof) if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided, however, that the fees and expenses of counsel to the indemnified party shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, or (ii) the named parties to any such action (including any impleaded parties) include both the Distributing Stockholder and USA and the indemnified party shall have been advised by such counsel in writing that there may be one or more legal defenses available to the indemnifying party in conflict with any legal defenses which may be available to the indemnified party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party, it being understood, however, that the indemnifying party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses of one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party and be approved by the indemnifying party). No settlement of any action against an indemnified party shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, PROVIDED FURTHER, that a settlement which does not include an admission of liability by the indemnified party nor the payment of any monetary or other damages by such party shall not require such consent.

        5.4 INDEMNIFICATION EXPENSES. All fees and expenses of the indemnified party (including reasonable costs of defense and investigation in a manner not inconsistent with this Section and all reasonable attorneys' fees and expenses) shall be promptly paid to the indemnified party, as incurred, within ten
(10) business days of written notice thereof (accompanied by customary documentation detailing such expenses) to the indemnifying party; provided, however, that the indemnifying party may require such indemnified party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such indemnified party is not entitled to indemnification hereunder.

    6.  CONTRIBUTION.

        6.1 CONTRIBUTION GENERALLY. In order to provide for just and equitable contribution under the Securities Act in any case in which (i) the indemnified party makes a claim for indemnification pursuant to Section 5 hereof but is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of Section 5 hereof provide for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party, then USA and the applicable Distributing Stockholder shall contribute to the payment or satisfaction of the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations, which shall include both the relative fault of the parties and the relative benefits to the parties. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by USA on the one hand or the applicable Distributing Stockholder on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. USA and the Distributing Stockholder agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this
Section 6. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 6 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    7.  TERMINATION.

        7.1 TERMINATION OF THIS AGREEMENT. This Agreement shall (i) terminate automatically on the termination of the Merger Agreement, in accordance with its terms and (ii) shall be deemed satisfied in full and terminated upon the consummation of all of the Transactions, PROVIDED, HOWEVER, that if the Effective Time occurs, the provisions of Section 2 through and including
Section 6, Section 10.4, Section 12.5 and Section 12.6, shall survive in accordance with their terms.

        7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination; PROVIDED FURTHER, that if the Effective Time occurs, Sections 2 through and including 6, 10.4,
12.5 and 12.6 shall not be void and the parties shall continue to be liable in connection therewith.

    8. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to USA as follows:

        8.1 DUE ORGANIZATION. Microsoft has been duly organized, is validly existing and is in good standing under the laws of the state of Washington and Sub has been duly organized, is validly existing and is in good standing under the laws of the state of Nevada.

        8.2 POWER; DUE AUTHORIZATION; BINDING AGREEMENT. Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

        8.3 OWNERSHIP OF SHARES. On the date hereof, the Owned Shares set forth opposite Stockholder's (or Stockholder's controlled affiliate's) name on ATTACHMENT A hereto are owned of record or beneficially by Stockholder or such entity and constitute all of the Voting Shares owned of record or beneficially by Stockholder, free and clear of any claims, liens, encumbrances and security interests. As of the date hereof Stockholder (together with any controlled affiliates of Stockholder listed on ATTACHMENT A) has, and as of the date of the shareholder meeting of the Company (or action by written consent) in connection with the Merger Agreement and the transactions contemplated thereby, Stockholder (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power and sole dispositive power with respect to all of the Owned Shares.

        8.4  NO CONFLICTS.  Subject to the filings being made pursuant to
Section 4.4 of the Merger Agreement and the effectiveness and/or receipt of consents or approvals in connection with such filings, the execution and delivery of this Agreement by Stockholder does not, and the performance of the terms of this Agreement by Stockholder will not, (a) require Stockholder or any of its affiliates to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any material agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of its or its affiliates' respective properties or assets are bound or (d) violate any other agreement to which Stockholder or any of its affiliates is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification which has been obtained as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, prevent, delay or materially adversely affect the consummation of the transactions contemplated by this Agreement or the Merger Agreement. For purposes of this section the term "affiliate" does not include the Company.

        8.5 ACKNOWLEDGMENT. Stockholder understands and acknowledges that USA is entering into the Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

    9. REPRESENTATIONS AND WARRANTIES OF USA. USA hereby represents and warrants to Stockholder as follows: USA is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. USA has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by USA of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of USA, and no other proceedings on the part of USA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by USA and constitutes a valid and binding agreement of USA, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity. In addition USA acknowledges that Stockholder is entering into this Agreement and the Merger Agreement in reliance on the material accuracy of the representations and warranties of USA made in
Article V of the Merger Agreement.

    10. CERTAIN COVENANTS OF STOCKHOLDER. Stockholder hereby covenants and agrees with USA as follows:

        10.1  RESTRICTION ON TRANSFER, PROXIES AND
NON-INTERFERENCE. Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the Effective Time, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares or Election Shares, (b) grant any proxies or powers of attorney, deposit any Voting Shares or Election Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares or Election Shares, (c) take any action that would cause any representation or warranty of Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the foregoing actions. Any transfer of Voting Shares or Election Shares not permitted hereby shall be null and void. Stockholder agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Voting Shares or Election Shares shall occur (including, but not limited to, a sale by Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares or Election Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

        10.2 ADDITIONAL SHARES. Stockholder hereby agrees, while this Agreement is in effect, to promptly notify USA of the number of any new Voting Shares acquired by Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement.

        10.3 NO LIMITATIONS ON ACTIONS. Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of the Owned Shares and the Election Shares, and nothing herein shall limit or affect the Company's rights in connection with the Merger Agreement.

        10.4 FURTHER ASSURANCES. From time to time, at the request of USA or Stockholder and without further consideration, Stockholder or USA, respectively, shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by Sections 1, 10 and 11 of this Agreement, in the case of Stockholder, and Section 2, in the case of USA.

    11. STOP TRANSFER ORDER. In furtherance of this Agreement, and concurrently herewith, Stockholder shall and hereby does authorize the Company or the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Voting Shares and Election Shares. At the request of USA, Stockholder shall cause to be provided to USA evidence of such stop transfer order.

    12.  MISCELLANEOUS.

        12.1 NON-SURVIVAL. The representations and warranties made herein shall not survive the termination of this Agreement.

        12.2 ENTIRE AGREEMENT; ASSIGNMENT; COMPANY AS THIRD PARTY BENEFICIARY. This Agreement, together with the Merger Agreement and the Non-Disclosure Agreement, by and between USA and

Stockholder, effective as of July 7, 2001, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Company shall be deemed to be a third party beneficiary of this Agreement with respect to Section 1, 10 and 11. Except as set forth in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

        12.3 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto. Sections 1, 10 and 11 shall not be modified, amended, altered or supplemented without the prior written consent of the Company.

        12.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

    If to Stockholder:

          Microsoft Corporation
          One Microsoft Way
          Redmond, WA 98052
          Attention: Deputy General Counsel, Finance and Operation
          Facsimile: (425) 936-7329

      with a copy to:

          Preston Gates & Ellis LLP
          701 Fifth Avenue, Suite 5000
          Seattle, Washington 98104-7078
          Attention: Richard B. Dodd, Esq.
          Facsimile: (206) 623-7022

      If to USA:

          USA Networks, Inc.
          152 West 52nd Street
          New York, New York 10019
          Attention: General Counsel
          Facsimile: (212) 314-7239

      with a copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Attention: Pamela S. Seymon, Esq.
                  Andrew J. Nussbaum, Esq.
          Facsimile: (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        12.5 GOVERNING LAW. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        (b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

        (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

        (d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

        12.6 REMEDIES. Each of Stockholder and USA recognize and acknowledge that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each of Stockholder and USA agrees that in the event of any such breach by the other, Stockholder or USA, as the case may be, shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief.

        12.7 COUNTERPARTS. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

        12.8 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        12.9 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                                       USA NETWORKS, INC.

                                                       By:  /s/ DARA KHOSROWSHAHI
                                                            -----------------------------------------
                                                            Name: Dara Khosrowshahi
                                                            Title: Executive Vice President,
                                                            Operations and Strategic Planning

                                                       MICROSOFT CORPORATION

                                                       By:  /s/ RICK BELLUZZO
                                                            -----------------------------------------
                                                            Name: Rick Belluzzo
                                                            Title: President and Chief Operating
                                                                   Officer

                                                       By:  /s/ RICHARD EMERSON
                                                            -----------------------------------------
                                                            Name: Richard Emerson
                                                            Title: Senior Vice President, Corporate
                                                                  Development and Strategy

                                                       MICROSOFT E-HOLDINGS, INC.

                                                       By:  /s/ THOMAS A. BAUMBACH
                                                            -----------------------------------------
                                                            Name: Thomas A. Baumbach
                                                            Title: President and Treasurer

                                                                         ANNEX F

                           USA WARRANT EXCHANGE RATIO

      USA SHARE          USA WARRANT
        PRICE           EXCHANGE RATIO
---------------------   --------------
        BELOW
       $25.75                0.4524

       $25.75                0.4524

       $25.76                0.4521

       $25.77                0.4518

       $25.78                0.4515

       $25.79                0.4512

       $25.80                0.4509

       $25.81                0.4507

       $25.82                0.4504

       $25.83                0.4501

       $25.84                0.4498

       $25.85                0.4495

       $25.86                0.4492

       $25.87                0.4489

       $25.88                0.4486

       $25.89                0.4483

       $25.90                0.4480

       $25.91                0.4477

       $25.92                0.4474

       $25.93                0.4471

       $25.94                0.4468

       $25.95                0.4465

       $25.96                0.4462

       $25.97                0.4460

       $25.98                0.4457

       $25.99                0.4454

       $26.00                0.4451

       $26.01                0.4448

       $26.02                0.4445

       $26.03                0.4442
  USA SHARE             USA WARRANT
    PRICE               EXCHANGE RATIO
---------------------   --------------

       $26.04                0.4439

       $26.05                0.4436

       $26.06                0.4433

       $26.07                0.4431

       $26.08                0.4428

       $26.09                0.4425

       $26.10                0.4422

       $26.11                0.4419

       $26.12                0.4416

       $26.13                0.4413

       $26.14                0.4410

       $26.15                0.4408

       $26.16                0.4405

       $26.17                0.4402

       $26.18                0.4399

       $26.19                0.4396

       $26.20                0.4393

       $26.21                0.4391

       $26.22                0.4388

       $26.23                0.4385

       $26.24                0.4382

       $26.25                0.4379

       $26.26                0.4376

       $26.27                0.4374

       $26.28                0.4371

       $26.29                0.4368

       $26.30                0.4365

       $26.31                0.4362

       $26.32                0.4360

       $26.33                0.4357
  USA SHARE             USA WARRANT
    PRICE               EXCHANGE RATIO
---------------------   --------------

       $26.34                0.4354

       $26.35                0.4351

       $26.36                0.4348

       $26.37                0.4346

       $26.38                0.4343

       $26.39                0.4340

       $26.40                0.4337

       $26.41                0.4335

       $26.42                0.4332

       $26.43                0.4329

       $26.44                0.4326

       $26.45                0.4323

       $26.46                0.4321

       $26.47                0.4318

       $26.48                0.4315

       $26.49                0.4312

       $26.50                0.4310

       $26.51                0.4307

       $26.52                0.4304

       $26.53                0.4302

       $26.54                0.4299

       $26.55                0.4296

       $26.56                0.4293

       $26.57                0.4291

       $26.58                0.4288

       $26.59                0.4285

       $26.60                0.4282

       $26.61                0.4280

       $26.62                0.4277

       $26.63                0.4274
  USA SHARE             USA WARRANT
    PRICE               EXCHANGE RATIO
---------------------   --------------

       $26.64                0.4272

       $26.65                0.4269

       $26.66                0.4266

       $26.67                0.4264

       $26.68                0.4261

       $26.69                0.4258

       $26.70                0.4255

       $26.71                0.4253

       $26.72                0.4250

       $26.73                0.4247

       $26.74                0.4245

       $26.75                0.4242

       $26.76                0.4239

       $26.77                0.4237

       $26.78                0.4234

       $26.79                0.4231

       $26.80                0.4229

       $26.81                0.4226

       $26.82                0.4224

       $26.83                0.4221

       $26.84                0.4218

       $26.85                0.4216

       $26.86                0.4213

       $26.87                0.4210

       $26.88                0.4208

       $26.89                0.4205

       $26.90                0.4202

       $26.91                0.4200

       $26.92                0.4197

       $26.93                0.4195

  USA SHARE             USA WARRANT
    PRICE               EXCHANGE RATIO
---------------------   --------------
       $26.94                0.4192

       $26.95                0.4189

       $26.96                0.4187

       $26.97                0.4184

       $26.98                0.4182

       $26.99                0.4179

       $27.00                0.4176

       $27.01                0.4174

       $27.02                0.4171

       $27.03                0.4169

       $27.04                0.4166

       $27.05                0.4163

       $27.06                0.4161

       $27.07                0.4158

       $27.08                0.4156

       $27.09                0.4153

       $27.10                0.4151

       $27.11                0.4148

       $27.12                0.4145

       $27.13                0.4143

       $27.14                0.4140

       $27.15                0.4138

       $27.16                0.4135

       $27.17                0.4133

       $27.18                0.4130

       $27.19                0.4128

       $27.20                0.4125

       $27.21                0.4122

       $27.22                0.4120

       $27.23                0.4117

       $27.24                0.4115

       $27.25                0.4112

       $27.26                0.4110
  USA SHARE             USA WARRANT
    PRICE               EXCHANGE RATIO
---------------------   --------------

       $27.27                0.4107

       $27.28                0.4105

       $27.29                0.4102

       $27.30                0.4100

       $27.31                0.4097

       $27.32                0.4095

       $27.33                0.4092

       $27.34                0.4090

       $27.35                0.4087

       $27.36                0.4085

       $27.37                0.4082

       $27.38                0.4080

       $27.39                0.4077

       $27.40                0.4075

       $27.41                0.4072

       $27.42                0.4070

       $27.43                0.4067

       $27.44                0.4065

       $27.45                0.4062

       $27.46                0.4060

       $27.47                0.4057

       $27.48                0.4055

       $27.49                0.4052

       $27.50                0.4050

       $27.51                0.4048

       $27.52                0.4045

       $27.53                0.4043

       $27.54                0.4040

       $27.55                0.4038

       $27.56                0.4035

       $27.57                0.4033

       $27.58                0.4030

       $27.59                0.4028
  USA SHARE             USA WARRANT
    PRICE               EXCHANGE RATIO
---------------------   --------------

       $27.60                0.4026

       $27.61                0.4023

       $27.62                0.4021

       $27.63                0.4018

       $27.64                0.4016

       $27.65                0.4013

       $27.66                0.4011

       $27.67                0.4009

       $27.68                0.4006

       $27.69                0.4004

       $27.70                0.4001

       $27.71                0.3999

       $27.72                0.3997

       $27.73                0.3994

       $27.74                0.3992

       $27.75                0.3989

       $27.76                0.3987

       $27.77                0.3985

       $27.78                0.3982

       $27.79                0.3980

       $27.80                0.3977

       $27.81                0.3975

       $27.82                0.3973

       $27.83                0.3970

       $27.84                0.3968

       $27.85                0.3966

       $27.86                0.3963

       $27.87                0.3961

       $27.88                0.3958

       $27.89                0.3956

       $27.90                0.3954

       $27.91                0.3951

       $27.92                0.3949
  USA SHARE             USA WARRANT
    PRICE               EXCHANGE RATIO
---------------------   --------------

       $27.93                0.3947

       $27.94                0.3944

       $27.95                0.3942

       $27.96                0.3940

       $27.97                0.3937

       $27.98                0.3935

       $27.99                0.3933

       $28.00                0.3930

       $28.01                0.3928

       $28.02                0.3926

       $28.03                0.3923

       $28.04                0.3921

       $28.05                0.3919

       $28.06                0.3916

       $28.07                0.3914

       $28.08                0.3912

       $28.09                0.3909

       $28.10                0.3907

       $28.11                0.3905

       $28.12                0.3902

       $28.13                0.3900

       $28.14                0.3898

       $28.15                0.3896

       $28.16                0.3893

       $28.17                0.3891

       $28.18                0.3889

       $28.19                0.3886

       $28.20                0.3884

       $28.21                0.3882

       $28.22                0.3880

       $28.23                0.3877

       $28.24                0.3875

       $28.25                0.3873
       OR ABOVE

                                                                         ANNEX G

                      WASHINGTON BUSINESS CORPORATIONS ACT
                                 CHAPTER 23B.13
                               DISSENTERS' RIGHTS

SECTIONS

23B.13.010  Definitions.

23B.13.020  Right to dissent.

23B.13.030  Dissent by nominees and beneficial owners.

23B.13.200  Notice of dissenters' rights.

23B.13.210  Notice of intent to demand payment.

23B.13.220  Dissenters' notice.

23B.13.230  Duty to demand payment.

23B.13.240  Share restrictions.

23B.13.250  Payment.

23B.13.260  Failure to take action.

23B.13.270  After-acquired shares.

23B.13.280  Procedure if shareholder dissatisfied with payment or offer.

23B.13.300  Court action.

23B.13.310  Court costs and counsel fees.

23B.13.010  Definitions.

    As used in this chapter:

        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

        (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

1989 c 165 Section 140.

23B.13.020. Right to dissent.

    (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party
       (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

    (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

    (a) The proposed corporate action is abandoned or rescinded;

    (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

1991 c 269 Section 37; 1989 c 165 Section 141.

23B.13.030. Dissent by nominees and beneficial owners.

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

1989 c 165 Section 142.

23B.13.200. Notice of dissenters' rights.

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

    (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

1989 c 165 Section 143.

23B.13.210. Notice of intent to demand payment.

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and
(b) not vote such shares in favor of the proposed action.

    (2)  A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.

1989 c 165 Section 144.

23B.13.220. Dissenters' notice.

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

    (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

    (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

    (e) Be accompanied by a copy of this chapter.

1989 c 165 Section 145.

23B.13.230. Duty to demand payment.

    (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits the shareholder's stock certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

    (3) A shareholder who does not demand payment or deposit the shareholder's stock certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

1989 c 165 Section 146.

23B.13.240. Share restrictions.

    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

1989 c 165 Section 147.

23B.13.250. Payment.

    (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

    (2)  The payment must be accompanied by:

    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (b) An explanation of how the corporation estimated the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

    (e) A copy of this chapter.

1989 c 165 Section 148.

23B.13.260. Failure to take action.

    (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing stock certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

    1989 c 165 Section 149.

    23B.13.270. After-acquired shares.

    (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

1989 c 165 Section 150.

23B.13.280. Procedure if shareholder dissatisfied with payment or offer.

    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

    (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

1989 c 165 Section 151.

23B.13.300. Court action.

    (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

    (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (6)  Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

1989 c 165 Section 152.

23B.13.310. Court costs and counsel fees.

    (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

1989 c 165 Section 153.

                                                                         ANNEX H

                               AGREEMENT BETWEEN
                    MICROSOFT CORPORATION AND EXPEDIA, INC.

    THIS AGREEMENT (this "Agreement") is entered into as of July 15, 2001 by and between MICROSOFT CORPORATION, a corporation organized under the laws of the State of Washington ("Microsoft"), and EXPEDIA, INC., a corporation organized under the laws of the State of Washington ("Expedia"). Microsoft and Expedia are hereinafter referred to as the "Parties."

    WHEREAS, the Parties have entered into an Amended and Restated Services Agreement dated as of January 1, 2001 (the "Services Agreement"); and

    WHEREAS, the Parties have entered into a License Agreement dated as of October 1, 2001 (the "License Agreement"); and

    WHEREAS, the Parties have entered into a Map Server License Agreement dated as of October 1, 2001 (the "Map Server License Agreement", and, collectively with the Services Agreement and the License Agreement is hereinafter referred to as the "Agreements"); and

    WHEREAS, the Parties have entered into an Agreement and Plan of Recapitalization and Merger dated as of the date of this Agreement (the "APRM").

    NOW, THEREFORE, the Parties hereby agree as follows:

    1. The Parties will enter into an agreement amending the Services Agreement effective as of the Effective Date, as that term is defined in the APRM, to:

    (a) extend the Services Agreement with respect to the Services being provided to Expedia by Microsoft through as of the Effective Date through September 30, 2002, provided, however that (i) in the event that Microsoft determines, in good faith and after consultation with Expedia and USA Networks, Inc., that provision of the Services would be inappropriate to provide to an unaffiliated third party (e.g., provision of Services which would pose a security risk to Microsoft's corporate network, would cause Microsoft to be in breach of an existing agreement with a third party, or would be unduly burdensome), Microsoft will not be obligated to provide the inappropriate Services, but Microsoft and Expedia will in good faith negotiate mutually agreeable accommodations with respect to such Services, and (ii) Expedia will use its best efforts to discontinue use of each of the Services at the earliest practicable date; and

    (b) either (i) extend the portion of the Services Agreement that provides hosting services for Expedia for a reasonable time to be negotiated in good faith by the parties (which Expedia has requested be until June 30, 2004), or (ii) enter into a separate agreement for the provision of the same hosting services, on the same terms and conditions as currently provided for under the Services Agreement, for a reasonable time to be negotiated in good faith by the parties (which Expedia has requested be until June 30, 2004).

    2. The Parties will enter into an agreement amending the License Agreement effective as of Effective Date to:

    (a) Microsoft itself shall not, nor shall Microsoft grant to (i) any of the EI Named Competitors as defined in the Amended and Restated MSN Carriage and Cross Promotion Agreement between the parties, dated June 29, 2001, or (ii) any CRS (Worldspan, Amadeus, Pegasus, Galileo and Sabre) the right to use, license or grant a sublicense to the Microsoft Patents. For purposes of clarity, the parties agree that Microsoft may license any generally available Microsoft product that is based upon the Microsoft Patents or provide services related to such product, provided that such product or service is not targeted to the EI Named Competitors or any CRS.

    (b) Except for Third Party Software that Microsoft does not have a right to sublicense or loses such right to sublicense and so long as Microsoft does not incur any additional cost (administrative or otherwise), Microsoft shall use reasonable efforts to provide a sublicense to the Third Party Software for a period of two (2) years from the Effective Date at the same price that Microsoft or its affiliates pay and shall continue to pass through any warranties and/or indemnification provided on the Third Party Software during that time. Expedia will use its best efforts to obtain the Third Party Software from a source other than Microsoft as soon as reasonably possible during that period. Microsoft shall continue to provide Expedia with any and all Updates and Error Corrections that Microsoft receives for the Third Party Software during that period.

    (c) Except for Third Party Content that Microsoft does not have a right to sublicense or loses such right to sublicense and so long as Microsoft does not incur any additional cost (administrative or otherwise), Microsoft shall use reasonable efforts to provide Expedia with a sublicense to the Third Party Content for a period of two (2) years from the Effective Date at the same price that Microsoft or its affiliates pay, and continue to pass through any warranties and/or indemnification provided on the Third Party Content. Expedia will use its best efforts to obtain the Third Party Content from a source other than Microsoft as soon as reasonably possible during that period. Microsoft shall continue to provide Expedia with any and all Updates and Error Corrections that Microsoft receives for the Third Party Content during that period.

    3. The Parties agree to use good faith efforts to negotiate and execute a new Map Server License Agreement between the Effective Date and the Closing Date, as that term is defined in the APRM.

    4. From the date hereof through to and including the closing of the transactions contemplated by the APRM, the parties shall not amend, waive or adopt any provision inconsistent with any provision hereof, or terminate this agreement, in each case, without the prior written consent of USA
Networks, Inc. ("USA"), such consent not to be unreasonably withheld or delayed. USA shall be a third-party beneficiary of this Agreement solely for purposes of this Section 4.

    5. All capitalized terms not defined in this Agreement shall have the meaning set forth in the applicable Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MICROSOFT CORPORATION                                        EXPEDIA, INC.

By     /s/           Richard Emerson                         By     /s/            Mark S. Britton
       ---------------------------------------                      ---------------------------------------
                 its authorized representative                                its authorized representative

                                                                         ANNEX I

                                 EXPEDIA, INC.

                                2001 STOCK PLAN

    1. PURPOSES OF THE PLAN. The purposes of this Expedia, Inc. 2001 Stock Plan are: to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Service Providers, and to promote the success of the Company's business. Options granted under the Plan are Non-statutory Stock Options. Stock Purchase Rights, Restricted Stock and Warrants may also be granted under the Plan.

    2.  DEFINITIONS.  As used herein, the following definitions shall apply:

        (a) "Administrator" means the Committee, the Board or their designee, as provided in Section 4 of the Plan.

        (b) "Affiliate" means a corporation or other entity (including, a limited liability company or a partnership) controlled by, controlling or under common control with the Company.

        (c) "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock or Warrants are listed or quoted and the applicable laws of any foreign country or jurisdiction where Options, Restricted Stock, Stock Purchase Rights or Warrants are, or will be, granted under the Plan.

        (d) "Board" means the Board of Directors of the Company.

        (e) "Cause" means termination of an Optionee's or Grantee's employment by the Company for such reasons as may be defined as "Cause" in any applicable employment agreement, or, if an Optionee or Grantee is not party to a valid employment agreement at the time of his or her termination, shall mean (i) the plea of guilty or NOLO CONTENDERE to, or conviction for, the commission of a felony offense by an Optionee or Grantee; (ii) a material breach by an Optionee or a Grantee of a fiduciary duty owed to the Company or any of its subsidiaries; (iii) a willful breach by an Optionee or Grantee of any non-disclosure, non-solicitation or non-competition obligation owed to the Company or any of its subsidiaries; (iv) the willful or gross neglect by an Optionee or Grantee of his or her employment duties; and (v) such other event as shall be set forth in the agreement evidencing the Optionee's or Grantee's award under this Plan.

        (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations promulgated thereunder.

        (g) "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

        (h) "Common Stock" means the Common Stock of the Company.

        (i) "Company" means Expedia, Inc., a Washington corporation, and any successor entity thereto.

        (j) "Consultant" means any person, including an advisor, engaged by the Company or any Parent, Subsidiary or other Affiliate to render services to such entity.

        (k) "Director" means a member of the Board.

        (l) "Disability" means total and permanent disability as defined in
    Section 22(e)(3) of the Code.

        (m) "Distribution" is defined in Section 13(a) hereof.

        (n) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary or other Affiliate of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by a senior officer of the Company or a majority of the members of the Board, or (ii) transfers between locations of the Company or between the Company, any Parent, Subsidiary or other Affiliate or any successor to such entities. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

        (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

        (p) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

           If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

           If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

           In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator and computed in accordance with applicable regulations of the Internal Revenue Service.

        (q) "Grantee" means the holder of Restricted Stock, a Stock Purchase Right or a Warrant granted under the Plan.

        (r) "Immediate Family" means the Optionee and the Optionee's spouse, parents, children or grandchildren (including adopted children, step-children and step-grandchildren).

        (s) "Merger Consideration" shall have the meaning in Section 3.2(b) of the Transaction Agreement.

        (t) "Non-Employee Director" means a Director who is not an Employee.

        (u) "Non-statutory Stock Option" means an Option not intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

        (v) "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

        (w) "Old Option" means an option to purchase Common Stock issued under the Company's 1999 Amended and Restated Stock Option Plan or the Company's Stock Option Plan for Non-Employee Directors that is outstanding as of August 2, 2001.

        (x) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (y) "Option" means a stock option granted pursuant to the Plan.

        (z) "Option Agreement" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

        (aa) "Optioned Stock" means the Common Stock subject to an Option or Stock Purchase Right.

        (bb) "Optionee" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

        (cc) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

        (dd) "Performance Goals" means the performance goals established by the Committee in connection with the grant of Restricted Stock. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, change in working capital, return on capital, shareholder return, market share or any other objective performance measure established by the Committee, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

        (ee) "Plan" means this Expedia, Inc. 2001 Stock Plan, as amended and restated from time to time.

        (ff) "Qualified Performance-Based Award" means an award of Restricted Stock designated as such by the Committee at the time of grant, based upon a determination that (i) the Grantee is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock and (ii) the Committee wishes such award to qualify for the Section 162(m) Exemption.

        (gg) "Recapitalization and Merger" means the transactions contemplated by the Transaction Agreement.

        (hh) "Restricted Stock" means restricted Shares awarded pursuant to the Plan.

        (ii) "Restricted Stock Purchase Agreement" means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

        (jj) "Restricted Stock Agreement" means a written agreement between the Company and the Grantee evidencing the terms and conditions of an individual Restricted Stock grant. The Restricted Stock Agreement is subject to the terms of the Plan.

        (kk) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

        (ll) "Section 16(b)" means Section 16(b) of the Exchange Act.

        (mm) "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in
    Section 162(m)(4)(C) of the Code.

        (nn) "Service Provider" means an Employee, Non-Employee Director or Consultant.

        (oo) "Share" means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

        (pp) "Stock Purchase Right" means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

        (qq) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

        (rr) "Transaction Agreement" means the Amended and Restated Agreement and Plan of Recapitalization and Merger, dated as of July 15, 2001, by and among USA Networks, Inc., the Company, Taipei, Inc., Microsoft Corporation, and Microsoft E-Holdings, Inc.

        (ss) "Warrant" means "Company Warrant" as defined in the Transaction Agreement.

    3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 6,800,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

    If any grant of Restricted Stock is forfeited, or if any Option, Stock Purchase Right or Warrant terminates, expires or lapses without being exercised in full, the forfeited or unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option, Stock Purchase Right or Warrant or upon lapsing of restrictions on Restricted Stock, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan. If the exercise price of any Option, Warrant or Stock Purchase Right granted under the Plan is satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed issued for purposes of determining the maximum numbers of Shares available for issuance under the Plan. To the extent any Shares subject to an Option, Stock Purchase Right, Warrant or Restricted Stock are not delivered to a participant because such Shares are used to satisfy an applicable tax-withholding obligation, such Shares shall not be deemed to have been issued for purposes of determining the maximum number of Shares available for issuance under the Plan.

    4.  ADMINISTRATION OF THE PLAN.

    (a) PROCEDURE--IN GENERAL. The Plan shall be administered by (i) the Committee, which shall be comprised of not less than two directors appointed by the Board, each of whom is intended to be a "non-employee director" (within the meaning of Rule 16b-3) and an "outside director" (within the meaning of Code
Section 162(m) and the Treasury Regulations promulgated thereunder) to the extent that Rule 16b-3 and Code Section 162(m), respectively, are applicable to the Company and to Options, Stock Purchase Rights, Restricted Stock and Warrants granted under the Plan; or (ii) the Board.

    (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan, the Administrator shall have the authority, in its discretion:

        (i) to grant Options, Restricted Stock, Stock Purchase Rights and Warrants pursuant to the terms of the Plan to Service Providers;

        (ii) to determine the Fair Market Value;

        (iii) to select the Service Providers to whom Options, Restricted Stock, Stock Purchase Rights and Warrants may be granted hereunder; provided, however, that notwithstanding any other provision of this Plan, grants to Consultants shall be made solely by the Board, subject to its authority to delegate pursuant to Section 4(c);

        (iv) to determine the number of shares of Common Stock to be covered by each Option, Restricted Stock award, Stock Purchase Right and Warrant granted hereunder;

        (v) to approve forms of agreement for use under the Plan;

        (vi) to determine the terms and conditions (which need not be the same with respect to each Grantee), not inconsistent with the terms of the Plan, of any Option, Restricted Stock award or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, grant of Restricted Stock or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

        (vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan and interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to any Option, Restricted Stock award, Stock Purchase Right or Warrant granted under the Plan; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or alter the Performance Goals associated therewith;

        (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

        (ix) to modify or amend each Option, Restricted Stock grant, Stock Purchase Right or Warrant (subject to Section 17(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

        (x) to allow Optionees and Grantees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option, Warrant or Stock Purchase Right or lapsing of restrictions on Restricted Stock that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee or a Grantee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

        (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option, Restricted Stock, Stock Purchase Right or Warrant previously granted by the Administrator; and

        (xii) to make all other determinations deemed necessary or advisable for administering the Plan.

    (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final, binding and conclusive on all Optionees and Grantees, and all other persons having an interest herein. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award hereunder.

    The Administrator may act only by a majority of its members then in office, except that the Administrator may, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided that no such delegation may be made that would cause awards or other transactions under the Plan to cease to be exempt from
Section 16(b) of the Exchange Act or cause an award designated as a Qualified Performance-Based award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. Any such allocation or delegation may be revoked by the Administrator at any time.

    5. ELIGIBILITY. Non-statutory Stock Options, Restricted Stock, Stock Purchase Rights and Warrants may be granted to all Service Providers. Warrants may only be granted pursuant to the specific provisions of Section 13 of the Plan.

    Except as may specifically be provided by the Administrator from time to time, in order to receive a grant of Options, Restricted Stock or Stock Purchase Rights under the Plan, a Service Provider must agree not to (a) solicit employees of the Company or its Subsidiaries or Affiliates, (b) compete with the Company or its Subsidiaries or Affiliates and (c) reveal confidential information of the Company or its Subsidiaries or Affiliates. The terms, conditions, and provisions relating to these non-solicitation, non-competition and confidentiality provisions shall be determined by the Administrator.

    6.  LIMITATIONS.

    (a) Each Option granted under the Plan shall be designated in the Option Agreement as a Non-statutory Stock Option.

    (b) The following limitations shall apply to grants of Options and Qualified Performance-Based Awards:

        (i) No Service Provider shall be granted, more than 2,000,0000 Options or more than 2,000,000 Qualified Performance-Based Awards during any calendar year. No Non-Employee Director shall be granted more than 15,000 Options with respect to such Non-Employee Director's first calendar year as a Non-Employee Director and no Non-Employee Director shall be granted more than 10,000 Options with respect to any calendar year thereafter.

        (ii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in
    Section 15.

        (iii) If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 15), the canceled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

    7. TERM OF PLAN. Subject to Section 21 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of the Plan.

    8. TERM OF OPTION. The term of each Option shall be stated in the Option Agreement.

    9.  OPTION EXERCISE PRICE AND CONSIDERATION.

    (a) EXERCISE PRICE. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator. In the case of a Non-statutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

    (b) WAITING PERIOD AND EXERCISE DATES. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

    (c) FORM OF CONSIDERATION. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. The Administrator shall determine the acceptable form of consideration at the time of grant or the agreement. Such consideration may consist entirely of:

        (i) cash;

        (ii) check;

        (iii) promissory note;

        (iv) other than as provided in subsection (v), other Shares (by delivery or attestation) which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of delivery (or attestation) or which were acquired in the open market, and
    (B) have a Fair Market Value on the date of delivery (or attestation) equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

        (v) consideration received by the Company under the cashless exercise program that is implemented by the Company from time to time in connection with the Plan;

        (vi) any combination of the foregoing methods of payment; or

        (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

    10.  EXERCISE OF OPTION.

    (a) PROCEDURE FOR EXERCISE; RIGHTS AS A STOCKHOLDER. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

    An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

    Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised, except as otherwise provided in Section 3 of the Plan.

    (b) TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Optionee's termination, unless such termination is for Cause, in which case the Option will immediately terminate and expire.

If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

    (c) DISABILITY OF OPTIONEE. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option, but only to the extent that the Option would have otherwise vested had the Optionee remained a Service Provider for a period of twelve (12) months after the date on which the Service Provider ceased to be a Service Provider as a result of the Disability. Such exercise must occur within eighteen
(18) months (or such shorter time as is specified in the Option Agreement) from the date on which the Service Provider ceased to be a Service Provider as a result of the Disability (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

    (d) DEATH OF OPTIONEE. In the event of the death of an Optionee:

        (i) who is at the time of death a Service Provider, the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that the Option would have otherwise vested had the Optionee continued living and continued to be a Service Provider twelve (12) months after the date of death; or

        (ii) who is at the time of death not a Service Provider but whose Option has not yet expired, the Option may be exercised, at any time within twelve
    (12) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Option would have otherwise vested at the date of termination.

    If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

    (e) BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

    11.  STOCK PURCHASE RIGHTS.

    (a) RIGHTS TO PURCHASE. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

    (b) REPURCHASE OPTION. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the Grantee voluntary or involuntary ceasing to be a Service Provider for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

    (c) OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

    (d) RIGHTS AS A STOCKHOLDER. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 15 of the Plan.

    12.  RESTRICTED STOCK.

    (a) ADMINISTRATION. Shares of Restricted Stock may be awarded either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Service Providers to whom and the time or times at which grants of Restricted Stock will be awarded, the number of Shares to be awarded to any Service Providers, the conditions for vesting, the time or times within which such awards may be subject to forfeiture and any other terms and conditions of the awards, in addition to those contained in Section 12(c).

    (b) AWARDS AND CERTIFICATES. Shares of Restricted Stock shall be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

    "The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms and conditions (including forfeiture) of the Expedia, Inc. 2001 Stock Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Expedia, Inc., 13810 SE Eastegate Way, Suite 400, Bellevue, WA 98005."

The Administrator may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such award.

    (c) TERMS AND CONDITIONS. Shares of Restricted Stock shall be subject to the following terms and conditions:

        (i) The Administrator may, prior to or at the time of grant, designate an award of Restricted Stock as a Qualified Performance-Based Award, in which event the Administrator shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Administrator does not designate an award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an award of Restricted Stock is a Qualified Performance-Based Award, the Administrator may also condition the grant or vesting thereof upon the continued service of the Grantee. The conditions for grant or vesting and the other provisions of Restricted Stock grants (including without limitation any applicable Performance Goals) need not be the same with respect to each Grantee. The Administrator may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided, however, that in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals have been satisfied.

        (ii) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 12(c)(vi), during the period, if any, set by the Administrator, commencing with the date of such award for which such Grantee's continued service is required (the "Restriction Period"), and until the later of (i) the expiration of the Restriction Period and
    (ii) the date the applicable Performance Goals (if any) are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock; provided that the foregoing shall not prevent a Grantee from pledging Restricted Stock as security for a loan, the sole purpose of which is to provide funds to pay the option price for Options.

        (iii) Except as provided in this paragraph (iii) and Sections
    12(c)(i) and 12(c)(ii) and the Restricted Stock Agreement, the Grantee shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Administrator in the applicable Restricted Stock Agreement, (A) cash or other dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and
    (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends; provided that reinvestment of dividends in additional Restricted Stock at the time of any divided payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment.

        (iv) Except to the extent otherwise provided in the applicable Restricted Stock Agreement or Section 12(c)(i), 12(c)(ii), 12(c)(v) or upon a Grantee ceasing to be a Service Provider for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the Grantee; provided, however, that the Administrator shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock with respect to which a Grantee is a "Covered Employee" within the meaning of Section 162(m) of the Code, satisfaction of the applicable Performance Goals unless the Grantee's employment is terminated by reason of death or Disability) with respect to any or all of such Grantee's Shares of Restricted Stock.

        (v) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock (and any applicable Performance Goals are satisfied), unlegended certificates for such Shares shall be delivered to the participant upon surrender of the legended certificates.

        (vi) Each award shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement.

    13.  WARRANTS.

    (a) Prior to the listing of the Warrants on Nasdaq, the American Stock Exchange or other exchange acceptable to the Company (as contemplated by the Transaction Agreement), the Company shall, subject to applicable law, distribute under the Plan (the "Distribution"), to holders of Old Options on the date of the Distribution, 0.1920 Warrants with respect to each Share underlying any such Old Option, whether or not then vested; provided, however, that, subject to the following sentence, Warrants distributed in respect of unvested Old Options shall be restricted and shall become exercisable and transferable solely upon the vesting of such related Old Option.

    (b) With respect to all Warrants, whether vested or unvested, for a period of 90 days following the date of Distribution, (i) such Warrants shall not be exercisable, and (ii) the Company shall instruct its transfer agent to place a stop transfer order on certificates representing such Warrants. The Company shall terminate such stop transfer order immediately upon expiration of such 90-day period.

    (c) The Warrants shall not terminate upon the termination of employment of a holder of an Old Option and shall not be subject to the restrictions in
Section 14 hereof.

    (d) Except as specifically provided for in this Plan, Warrants shall have the same terms and conditions as the Company Warrants described in Section 8.12 of the Transaction Agreement.

    14. NON-TRANSFERABILITY OF OPTIONS, RESTRICTED STOCK AND STOCK PURCHASE RIGHTS. Unless determined otherwise by the Administrator, an Option, a grant of Restricted Stock or a Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. However, an Option, a grant of Restricted Stock or a Stock Purchase Right is transferable, in whole or in part, by gift or, with the consent of the Administrator, for value, to Immediate Family of the Optionee or Grantee, partnerships of which the only partners are members of the Optionee's or Grantee's Immediate Family, and trusts established solely for the benefit of the Optionee's or Grantee's Immediate Family, provided such transferability shall be limited to vested rights. Transfers to the Optionee's or Grantee's immediate family are subject to the terms and conditions of this Plan and the terms and conditions of any relevant agreement pursuant to which they were granted and shall not be permitted to effect a cashless exercise. The Optionee's or Grantee's Immediate Family do not have the right to further transfer those rights other than by will or the laws of descent and distribution. In addition, an Option, a grant of Restricted Stock or a Stock Purchase Right shall also be transferable by the Optionee or Grantee, in whole or in part, with the consent of the Administrator, to charitable organizations, provided such transferability shall be limited to vested rights. Transfers to charitable organizations shall also be subject to the terms and conditions of this Plan and the terms and conditions of any relevant agreement pursuant to which they were granted, and charitable organizations shall not be permitted to effect a cashless exercise. In addition, such charitable organizations shall not have the right to further transfer those rights. If the Administrator makes an Option, grant of Restricted Stock or a Stock Purchase Right transferable, such Option, grant of Restricted Stock or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

    15. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

    (a) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of shares of Restricted Stock, the number of Shares covered by each outstanding Option and Stock Purchase Right, the number or kind of Shares which have been authorized for issuance under the Plan but as to which no Options, Shares of Restricted Stock or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation, expiration or forfeiture of an Option, shares of Restricted Stock or Stock Purchase Right, as well as the price per Share covered by each such outstanding Option or Stock Purchase Right shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration;" provided further, that the number of shares of Restricted Stock or Shares subject to an Option or Stock Purchase Right shall always be a whole number. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option, shares of Restricted Stock or Stock Purchase Right.

    (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option (as described in Section 11(b) of the Plan) applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares and that all restrictions with respect to any Restricted Stock shall lapse as to all such Restricted Stock, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or a Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

    (c) MERGER OR ASSET SALE. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, all outstanding Options, shares of Restricted Stock or Stock Purchase Rights shall be assumed or an equivalent option, share of restricted stock or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The number of Shares reserved pursuant to Section 3 may be increased by the corresponding number of Options assumed in connection with such a transaction and, in the case of a substitution, by the net increase in the number of Shares subject to Options before and after the substitution. In the event that the successor corporation refuses to assume or substitute for the Option, Restricted Stock or Stock Purchase Right, the Optionee or Grantee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock shall lapse, as the case may be. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee or Grantee in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option, Stock Purchase Right or Restricted Stock shall be considered assumed if, following the merger or sale of assets, the option, right or share of restricted stock confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, Share granted as Restricted Stock immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right for each Share of Optioned Stock subject to the Option or Stock Purchase Right or upon the lapse of the restrictions with respect to the Restricted Stock, respectively, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

    16. DATE OF GRANT. The date of grant of an Option, a share of Restricted Stock or a Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, Restricted Stock or Stock Purchase Right or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee or Grantee within a reasonable time after the date of such grant. The date of grant of a Warrant shall be the date of Distribution.

    17.  AMENDMENT AND TERMINATION OF THE PLAN.

    (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including as necessary to prevent Options, Stock Purchase Rights, Restricted Stock and Warrants granted under the Plan from failing to qualify as "performance-based compensation" for purposes of
Section 162(m) of the Code); and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Optionee or Grantee shall not to that extent be effective without the consent of the affected Optionee, Grantee, holder or beneficiary.

    (b) STOCKHOLDER APPROVAL. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

    (c) SERVICE PROVIDERS IN FOREIGN COUNTRIES. The Administrator shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Options, Restricted Stock or Stock Purchase Rights granted to Service Providers in such countries and to meet the objectives of the Plan.

    (d) EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee or Grantee, unless mutually agreed otherwise between the Optionee or Grantee and the Company, which agreement must be in writing and signed by the Optionee or Grantee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options or Restricted Stock granted under the Plan prior to the date of such termination.

    18.  CONDITIONS UPON ISSUANCE OF SHARES.

    (a) LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option, Stock Purchase Right or Warrant and shares of Restricted Stock shall not be released from the custody of the Company if so held, unless the exercise of such Option, Stock Purchase Right or Warrant and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    (b) INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option, Stock Purchase Right or Warrant, the Company may require the person exercising such Option, Stock Purchase Right or Warrant to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

    19. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    20. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

    21. STOCKHOLDER APPROVAL. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

    22. GOVERNING LAW. The terms of this Plan shall be governed by the Laws of the State of Washington without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Washington.

    23.  TAX WITHHOLDING.

    (a) An Optionee or Grantee may be required to pay to the Company or any Parent, Subsidiary or other Affiliate, and the Company or any Parent, Subsidiary or other Affiliate shall have the right and is hereby authorized to withhold from any Shares or other property deliverable under any award under the Plan or from any compensation or other amounts owing to an Optionee or Grantee the amount (in cash, Shares or other property) of any required tax withholding and payroll taxes in respect of the grant or exercise or lapse of restrictions with respect to an award, and to take such other action as may be necessary in the opinion of the Company, to satisfy all obligations for the payment of such taxes.

    (b) Without limiting the generality of clause (a) above, if so provided in a Restricted Stock Agreement, a Stock Option agreement, Warrant agreement or Stock Purchase Right agreement, a Grantee or an Optionee may satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by delivery of Shares owned by the Grantee or the Optionee (which are not subject to any pledge or other security interest) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option, Stock Purchase Right or Warrant or lapse of restrictions on the Restricted Stock a number of shares with a Fair Market Value equal to such withholding liability.

    24. PRIVILEGES OF STOCK OWNERSHIP. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of ownership in respect of shares of Stock which are subject to Options, Stock Purchase Rights or Warrants hereunder until such shares have been issued to that person.

    25. CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. No Service Provider shall have any claim or right to be granted Restricted Stock, Options, Stock Purchase Rights or Warrants under the Plan or, having been selected for the grant of an award, to be selected for a grant of any other award. Neither the Plan nor any action taken hereunder shall be construed as giving any Optionee or Grantee any right to be retained in the employ or service of the Company, Subsidiaries or Affiliates.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Restated Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Amended and Restated Bylaws provide that the directors, officers and certain other persons will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant's Amended and Restated Bylaws further provide that directors, officers and certain other persons will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant's Amended and Restated Bylaws allow the Registrant to pay all expenses incurred by a director, officer, employee or agent in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


         (A)            EXHIBITS
         ---            --------
        2.1             Amended and Restated Agreement and Plan of Recapitalization
                        and Merger, dated as of July 15, 2001, by and among the
                        Registrant, Taipei, Inc., Expedia, Inc., Microsoft
                        Corporation and Microsoft E-Holdings, Inc. (included as
                        Annex A to the joint prospectus/proxy and information
                        statement incorporated as part of this registration
                        statement).

        3.1             Restated Certificate of Incorporation of the Registrant
                        (incorporated by reference to Exhibit 3.1 to Registrant's
                        Quarterly Report on Form 10-Q for the fiscal quarter ended
                        June 30, 2000).

        3.2             Proposed Amendment to Restated Certificate of Incorporation
                        of Registrant (included as Exhibit A to Registrant's
                        Definitive Information Statement, filed on November 19,
                        2001).

        3.3             Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K, dated
                        January 9, 1998).

        4.1             Form of Certificate of Designations of Series A Cumulative
                        Convertible Preferred Stock of Registrant.*

        4.2             Form of Equity Warrant Agreement between the Registrant and
                        The Bank of New York.*

         (A)            EXHIBITS
         ---            --------
        5.1             Opinion of Wachtell, Lipton, Rosen & Katz regarding the
                        legality of the shares being issued.*

        8.1 Opinion of Shearman & Sterling as to certain U.S. federal income tax matters.*

       10.1 Form of Registration Rights Agreement by and between the Registrant and Expedia, Inc.*

       23.1             Consent of Ernst & Young LLP.*

       23.2             Consent of Deloitte & Touche LLP.*

       23.3             Consent of Wachtell, Lipton, Rosen & Katz (included in
                        Exhibit 5.1).

       23.4             Consent of Shearman & Sterling (included in Exhibit 8.1).

       23.5             Consent of Morgan Stanley & Co.*

       24               Powers of Attorney.*

       99.1             Form of Proxy Card of Expedia, Inc.*

       99.2             Form of Election Form and Letter of Transmittal.*

       99.3             2001 Expedia Annual Meeting Instruction Booklet for Expedia
                        Shareholders, Warrantholders and Optionholders.*

       99.3.1           Form of Notice of Guaranteed Delivery.*

       99.3.2           Form of Guidelines for Certification of Taxpayer
                        Identification Number on Substitute Form W-9.*

       99.4             Terms of NLG Call Option.*

       99.5             Terms of Travel Channel Option.*

       99.6             Terms of Media Arrangements in USA Media, LLC.*

       99.7             Voting and Election Agreement, dated July 15, 2001, between the Registrant, Microsoft and Microsoft E-Holdings (included as Annex E to the joint prospectus/proxy and information
                        statement incorporated as part of this registration
                        statement).


------------------------

*   Previously filed.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (f) That every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 19, 2001.


                                USA NETWORKS, INC.

                                By:               /s/ BARRY DILLER*
                                      ------------------------------------------
                                                     Barry Diller
                                                  CHAIRMAN AND CHIEF
                                                  EXECUTIVE OFFICER


Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities as of November 19, 2001.


                  SIGNATURE                                        TITLE
                  ---------                                        -----

              /s/ BARRY DILLER*                   Chairman of the Board, Chief Executive
--------------------------------------------               Officer and Director
                Barry Diller

           /s/ VICTOR A. KAUFMAN*                       Vice Chairman and Director
--------------------------------------------
              Victor A. Kaufman

          /s/ WILLIAM J. SEVERANCE*                    Vice President and Controller
--------------------------------------------            (Chief Accounting Officer)
            William J. Severance

             /s/ MICHAEL SILECK*                         Senior Vice President and
--------------------------------------------              Chief Financial Officer
               Michael Sileck

             /s/ PAUL G. ALLEN*                                  Director
--------------------------------------------
                Paul G. Allen

                                                                 Director
--------------------------------------------
              Robert R. Bennett

          /s/ EDGAR BRONFMAN, JR.*                               Director
--------------------------------------------
             Edgar Bronfman, Jr.

            /s/ ANNE M. BUSQUET*                                 Director
--------------------------------------------
               Anne M. Busquet

                  SIGNATURE                                        TITLE
                  ---------                                        -----

            /s/ PHILIPPE GERMOND*                                Director
--------------------------------------------
              Philippe Germond

            /s/ DONALD R. KEOUGH*                                Director
--------------------------------------------
              Donald R. Keough

              /s/ GEORG KOFLER*                                  Director
--------------------------------------------
                Georg Kofler

           /s/ MARIE-JOSEE KRAVIS*                               Director
--------------------------------------------
             Marie-Josee Kravis

             /s/ PIERRE LESCURE*                                 Director
--------------------------------------------
               Pierre Lescure

                                                                 Director
--------------------------------------------
               John C. Malone

           /s/ JEAN-MARIE MESSIER*                               Director
--------------------------------------------
             Jean-Marie Messier

            /s/ WILLIAM D. SAVOY*                                Director
--------------------------------------------
              William D. Savoy

         /s/ H. NORMAN SCHWARZKOPF*                              Director
--------------------------------------------
         Gen. H. Norman Schwarzkopf

         /s/ DIANE VON FURSTENBERG*                              Director
--------------------------------------------
            Diane Von Furstenberg

             /s/ JULIUS GENACHOWSKI
  --------------------------------------------
*By:              Julius Genachowski
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
        2.1             Amended and Restated Agreement and Plan of Recapitalization
                        and Merger, dated as of July 15, 2001, by and among the
                        Registrant, Taipei, Inc., Expedia, Inc., Microsoft
                        Corporation and Microsoft E-Holdings, Inc. (included as
                        Annex A to the joint prospectus/proxy and information
                        statement incorporated as part of this registration
                        statement).

        3.1             Restated Certificate of Incorporation of the Registrant
                        (incorporated by reference to Exhibit 3.1 to Registrant's
                        Quarterly Report on Form 10-Q for the fiscal quarter ended
                        June 30, 2000).

        3.2             Proposed Amendment to Restated Certificate of Incorporation
                        of Registrant (included as Exhibit A to Registrant's
                        Definitive Information Statement, filed on November 19,
                        2001).

        3.3             Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K, dated
                        January 9, 1998).

        4.1             Form of Certificate of Designations of Series A Cumulative
                        Convertible Preferred Stock of Registrant.*

        4.2             Form of Equity Warrant Agreement between the Registrant and
                        The Bank of New York.*

        5.1 Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of the shares being issued.*

        8.1 Opinion of Shearman & Sterling as to certain U.S. federal income tax matters.*

       10.1 Form of Registration Rights Agreement by and between the Registrant and Expedia, Inc.*

       23.1             Consent of Ernst & Young LLP.*

       23.2             Consent of Deloitte & Touche LLP.*

       23.3             Consent of Wachtell, Lipton, Rosen & Katz (included in
                        Exhibit 5.1).

       23.4             Consent of Shearman & Sterling (included in Exhibit 8.1).

       23.5             Consent of Morgan Stanley & Co.*

       24               Powers of Attorney.*

       99.1             Form of Proxy Card of Expedia, Inc.*

       99.2             Form of Election Form and Letter of Transmittal.*

       99.3             2001 Expedia Annual Meeting Instruction Booklet for Expedia
                        Shareholders, Warrantholders, and Optionholders.*

       99.3.1           Form of Notice of Guaranteed Delivery.*

       99.3.2           Form of Guidelines for Certification of Taxpayer
                        Identification Number on Substitute Form W-9.*

       99.4             Terms of NLG Call Option.*

       99.5             Terms of Travel Channel Option.*

       99.6             Terms of Media Arrangements in USA Media, LLC.*

       99.7             Voting and Election Agreement, dated July 15, 2001, between the Registrant, Microsoft and Microsoft E-Holdings (included as Annex E to the joint prospectus/proxy and information
                        statement incorporated as part of this registration
                        statement).


------------------------

*   Previously filed.